Exhibit 10.1

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Such omitted portions, which are marked with brackets and asterisks [****], have been filed separately with the Securities and Exchange Commission.

50 HYMC OWNER LLC,

Landlord

TO

BLACKROCK, INC.,

Tenant

Lease

Dated as of          *         , 2017

*  This Agreement will be dated as of the date it is released from escrow pursuant to the Closing Escrow Letter Agreement, dated as of May 24, 2017, by and among 50 HYMC Holdings LLC, BlackRock, Inc., Hudson Yards Gen-Par, LLC, The Related Companies, L.P. and OP USA Debt Holdings Limited Partnership (the “Escrow Agreement”) in connection with this Agreement.

Page

Article 1 Premises; Term; Use		- 1 -
1.01	Demise	- 1 -
1.02	Term	- 2 -
1.03	Possession Date	- 2 -
1.04	Delay	- 3 -
1.05	Use	- 5 -
ARTICLE 2 Rent		- 14 -
2.01	Rent	- 14 -
2.02	Fixed Rent	- 14 -
2.03	Additional Charges	- 17 -
2.04	PILOT Payments	- 17 -
2.05	Impositions	- 21 -
2.06	Tax Payments	- 24 -
2.07	Operating Payments	- 28 -
2.08	PILOT, Impositions, Tax and Operating Provisions; Net Lease	- 42 -
2.09	Electric Charges	- 43 -
2.10	Manner of Payment	- 47 -
Article 3 Landlord Covenants		- 47 -
3.01	Landlord Services	- 47 -
3.02	General Service Provisions	- 62 -
3.03	Tenant Option to Self-Perform Service.	- 67 -
3.04	Reduced Or Increased Premises Operational Mechanism.	- 74 -
3.05	Landlord’s Contribution	- 78 -
3.06	Tenant-Provided Services	- 82 -
Article 4 Leasehold Improvements; Tenant Covenants		- 85 -
4.01	Initial Improvements	- 85 -
4.02	Alterations	- 85 -
4.03	Landlord’s and Tenant’s Property	- 92 -
4.04	Access and Changes to Building	- 93 -
4.05	Repairs	- 98 -
4.06	Compliance with Laws; Hazardous Materials	- 99 -
4.07	Advertising	- 101 -
4.08	Right to Perform Covenants	- 102 -
4.09	Telecommunications; Shaft Space	- 104 -
Article 5 Assignment And Subletting		- 106 -
5.01	Assignment; Etc.	- 106 -
5.02	Landlord’s Right of First Offer	- 112 -
5.03	Assignment and Subletting Procedures	- 114 -
5.04	General Provisions	- 117 -
5.05	Assignment and Sublease Profits	- 118 -
5.06	Eligible Subtenant; Non-Disturbance	- 120 -

i

(continued)

Page

5.07	Tenant as Subtenant or Assignee	- 123 -
5.08	Assignment and Subletting Disputes	- 124 -
Article 6 Subordination; Default; Indemnity		- 124 -
6.01	Subordination	- 124 -
6.02	Estoppel Certificate	- 126 -
6.03	Default	- 126 -
6.04	Re-entry by Landlord	- 127 -
6.05	Damages	- 127 -
6.06	Other Remedies	- 128 -
6.07	Right to Injunction	- 128 -
6.08	Certain Waivers	- 128 -
6.09	No Waiver	- 129 -
6.10	Holding Over	- 129 -
6.11	Attorneys’ Fees	- 130 -
6.12	Nonliability and Indemnification	- 130 -
Article 7 Insurance; Casualty; Condemnation		- 132 -
7.01	Compliance with Insurance Standards	- 132 -
7.02	Tenant’s Insurance	- 133 -
7.03	Subrogation Waiver	- 134 -
7.04	Condemnation	- 135 -
7.05	Casualty	- 136 -
7.06	Landlord’s Insurance	- 141 -
Article 8 Miscellaneous Provisions		- 141 -
8.01	Notice	- 141 -
8.02	Rules and Regulations	- 144 -
8.03	Severability	- 144 -
8.04	Certain Definitions	- 145 -
8.05	Quiet Enjoyment	- 146 -
8.06	Limitation of Personal Liability	- 146 -
8.07	Counterclaims	- 147 -
8.08	Survival	- 147 -
8.09	Certain Remedies; Arbitration	- 147 -
8.10	No Offer; Counterparts	- 149 -
8.11	Captions; Construction	- 150 -
8.12	Amendments	- 150 -
8.13	Broker	- 150 -
8.14	Merger	- 151 -
8.15	Successors	- 151 -
8.16	Applicable Law	- 151 -
8.17	No Development Rights	- 151 -
8.18	Condominium	- 152 -
8.19	Embargoed Person	- 152 -

(continued)

Page

8.20	Dining Facility; Wet Installations	- 153 -
8.21	Governmental Incentives	- 157 -
8.22	Public Disclosure	- 157 -
8.23	Tenant Financials	- 158 -
8.24	Memorandum of Lease	- 158 -
8.25	Terms of Early Access	- 158 -
8.26	Representations and Warranties	- 159 -
8.27	REIT/UBTI Compliance	- 159 -
8.28	Time of the Essence	- 160 -
8.29	No Third-Party Beneficiaries	- 160 -
8.30	Parking	- 160 -
8.31	Pets	- 161 -
Article 9 Renewal Right		- 163 -
9.01	Renewal Right	- 163 -
9.02	Renewal Rent and Other Terms	- 164 -
9.03	Lease Amendment	- 168 -
Article 10 Initial Expansion Option		- 169 -
10.01	Initial Expansion Option	- 169 -
Article 11 Initial Contraction Option		- 171 -
11.01	Initial Contraction Option	- 171 -
Article 12 Expansion Options		- 173 -
12.01	First Expansion Option	- 173 -
12.02	Second Expansion Option	- 177 -
12.03	Miscellaneous	- 181 -
Article 13 Right Of First Offer		- 181 -
13.01	Offer Space Option	- 181 -
Article 14 Contraction Option		- 187 -
14.01	Contraction Option	- 187 -
Article 15 Termination Option		- 192 -
15.01	Termination Option	- 192 -
Article 16 Signage; Lobby Desks and Competitor Signage		- 194 -
16.01	Signage	- 194 -
16.02	General Signage Provisions	- 198 -
16.03	Premises Signage	- 199 -
16.04	Other Tenant Signage	- 200 -
16.05	Signage Removal	- 200 -
16.06	Building Naming	- 200 -

(continued)

Page

16.07	Competitor Signage.	- 201 -
16.08	Lobby Desk.	- 202 -
16.09	Lobby Art.	- 202 -
Article 17 Terrace Space		- 203 -
17.01	Terrace Space	- 203 -
ARTICLE 18 [****]		- 204 -
[****]		- 204 -
Article 19 Roof Rights		- 204 -
19.01	Roof Rights	- 204 -

EXHIBITS

A	Description of Land
B-1	Floor Plans
B-2	Approximate Rentable Square Footage of Initial Premises
B-3	Floor Plans of Expansion Space
B-4	Approximate Rentable Square Footage of Expansion Space
B-5	RSF of the Building
B-6	Mechanical Spaces
C	Rules and Regulations
D	Standard Cleaning Specifications
E	Intentionally Omitted
F	Upper Premises HVAC Specification
G	Elevator Specifications
H	Additional Below-Grade Premises
I-1	Tenant Design Standards
I-2	Construction Rules
J	Form of Short Form Memorandum of Lease
K	Approved Contractors
L	Telecommunications; Shaft Space
M-1	Form of Superior Mortgagee SNDA
M-2	Form of Superior Lessor SNDA
M-3	Form of PILOT SNDA
N	Form of Confidentiality Agreement
O	Landlord’s Non-Disturbance Agreement
P	Intentionally Omitted
Q-1	Possession Date Agreement
Q-2	Rent Commencement Date Agreement
R	Cost Allocation Methodology
S	Bicycle Storage Room Plan
T	Security Specifications
U	Elevator Plan for Tenant Unit
V	Insurance Minimum Coverage and Limits
W	LEED-Related Requirements For Alterations
X	Intentionally Omitted
Y	Services Covered by Base Building Generator
Z	Intentionally Omitted
AA	Intentionally Omitted
BB	Design and Illumination of Monument Sign
CC	Retail Space Subject to Competitor Restriction
DD	Primary Competitors
EE	Roof Area
FF	Intentionally Omitted
GG	Restricted Area on Terrace
HH	Examples of PILOT Abatement
II	Secure Lobby Zone
JJ	PILOT Agreement

v

KK	Loading Bays
LL	Reduced and Increased Premises Operational Mechanism (RIPOM)
MM	Intentionally Omitted
NN	Metering Schedule
OO	Messenger Center Plan
PP	Interior Signage Visible from Exterior of Building
QQ	Intentionally Omitted
RR	Form of Lease Guaranty
SS	Approved Construction Arbitrators
TT	Garage Valet Drop-Off Area
UU	Tenant’s Background Check and Training Requirements
VV	Form of Assignment and Assumption Agreement
WW	Form of Condominium Board SNDA

INDEX OF DEFINED TERMS

Definition	Where Defined

24/7	Section 3.01
Above Standard Expense	Section 2.07
Above Standard Expense Notice	Section 2.07
Acceptance Notice	Section 13.01
Access Card Ratio	Section 3.01
Actual Cost	Section 3.02
Addition Work	Section 3.04
Additional Below-Grade Premises	Section 3.04
Additional Capacity	Section 3.01
Additional Charges	Section 2.03
Additional Elevators	Section 3.01
Additional Insureds	Exhibit V
Additional Work Allowance	Section 3.05
Affiliate	Section 5.01
After Hours AC	Section 3.01
After Hours Heat	Section 3.01
Alterations	Section 4.02
Alterations/Occupancy Permits	Section 4.02
Amenity Space	Section 9.01
Ancillary Uses	Section 1.05
Annual Administrative Fee	PILOT Agreement
Anticipated First ES Inclusion Date	Section 12.01
Anticipated Second ES Inclusion Date	Section 12.02
Arbiter	Section 2.07
Arbitration Date	Section 9.02
Assignment Consideration	Section 5.05
Assignment Profit	Section 5.05
Attorney Letter	Section 2.06
Attornment Event	Section 5.06
Auditor	Section 2.07
Available	Section 13.01
Average Gross Revenue	Section 5.01
Bank	Section 3.03
Bankruptcy Event	Section 1.04
Base Building BMS System	Section 3.01
Base Building Construction Documents	DCA
Base Building Plans and Specifications	DCA
Base Building Systems	Section 8.04
Base Building Work	DCA
Base Electric Capacity	Section 3.01
Base Rate	Section 4.08
Baseline Qualified RSF	Section 2.02
Baseline Share	Section 2.02

Definition	Where Defined

Basic Electric Charge	Section 2.09
Below-Grade Premises	Section 1.01
Bicycle Storage Room	Section 3.01
BlackRock Tenant	Section 4.02
Broker	Section 8.13
Building	Recitals
Building Lobby	Section 3.01
Building Office	Section 2.07
Business Days	Section 3.02
Business Hours	Section 3.02
Business Transfer	Section 5.01
Calculation Notice	Section 14.01
Casualty	Section 7.05
Certiorari Standard	Section 2.06
Cessation Date	PILOT Agreement
Change Orders	DCA
Commencement Date	Section 1.02
Comparable First Class Office Building	Section 1.05
Competitive Business	Section 16.07
Competitor	Section 16.07
Competitor Condition	Section 16.07
[****]	Section 1.03
Construction List	Section 8.09
Construction Period	PILOT Agreement
Construction Rules	Section 4.02
Contiguous Block	Section 9.01
Contraction Date	Section 14.01
Contraction Notice	Section 14.01
Contraction Option	Section 14.01
Contraction Payment	Section 14.01
Contraction Space	Section 14.01
Control	Section 5.01
Core & Shell TCO	DCA
Cost Allocation Methodology	Section 2.07
CPI	Section 8.04
Curing Party	Section 4.08
Curing Party Notice	Section 4.08
Damage Statement	Section 7.05
DCA	Section 1.01
Declaration	Section 8.18
Decorative Alterations	Section 4.02
Dedicated Loading Bays	Section 3.01
Dedicated Service Elevators	Section 3.01
Deemed RSF	Section 2.02

Definition	Where Defined

Demising Work	Section 9.02
Designated Certiorari Attorney	Section 2.06
Desk Space User	Section 5.01
Dining Facility	Section 1.05
Disaster Functions	Section 3.02
DOB	Section 4.02
DOT	Section 3.01
DOT License	Section 4.04
DX Meter	Section 2.09
Early Fixed Expansion Space	Section 13.01
East Lobby	Section 16.01
East Lobby Desk	Section 16.01
East Lobby Desk Signage Area	Section 16.01
ECL	Section 1.03
Effective Date	Section 1.02
Electricity Additional Rent	Section 2.09
Electricity Provider	Section 2.09
Elevators	Section 3.01
Eligible Contiguous Space	Section 5.06
Eligible Sublease	Section 5.06
Eligible Subtenant	Section 5.06
Embargoed Person	Section 8.19
Essential Services	Section 3.02
Estimated Delivery Date	Section 13.01
Event of Default	Section 6.03
Excess Cleaners	Section 3.03
Excluded Items	Section 2.05
[****]	Section 18.01
Exclusive Tenant Unit Elevators	Section 3.01
Executive Floor	Section 5.02
Exempt Transactions	Section 5.01
Exhaust Systems	Section 8.20
Existing ES Lease Expiration Date	Section 12.01
Existing Tenant Vacancy	Section 13.01
Expiration Date	Section 1.02
Exterior Signage	Section 16.01
Facility Realty	PILOT Agreement
Fair Market Rent	Section 9.02
Fair Offer Rent	Section 13.01
Final Completion	Section 3.05
Final Fixed Rent	Section 6.10
First Contraction Date	Section 14.01
First ES Delivery Period	Section 12.01
First ES Fair Market Rent	Section 12.01

Definition	Where Defined

First ES Inclusion Date	Section 12.01
First ES Offer Notice	Section 12.01
First Expansion Notice	Section 12.01
First Expansion Option	Section 12.01
First Expansion Space	Section 12.01
First Rent Period	Section 2.02
Five-Year Renewal Term	Section 9.01
Fixed Expansion Option	Section 13.01
Fixed Expansion Option Cap	Section 13.01
Fixed Expansion Tenant	Section 13.01
Fixed Rent	Section 2.02
Floor [****] Equivalent	Section 16.01
Floor Area	Section 1.05
FMV	Section 6.10
Force Majeure	Section 8.04
Fourth Rent Period	Section 2.02
Future Broker	Section 8.13
Future Broker Agreement	Section 8.13
GAAP	Section 2.07
Garage	Section 8.30
Gross Revenue Entity	Section 5.01
Guaranties	Section 1.03
Hanging Art	Section 16.09
Hazardous Materials	Section 4.06
Holdover Guaranty	Section 1.03
Holidays	Section 3.02
Hudson Yards	Section 2.07
IDA	Section 2.04
Impositions	Section 2.05
Impositions Payment	Section 2.05
Improvements	Section 4.03
Increased Taxes Period	Section 2.06
Indemnity Agreement	Section 1.03
Initial Contraction Notice	Section 11.01
Initial Contraction Option	Section 11.01
Initial Contraction Space	Section 11.01
Initial Expansion/Contraction Date	Section 10.01
Initial Expansion Notice	Section 10.01
Initial Expansion Option	Section 10.01
Initial Expansion Space	Section 10.01
Initial Lease	Section 13.01
Initial Lease-Up Period	Section 5.01
Initial Lease-Up Restriction	Section 5.01
Initial Meeting	Section 9.02

x

Definition	Where Defined

Initial Premises	Section 1.01
Interest Rate	Section 4.08
Internal Stairs	Section 3.01
JAMS Arbitrator	Section 8.09
L/C Creditworthiness Floor	Section 5.01
Land	Recitals
Landlord	Introduction
Landlord Indemnified Party	Section 6.12
Landlord Insured Property	Section 7.05
Landlord MEP Upgrades	DCA
Landlord Services	Section 3.01
Landlord Violations	Section 4.02
Landlord’s Determination	Section 9.02
Landlord’s Estimate	Section 2.07
Landlord’s Meters	Section 2.09
Landlord’s Non-Disturbance Agreement	Section 5.06
Landlord’s Rate	Section 2.09
Landlord’s Restoration Work	Section 7.05
Landlord’s Statement	Section 2.07
Large Tenant	Section 16.01
Large Total Unit Tenant	Section 16.01
Large West Lobby Tenant	Section 16.01
Laws	Section 4.06
LC Amount	Section 5.01
LC Date	Section 5.01
Lease	Introductory Paragraph
Letter of Credit	Section 5.01
Lobby Event	Section 1.05
Major Tenant	Section 16.01
Major West Lobby Tenant	Section 16.01
Management Fees	Section 2.07
Management Oversight Fees	Section 2.07
Material Default	Section 3.05
Maximum Premises Floor Area	Section 8.17
Measurement Standard	DCA
Mechanical Areas	Section 1.01
Messenger Center	Section 3.01
Messenger Center Services	Section 3.01
Metering Schedule	Section 2.07
Minimum Creditworthiness	Section 5.01
Minimum Renewal Premises	Section 9.01
Minimum Subtenant Net Worth	Section 5.03
Modified Base Building Work	Section 12.01
Modified REBNY	Section 2.02

Definition	Where Defined

Monthly Rate	Section 8.30
Multiple	Section 5.01
NAM	Section 8.09
Net Worth	Section 5.01
Net Worth Entity	Section 5.01
Newly Created Partial Floor	Section 14.01
Non-Material Alteration	Section 4.02
Non-Mechanical Premises	Section 1.01
Non-Project Force Majeure	Section 3.02
Non-Qualified USF	PILOT Agreement
Notice	Section 8.01
Notice of Substitution	Section 16.07
Objecting Party	Section 2.06
Occupancy Date	DCA
Occupancy Milestones	DCA
Occupy or Occupies	Section 9.01
Offer Notice	Section 13.01
Offer Space	Section 13.01
Offer Space Inclusion Date	Section 13.01
Offer Space Option	Section 13.01
[****]	Section 18.01
Office Premises	Section 1.01
Operating Expenses	Section 2.07
Operating Payment	Section 2.07
Operating Standard	Section 3.06
Operating Year	Section 2.07
Original Work Allowance	Section 3.05
Other Improvements Taxes	PILOT Agreement
Other Sublease Consideration	Section 5.05
Other Tenant Violations	Section 4.02
Other Total Unit Space	Section 3.06
Outside Aggregate Renewal Expiration Date	Section 9.01
Outside Renewal Exercise Date	Section 9.01
Overtime Shared Service Elevator Service	Section 3.01
Oxford	Section 8.04
Parking Lessee	Section 8.30
Permitted Parkers	Section 8.30
Permitted Users	Section 1.05
Person	Section 8.04
PILOT	Section 2.04
PILOT Agreement	Section 2.04
PILOT Amount	Section 2.04
PILOT Cessation Date	Section 2.04
PILOT Cessation Notice	Section 2.06

Definition	Where Defined

PILOT Payment	Section 2.04
PILOT Payment Date	PILOT Agreement
POE Rooms	Section 4.09
Possession Date	DCA
Premises	Section 1.01
Primary Competitor	Section 16.07
Primary Use	Section 1.05
Prohibited Use	Section 1.05
Project	Recitals
Promotional Events	Section 1.05
Qualified RSF	Section 2.02
REBNY	Section 2.02
Receiving Party	Section 2.06
Records	Section 2.07
Recurring Additional Charges	Section 2.03
Reduced or Increased Premises Operational Mechanism	Section 3.04
REIT	Section 8.27
Related	Section 8.04
Related Affiliate	Section 3.02
Renewal Notice	Section 9.01
Renewal Option	Section 9.01
Renewal Premises	Section 9.01
Renewal Term	Section 9.01
Renewal Term Expiration Date	Section 9.01
Rent	Section 2.01
Rent Commencement Date	Section 2.02
Rent Commencement Trigger	Section 2.02
Rentable Square Footage	Section 2.02
Requesting Party	Section 8.23
Rescission Notice	Section 9.02
Reset Date	Section 5.01
Restricted Common Areas	Section 16.07
Retained Amount	Section 5.05
Reversion Date	Section 3.03
Reversion Notice	Section 3.03
RIPOM	Section 3.04
RIPOM Conversion Date	Section 3.04
Roof Equipment	Section 19.01
RSF	Section 2.02
Rules and Regulations	Section 8.02
S/H Amount	Section 4.08
S/H Notice	Section 4.08
[****]	Section 18.01
[****]	Section 18.01

Definition	Where Defined

[****]	Section 18.01
[****]	Section 18.01
[****]	Section 18.01
Sale Unit	Section 8.18
Scheduled PILOT Expiration Date	Section 2.06
Second Contraction Date	Section 14.01
Second ES Delivery Period	Section 12.02
Second ES Fair Market Rent	Section 12.02
Second ES Inclusion Date	Section 12.02
Second ES Offer Notice	Section 12.02
Second Expansion Notice	Section 12.02
Second Expansion Option	Section 12.02
Second Expansion Space	Section 12.02
Second Monument	Section 16.01
Second Rent Period	Section 2.02
Secure Areas	Section 3.01
Secure Lobby Zone	Section 3.01
[****]	Section 18.01
Security Procedures	Section 3.01
Self-Perform	Section 3.03
Self-Performance Condition	Section 3.03
Self-Performance Date	Section 3.03
Self-Performance Notice	Section 3.03
Self-Performed Service	Section 3.03
Self-Performed Service Failure Notice	Section 3.03
Separation Work	Section 3.04
Service Provider	Section 8.27
Shared Passenger Elevators	Section 3.04
Shared Service Elevators	Section 3.01
Short Form Lease Memorandum	Section 8.24
Shuttle Elevators	Section 3.01
Signage Plan	Section 16.01
Signage Threshold	Section 16.02
Sky Lobby	Section 1.05
SNDA	Section 6.01
Special Lease Rights	Section 5.06
Specialty Floor	Section 9.01
Specialty Installations	Section 14.01
Subject to CPI Increases	Section 8.04
Sublease Profits	Section 5.05
Submetered Premises	Section 2.09
Substantial Completion	DCA
Substantial Portion	Section 3.02
Successor Landlord	Section 6.01

Definition	Where Defined

Superior Lease	Section 6.01
Superior Lessor	Section 6.01
Superior Mortgage	Section 6.01
Superior Mortgagee	Section 6.01
Supplemental East Lobby Desk	Section 16.01
Supplemental HVAC Condenser Water	Section 3.01
Tax Cert Notice	Section 2.06
Tax Payment	Section 2.06
Tax Year	Section 2.04
Taxes	Section 2.06
Telecommunications Service Providers	Section 4.09
Ten-Year Renewal Term	Section 9.01
Tenant	Introduction
Tenant BB Work	DCA
Tenant Delay	DCA
Tenant Design Standards	Section 4.02
Tenant Indemnified Party	Section 6.12
Tenant MEP Work	DCA
Tenant-Provided Services	Section 3.06
Tenant Requisition	Section 3.05
Tenant Signage	Section 16.02
Tenant Unit	Section 1.01
Tenant Unit AC System	Section 3.01
Tenant Unit Plumbing	Section 3.03
Tenant’s Associated Cost	Section 5.05
Tenant’s Basic Cost	Section 5.05
Tenant’s BMS System	Section 3.01
Tenant’s Consultants	DCA
Tenant’s Contractors	Exhibit V
Tenant’s Determination	Section 9.02
Tenant’s Generator Equipment	Section 3.01
Tenant’s Generators	Section 3.01
Tenant’s Monument	Section 16.01
Tenant’s Offer Notice	Section 5.02
Tenant’s Operating Share	Section 2.07
Tenant’s Parking Spaces	Section 8.30
Tenant’s Permits	Section 1.05
Tenant’s Property	Section 4.03
Tenant’s Restoration Work	Section 7.05
Tenant’s Roof Space	Section 19.01
Tenant’s Shaft Space	Section 4.09
Tenant’s Share	Section 2.04
Tenant’s Statement	Section 2.07
Tenant’s TCO	Section 1.05

Definition	Where Defined

Tenant’s Work	DCA
Tenant’s Work Working Drawings	DCA
Term	Section 1.02
Terminated Space	Section 15.01
Termination Date	Section 15.01
Termination Event	Section 1.04
Termination Event Notice	Section 1.04
Termination Notice	Section 15.01
Termination Option	Section 15.01
Termination Payment	Section 15.01
Terrace Space	Section 17.01
Third Party Tenant Delivery Date	Section 6.10
Third Rent Period	Section 2.02
Total Leasing Costs	Section 14.01
Total Unit	Section 1.01
Total Unit Tenant	Section 16.01
Totems	Section 16.01
Tower Service Elevators	Section 3.01
Transaction Documents	Section 5.03
Transfer Date	Section 5.01
Transfer Notice	Section 5.03
Transfer/Offer Notice	Section 5.03
Trigger Date	Section 7.05
Untenantable	Section 3.02
Upgraded Basis of Design	DCA
Upper Premises	Section 1.01
USF	Section 2.02
Work Allowance	Section 3.05

LEASE, dated as of          *         , 2017 (this “Lease”) between 50 HYMC OWNER LLC (“Landlord”), a Delaware limited liability company whose address is c/o Related Companies, 60 Columbus Circle, New York, New York 10023 and BLACKROCK, INC. (“Tenant”), a Delaware corporation whose address is 55 East 52nd Street, New York, New York 10022.

W I T N E S E T H:

WHEREAS, Landlord is willing to lease to Tenant and Tenant is willing to hire from Landlord, on the terms hereinafter set forth, certain space in the building known as 50 Hudson Yards and located in New York, New York (the “Building”), which is to be constructed on the land described on Exhibit A (the “Land”, the Land and the Building and all easements, appurtenances, plazas, sidewalks and curbs adjacent thereto are, collectively, the “Project”).

NOW, THEREFORE, Landlord and Tenant agree as follows:

Article 1

Premises; Term; Use

1.01Demise.  (a)  Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, subject to the terms and conditions of this Lease, (i) a portion of the ground floor and 2nd floor and the entire 3rd through 5th floors, and 7th through 15th floors of the Building (together with any additional above-grade Non-Mechanical Premises added to the Premises from time to time above the 15th floor of the Building, the “Office Premises”), (ii) portions of the cellar and sub-cellar levels (“Below-Grade Premises”), and (iii) the mechanical areas on the cellar and sub-cellar levels, floors 6, 19, 20 and 58 and the roof of the Building (“Mechanical Areas”), each substantially as shown hatched on the plans annexed as Exhibit B-1 (and together with the “Tenant 1 Power Distribution Excluded From Area” shown on Exhibits B-1 and B-6, collectively, as the same may be expanded or contracted in accordance with Articles 10 or 11, or, with respect to the Mechanical Areas, in accordance with Section 3.3(i) of the DCA, the “Initial Premises”).  Landlord and Tenant agree that as of the Effective Date the Initial Premises shall contain, in the aggregate, approximately 847,081 Qualified RSF and that the Qualified RSF of each floor of the Initial Premises shall be approximately as set forth on Exhibit B-2 annexed hereto; provided, that the Qualified RSF of each such floor of the Initial Premises shall be measured in accordance with Section 8.7 of that certain Design and Construction Agreement, dated as of the date hereof, between Landlord and Tenant (the “DCA”).  The Initial Premises, as the same may be increased or decreased in accordance with Articles 12 through 15 and Section 3.04(g), shall be referred to herein as the “Premises.”   The portions of the Premises other than Mechanical Areas shall be referred to herein as the “Non-Mechanical Premises.”  For the avoidance of doubt, the space on the 19th floor that is labeled “Tenant 1 Power Distribution Excluded From Area” on Exhibits B-1 and B-6 shall be considered a part of the Premises but the USF of this area as measured as of May 24, 2017 (i.e. 1,595 USF) will not be included in the computation of Tenant’s above-grade dedicated mechanical space when determining the amount

*  This Agreement will be dated as of the date it is released from escrow pursuant to the Escrow Agreement.

of above-grade Mechanical Area that is included in Deemed RSF.  Subject to the terms and conditions of this Lease, Tenant and its Permitted Users shall also have a non-exclusive right to use (A) the Building Lobby, except that Tenant’s right to use the Secure Lobby Zone shall (subject to Section 3.04(e)) be exclusive to Tenant, (B) the loading dock, except that Tenant’s right to use the Dedicated Loading Bays shall be exclusive to Tenant to the extent set forth in Sections 3.01(f) and 3.04(g), (C) the elevator lobbies, core bathrooms and common corridors on any partial floors comprising a portion of the Premises, and (D) the other shared common facilities of the Project.

(b)The Initial Premises (excluding any space added pursuant to Section 10.01(e) if such space is located above the 19th floor of the Building), together with the 16th through 18th floors of the Building, shall be referred to herein as the “Total Unit.”   The portions of the Total Unit included in the Premises from time to time shall be referred to herein as the “Tenant Unit.”  The portions of the Premises, if any, that are not within the Total Unit shall be referred to herein as the “Upper Premises.”

1.02Term.  This Lease shall be effective as of the date on which this Lease has been executed and unconditionally delivered by both parties hereto (the “Effective Date”) as a binding, enforceable agreement between Landlord and Tenant.  The term of this Lease (the “Term”) shall commence on the Possession Date (as defined in the DCA; such commencement date shall sometimes be referred to in this Lease as the “Commencement Date”) and shall end, unless sooner terminated as herein provided, on the last day of the calendar month in which occurs the 20th anniversary of the day preceding the Rent Commencement Date, as the same may be extended pursuant to Article 9 (such date, as the same may be so extended, is called the “Expiration Date”).

1.03Possession Date.  (a)  After the occurrence of the Possession Date, Landlord and Tenant shall promptly confirm the Possession Date and the Qualified RSF of the Premises pursuant to an agreement substantially in the form of Exhibit Q-1; provided, that the failure to execute and deliver such instrument shall not affect the determination of such date and Qualified RSF of the Premises in accordance with this Article 1 and the DCA.  After the occurrence of all Occupancy Milestones, Landlord and Tenant shall promptly confirm the Rent Commencement Date and the Expiration Date pursuant to an agreement substantially in the form of Exhibit Q-2; provided, that the failure to execute and deliver such instrument shall not affect the determination of such dates in accordance with this Article 1 and the DCA. Pending the resolution of any dispute as to the Possession Date and/or the Rent Commencement Date and/or the Qualified RSF of any portion of the Premises (which dispute shall be resolved by arbitration in accordance with Section 8.09), Tenant shall pay Rent based upon Landlord’s determination, without prejudice to Tenant’s position.  If it is resolved that the Possession Date and/or the Rent Commencement Date was not the date so fixed by Landlord and/or the Qualified RSF of any portion of the Premises was not as described in Section 1.01, 10.01 or 11.01, as applicable, (i) any payments of Fixed Rent for the Premises and any Additional Charges paid by Tenant to Landlord, as finally determined, shall be appropriately (A) applied by Landlord against the Rents first due under this Lease on account thereof until fully credited (together with interest thereon at the Base Rate from the date paid by Tenant until fully credited), or (B) paid by Tenant within 30 days of such determination (together with interest thereon at the Base Rate from the date such payment would have originally been due from Tenant until fully paid), as the case may be, and (ii) the Fixed Rent and Additional Charges and the Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately adjusted to reflect the Qualified RSF of the Premises, as finally determined or otherwise agreed upon by Landlord and Tenant.

(b)Except as expressly provided in Section 1.04, the Holdover Liability Indemnity Agreement, dated as of the date hereof, between Landlord and Tenant (the “Indemnity Agreement”), the [****], dated as of the date hereof, by The Related Companies, L.P. and 50 HY G1 Holdings LLC, as guarantor for the benefit of Tenant (the “[****]”), the Guaranty Agreement, dated as of the date hereof, by The Related Companies, L.P. and 50 HY G3 Holdings LLC, as guarantor for the benefit of Tenant (the “Holdover Guaranty”), the equity commitment letters from OMERS Administration Corporation to 50HY G1 Holdings LLC related to the [****] and to 50 HY G3 Holdings LLC relating to the Holdover Guaranty (collectively, the “ECL”; the ECL, together with the [****] and the Holdover Guaranty, collectively, the “Guaranties”) and the DCA, if, for any reason, Landlord shall be unable to deliver possession of the Premises or any other portion of the Building to Tenant, or is unable to complete any work to be performed by Landlord pursuant to this Lease or the DCA to ready the Premises for Tenant’s Work (as defined in the DCA) or occupancy, on any date specified in this Lease or the DCA for such delivery, Landlord shall have no liability to Tenant therefor and the validity of this Lease shall not be impaired, nor shall the Term be extended, by reason thereof.  This Section 1.03 shall be an express provision to the contrary for purposes of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(c)Notwithstanding the foregoing provisions of this Section 1.03, prior to the Possession Date, Tenant shall have access to the Premises as set forth in Section 4.1 of the DCA.

1.04Delay.  (a)  Tenant may be entitled to certain credits against Fixed Rent pursuant to the provisions of Sections 5.5(c) and 7.5(c) of the DCA.  Any such rent credit shall be applied from and after the Rent Commencement Date until fully credited; provided, if, at the time such credit is to be applied, Tenant is then in monetary default under this Lease beyond the expiration of any applicable notice or cure period, Landlord may offset the amount of any non-disputed sums owing to Landlord on account thereof from any such credit.

(b)Subject to the terms and conditions of this Section 1.04, Tenant may elect to terminate this Lease upon the occurrence of any of the following events (each, a “Termination Event”):

(i)If (A) a lender making the initial construction loan for the Base Building Work (as defined in the DCA) has completed a foreclosure of the Project, such lender has ceased to fund costs to complete the construction of the Base Building Work for more than 30 consecutive days (provided, that funding immaterial amounts or funding amounts at times primarily designed to avoid the cessation of funding for more than 30 consecutive days shall not avoid cessation of funding costs to complete the construction of the Base Building Work for more than 30 consecutive days) and construction of the Base Building Work has ceased for more than 30 consecutive days (provided, that performing immaterial construction at times primarily designed to avoid the cessation of construction of the Base Building Work for more than 30 consecutive days shall not avoid cessation of construction of the Base Building Work for more than 30 consecutive days), or (B) a third party (other than a Person who was a lender under the initial construction loan for the Base Building Work or an affiliate thereof, or its nominee) has acquired the Project at or after a foreclosure sale (unless both (x) construction does not cease for more than 30 consecutive days and (y) and such third party is satisfactory to Tenant, in Tenant’s sole and absolute discretion).

(ii)if (1) any of Landlord’s lenders making the initial construction loan becomes subject to a Bankruptcy Event at any time before Tenant occupies the entire Premises for the normal conduct of business, (2) as a result of such bankruptcy or insolvency such lender ceases to fund its share of the loan for the construction of the Base Building Work, (3) as a result thereof construction of the Base Building Work ceases for more than 30 consecutive days (provided, that, performing immaterial construction at times primarily designed to avoid the cessation of construction of the Base Building Work for more than 30 consecutive days shall not avoid cessation of construction of the Base Building Work in the ordinary course for more than 30 consecutive days), and (4) Landlord fails to secure replacement sources of capital for the full amount of the remaining loan commitment allocable to such defaulting lender and recommence construction of the Base Building Work within six (6) months after such construction lender’s ceasing to fund as a result of its bankruptcy or insolvency (it being understood that the foregoing termination right will not apply if Landlord is successful in securing replacement capital sources for the full amount of the remaining loan commitment allocable to such defaulting lender and resuming construction of the Project within six (6) months after such construction lender’s ceasing to fund as a result of its bankruptcy or insolvency).  “Bankruptcy Event” means, with respect to any person or entity, that such person or entity becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person or entity charged with reorganization or liquidation of its business, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that, if any such proceeding or appointment was involuntary and not consented to, acquiesced in by or solicited by such lender, such event shall be deemed cured if such proceeding is discharged, stayed or dismissed within 90 days of commencement of same.

(c)If a Termination Event occurs, then Tenant may give to Landlord not less than 30 days’ notice of Tenant’s intent to terminate this Lease (a “Termination Event Notice”), which notice must be given by Tenant on or before the date that is 90 days after Landlord delivers written notice to Tenant of the occurrence of such Termination Event, which notice shall state which of the above clauses (i) or (ii) has occurred.  If Tenant timely gives a Termination Event Notice pursuant to the immediately preceding sentence, then this Lease shall terminate on the date set for the termination of this Lease in the Termination Event Notice and neither Tenant nor Landlord shall have any further obligation or liability to the other under this Lease, except for any provision herein that expressly survives the expiration or earlier termination of this Lease.  If Tenant fails to give a Termination Event Notice within 90 days after any Termination Event first occurs, Tenant shall be deemed to have waived its right to give a Termination Event Notice, and shall have no further right to terminate this Lease, in each case, by reason of such Termination Event.

(d)If the events described in clauses (1) through (3) of Section 1.04(b)(ii) above occur, Landlord shall use commercially reasonable efforts to secure replacement sources of capital for the full amount of the remaining loan commitment allocable to the defaulting lender.

(e)At any time before Tenant elects to terminate this Lease as a result of a Termination Event described in Section 1.04(b)(ii), Tenant shall have the right to exercise self-help by serving as (or cause any other person or entity to serve as) the replacement construction lender, for all or any part of the defaulting lender’s commitment, upon substantially the same terms that applied to the defaulting lender’s loan (including, without limitation, Tenant’s receipt of the same completion guaranty given to such defaulting lender in connection with the closing of the construction loan).

1.05Use.  (a)  Subject to compliance with Laws (as the same may be contested by Tenant in accordance with Section 4.06(a)), the Office Premises and the Below-Grade Premises (other than Mechanical Areas, the use of which is addressed below) may be used and occupied only for executive, administrative and general office use, and trading operations (the “Primary Use”) and, subject to the terms hereof, ancillary uses in connection therewith (collectively, the “Ancillary Uses”) by Tenant, any permitted subtenant, any Desk Space Users and any employees, directors, partners, independent contractors, principals, vendors and business or other invitees of Tenant (such as, by way of example only, and without limitation, charitable organizations, attendees of special events and performances, professional association meetings and similar events), or of any permitted subtenant or Desk Space User, and any other persons entitled pursuant to this Lease to use the Premises by, through or under Tenant (collectively, the “Permitted Users”), in each case, consistent with the standards and character of a first-class, multi-tenanted office building located in Manhattan anchored by a major occupant’s headquarters (each, a “Comparable First Class Office Building”), and for no other purpose. Any dispute with respect to what constitutes a Comparable First Class Office Building shall be resolved by arbitration in accordance with the provisions of Section 8.09 below. The Mechanical Areas shall be used only for the operation of mechanical equipment and systems in accordance with this Lease and ancillary uses thereto, and, subject to applicable Laws, engineering offices (provided such use does not cause any portion of the Mechanical Areas to constitute Floor Area), and for no other purpose.  “Floor Area” has the meaning ascribed thereto in Section 12-10 of the Zoning Resolution of the City of New York and shall be measured in accordance with the standards set forth in the Zoning Resolution of the City of New York.  Ancillary Uses shall include, without limitation, the following ancillary uses; provided, that any Ancillary Uses shall be (x) ancillary to the Primary Use, and (y) permitted in accordance with all Laws (and Landlord represents that all such Ancillary Uses are so permitted, subject to Tenant procuring all place of assembly and other permits and approvals required for such Ancillary Uses (“Tenant’s Permits”)):

(i)subject to the provisions of Section 8.20 hereof, one or more kitchens, cafeterias, dining rooms and/or dining facilities for the preparation, sale and/or consumption of food and beverages (a “Dining Facility”), for the exclusive use of Permitted Users;

(ii)one or more finishing pantries or prep kitchens for reheating by microwave or similar cooking equipment which do not require external ventilation (it being understood that ventless scrubbers are permitted provided that (a) Tenant will comply with all New York City code requirements including all FDNY permit, certification and operational requirements, (b) Tenant will not select ventless grilling or broiling equipment, (c) Tenant will review all equipment specifications and design parameters with Landlord prior to purchasing and installing such equipment to ensure that commercially reasonable efforts are used to prevent odors from extending beyond the applicable finishing pantry, (d) Tenant will maintain all ventless scrubbers in a first class manner to meet or exceed manufacturer’s recommendations, (e) Tenant will comply with the provisions of this Lease with respect to odors emanating from the Premises, (f) in the event it is determined by Landlord that mechanical ventilation is required (after design review or actual operation), Tenant at its sole cost and expense shall install such mechanical ventilation, and (g) in the event it is determined by Landlord that there is no reasonably practicable way to permit such mechanical ventilation, Tenant shall promptly remove any ventless scrubbers) which may have dishwashers, refrigerators, vending machines, electronic induction cooktop, and other customary and typical pantry items, in each case, for the exclusive use of Permitted Users;

(iii)an exercise facility for the exclusive use of Permitted Users (provided that (A) the entire floor on which any such exercise facility is located shall be leased to Tenant as of the date constructed, (B) (i) the entire floor immediately below the floor on which such exercise facility is located shall be leased to Tenant as of the date constructed or (ii) Landlord shall have reasonably approved the acoustic design of such exercise facility and the floor on which it is located, including the installation of any acoustic protection as Landlord may reasonably require, and (C) Tenant shall cause such exercise facility to be constructed, operated and maintained so that no noise or vibration in excess of that typically created by office space in Comparable First Class Office Buildings will emanate from the Premises to other portions of the Building not leased or occupied pursuant to this Lease.  If at any time Tenant surrenders all or a portion of the floor below the floor on which the exercise facility is located, Tenant shall install such additional acoustic protection as Landlord may reasonably require to assure that no noise or vibration in excess of that typically created by office space in Comparable First Class Office Buildings will emanate to the floor below the exercise facility;

(iv)one or more libraries for the exclusive use of Permitted Users (provided that Tenant shall cause the floors of such library to be structurally reinforced if the floor load is in excess of the loading bearing for the floors of the Premises specified in the Base Building Construction Documents (as defined in the DCA), as the same may be increased by Alterations to the extent permitted under this Lease or as part of approved Change Orders as permitted under the DCA);

(v)duplicating, reproduction and/or offset or other printing facilities (provided that Tenant shall cause such facilities to be constructed, operated and maintained so that no noise or vibration in excess of that typically created by office space will emanate from the Premises to any other leasable portions of the Building);

(vi)classrooms and seminar rooms for (1) the training of employees and clients of Tenant or other Permitted Users and/or (2) tutoring services for the benefit of children of employees of Tenant or other Permitted Users;

(vii)meeting rooms, event space, board rooms, auditoriums, conference centers, video conferencing facilities, telepresence high speed server rooms, data centers, and other business facilities, in each case for use by employees of Tenant or any other Permitted User;

(viii)private showers and lavatory facilities for the exclusive use of Permitted Users;

(ix)one or more day care centers for the exclusive use of Permitted Users;

(x)one or more travel agencies solely for bookings of any Permitted Users;

(xi)car dispatch centers for car service used by Permitted Users;

(xii)one or more automatic teller machines for use by Permitted Users;

(xiii)UPS system rooms;

(xiv)one or more infirmaries and medical offices for the exclusive use of Permitted Users;

(xv)lactation rooms and/or prayer rooms, in each case for exclusive use by Permitted Users;

(xvi)bike storage rooms and locker rooms, in each case for the exclusive use by Permitted Users;

(xvii)messenger, mailroom and/or shipping facilities for the exclusive use by Permitted Users;

(xviii)concierge services consistent with Comparable First Class Office Buildings;

(xix)use of the Terrace Space (as hereinafter defined) by Permitted Users for any lawful use consistent with Comparable First Class Office Buildings that complies with the provisions of Article 17; and

(xx)broadcast studio use, provided, that, Tenant shall cause such broadcast studio to be constructed, operated and maintained so that no noise or vibration in excess of that created by office space will emanate from the Premises to other portions of the Building not leased or occupied pursuant to this Lease.

(b)Except to the extent expressly permitted pursuant to Section 1.05(a), in no event shall the Premises be used for any of the following (each a “Prohibited Use”):  (i) a retail branch of a banking, trust company, or safe deposit business, in each case open for business to the general public (as distinguished from Permitted Users), except for the sale of securities and other financial products and the provision of financial services to Tenant’s customers and clients on a walk-in basis from time-to-time; provided the same does not cause incrementally excessive foot traffic, (ii) a retail branch of a savings bank, a savings and loan association, or a loan company, in each case open for business to the general public (as distinguished from Permitted Users), except for the sale of securities and other financial products and the provision of financial services to Tenant’s customers and clients on a walk-in basis from time-to-time; provided the same does not cause incrementally excessive foot traffic, (iii) the sale of travelers’ checks and/or foreign exchange, in each case open for business to the general public (as distinguished from Permitted Users), (iv) a stock brokerage office whose business involves off-the-street retail sales to the general public (as distinguished from Permitted Users), except for the sale of securities and other financial products and the provision of financial services to Tenant’s customers and clients on a walk-in basis from time-to-time; provided the same does not cause incrementally excessive foot traffic, (v) a restaurant, bar, café or coffee shop for the sale of food or beverages (except to the extent expressly permitted pursuant to Section 1.05(a)(i), or (ii), (vi) photographic reproductions and/or offset printing (other than such incidental printing as a Permitted User may perform in connection with the conduct of such Permitted User’s usual business operations and except to the extent expressly permitted pursuant to Section 1.05(a)(v)), (vii) offices for an employment agency (other than an executive search firm primarily covering full time positions) or travel agency (except to the extent expressly permitted pursuant to Section 1.05(a)(x)), in each case open to the general public, (viii) a school or classroom (except to the extent expressly permitted pursuant to Section 1.05(a)(vi)), (ix) medical or psychiatric offices (except to the extent expressly permitted pursuant to Section 1.05(a)(xiv)); (x) intentionally omitted, (xi) gambling activities, (xii) conduct of obscene or pornographic activities, (xiii) offices of an agency, department or bureau of the United States Government, any state or municipality within the United States or any foreign government, or any political subdivision of any of them, except (A) to the extent same is consistent with a Comparable First Class Office Building and/or (B) the activities of regulators, auditors and similar persons in connection with Tenant’s business; (xiv) offices of any charitable, religious, union or other not-for-profit organization, except to the extent the same is consistent with a Comparable First Class Office Building; or (xv) for any manufacturing purposes (other than in connection with the use of a 3-D printer or similar technology, prototypes or handmade items, in each case ancillary to the Primary Use).  Landlord shall not lease or otherwise permit occupancy of any non-retail portion of the Building for any use that constitutes a Prohibited Use hereunder (it being understood that for purposes of use by other occupants of the Building, any references to “Tenant” in Section 1.05(b)(i) through (xv) or corresponding provisions of Section 1.05(a)(i) through (xx) above shall be deemed to refer to any other occupant of the Building and “Permitted Users” shall be deemed to refer to employees, directors, partners, independent contractors, principals, vendors and business or other legitimate invitees of such occupants), provided, however, that Landlord may lease or permit the occupancy of (A) portions of any lobby of the Building (other than the East Lobby), including without limitation the lobby on the 22nd floor of the Building (the “Sky Lobby”) for use as a café, restaurant, coffee shop or similar business for the sale or service of food and/or beverages, (B) all or any portions of the top two floors of the Building for primary use as a full-service, sit-down, first-class restaurant, which may also host banquets, weddings and other events consistent with the first-class standard of such restaurant, (C) space in the Building for a daycare center for the benefit of families of employees who work in the Building and/or other Hudson Yards buildings, (D) space in the Building for a college-level educational program (other than a technical trade school), (E) space in the Building for a tutoring center servicing students of all ages for the benefit of families of employees who work in the Building and/or other Hudson Yards buildings (provided that attendees only enter the Building through a separate entrance on 34th Street), and (F) space in the Building for medical or psychiatric offices to the extent there is in place a mechanism to manage foot traffic in the Building from such use, including the requirement that such offices must have a separate entrance on 34th Street, and such use does not include trauma treatment, overnight stays or cause patients to be arriving at the Building in ambulances or on stretchers, which in the case of all of the foregoing, shall be consistent with the standards of Comparable First Class Office Buildings.  Tenant shall not use the Premises, and shall not permit the Premises to be used, for any purpose which is inconsistent with standards of Comparable First Class Office Buildings or which would constitute a public or private nuisance.

(c)Subject to Landlord’s performance of its obligations under the DCA (including, without limitation, its obligation to obtain the Core & Shell TCO) upon completion of Tenant’s Work, Tenant shall be obligated to obtain a temporary certificate of occupancy for the Premises to permit the Premises to be used and occupied for the Primary Use and the other Ancillary Uses included in Tenant’s Work and required by Law to be included in such temporary certificate of occupancy (“Tenant’s TCO”).  Once Tenant obtains Tenant’s TCO, Landlord covenants and agrees to maintain such temporary certificate of occupancy to permit the Premises to be used and occupied for the Primary Use and the Ancillary Uses included therein and, Landlord shall renew the same, at no cost to Tenant, as necessary so that at all times during the Term such certificate will permit the Premises to be used and occupied as permitted by Tenant’s TCO, provided, however, that Tenant shall be responsible at Tenant’s sole cost and expense for curing and satisfying any objections and/or conditions set forth in Tenant’s TCO relating to Tenant’s Work, and any violations of Law (x) with respect to Tenant’s Work or (y) otherwise arising from Tenant’s acts or omissions that interfere with the renewal of Tenant’s TCO or the issuance of a permanent certificate of occupancy for the Project (it being agreed that the mere use of the Premises in accordance with Section 1.05 of this Lease, provided Tenant obtains and maintains all Tenant’s Permits, shall not constitute an act or omission that so interferes).  Landlord shall not take any action, nor shall Landlord permit any action to be taken, (i) to cause a modification to Tenant’s TCO that would preclude Tenant’s use of the Premises for the purposes permitted under this Section 1.05 or (ii) that would reduce the number of occupants permitted in the Premises (or on the Terrace Space) under such certificate of occupancy or any place of assembly permit that may be obtained by Tenant.  Landlord will reasonably cooperate, at no additional cost to Tenant, in Tenant seeking to obtain Tenant’s TCO, which reasonable cooperation shall include, but not be limited to, attending inspections required by the Department of Buildings and other governmental authorities, signing such certificates and applications as may be reasonably requested by Tenant, and performing such other reasonable ministerial and non-ministerial requirements as and to the extent required by the New York City Department of Buildings and other governmental authorities to be taken by the property owner in order for Tenant to obtain Tenant’s TCO.

(d)If Tenant requires an amendment to the certificate of occupancy of the Building to use the Premises for any of the Ancillary Uses permitted pursuant to this Section 1.05 or otherwise to accommodate Tenant’s use, density and place of assembly requirements, Landlord, at Tenant’s expense, shall file for and use commercially reasonable efforts to obtain such an amendment to the certificate of occupancy; provided, that neither this Lease nor any of Tenant’s obligations hereunder shall be conditioned upon Landlord obtaining the same, and provided further that Tenant shall reimburse Landlord for Landlord’s reasonable Actual Costs incurred in connection therewith.  If Tenant desires to obtain any special permits for use of the Premises, including without limitation a place of assembly permit, Landlord shall reasonably cooperate with respect to the same to the extent such cooperation is reasonably necessary (including signing such certificates and applications as may be reasonably requested by Tenant, and performing such other reasonable ministerial and non-ministerial requirements as and to the extent required); provided, that obtaining any such permits shall be the sole responsibility of Tenant, and provided further that Tenant shall reimburse Landlord for all reasonable Actual Costs incurred by Landlord in connection therewith within 30 days after receipt of an invoice therefor as Additional Charges.

(e)The Building will not contain any residential or hotel uses, or any observatory open to the public.  Landlord shall cause the retail and other non-office space in the Building to be leased only for uses that are, at the time of entering into such lease, comparable to retail or other non-office uses found in Comparable First Class Office Buildings, and shall use commercially reasonable efforts to cause any such lease to prohibit and shall not voluntarily permit a change in use that would not satisfy the foregoing standard.  No non-office tenant shall have an entrance or exit inside or otherwise directly to and from the East Lobby, without Tenant’s prior written approval, which may be withheld in Tenant’s sole and absolute discretion, other than for emergency egress.  No non-office tenant’s premises shall be visible from within the East Lobby, without Tenant’s prior written approval, which may be withheld in Tenant’s sole and absolute discretion.

(f)Tenant shall have the non-exclusive right, at its sole cost and expense, on a first-come, first-served basis (subject to reasonable coordination with Landlord) to utilize the East Lobby for Tenant’s hosting of private business events, receptions and functions (each, a “Lobby Event”). Such Lobby Events shall not be open to the general public and otherwise shall be subject to the terms and conditions of this Lease including, without limitation, the following:

(i)Any such Lobby Event (1) shall be in keeping with the standards of the Building, (2) shall be held only during hours other than Business Hours, (3) shall not interfere (other than to a de minimis extent) with any ingress or egress to the Building, (4) shall not interfere (other than to a de minimis extent) with the operation of the portions of the Building not leased by Tenant, and (5) shall not interfere (other than to a de minimis extent) with the use or quiet enjoyment of other space in the Building by other tenants or occupants or the operation of the Supplemental East Lobby Desk.  Tenant shall be entitled to request that Landlord permit any Lobby Event during Business Hours and Landlord may grant or deny such request and, if granted, impose such conditions to such use as may be required by Landlord, in each case in Landlord’s sole and absolute discretion, exercised in good faith.

(ii)Tenant shall provide to Landlord at least 30 days advance written notice of the date and time of any desired Lobby Event, the intended use, the area of the East Lobby it desires to use and a brief description of the event.  Landlord shall notify Tenant within 5 days after receipt of such notice as to whether Tenant shall be permitted to use the requested area for such Lobby Event on the date and time requested by Tenant; provided, that (subject to the last sentence of clause (i) above) Landlord shall not unreasonably withhold, condition or delay permission for any requested Lobby Event;

(iii)Each Lobby Event shall be subject to (x) all Laws (and Tenant shall be responsible for obtaining all necessary permits and approvals legally required to be obtained thereunder), (y) all Rules and Regulations and such other restrictions relating to said Lobby Event that, in Landlord’s reasonable opinion, shall minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by any insurance companies insuring the Building or any portion thereof (it being understood that Landlord may prohibit any Lobby Event, unless Tenant agrees to pay for any such insurance premium increases in connection therewith as and when actually incurred by Landlord as an Actual Cost); provided that such other restrictions shall not prohibit the Lobby Event or the serving of alcohol in connection with the Lobby Event, and (z) the requirements of any insurance companies insuring the Building or any portion thereof of which Landlord shall have notified Tenant;

(iv)Tenant’s right to hold Lobby Events as permitted under this Section 1.05(f) shall be limited to one Lobby Event per 120,000 Qualified RSF that Tenant leases within the Total Unit per calendar year, and no other tenant shall have the right to hold Lobby Events in excess of one (1) Lobby Event per 120,000 RSF that such tenant leases within the Total Unit per calendar year.  There shall not be more than eight (8) private business events, receptions or functions hosted by any tenant of the Total Unit (including Tenant) in the East Lobby per calendar year.

(v)Tenant shall, within 30 days after receipt of an invoice therefor, reimburse Landlord, as Additional Charges, for all incremental Actual Costs incurred by Landlord in connection with any of Tenant’s Lobby Events.

(vi)Promptly upon the conclusion of any Lobby Event (and in any case by the end of the day on which the Lobby Event occurs), Tenant shall remove all furniture, signage and other property brought into the East Lobby for the Lobby Event, as well as any trash or refuse resulting from the Lobby Event.

(g)If and for so long as Tenant leases at least 400,000 Qualified RSF within the Total Unit, Tenant shall have the non-exclusive right (subject to the limitations in clause (vi) below), at its sole cost and expense, on a first-come, first-served basis (subject to reasonable coordination with Landlord) to utilize the East Lobby for Promotional Events. “Promotional Events” shall mean a temporary display of tasteful, temporary furniture and signage for the promotion of special events and activities for Permitted Users, such as (by way of example only) events oriented toward health and wellness.  Such Promotional Events shall not be advertised to the general public and otherwise shall be subject to the terms and conditions of this Lease including, without limitation, the following:

(i)Such Promotional Events shall (1) be in keeping with the standards of the Building, (2) not interfere (other than to a de minimis extent) with any ingress or egress to the Building, (3) not interfere (other than to a de minimis extent) with the operation of the East Lobby or the portions of the Building not leased by Tenant, (4) not interfere (other than to a de minimis extent) with the use or quiet enjoyment of other space in the Building by the other tenants or occupants or the operation of the Supplemental East Lobby Desk, (5) not involve any live performance, or use any speakers, microphones or other sound enhancing equipment, (6) be temporary (provided such Promotional Event may last for longer than a single day so long as no promotional materials are left in the East Lobby overnight), (7) not involve the serving of food or beverages other than in the Premises (other than the giving away of wrapped, packaged food) and (8) not be announced by invitation (except, at Tenant’s option, to Permitted Users).

(ii)Tenant shall provide to Landlord at least 5 Business Days advance written notice of the date and time of any desired Promotional Event and a brief description thereof.  Landlord shall notify Tenant within 5 Business Days after receipt of such notice as to whether Tenant shall be permitted to hold the requested Promotional Event on the date and time requested by Tenant; provided, that Landlord shall not unreasonably withhold, deny or condition permission for any requested Promotional Event.

(iii)The conduct of any Promotional Event shall be subject to (x) all Laws (and Tenant shall be responsible for obtaining all necessary Tenant Permits), (y) all Rules and Regulations and such other restrictions relating to said Promotional Event that, in Landlord’s reasonable opinion, shall minimize risk of injury or damage to persons and property or that involve avoiding increases in the premiums charged to Landlord by any insurance companies insuring the Building or any portion thereof (it being understood that Landlord may prohibit Tenant from hosting any Promotional Events, unless Tenant agrees to pay for any such insurance premium increases in connection therewith as and when actually incurred by Landlord as an Actual Cost); provided that such other restrictions shall not prohibit the conduct of Promotional Events, and (z) the requirements of any insurance companies insuring the Building or any portion thereof of which Landlord shall have notified Tenant.

(iv)Promptly upon the conclusion of any Promotional Event (and in any case by the end of the day on which such Promotional Event occurs), Tenant shall remove all furniture, signage and other property brought into the East Lobby for such Promotional Event, as well as any trash or refuse resulting from such Promotional Event.  If, as a result of any Promotional Event, Landlord actually incurs any cleaning expenses in excess of the expenses that would have been incurred by Landlord for the cleaning of the East Lobby had such Promotional Event not taken place, Tenant shall reimburse Landlord its Actual Cost thereof within 30 days after receipt of an invoice therefor.

(v)The rights granted in this Section 1.05(g) are given in connection with, and as part of the rights created under, this Lease, and are not separately transferable or assignable.  Tenant shall not resell in any form the right to conduct Promotional Events, including, without limitation, the granting of any licensing or other rights; provided, that, if Tenant subleases all or any portion of the Premises in accordance with this Lease and the subtenant subleases at least 400,000 Qualified RSF within the Total Unit, such subtenant shall have the right to utilize the East Lobby for Promotional Events pursuant to the terms of this Section 1.05(g).

(vi)No other tenant or occupant of the Building may utilize the East Lobby for Promotional Events unless such tenant or occupant leases at least 400,000 RSF in floors 2 through 18 of the Building.  With respect to any Promotional Events conducted in the East Lobby by other tenants or occupants of the Building, (x) any such Promotional Event shall take place in the vicinity of the Supplemental East Lobby Desk (and not Tenant’s East Lobby Desk), (y) any temporary signage for the promotion of such event shall not contain the name or logo of any Competitor and (z) the display of any temporary signage shall not be the primary purpose of such Promotional Event.

(h)Tenant shall be entitled to request that Landlord permit Tenant to utilize the portions of the Project located within the sidewalk outside the Hudson Boulevard entrance to the Building for Tenant’s hosting of private business events, receptions, functions and Promotional Events, and Landlord may grant or deny such request and, if granted, impose such conditions to such use as may be required by Landlord, in each case in Landlord’s sole and absolute discretion, exercised in good faith.

(i)So long as Tenant is operating an auditorium on the 2nd floor of the Premises (A) Landlord shall not use or permit the use of the west lobby of the Building during Business Hours on Business Days for events involving amplified music that generate noise level greater than NC-40 (as measured from within Tenant’s auditorium), (B) Landlord shall not host any events in the Hudson Park plaza adjacent to the Building during Business Hours on Business Days that generate noise level greater than NC-40 (as measured from within Tenant’s auditorium), (C) at least 5 Business Days before any event in the west lobby or to be hosted by Landlord in the Hudson Park plaza that in either case involves the playing of amplified music or other potentially noisy activities, Landlord shall provide Tenant notice of and the schedule for such events, and (D) Tenant shall cause the Premises (including the auditorium) to be operated and maintained so that no noise or vibration in excess of NC-40 (as measured from within the Building outside the Premises) will emanate from the Premises (including the auditorium) to other parts of the Building other than the Premises.

Article 2

Rent

2.01Rent.  “Rent” shall consist of Fixed Rent and Additional Charges.

2.02Fixed Rent.  The fixed rent (“Fixed Rent”) shall be as follows:

(a)for the period commencing on the Rent Commencement Date and ending on the day immediately preceding the fifth (5th) anniversary of the Rent Commencement Date (the “First Rent Period”) Fifty Million Eight Hundred Sixteen Thousand Three Hundred Eighty-Nine and 19/100 Dollars ($50,816,389.19) per annum, payable in equal monthly installments of Four Million Two Hundred Thirty-Four Thousand Six Hundred Ninety-Nine and 10/100 Dollars ($4,234,699.10), based on the rate per annum of $59.99 per Qualified RSF of the Premises;

(b)for the period commencing on the fifth (5th) anniversary of the Rent Commencement Date and ending on the day immediately preceding the tenth (10th) anniversary of the Rent Commencement Date (the “Second Rent Period”) Fifty-Eight Million Four Hundred Forty Thousand One Hundred Eighteen and 19/100 Dollars ($58,440,118.19) per annum, payable in equal monthly installments of Four Million Eight Hundred Seventy Thousand Nine and 85/100 Dollars ($4,870,009.85), based on the rate per annum of $68.99 per Qualified RSF of the Premises;

(c)for the period commencing on the tenth (10th) anniversary of the Rent Commencement Date and ending on the day immediately preceding the fifteenth (15th) anniversary of the Rent Commencement Date (the “Third Rent Period”) Sixty-Six Million Sixty-Three Thousand Eight Hundred Forty-Seven and 19/100 Dollars ($66,063,847.19) per annum, payable in equal monthly installments of Five Million Five Hundred Five Thousand Three Hundred Twenty and 60/100 Dollars ($5,505,320.60), based on the rate per annum of $77.99 per Qualified RSF of the Premises; and

(d)for the period commencing on the fifteenth (15th) anniversary of the Rent Commencement Date and ending upon the Expiration Date (or, if the Term is extended pursuant to Article 9, the date of expiration of the initial Term) (the “Fourth Rent Period”) Seventy-Three Million Six Hundred Eighty-Seven Thousand Five Hundred Seventy-Six and 19/100 Dollars ($73,687,576.19) per annum, payable in equal monthly installments of Six Million One Hundred Forty Thousand Six Hundred Thirty-One and 35/100 Dollars ($6,140,631.35), based on the rate per annum of $86.99 per Qualified RSF of the Premises.

(e)Subject to the application of any credits under this Lease and the DCA, Fixed Rent shall be payable by Tenant in equal monthly installments in advance commencing on the Rent Commencement Date and on the first day of each calendar month thereafter (provided that if the Rent Commencement Date is not the first day of a month, then Fixed Rent for the month in which the Rent Commencement Date occurs shall be prorated (based on the number of days elapsed and the actual number of days in such month) and paid on the Rent Commencement Date).  “Rent Commencement Date” means the later of (i) May 1, 2023 or (ii) the date occurring in the [****] month after the Possession Date (or such earlier date on which the Possession Date would have occurred but for any Tenant Delay) (such later date the “Rent Commencement Trigger”) which is the same numerical date in the month as the Rent Commencement Trigger (except that if no such numerical date shall exist in such [****] month, the Rent Commencement Date shall be the first day of the [****] month), subject to extension of the Rent Commencement Date from time to time as provided in Sections 6.3(b), 7.4(f) and 7.5(b) of the DCA.  If the Rent Commencement Date is extended pursuant to such Section 7.5(b) of the DCA, such extension shall be without duplication, and if there are multiple bases for extension of the Rent Commencement Date pursuant to Section 7.5(b) of the DCA, Tenant shall be entitled to an extension of the Rent Commencement Date for the longest period of delay.

(f)For the purposes of this Lease, “Rentable Square Footage”, “rentable square feet” or “RSF” shall mean the rentable square feet of the Building (including, without limitation, the Premises) determined by calculating the “Usable Area” in accordance with the Real Estate Board of New York (“REBNY”) Recommended Method of Floor Measurement for Office Buildings, effective January 1, 1987 and as subsequently amended in 2003 and as supplemented by Section 8.7 of the DCA (“Modified REBNY”), and computing the rentable area utilizing a loss factor from rentable to usable for a full office floor of 27% (provided that no loss factor shall be applied with respect to any below-grade mechanical areas or retail space).  For purposes of determining Tenant’s Share or Tenant’s Operating Share, the Deemed RSF shall be included in the RSF of the Building.  For purposes of this Lease, “Qualified RSF” means the RSF for all portions of the Premises (other than above-grade Mechanical Areas) located at grade level or above, plus the Modified REBNY usable square feet

(“USF”) for all portions of the Premises located below-grade level (including without limitation below-grade Mechanical Areas), plus an imputed rentable square footage of [****] RSF (the “Deemed RSF”) in respect of the above-grade Mechanical Areas, subject to adjustment in the event the above-grade Mechanical Areas are increased in accordance with Section 8.7 of the DCA.  By way of example, if a full floor at or above the 2nd floor contained 10,000 Modified REBNY usable square feet, such full floor would be deemed to contain 13,699 rentable square feet, obtained by dividing 10,000 by .73 (USF/(1-Loss Factor) = RSF).  For a partial floor, the number of Modified REBNY usable square feet contained within the common areas on such floor would be allocated on a proportional basis among the leasable areas on such floor before applying the loss factor.  Upon determination of the Qualified RSF of the Non-Mechanical Premises and the RSF of the Building pursuant to Section 8.7 of the DCA, the annual Fixed Rent set forth in Section 2.02 shall be adjusted based upon the applicable Fixed Rent per square foot set forth in Section 2.02, and Tenant’s Share (and Tenant’s Operating Share, as applicable), the Original Work Allowance, the Termination Payment and any other items which are dependent on the definition of Qualified RSF and/or the RSF of the Building shall be adjusted, provided that (x) if the total Qualified RSF of the Non-Mechanical Premises as so determined exceeds by more than [****]% the total Qualified RSF for the Non-Mechanical Premises based on the amounts set forth in Exhibits B-2 and (if applicable) B-4 (taking into account all portions of the Non-Mechanical Premises, after giving effect to the exercise of the Initial Contraction Option or Initial Expansion Option, if applicable) (the “Baseline Qualified RSF”), then the Fixed Rent, Original Work Allowance and other rents and allowances that are dependent on Qualified RSF shall be determined as if the Qualified RSF of the Non-Mechanical Premises had only exceeded the Baseline Qualified RSF by [****]% and (y) if Tenant’s Share or Tenant’s Operating Share, as so determined, exceeds by more than [****]% the Tenant’s Share or Tenant’s Operating Share as set forth in this Lease (as the Tenant’s Share or Tenant’s Operating Share set forth herein may be adjusted to reflect the exercise of the Initial Contraction Option or Initial Expansion Option, if applicable, the “Baseline Share”) then Tenant’s Share or Tenant’s Operating Share shall be determined as if Tenant’s Share or Tenant’s Operating Share, as applicable, had only exceeded the applicable Baseline Share by [****]%.  If the Qualified RSF of the Non-Mechanical Premises as so determined exceeds by more than [****]% the Baseline Qualified RSF, or if such Qualified RSF is more than [****]% less than the Baseline Qualified RSF, then the provisions of Sections 10.01(e) or 11.01(e), as applicable, shall apply. The parties agree that as of the date hereof the RSF of the Building is as set forth on Exhibit B-5 (which includes the Deemed RSF), subject to remeasurement only in accordance with Section 8.7 of the DCA. The RSF of the Building, the Premises and any Initial Expansion Space or Expansion Space are subject to remeasurement only as provided in Section 8.7 of the DCA (it being understood that any openings required by Tenant shall not reduce the USF of the Premises) and at no other time during the Term.  Until such remeasurement is so completed, the Qualified RSF set forth in such Exhibit B-2 or B-4 shall, subject to the provisions of Section 1.05(b), be used for determining the annual Fixed Rent, the Tenant’s Share (and Tenant’s Operating Share, as applicable) and any other items under this Lease which are dependent upon the definition of RSF.  If such remeasurement results in any changes to the Qualified RSF set forth in said Exhibit B-2 or B-4, the parties shall promptly (i) execute and deliver an agreement reflecting such changes and (ii) whether or not such agreement is executed and delivered, (x) readjust any Rent theretofore paid based on those numbers set forth in Exhibit B-2 or B-4, together with interest thereon at the Base Rate, and (y) increase or decrease, as applicable, the Original Work

Allowance by an amount equal to the product of $[****] multiplied by the amount of the change to Qualified RSF, and to the extent any portion of the Original Work Allowance has been funded or applied by Landlord, an appropriate adjustment with respect to the remaining balance to be disbursed shall be made by the parties promptly following such remeasurement.  Any net adjustment due Landlord shall be due and payable in full within 30 days after Landlord’s statement to Tenant therefor and any net adjustment due Tenant shall (within 30 days after Landlord’s statement to Tenant therefor), at Tenant’s option, either be refunded or credited to Tenant.  The floor measurements set forth in Exhibits B-2 and B-4, as adjusted pursuant hereto, shall be used in connection with the Initial Premises, and any Initial Expansion Space or Expansion Space demised pursuant to this Lease from time to time.

(g)If, at any time prior to the Rent Commencement Date, Tenant is entitled to an abatement of Fixed Rent and/or any other item of Rent pursuant to the express provisions of this Lease but for the fact that the Rent Commencement Date shall not yet have occurred, then the Rent Commencement Date shall be postponed (beyond the date on which the Rent Commencement Date would have occurred in the absence of this Section 2.02(g)), with respect to the Premises by one day for each day from the date such abatement of Fixed Rent and/or other item of Rent would have been applicable through the date upon which Fixed Rent and/or other item of Rent would have again become payable by Tenant, in each case, if the Rent Commencement Date had theretofore occurred (or, if such abatement is applicable only with respect to a portion of the Premises, then the Rent Commencement Date shall not be postponed, and the Rent shall be appropriately reduced to provide the benefit of such partial abatement).  For the avoidance of doubt, the foregoing shall not apply with respect to any rent credits referred to in Section 1.04 (and Tenant shall be entitled to such credits as set forth in Section 1.04).

2.03Additional Charges.  “Additional Charges” means PILOT Payments, Impositions Payments, Tax Payments, Operating Payments, and charges for electricity as provided in Section 2.09,  and all other sums of money, other than Fixed Rent, at any time payable by Tenant to Landlord under this Lease and the DCA, all of which Additional Charges shall be deemed to be Rent.  “Recurring Additional Charges” means Impositions Payments, Operating Payments, and either PILOT Payments or Tax Payments, as applicable.  Notwithstanding anything to the contrary herein, in no event will Tenant be obligated to pay any Impositions Payments, Operating Payments, PILOT Payments or Tax Payments accruing with respect to the period prior to the Rent Commencement Date.

2.04PILOT Payments.  (a)  “PILOT Amount” shall have the meaning ascribed to such term in the PILOT Agreement, provided that for purposes of determining PILOT during the initial Term, all references to the PILOT Amount in effect during the initial Term of this Lease shall be deemed to exclude any Other Improvements Taxes (as defined in the PILOT Agreement).

(b)“PILOT Agreement” means an Agency Lease Agreement to be entered into by and between the New York City Industrial Development Agency (the “IDA”) and Landlord, as the same may be modified from time to time, which shall be in substantially (subject to the immediately following sentence) the form of Exhibit JJ hereto.  Tenant shall have the right to approve any material changes to such form, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)“PILOT” means, with respect to any Tax Year, (i) the PILOT Amount payable by Landlord for such Tax Year pursuant to the PILOT Agreement, (ii) any reasonable and customary expenses incurred in contesting the assessed value of the Project, which expenses shall be allocated to the Tax Year(s) to which such expenses relate and (iii) the “Annual Administrative Fee” (as defined in the PILOT Agreement).  Notwithstanding any provision hereof to the contrary, the Annual Administrative Fee shall not be included in PILOT during any Tax Year unless all leases of office space in the Building that provide for payment of increases in PILOT, or payment of PILOT, also include the Annual Administrative Fee in PILOT for such Tax Year.  For the avoidance of doubt, “PILOT” shall not include any Excluded Items (except, solely for the purposes of this definition of PILOT, the items in clause (B) of the definition of “Excluded Items” shall not be an Excluded Item), Taxes or Impositions;

(d)“Tax Year” means each period of 12 months, commencing on the first day of July of each such period, in which occurs any part of the Term, or such other period of 12 months occurring during the Term as hereafter may be adopted as the fiscal year for real estate tax purposes of the City of New York.

(e)“Tenant’s Share” means the percentage which is calculated by dividing (i) the then total Qualified RSF of the Premises by (ii) the then total Rentable Square Footage of the Building (which shall be deemed to include the Deemed RSF), each as finally determined in accordance with Section 8.7 of the DCA.  Subject to Section 2.02(f), Tenant’s Share shall not be increased or decreased during the Term, other than to reflect the incorporation of additional space into the Premises or the Building, or the removal of any space from the Premises or the Building, pursuant to any exercise of any of Landlord’s or Tenant’s rights expressly provided herein or in the DCA.

(f)From and after the Rent Commencement Date and continuing until the “Cessation Date” (as defined in the PILOT Agreement; such date shall hereinafter be referred to in this Lease as the “PILOT Cessation Date”), Tenant shall pay to Landlord (each, a “PILOT Payment”) Tenant’s Share of the PILOT for each Tax Year during the Term.  If the Rent Commencement Date occurs after the first day of any Tax Year, the PILOT Payment for such Tax Year shall be appropriately pro-rated.  Subject to the terms of the penultimate sentence of this Section 2.04(f), the PILOT Payment for each Tax Year shall be due and payable by Tenant in installments in the same manner that PILOT for such Tax Year is due and payable by Landlord, whether as directed under the PILOT Agreement or to a Superior Lessor or Superior Mortgagee (provided, that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of PILOT to be paid more frequently than would be required under the PILOT Agreement, in no event shall the aggregate PILOT Payment with respect to any Tax Year be increased, nor shall installments of PILOT Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such PILOT Payment is due pursuant to the PILOT Agreement or in installments exceeding 6 months of monthly PILOT Payments for such Tax Year.  Tenant shall pay the PILOT Payment (or any installment thereof) within 30 days after the rendering of a statement therefor by Landlord to Tenant, but in no event shall Tenant be required to pay the PILOT Payment (or installment thereof) more than 10 Business Days prior to the date of such PILOT Payment (or installment thereof) first becomes due and payable by Landlord.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Share of the particular installment(s) of PILOT being billed and shall be based upon the PILOT Bill (as defined in the PILOT Agreement), without any markup or other premium thereon.  Subject to the provisions of Section 2.04(i)(vi), if there shall be any increase in the PILOT for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the PILOT for any Tax Year, the PILOT Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  If during the Term, PILOT is required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Superior Lessor or Superior Mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, upon not less than 30 days’ prior notice to Tenant, Tenant’s PILOT Payments shall be correspondingly accelerated or revised so that said Tenant’s PILOT Payments are due at least 10 Business Days prior to the date payments are due to the taxing authorities or such Superior Lessor or Superior Mortgagee (provided, that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of PILOT to be paid more frequently than would be required under the PILOT Agreement, in no event shall the aggregate PILOT Payment with respect to any Tax Year be increased, nor shall installments of PILOT Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such PILOT Payment is due pursuant to the PILOT Agreement or in installments exceeding 6 months of monthly PILOT Payments for such Tax Year).    Landlord shall pay to Tenant any and all interest actually paid or credited to Landlord by such Superior Lessor or Superior Mortgagee which is fairly allocable to the portion of such escrow deposits made by Tenant.

(g)If Landlord shall receive a refund (or a credit in lieu of such a refund) of PILOT for any Tax Year in which Tenant made a PILOT Payment or PILOT shall be reduced prior to payment of all or part thereof by Landlord (but after Tenant has made payment in respect thereof), Landlord shall pay to Tenant Tenant’s Share of the net refund or credit (after deducting from such refund or credit the Actual Cost of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the PILOT for such Tax Year or for which Landlord has otherwise been reimbursed for such costs and expenses by Tenant pursuant to the provisions of Section 2.04, 2.05, or 2.06 or otherwise) or, at Tenant’s option, credit such amount against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess amount, which obligation shall survive the Expiration Date; provided, that the total of such credit and refund to Tenant shall in no event exceed Tenant’s PILOT Payment paid for such Tax Year.

(h)Intentionally Deleted.

(i)(i)  Tenant shall promptly cooperate with Landlord in complying with the disclosure and reporting requirements relating to the subtenant information required under the PILOT Agreement, including, without limitation, Section 8.16 (Periodic Reporting Information for the Agency) of the PILOT Agreement, to the extent actually required by the PILOT Agreement.  Upon Landlord’s written request to Tenant given at least 20 Business Days prior to the date Landlord is required to deliver the same to the IDA (which request shall be accompanied by the required forms), Tenant shall furnish any such information and deliver any such completed questionnaires and reports to Landlord on or prior to the date that is 10 Business Days before the date Landlord is required to deliver same to the IDA.

(ii)Tenant represents and warrants that Tenant’s occupancy at the Project will not result in the removal of an industrial or manufacturing plant or facility of Tenant located outside of the City of New York, but within the State of New York, to the Project or in the abandonment of one or more such industrial or manufacturing plants or facilities of Tenant located outside of the City of New York but within the State of New York.

(iii)Tenant represents and warrants that neither Tenant, nor any Principals (as defined in the PILOT Agreement) of Tenant (A) is in default or in breach, beyond any applicable grace period, of its obligations under any written agreement with the IDA or the City, unless such default or breach has been waived in writing by the IDA or the City, as the case may be, (B) has been convicted of a misdemeanor related to truthfulness and/or business conduct in the past 5 years, (C) has been convicted of a felony in the past 10 years, (D) has received formal written notice from a federal, state or local governmental agency or body that such Person is currently under investigation for a felony criminal offense, or (E) has received written notice of default in the payment to the City of any taxes, sewer rents or water charges, which have not been paid, unless such default is currently being contested with due diligence in proceedings in court or other appropriate forum.  For purposes of this paragraph (iii) only, all capitalized terms used in this paragraph (iii) (other than the term “Tenant”) shall have the meanings ascribed to them in the PILOT Agreement.

(iv)Tenant covenants that at all times during Tenant’s occupancy of the Premises, Tenant shall ensure that employees and applicants for employment with Tenant are treated without regard to their race, color, creed, age, sex or national origin.  As used herein, the term “treated” shall mean and include the following: recruited, whether by advertising or other means; compensated, whether in the form of rates of pay or other forms of compensation; selected for training, including apprenticeship; promoted; upgraded; downgraded; demoted; transferred; laid off; and terminated.

(v)Until the PILOT Cessation Date, to the extent any amount payable by Landlord under the PILOT Agreement is greater than it would otherwise be, or to the extent any additional amount is payable by Landlord under the PILOT Agreement, in either case, due to any failure of Tenant to comply in all respects with Section 2.04(i)(i) or Section 2.04(i)(iv) or any misrepresentation by Tenant contained in Sections 2.04(i)(ii) or 2.04(i)(iii) and such matter is not cured within the period of time, if any, such failure is permitted to be cured pursuant to the applicable provisions of the PILOT Agreement, then, Tenant shall pay to Landlord, within 30 days after Landlord’s demand therefor, 100% of such greater amount or such additional amount due under the PILOT Agreement, but only to the extent the IDA requires such amount to be paid by Landlord (and only to the extent Landlord so pays the same and only with respect to that portion of  the Facility Realty (as defined in the PILOT Agreement) occupied by Tenant that is Non-Qualified USF (as defined in the PILOT Agreement) to the extent expressly provided in Sections 5.2(g)(i)(b) and 8.9(f)(iii) of the PILOT Agreement); provided, that if any such greater or additional amount is payable by Landlord as a result of such failure or misrepresentation by Tenant and other tenants in the Building, then the amount payable by Tenant to Landlord shall be appropriately apportioned. Notwithstanding anything to the contrary contained herein, Landlord shall, at no cost or liability to Landlord, reasonably cooperate with Tenant to cure any “Event of Default” (as defined in the PILOT Agreement) under the PILOT Agreement caused by Tenant.  Without limiting Tenant’s obligations set forth in this clause (v), the parties agree that any failure of Tenant to comply in all respects with Sections 2.04(i)(i) or 2.04(i)(iv) or any misrepresentation by Tenant contained in Sections 2.04(i)(ii) or 2.04(i)(iii) shall not in and of itself constitute a default under this Lease; provided, that (x) the foregoing shall not limit Landlord’s ability to seek an injunction or other similar remedy in connection with any such failure or misrepresentation by Tenant and (y) the foregoing shall not limit Tenant’s obligation to pay the incremental or additional amounts described in this clause (v) (it being agreed that Tenant’s failure to pay any such amounts shall constitute a default under this Lease).

(vi)Until the PILOT Cessation Date, to the extent any amount (including the “PILOT Amount”, as defined in the PILOT Agreement) payable by Landlord under the PILOT Agreement is increased or greater than it would otherwise be, or to the extent any additional amount is payable by Landlord under the PILOT Agreement, in either case, due to any “Event of Default” or “PILOT Payment Default” (each as defined in the PILOT Agreement) under the PILOT Agreement which is not caused by any act or omission of, or breach of any representation or warranty by, Tenant under this Section 2.04, Tenant shall have no liability to pay for any of such increased or greater amount that may be payable by Landlord under the PILOT Agreement and such increased or greater amount shall be excluded from the PILOT Amount for the purposes of this Lease and calculating the PILOT Payment.

2.05Impositions.

(a)“Impositions” means (i) subject to the terms of this Section 2.05(a), any and all real estate taxes, vault taxes, assessments and special assessments, levied, assessed or imposed upon or with respect to the Project by any federal, state, municipal or other government or governmental body or authority, including, without limitation, any taxes, assessments or charges imposed upon or against the Project or Landlord solely with respect to any business improvement district in which the Project is located (except such taxes, assessments or charges described in Section 2.07(b)(WW)) and (ii) any reasonable Actual Costs incurred by Landlord in contesting such taxes, assessments or charges, which expenses shall be allocated to the Tax Year to which such expenses relate.  If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as an express substitute for (as evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof or other documents or evidence which reasonably demonstrates that such tax or assessment was intended to serve as a real estate tax or fulfill substantially the same function as existing real estate taxes and computed as if Landlord’s sole asset were the Land and the Building), the whole or any part of such taxes now imposed on real estate (other than real estate taxes levied by the

City of New York or PILOT or under the PILOT Agreement) there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, business improvement district  in which the Project is located and transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Impositions”.  If the owner, or lessee under a Superior Lease, of all or any part of the Project is an entity exempt from the payment of taxes, assessments or charges described in clause (i), there shall be included in “Impositions” the taxes, assessments or charges described in clause (i) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes, assessments or charges shall be deemed to have been paid by Landlord on the dates on which such taxes, assessments or charges otherwise would have been payable if such owner or lessee were not so exempt but only to the extent Landlord actually is obligated to and does pay such taxes, assessments or charges or any payments in lieu thereof (other than real estate taxes levied by the City of New York or PILOT under the PILOT Agreement).  “Impositions” shall not include (A) any net income tax, gross receipts tax, capital levy, capital stock tax, transfer tax, mortgage recording tax, unincorporated business tax, franchise or “value added” tax, gift tax, inheritance tax, succession tax or estate tax imposed or constituting a lien upon Landlord or all or any part of the Building or the Project (except to the extent that any of the foregoing are hereafter assessed against owners or lessors of real property in their capacity as such, as opposed to any such taxes which are of general applicability), (B) any real property taxes levied by the City of New York or other sums included in the definition of “Taxes”, (C) any late payments, charges, interest or penalties assessed against Landlord, except to the extent with respect to a payment of Impositions, that part or all of which was the responsibility of Tenant hereunder, and which Tenant did not make in a timely fashion or did not make at all, (D) all personal property taxes and occupancy and rent taxes assessed against Landlord or its Affiliates to the extent same are imposed on Landlord because Landlord or an Affiliate is a tenant or occupant of the Building, (E) any taxes or assessments directly imposed upon and solely by the reason of (aa) any sign attached to or located on the Land, the Building or the Project or any portion thereof, or (bb) signage required by any applicable Laws, (F) any Agency Project Fee, HYIC Project Fee, Per Diem Fees, any Per Diem Holdover Rental Amount, Annual Administrative Fee or PILOT Amount (as each such terms are defined in the PILOT Agreement), (G) any taxes on Landlord’s, Superior Lessor’s or Superior Mortgagee’s income, (H) during the initial Term, Other Improvement Taxes, and (I) any taxes, assessments or charges which would otherwise constitute Impositions to the extent included in Operating Expenses pursuant to Section 2.07 (clauses (A) – (I)) above being referred to herein as “Excluded Items”).   If pursuant to applicable Law, any amount that is included in Impositions may be divided and paid in installments (whether or not interest shall be due thereon), then (x) such amount (together with any interest thereon but only if such interest is actually paid by Landlord) shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by Law to be paid, and (y) there shall be deemed included in Impositions for each Tax Year only the installments of such amount payable during such Tax Year.

(b)From and after the Rent Commencement Date, Tenant shall pay to Landlord (each, an “Impositions Payment”) Tenant’s Share of the Impositions for each Tax Year during the Term.  If the Rent Commencement Date occurs after the first day of any Tax Year, the

Impositions Payment for such Tax Year shall be appropriately pro-rated.  Subject to the terms of the last sentence of this Section 2.05(b), the Impositions Payment for each Tax Year shall be due and payable in installments in the same manner that Impositions for such Tax Year are due and payable by Landlord, to the City of New York, to a Superior Lessor or Superior Mortgagee (provided that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of Impositions to be paid more frequently than would be required to the appropriate taxing authorities, in no event shall the aggregate Impositions Payment with respect to any Tax Year be increased, nor shall installments of Imposition Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such Impositions Payment is due to the appropriate taxing authorities or in installments exceeding 6 months of monthly Imposition Payments for such Tax Year).  Tenant shall pay the Impositions Payment within 30 days after the rendering of a statement therefor by Landlord to Tenant, but in no event shall Tenant be required to pay Tenant’s Share of Impositions more than 10 Business Days prior to the date such Impositions for the applicable Tax Year first become due.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Impositions Payment of the particular installment(s) being billed (and Landlord shall provide Tenant with a copy of the bill from the applicable authorities relevant to the computation of Tenant’s Impositions Payment).  If there shall be any increase in the Impositions for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Impositions for any Tax Year, Tenant’s Impositions Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  If during the Term, Impositions are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Superior Lessor or Superior Mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, upon not less than 30 days’ prior notice to Tenant, Tenant’s Impositions Payments shall be correspondingly accelerated or revised so that said Tenant’s Impositions Payments are due at least 10 Business Days prior to the date payments are due to the taxing authorities or such Superior Lessor or Superior Mortgagee (provided that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of Impositions to be paid more frequently than would be required to the appropriate taxing authorities, in no event shall the aggregate Impositions Payment with respect to any Tax Year be increased, nor shall installments of Imposition Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such Impositions Payment is due to the appropriate taxing authorities or in installments exceeding 6 months of monthly Imposition Payments for such Tax Year).  Landlord shall pay to Tenant any and all interest actually paid or credited to Landlord by such Superior Lessor or Superior Mortgagee which is fairly allocable to the portion of such escrow deposits made by Tenant.

(c)If Landlord shall receive a refund (or credit in lieu of refund) of Impositions for any Tax Year in which Tenant made an Impositions Payment or Impositions shall be reduced prior to payment of all or part thereof by Landlord (but after Tenant has made payment in respect thereof), Landlord shall pay to Tenant Tenant’s Share of the net refund (after deducting from such refund the Actual Cost of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Impositions for such Tax Year, or for which Landlord has otherwise been reimbursed for such costs and expenses by Tenant pursuant to the provisions of Sections 2.04, 2.05 or 2.06 or otherwise) or, at Tenant’s option, credit such amount against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess amount, which obligation shall survive the Expiration Date; provided, that the total of such credit and refund to Tenant shall in no event exceed Tenant’s Impositions Payment paid for such Tax Year.

(d)If Landlord receives a discount for early payment or prepayment of Impositions, Tenant shall be entitled to Tenant’s Share of the benefit of any such discount for any early payment or prepayment of Impositions (but only if and to the extent Tenant shall have made an early payment or prepayment for Tenant’s Share of such Impositions).

(e)Tenant shall pay any and all commercial rent occupancy tax and any other occupancy tax or rent tax relating to the Premises now in effect or hereafter enacted.  If any occupancy tax or rent tax (including, without limitation, any commercial rent occupancy tax) now in effect or hereafter enacted shall be payable by Landlord in the first instance or hereafter is required to be paid by Landlord, then Tenant shall reimburse Landlord as Additional Charges for all such amounts paid within 30 days after demand therefor.

2.06Tax Payments.    (a)  “Taxes” means (i) the real estate taxes levied, assessed or imposed upon or with respect to the Project by the City of New York and (ii) any reasonable or customary Actual Cost incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Project, which expenses shall be allocated to the Tax Year (but without duplication of any such expenses included in the definition of “PILOT” or “Impositions” herein or for which Tenant has otherwise reimbursed Landlord pursuant to Sections 2.04 or 2.05 or otherwise) to which such expenses relate.  If at any time the method of taxation shall be altered so that in lieu of or as an addition to or as an express substitute for (as evidenced by either the terms of the legislation imposing such tax or assessment, the legislative history thereof or other documents or evidence which reasonably demonstrates that such tax or assessment was intended to serve as a real estate tax or fulfill substantially the same function as existing real estate taxes and computed as if Landlord’s sole asset were the Land and the Building), the whole or any part of such real estate taxes now imposed there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (y) any other such substitute tax, assessment, levy, imposition, fee or charge, including without limitation, transportation taxes, fees and assessments, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be included in “Taxes”.  If the owner, or lessee under a Superior Lease, of all or any part of the Project is an entity exempt from the payment of taxes described in clause (i), there shall be included in “Taxes” the taxes described in clause (i) which would be so levied, assessed or imposed if such owner or lessee were not so exempt and such taxes shall be deemed to have been paid by Landlord on the dates on which such taxes otherwise would have been payable if such owner or lessee were not so exempt, but only to the extent Landlord actually is obligated to and does pay such taxes, assessments or charges or any payments in lieu thereof (other than Impositions or PILOT under the PILOT Agreement).  “Taxes” shall not include any Excluded Items (except, solely for the purposes hereof, the items in clause (B) of the definition of “Excluded Items” shall not be an Excluded Item), PILOT,

Impositions, or any taxes or assessments which would otherwise constitute Taxes to the extent included in Operating Expenses pursuant to Section 2.07.

(b)(i)  Subject to the terms of Section 2.06(b)(ii), from and after the PILOT Cessation Date, Tenant shall pay to Landlord (each, a “Tax Payment”) Tenant’s Share of the Taxes for each Tax Year (or portion thereof from and after the PILOT Cessation Date).  Subject to the penultimate sentence of this Section 2.06(b)(i), the Tax Payment for each Tax Year shall be due and payable in installments in the same manner that Taxes for such Tax Year are due and payable by Landlord, whether to the City of New York, or to a Superior Lessor or Superior Mortgagee (provided that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of Tax Payments to be paid more frequently than would be required to the appropriate taxing authorities, in no event shall the aggregate Tax Payment with respect to any Tax Year be increased, nor shall installments of Tax Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such Tax Payment is due to the appropriate taxing authorities or in installments exceeding six (6) months of the monthly Tax Payments for such Tax Year).  Tenant shall pay the Tax Payment within 30 days after the rendering of a statement therefor by Landlord to Tenant, but in no event shall Tenant be required to pay Tenant’s Share of Taxes more than 10 Business Days prior to the date such Taxes for the applicable Tax Year first become due.  The statement to be rendered by Landlord shall set forth in reasonable detail the computation of Tenant’s Tax Payment of the particular installment(s) being billed (and Landlord shall provide Tenant with a copy of the tax bill from the taxing authorities relevant to the computation of Tenant’s Tax Payment).  If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year, the Tax Payment for such Tax Year shall be appropriately adjusted and paid or refunded, as the case may be, in accordance herewith.  If during the Term, Taxes are required to be paid (either to the appropriate taxing authorities or as tax escrow payments to a Superior Lessor or Superior Mortgagee) in full or in monthly, quarterly, or other installments, on any other date or dates than as presently required, then at Landlord’s option, upon not less than 30 days’ prior notice to Tenant, Tenant’s Tax Payments shall be correspondingly accelerated or revised so that said Tenant’s Tax Payments are due at least 10 Business Days prior to the date payments are due to the taxing authorities or such Superior Lessor or Superior Mortgagee (provided that, notwithstanding that a Superior Lessor or Superior Mortgagee may require installments of Tax  Payments to be paid more frequently than would be required to the appropriate taxing authorities, in no event shall the aggregate Impositions Payment with respect to any Tax Year be increased, nor shall installments of Tax Payments be payable hereunder less frequently than twice per calendar year or more than one year in advance of the Tax Year for which such Tax Payment is due to the appropriate taxing authorities or in installments exceeding six (6) months of monthly Tax Payments for such Tax Year).  Landlord shall pay to Tenant any and all interest actually paid or credited to Landlord by such Superior Lessor or Superior Mortgagee which is fairly allocable to the portion of such escrow deposits made by Tenant.

(ii)Notwithstanding anything to the contrary contained herein, if the PILOT Cessation Date occurs prior to the 20th year following the Construction Period (as defined in the PILOT Agreement) (the “Scheduled PILOT Expiration Date”) (A) as a result of Tenant’s acts or omissions, and not the acts or omissions of Landlord, then, during the period from the PILOT Cessation Date until the Scheduled PILOT Expiration Date (the “Increased Taxes Period”), Tenant shall pay the Tax Payment as hereinabove provided, (B) as a result of Landlord’s acts or omissions, and not the acts or omissions of Tenant (it being agreed, that for this purpose, a defeasance as contemplated in the definition of “Expiration Date” in the PILOT Agreement shall be deemed solely as a result of Landlord’s acts), then, during the Increased Taxes Period only, for purposes of calculating the amount of the Tax Payment hereunder, clause (i) of Section 2.06(a) shall be deemed deleted and replaced with “the amount that the PILOT Amount would have been for the applicable Tax Year pursuant to the PILOT Agreement had the PILOT Cessation Date not occurred” or (C) for any other reason other than Landlord’s acts or omissions or as described in Section 2.06(b)(iii) below, then, during the Increased Taxes Period only, for purposes of calculating the amount of the Tax Payment hereunder, clause (i) of Section 2.06(a) shall be deemed deleted and replaced with “the sum of (x) the amount that the PILOT Amount would have been for the applicable Tax Year pursuant to the PILOT Agreement had the PILOT Cessation Date not occurred and (y) an amount equal to 50% of the difference between the amount of real estate taxes assessed with respect to the Building by the City of New York for the applicable Tax Year and the amount that the PILOT Amount would have been for such Tax Year pursuant to the PILOT Agreement had the PILOT Cessation Date not occurred”.  If the PILOT Cessation Date occurs prior to the Scheduled PILOT Expiration Date, Landlord may protest, contest or otherwise challenge such earlier occurrence of the PILOT Cessation Date.  If Landlord elects not to protest, contest or otherwise challenge such earlier occurrence of the PILOT Cessation Date, Landlord shall give notice to Tenant (a “PILOT Cessation Notice”) of such election at least fourteen (14) days prior to any deadline to contest same, and, following delivery of the PILOT Cessation Notice, Tenant shall have the right to protest, contest or otherwise challenge the such earlier occurrence of the PILOT Cessation Date on Landlord’s behalf with respect to the Project.  Notwithstanding the foregoing, if such PILOT Cessation Notice includes a letter from the Designated Certiorari Attorney (as hereinafter defined) that in the Designated Certiorari Attorney’s opinion, considering only the Building (and not any other real estate owned by Landlord or any Affiliate of Landlord), it would not be advisable or productive to protest, contest or otherwise challenge such earlier occurrence of the PILOT Cessation Date, then Tenant shall be prohibited from protesting, contesting or challenging same; provided that (x) Landlord shall have no liability to Tenant whatsoever, and Tenant’s obligations under this Section 2.06(b)(ii) shall not be reduced or abrogated, if Landlord determines not to protest, contest or otherwise challenge same (per the advice of the Designated Certiorari Attorney) or, if Landlord does seek to protest, contest or otherwise challenge such early cessation, Landlord is not successful in connection therewith, (y) Tenant shall pay to Landlord within 30 days after demand, as Additional Charges, (1) if clause (ii)(A) applies, 100% and (2) if clause (ii)(C) applies, 50%, of the reasonable Actual Cost incurred by Landlord in connection with any such protest, contest or other challenge and (z) if clause (ii)(B) applies, Landlord shall be solely responsible for the costs incurred by Landlord in connection with any such protest, contest or other challenge.

(iii)Landlord anticipates that “Year 1 after the Construction Period” as shown in the table in Section 5.2(d) of the PILOT Agreement will occur in the same Tax Year in which the Possession Date occurs.  If as a result of any delay in the occurrence of the Possession Date (other than as a result of Tenant Delay) “Year 1 after the Construction Period” occurs prior to the Tax Year in which the Possession Date occurs, then the PILOT Payment for each Tax Year shall be adjusted to reflect the reductions in the rate of abatement that would have applied if such delay had not occurred.  Examples of Landlord’s good faith estimates of the determination of such PILOT Payments, in the event of such delay, are attached hereto as Exhibit HH.

(c)Landlord may, with respect to each Tax Year, initiate and pursue in good faith an application or proceeding seeking a reduction in the assessed valuation of the Project.  If Landlord elects not to initiate and pursue such application or proceeding in any Tax Year, Landlord shall give notice (a “Tax Cert Notice”) of such election to Tenant at least 14 days prior to the outside date for filing such application (which Tax Cert Notice, if it does not include an Attorney Letter, shall include any information as is customarily required in order to initiate a tax certiorari proceeding in Manhattan) and, following delivery of the Tax Cert Notice, Tenant shall have the right to initiate and pursue such application or proceeding on Landlord’s behalf with respect to the Project; provided, that, in such event, Tenant shall have no right to settle any such proceeding without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, if such Tax Cert Notice includes a letter (an “Attorney Letter”) from the Designated Certiorari Attorney stating that in the Designated Certiorari Attorney’s opinion, considering only the Building (and not any other real estate owned by Landlord or any Affiliate of Landlord), it would not be advisable or productive to bring such application or proceeding for the Tax Year in question because such application or proceeding is reasonably likely to result in an increase in PILOT or Taxes, as applicable, then Tenant shall be prohibited from initiating and pursuing any such application or proceeding. Any disputes relating to whether the conclusions made by the Designated Certiorari Attorney in an Attorney Letter are correct shall be resolved by arbitration in accordance with the provisions of Section 8.09 below, and if Tenant prevails in such arbitration, Landlord shall provide any information as is customarily required in order to initiate a tax certiorari proceeding in Manhattan to Tenant promptly following such determination. The parties hereby agree that  the firms of Marcus & Pollack and Podell, Schwartz, Schechter & Banfield are each a “Designated Certiorari Attorney” as of the Effective Date.  If Landlord or Tenant (in such capacity, the “Objecting Party”) at any time objects to either Designated Certiorari Attorney constituting a Designated Certiorari Attorney on the basis that such Designated Certiorari Attorney no longer constitutes a well-known and reputable certiorari attorney regularly advising owners and tenants on real property tax matters for projects that are comparable to the Project (the “Certiorari Standard”), then the Objecting Party may state such objection in a written notice to the other party (the “Receiving Party”) and include in such written notice the name of a substitute Designated Certiorari Attorney that the Objecting Party believes satisfies the Certiorari Standard, which notice shall include such Designated Certiorari Attorney’s bio or other description of credentials. If the Receiving Party does not object to the Objecting Party’s notice within 10 Business Days after receipt thereof (either on the basis that the then-existing Designated Certiorari Attorney satisfies the Certiorari Standard or that the Objecting Party’s proposed substitute Designated Certiorari Attorney does not satisfy the Certiorari Standard), then the Objecting Party’s proposed substitute Designated Certiorari Attorney shall thereafter constitute a Designated Certiorari Attorney. If the Receiving Party objects to the Objecting

Party’s notice within 10 Business Days after receipt of the Objecting Party’s notice, and the parties, acting in good faith, cannot resolve their disagreement within 30 days after the Objecting Party’s receipt of the Receiving Party’s notice of objection, then either party may submit such dispute to arbitration in accordance with Section 8.09.  If the determination of such dispute has not been resolved at least 90 days prior to the outside date for filing of such application or proceeding, then either of the then-existing Designated Certiorari Attorneys shall be deemed acceptable.  There shall at all times be two Designated Certiorari Attorneys.  Tenant, for itself and its immediate and remote subtenants and successors in interest hereunder, hereby waives, to the extent permitted by law, any right Tenant may now or in the future have to protest or contest any Taxes or to bring any application or proceeding seeking a reduction in Taxes or assessed valuation or otherwise challenging the determination thereof, except as expressly provided in this Section 2.09(c).  Any disputes under this provision shall be resolved by arbitration in accordance with the provisions of Section 8.09 below.

(d)If Landlord shall receive a refund (or a credit in lieu of refund) of Taxes for any Tax Year in which Tenant made a Tax Payment, or Taxes shall be reduced prior to payment of all or part thereof by Landlord (but after Tenant has made payment in respect thereof) Landlord shall pay to Tenant Tenant’s Share of the net refund (after deducting from such refund the Actual Cost of obtaining the same, including, without limitation, appraisal, accounting and legal fees, to the extent that such costs and expenses were not included in the Taxes for such Tax Year or for which Landlord has otherwise been reimbursed for such costs and expenses by Tenant pursuant to the provisions of Sections 2.04, 2.05 or 2.06 or otherwise)  or, at Tenant’s option, credit such amount against the next installment(s) of Rent payable under this Lease, or, if no further Rent is payable under this Lease, Landlord shall promptly refund such excess amount, which obligation shall survive the Expiration Date; provided, that (i) the total of such credit or refund to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year and (ii) if the PILOT Cessation Date occurs on a date other than July 1 of any Tax Year, any refund with respect to such Tax Year shall be prorated to correspond to the portion of such Tax Year with respect to which Tenant paid a Tax Payment.

2.07Operating Payments.  (a)  “Landlord’s Statement” means an instrument setting forth the total Operating Expenses and Operating Payment payable by Tenant for a specified Operating Year.

(b)“Operating Expenses” means, subject to the exclusions and limitations hereinafter set forth, all Actual Costs (without any profit or markup to Landlord except with respect to Management Fees or Management Oversight Fees or as otherwise expressly set forth herein), consistently determined and actually paid or incurred (but subject to Tenant’s receipt of a credit for any expense that is incurred by Landlord, charged to Tenant (or for which Tenant is charged its share) pursuant to this Section 2.07, and not thereafter actually paid by Landlord) by Landlord, whether directly or through an independent contractor, on an accrual basis and without duplication, in respect of the repair, replacement, maintenance, operation and security of the Project, including, without limitation, (i) subject to clause (X) of this Section 2.07(b), salaries, wages, medical, surgical, insurance (including, without limitation, group life and disability insurance), union and general welfare benefits, pension payments, severance payments, sick day payments and other fringe benefits of employees of Landlord,

Landlord’s Affiliates and their respective contractors engaged in such repair, replacement, maintenance, operation and/or security, provided that with respect to employees who are employed with respect to properties owned by Affiliates of Landlord other than the Building, such expenses shall be equitably allocated; (ii) payroll taxes, worker’s compensation, uniforms and related expenses (whether direct or indirect) for such employees, similarly allocated; (iii) the cost of fuel, gas, steam, electricity, heat, ventilation, air-conditioning and chilled or condenser water, water, sewer and other utilities to (A) Base Building Systems serving leasable portions of the Building during Business Hours (except as provided in Sections 2.07(b)(E), 2.07(b)(F), 2.07(HH) and 2.07(b)(BBB) below) and (B) the non-leasable portions of the Building (but only in each case to the extent that the charges therefor shall not be payable by any tenant or occupant of the Building, other than reimbursement by means of operating expense reimbursement provisions contained in the leases of other tenants that are similar to this Section 2.07 (other than the fact that such provisions may provide for increases over a base year rather than a pass-through of Actual Costs)), in each case, together with any taxes and surcharges on, and fees actually paid in connection with the calculation and billing of, such utilities (which fees, if paid to an Affiliate of Landlord, shall be consistent with market rates for Comparable First Class Office Buildings and not in excess of the amount that would have been payable absent such Affiliate relationship); (iv) the cost of painting and/or decorating of all areas of the Project, excluding, however, any space contained therein which is demised or available for leasing to any Person or is attributable to any revenue-producing space (such as rented or licensed kiosks); (v) the cost of casualty, liability, fidelity, rent and all other insurance regarding the Project (including terrorism insurance), provided that (A) such insurance shall not be in excess of the types of coverage and amounts customarily carried by prudent owners of Comparable First Class Office Buildings, except to the extent any such excess coverage or amounts arise from extraordinary circumstances beyond the reasonable control of Landlord, and (B) rent loss insurance shall not exceed two years of coverage, unless additional coverage is required by a Superior Mortgagee or Superior Lessor, or is otherwise customarily being carried by prudent owners of Comparable First Class Office Buildings); (vi) subject to the proviso set forth in clause (x) below, the cost of all supplies, tools, materials and equipment, whether by purchase or rental, used in the repair, replacement, maintenance, operation and/or security of the Project, and any sales and other taxes thereon, provided, if and to the extent that any of the foregoing are used at or with respect to more than one property of Landlord, then the foregoing amounts shall only be included in Operating Expenses in the same proportion that such use at or with respect to the Project bears to the aggregate use of the foregoing at all such properties; (vii) the fair market rental value of the building management office or offices (collectively, the “Building Office”), in connection with the repair, replacement, maintenance, operation and/or security thereof, and all commercially reasonable Building Office expenses, such as telephone, utility, stationery and similar expenses incurred in connection therewith, provided that (A) the aggregate RSF of the Building Office shall be assigned one fixed number, not to exceed the lesser of the actual aggregate RSF of the Building Office and 7,500 RSF, and (B) such fair market rental value shall be subject to fair market rental increase and customary operating expense and PILOT or Tax escalations; (viii) the cost of cleaning, janitorial and security services, including, without limitation, glass cleaning, snow and ice removal and garbage and waste collection and disposal, but only if and to the extent that the charges therefor shall not be payable by any tenant or occupant of the Building, other than reimbursement by means of operating expense reimbursement provisions contained in the leases of other tenants that are similar to this Section

2.07 (other than the fact that such provisions may provide for increases over a base year rather than a pass-through of Actual Costs); (ix) the cost of maintaining and replacing from time to time (but not initially acquiring or installing) all interior and exterior landscaping in a manner commensurate with other Comparable First Class Office Buildings, other than landscaping on private terraces, the 34th Street lobby or the Sky Lobby (unless Tenant leases space served by the Sky Lobby); (x) the cost of all alterations, replacements and/or improvements made by or on behalf of Landlord, whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease, and all tools and equipment related thereto (but excluding all costs incurred in connection with the Base Building Work or otherwise related to the initial construction of the Building, including, without limitation, any development and project costs relating thereto) (including, subject to Section 2.07(b)(R) below, customary oversight fees payable to the property manager for supervision of such work (“Management Oversight Fees”), without duplication of oversight fees that are paid to third parties for comparable services and that are included in Operating Expenses); provided, that if under generally accepted accounting principles consistently applied (“GAAP”), any of the costs referred to in this clause (x) and otherwise permitted to be included in Operating Expenses are required to be capitalized, then such costs shall not be included in Operating Expenses unless they (I) are required by any Laws that first became effective (1) on or after the Possession Date or (2) before the Possession Date but with respect to which the obligation to comply first arises after the Possession Date, or (II) actually reduce expenses that would otherwise be included in Operating Expenses (to the extent of the actual reduction in Operating Expenses), in either of which events the cost thereof, together with interest thereon at the Interest Rate in effect on December 31 of the Operating Year in which such costs were incurred, shall be amortized on a straight-line basis and included (in the case of clause (II), to the extent of such actual reduction in the Operating Expenses for the Operating Year in question) in Operating Expenses over the useful life of the item in question, as determined in accordance with GAAP; (xi) costs of security services, including, without limitation, offsite vehicle screening for vehicles seeking access to the Project; (xii) annual management fees (“Management Fees”) in an amount equal $[****] per Qualified RSF, provided that during any period that Tenant Self-Performs the operation of the Tenant Unit AC System in accordance with Section 3.03, such management fee shall be $[****] per Qualified RSF, which fees shall be Subject to CPI Increases (for which purpose the denominator referred to in Section 8.04(d) shall be the CPI for the 12 month period commencing on the Occupancy Date); (xiii) all reasonable costs and expenses of legal, bookkeeping, accounting and other professional services incurred in connection with the operation or management of the Building (which services shall be equitably apportioned if such services relate to more than one property of Landlord), except as hereafter expressly excluded; (xiv) condominium assessments, common charges or similar charges, if applicable (subject to Section 2.07(b)(QQ)); (xv) subject to Section 2.07(b)(WW) below, dues to REBNY, BOMA or any successor organization of which the Building or Landlord is a member, and any assessments, dues, levies or other charges paid to any owners’ association or similar organization or to any entity on behalf of such an organization in each case of which the Building or Landlord is a member of from which the Building derives any service or benefit (including, without limitation, payments to the ERY Facility Airspace Parcel Owners’ Association), subject to Section 2.07(b)(WW)); (xvi) costs in connection with operation and maintenance of the underground passages connecting the Building to the adjacent subway station and to 30 Hudson Yards and adjacent retail complex, any costs incurred under or pursuant to any revocable consents or licenses issued by governmental authorities in connection with such subway passage or on or under any sidewalks or streets adjacent to the Building, and (vii) all costs and expenses expressly included in Operating Expenses pursuant to the provisions of this Lease.  Notwithstanding the foregoing, “Operating Expenses” shall not include the following:

(A)depreciation and amortization (except with respect to the alterations, repairs, replacements, and/or improvements described in clauses I and II of clause (x) of this Section 2.07(b));

(B)principal and interest payments and other costs incurred in connection with any financing or refinancing of the Project or any portion thereof (including, without limitation, fees for obtaining approvals from or otherwise dealing or negotiating with or providing reports and information to, mortgagees and legal fees and disbursements in connection therewith);

(C)the cost of tenant improvements made for tenant(s) of the Building (including, permit license and inspection fees) or allowances in lieu thereof;

(D)leasing and brokerage commissions and similar fees, advertising, entertaining and promotional expenses incurred with respect to the Building or in procuring tenants and any other costs incurred in procuring or retaining tenants, including, but not limited to, architect’s fees and space planners’ fees, lease concessions, contributions to tenant work and rental assumption obligations;

(E)cost of any work or service performed for any tenant of the Building, whether at the expense of Landlord or such tenant, to the extent that such work or service is in excess of the work or service that Landlord is required to furnish to Tenant under this Lease;

(F)the cost of any electricity consumed in the Premises or in any other space in the Building demised or available for leasing to any Person, and the cost of any water or other utilities that are used or consumed by Tenant or any other tenant with respect to leasable space;

(G)any amounts included in PILOT, Impositions, Taxes or Excluded Items;

(H)costs and expenses incurred in connection with, and incidental to, the leasing of space in the Building, including, but not limited to (1) attorneys’ fees and disbursements, accounting and other professional services costs, (2) costs and expenses incurred in connection with preparing and negotiating leases, amendments and modifications thereto, consents to subleases or assignments, non-disturbance agreements, (3) take over or assumption fees, (4) any form leases, (5) disputes with tenants or occupants in the Building, (6) the interpretation, enforcement or termination of leases or other occupancy agreements, including this Lease, disputes with adjoining landowners or any actions in defense of Landlord’s title to or leasehold interest in the Building, and (7) costs incurred as a result of the violation by Landlord or any tenant of the terms and conditions of any lease (including this Lease);

(I)any cost to the extent Landlord is reimbursed therefor out of insurance proceeds or otherwise  (or would have been reimbursed out of such proceeds had Landlord maintained the insurance required hereunder or otherwise (other than by means of operating expense reimbursement provisions contained in the leases of other tenants at the Building);

(J)all costs and expenses of taking over or assuming the lease obligations of a tenant in the Building and the costs and expenses of relocating such tenant, including any payments required to be made in connection with the termination of such lease pursuant to Article 31-B of the Tax Law of the State of New York or other similar statute;

(K)costs and expenses (including, without limitation, attorney’s fees and costs of settlements, judgments and arbitration awards) arising from claims or disputes in connection with tort, negligence or defamation litigation pertaining to Landlord or Landlord’s agents, contractors, employees or representatives, or in connection with any such claims or disputes arising from the negligence or willful misconduct of Landlord or Landlord’s agent’s, contractors, employees or representatives;

(L)costs incurred with respect to a sale or transfer of all or any portion of the Project or any interest therein or in any Person of whatever tier owning an interest therein and the cost of maintaining, organizing or reorganizing the entity that is the landlord under this Lease;

(M)costs of alterations and improvements and other expenditures which are required to be capitalized under GAAP, except to the extent permitted to be included in Operating Expenses under clause (x) of this Section 2.07(b);

(N)any lease payments for equipment which, if purchased, would be specifically excluded as a capital improvement, except to the extent same is permitted to be included in Operating Expenses under clause (x) of this Section 2.07(b);

(O)costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements or other real property interests;

(P)costs (including hard and soft costs) of performing the Base Building Work, any other work included in the Base Building

Construction Documents (as defined in the DCA), and any extra work thereunder requested by any tenant (including Tenant);

(Q)any rent, additional rent or other charge under any ground leases or under Superior Leases (other than amounts which constitute a reimbursement to the ground lessor or Superior Lessor, or a payment by Landlord as tenant under the ground lease or Superior Lease which constitutes rent thereunder, which would have been included in Operating Expenses if the same were paid directly by Landlord);

(R)any cost representing an amount paid to an Affiliate of Landlord to the extent the same is in excess of the amount which would reasonably have been paid on a competitive basis in Comparable First Class Office Buildings in the absence of such relationship;

(S)any cost incurred in connection with making any additions to, or building additional stories on, the Building or its plazas, or adding buildings or other structures adjoining the Building, or connecting the Building to other structures adjoining the Building;

(T)all costs of remediating, removing or encapsulating asbestos, or other Hazardous Materials or substances in or about the Project, except to the extent the same shall be attributable to any act or omission of Tenant, Tenant’s agents, employees, contractors, invitees or licensees;

(U)interest, fines, penalties or other late payment charges paid or incurred by Landlord, except to the extent (1) that Landlord is contesting such payments timely and in good faith (only if Landlord prevails in such action), or (2) with respect to a payment that, part or all of which was the responsibility of Tenant hereunder, and which Tenant did not make in a timely fashion or did not make at all;

(V)subject to the other limitations and exclusions to Operating Expenses contained herein, any costs includable in Operating Expenses that are incurred with respect to both the Project and other property owned or managed by Landlord (including, without limitation, Hudson Yards, so long as it is owned or managed by Landlord), except to the extent of the fair and reasonable share of such Operating Expenses that are properly allocable to the Project.  For purposes of this Lease, “Hudson Yards” means the area bounded by (i) 10th Avenue to the East and 12th Avenue to the West, and between 30th Street to the South and 33rd Street to the North, and (ii) 10th Avenue to the East and 11th Avenue to the West, and between 33rd Street to the South and 34th Street to the North;

(W)costs of withdrawal liability or unfunded pension liability under the Multi-Employer Pension Plan Act, except to the extent that such costs are offset by savings realized by Landlord in connection therewith;

(X)salaries, wages, fringe benefits and other compensation for officers, employees and executives above the grade of Executive Director (or above the grade of an equivalent property management position should Landlord fail to fill a position titled “executive director”);

(Y)costs of repairs or replacements incurred by reason of fire or other casualty or condemnation except that in connection therewith any amount equal to the reasonable deductibles under Landlord’s insurance policies may be included within Operating Expenses (but in no event in excess of deductibles generally maintained by prudent landlords of Comparable First Class Office Buildings);

(Z)legal, accounting and other professional fees and disbursements incurred in connection with negotiations or disputes by Landlord, its Affiliates or partners with lenders, or superior lessors, or the filing of a petition in bankruptcy by or against Landlord or its Affiliates;

(AA)costs of acquiring, leasing, insuring, restoring, repairing, removing or replacing (i) sculptures, (ii) paintings, (iii) temporary exhibitions, and (iv) other objects of art located within the Building or within the Project, except the cost of routine cleaning, maintenance, and relocating of such objects may be included in Operating Expenses;

(BB)costs in operating a retail business or ancillary service in the Building, such as a shoe shine stand, a newsstand, a stationery store or a parking facility, including any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (provided that costs incurred in connection with the operation, security or supervision of queuing areas for radio taxi services, limousines and “black cars” for the benefit of the Building shall be included in Operating Expenses as long as such service is available to Tenant);

(CC)the cost of overtime heating, ventilating and air conditioning furnished to the Premises (which shall be payable by Tenant pursuant to the provisions of Section 3.01) or any other space leased to tenants or available to be leased to any Person;

(DD)the cost of installing, operating or maintaining any specialty service in the Building, such as broadcasting facilities, luncheon club, dining facility, auditorium, restaurant, cafeteria, conference center, museum, athletic or recreational club, or child care facility, provided such exclusion shall be made, as to any such particular facility, only if such facility (i) is not available to all tenants or occupants of the Building generally or (ii) is not found in Comparable First Class Office Buildings, is targeted for a particular tenant and Tenant elects not to use such facility (and Tenant and its employees are not actually using same);

(EE)Landlord’s general corporate and general administrative and overhead expenses, except as to other items specifically permitted in accordance with the provisions of this Section 2.07 to be included in Operating Expenses);

(FF)reserves of any kind, including but not limited to replacement reserves, and reserves for bad debts or lost rent or any similar charge not involving the payment of money to third parties;

(GG)fines and penalties incurred because of violations of Laws that arise by reason of Landlord’s failure to construct, maintain or operate the Building or any part thereof in compliance with such Laws (excluding the costs of permits and approvals required to comply with Laws in the ordinary course of the operation or maintenance of the Building);

(HH)all costs incurred by Landlord in connection with the performance of any sundry services to individual tenants which are not generally provided to all tenants (including Tenant);

(II)any increase in insurance premiums for the Building due to acts or omissions of other tenants of the Building or uses or manners of use of space in the Building by other tenants, or due to Landlord’s gross negligence or willful misconduct;

(JJ)except as otherwise permitted in clause (vii) of this Section 2.07(b) and subject to clause (v) of this Section 2.07(b), any costs or expenses relating to the Building Office.

(KK)costs and expenses (including those for labor, materials, tools, equipment and contractor charges) incurred in connection with compliance with any Law existing as of the Possession Date which are applicable to the Building (including the Premises) with respect to a violation or open or pending permit or work application existing as of the Possession Date, whether or not noted of record, unless caused by an act or omission of Tenant or any Person claiming by, through or under Tenant;

(LL)subject to the other limitations and exclusions to Operating Expenses contained herein, costs incurred to correct any defect resulting from the improper initial construction or design of the Building or the Base Building Systems (other than a defect in the design by Tenant or its architects or engineers of any Landlord MEP Upgrades);

(MM)dues to professional and lobbying associations (except for the allocable dues for REBNY, BOMA or any successor organization) or contributions to political or charitable organizations and any other lobbying costs;

(NN)the cost of acquiring, installing or replacing any separate electrical meter, gas, water or other meter Landlord may provide to any of the tenants (including Tenant) in the Building;

(OO)any costs to test, repair, maintain or operate any tenant dedicated standby generator system in the Building;

(PP)duplicative charges for the same item;

(QQ)assessments, common charges and similar charges imposed by any condominium board to the extent such costs (i) are imposed to pay for, or as reimbursement for, costs which would not otherwise constitute Operating Expenses, or (ii) are in excess of those that would have been incurred if the Project were not subject to a condominium regime;

(RR)all costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Project) to the extent Landlord is entitled to be reimbursed therefor by any tenant (other than by means of operating expense reimbursement provisions contained in the leases of other tenants), or to the extent Landlord is entitled to be (and is) reimbursed therefor by Tenant (other than pursuant to Section 2.07) for the cost of like goods and services furnished to Tenant pursuant to this Lease;

(SS)costs (including, without limitation, any taxes or assessments) allocable to any revenue generating signs or other tenants’ or occupants’ signs and any signs designating the name of the Building (provided that normal cleaning or maintenance of such signs other than revenue generating signs may be included);

(TT)to the extent such cost is removed from Operating Expenses pursuant to Section 3.03(d), the cost of any Landlord Service provided to any leasable portion of the Building if Tenant has elected to Self-Perform the same;

(UU)any expenses for repairs or maintenance which are (i) actually covered by warranties and service contracts or (ii) (other than with respect to the Base Building Work) would have been so covered had Landlord obtained a commercially reasonable warranty with respect to the item in question, but only if and to the extent prudent landlords of Comparable First Class Office Buildings would customarily obtain such a warranty.  Notwithstanding the foregoing, Operating Expenses shall include any recurring fees and expenses to maintain any warranties and service contracts, and Tenant shall pay 100% of the incremental cost of any above-standard warranties and service contracts which Tenant elected to cause Landlord to purchase pursuant to the DCA;

(VV)costs that are fairly allocable to the retail and any other non-office leasable space within the Building;

(WW)assessments, dues or other payments incurred in connection with the Hudson Yards campus, provided, however that Operating Expenses shall include any assessments, dues or other payments made to or on behalf of the ERY Facility Airspace Parcel Owners’ Associations or its successor for services made available to the Building that actually benefit the Building, provided such payments do not exceed the lesser of (i) the amount equitably allocated to the Building and (ii) the amount that would be payable if such services were separately bid for only the Building (it being agreed that, for the avoidance of doubt, costs in connection with the Hudson Yards campus relating to (A) the public plaza, (B) the retail, (C) the Culture Shed and (D) the Vessel are deemed to not actually benefit the Building).  Tenant hereby approves the inclusion of the following services provided at the Hudson Yards campus in Operating Expenses: (1) operation of an offsite vehicle screening area; (2) operation of the Operations Coordination Center; and (3) costs of Hudson Yards representative to the NYPD Lower Manhattan or Midtown Security Initiative (and Tenant hereby acknowledges that for purposes of clause (ii) above, none of the services described in clause (1), (2) or (3) can practicably be separately bid for only the Building);

(XX)transfer, gains, franchise, inheritance, estate, succession, gift, corporation, unincorporated business, gross receipts, profit and income taxes imposed upon Landlord;

(YY)expenditures for repairing and/or replacing any defect in any work performed by Landlord pursuant to the provisions of this Lease;

(ZZ)any payments received by Landlord for recyclable materials and waste paper for the Building shall be deducted from Operating Expenses;

(AAA)costs for furnishing or installing window film or similar treatments; and

(BBB)costs attributable to Building services or systems that serve leasable areas of the Building other than the Premises, to extent such services or systems do not benefit the Premises, the Mechanical Areas or any other areas exclusively dedicated to Tenant.

(c)“Operating Year” means each calendar year during the Term.

(d)“Tenant’s Operating Share” means, with respect to each item of Operating Expenses, Tenant’s allocable share of such item, determined in accordance with the methodology set forth in Exhibit R (“Cost Allocation Methodology”).  References to Tenant 1 in Exhibit R shall be deemed to refer to Tenant. With respect to any Operating Expenses or other costs set forth on Exhibit R or otherwise in this Lease as being allocated by direct consumption or meters, Exhibit NN (“Metering Schedule”) hereto sets forth a description of all meters installed or to be installed in order to measure such consumption, and indicates whether Landlord or Tenant is responsible for the repair, maintenance and/or replacement of such meters. If any changes are made to the services provided to tenants or to the operation of the Building, any new categories of Operating Expenses shall be allocated in a fair and equitable manner, consistent with the concepts underlying the allocations in Exhibit R to the extent applicable.  Any dispute with respect to the allocation of such new categories shall be resolved by arbitration in accordance with Section 8.09.

(e)From and after the day immediately following the Rent Commencement Date, Tenant shall pay (each, an “Operating Payment”) Tenant’s Operating Share of the Operating Expenses for such Operating Year.  If Tenant’s obligation to pay Operating Expenses commences on a date other than January 1, Tenant’s Operating Payment for the Operating Year immediately following the Rent Commencement Date shall be prorated to correspond to the portion of such Operating Year with respect to which Tenant is obligated to pay Operating Expenses pursuant to the terms of this Lease.

(f)If during any relevant period (i) less than 95% of the rentable square footage in the Building shall be occupied, and/or (ii) the tenant or occupant of any space in the Building (other than Tenant, it being agreed that if Tenant undertook to Self-Perform such work or service then the cost of same shall be excluded from Operating Expenses to the extent set forth in this Section 2.07 and Section 3.03) undertook to perform work or services therein in lieu of having Landlord perform the same and the cost thereof would have been included in Operating Expenses, with the result that tenants or occupants of less than 95% of the rentable square footage of the Building are having Landlord perform any such work or service, then, in either such event, the Operating Expenses for such period shall be adjusted to reflect the Operating Expenses that would have been incurred if 95% of the rentable square footage of the Building had been occupied or if Landlord had performed such work or services for tenants occupying 95% of the rentable square footage of the Building, as the case may be.   The provisions of this Section 2.07(f) with respect to adjustments of Operating Expenses for vacancy shall apply only to Operating Expenses that are variable and that increase in the event of an increase in occupancy of the Building and shall not apply to any Operating Expenses that do not vary with the level of occupancy in the Building.

(g)If Landlord receives any sales tax credits or other credits, refunds or abatements on account of the cost of any equipment installed by Landlord as to which cost Landlord is permitted to include all or any part thereof as an Operating Expense, then such credits, refunds and abatements shall be applied to reduce the amount of the Operating Expenses permitted to be billed hereunder except to the extent such credits, refunds and abatements are already reflected in the computation of Operating Expenses.  Without limiting the foregoing, Operating Expenses shall be “net” only and shall therefore be reduced by all cash discounts, trade discounts, quantity discounts, rebates, refunds, credits, or other amounts actually received by Landlord or Landlord’s managing agent, including any such related amounts from tenants or other occupants of the Building, for its purchase of or provision of any goods, utilities, or services the costs of which would otherwise be included in Operating Expenses.

(h)Landlord shall provide Tenant with the proposed budget for the costs described in Section 2.07(b)(WW), and the costs to maintain, repair and operate the underground passages connecting 50 Hudson Yards and 30 Hudson Yards (as well as the allocations of such costs between the Building and other buildings at Hudson Yards) as soon as practicable after the date hereof, to the extent feasible.  Landlord shall furnish to Tenant with respect to each Operating Year, a written statement setting forth in reasonable detail Landlord’s reasonable estimate of the Operating Payment for such Operating Year (“Landlord’s Estimate”).  Landlord shall endeavor to provide Landlord’s Estimate to Tenant not later than 30 days prior to the commencement of any Operating Year (or portion thereof) for which an Operating Payment is payable.  Notwithstanding the foregoing, Landlord’s Estimate of Tenant’s Operating Payment for a particular Operating Year shall not exceed 105% of the estimate (or the actual, if available) of the Operating Expenses for the prior Operating Year, except if such increase (A) is attributable to Tenant’s election to cease Self-Performing one or more services or functions pursuant to Section 3.03(c), or (B) results from demonstrable increases or non-controllable Operating Expenses, such as, by way of example only, insurance, utilities, fuel, or salaries paid pursuant to collective bargaining agreements.  For the avoidance of doubt, the limitation in the preceding sentence applies only to Landlord’s Estimate and shall have no impact on the actual Operating Payment to be made in accordance with Section 2.07(i) below.  Tenant shall pay to Landlord on the first day of each month during such Operating Year, an amount equal to 1/12th of Landlord’s Estimate, which shall be applied to the Operating Payment for such Operating Year.  If Landlord shall not furnish Landlord’s Estimate for an Operating Year on or before the date that is 30 days prior to the commencement of such Operating Year, then (A) until the first day of the month following the month in which such Landlord’s Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first day of each month an amount equal to the monthly sum, if any, payable by Tenant to Landlord under this Section 2.07 in respect of the last month of the preceding Operating Year; (B) simultaneously with the delivery of such Landlord’s Estimate, Landlord shall notify Tenant whether the installments of the Operating Payment previously made for such Operating Year were greater or less than the installments of the Operating Payment to be made in accordance with such Landlord’s Estimate, and (x) if there is a deficiency, Tenant shall pay the amount thereof within 30 days after demand therefor, or (y) if there is an overpayment, within 30 days after such determination Landlord shall refund to Tenant, together with interest at the Base Rate, the amount thereof; and (C) on the first day of the month following the month in which such estimate is furnished to Tenant and monthly thereafter throughout such Operating Year Tenant shall pay to Landlord an amount equal to 1/12th of the Operating Payment shown on such Landlord’s Estimate.  Landlord may, subject to the third (3rd) sentence of this Section 2.07(h), during each Operating Year, furnish to Tenant a revised statement of Landlord’s Estimate of the Operating Payment for such Operating Year (but not more frequently than 2 times in any Operating Year), and in such case, the Operating Payment for such Operating Year shall be adjusted and paid or refunded as the case may be, substantially in the same manner as provided in the preceding sentence.

(i)Landlord shall furnish to Tenant a Landlord’s Statement for each Operating Year within one year after the end of each Operating Year (and shall endeavor to furnish such Landlord’s Statement within 180 days after the end of such Operating Year).  If Landlord’s Statement shall show that the sums paid by Tenant, if any, under Section 2.07(h) exceeded the Operating Payment to be paid by Tenant for the applicable Operating Year, within 30 days after such determination, Landlord shall refund to Tenant the amount of such excess, together with interest thereon at the Base Rate from the date(s) of the relevant payment(s) made by Tenant until the day that such overpayment shall have been refunded in full to Tenant; and if the Landlord’s Statement shall show that the sums so paid by Tenant were less than the Operating Payment to be paid by Tenant for such Operating Year, Tenant shall pay the amount of such deficiency within 30 days after demand therefor.

(j)(i)  Tenant, upon notice given within 365 days after Tenant’s receipt of a Landlord’s Statement, may elect to have an Auditor (as hereinafter defined) examine such of Landlord’s books and records (collectively, “Records”) as are relevant to such Landlord’s Statement and, until the first Operating Year in which at least 95% of the rentable square footage in the Building shall have been occupied for a full calendar year, to any previous Landlord’s Statement, and Landlord shall provide access to the Records upon reasonable prior notice.  Landlord shall make all such Records available to an Auditor for examination in Manhattan in connection with any examination permitted hereunder upon reasonable prior notice.  As a condition to Tenant’s right to review the Records, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question; provided that the payment of such sums shall be without prejudice to Tenant’s right to dispute such amounts or Tenant’s right to recover if Tenant successfully challenges Landlord’s Statement in accordance with Section 2.07(j)(ii) below.  If Tenant shall not give such notice within such 365 day period, then such Landlord’s Statement shall be conclusive and binding upon Tenant. Tenant and Tenant’s Auditor, employees, accountants and agents shall treat all Records as confidential, except as may be required (A) by applicable Laws or (B) by a court of competent jurisdiction or arbitrator or in connection with any action or proceeding before a court of competent jurisdiction or arbitrator; and, upon request by Landlord, Tenant shall confirm and cause its Auditor to confirm such confidentiality obligation in writing.  As used herein, “Auditor” means either (x) a reputable independent certified public accounting firm (it being acknowledged that BDO USA, LLP and any “Big Four” accounting firm satisfies such requirement), (y) a reputable and qualified real estate services firm, or (z) an employee of Tenant, who is in any such case a certified public accountant or experienced in the review and analysis of operating expense statements; provided, that in no event may such firm or employee be retained by Tenant on a contingency fee basis or any other fee basis by which the compensation of such firm or employee is based upon the amount of the refund or credit by Landlord to Tenant as a result of such audit.

(ii)Tenant, within 180 days after the date on which the Records are made available to Tenant, may send a notice (“Tenant’s Statement”) to Landlord that Tenant disagrees with the applicable Landlord’s Statement, specifying in reasonable detail the basis for Tenant’s disagreement and, if Tenant is reasonably able to determine the same, Tenant’s reasonable estimate of the amount of the Operating Payment that Tenant claims is due.  If Tenant fails timely to deliver a Tenant’s Statement, then such Landlord’s Statement shall be conclusive and binding on Tenant.  Landlord and Tenant shall attempt to adjust such disagreement within 30 days after delivery of Tenant’s Statement.  If they are unable to do so, Tenant shall notify Landlord, within 90 days after the date on which the Tenant delivers the Tenant’s Statement to Landlord in connection with the disagreement in question, that such disagreement shall be determined by an Arbiter in accordance with this Section 2.07(j)(ii), and promptly thereafter Landlord and Tenant shall jointly designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 2.07(j)(ii) shall be binding upon the parties.  If Tenant timely delivers a Tenant’s Statement, the disagreement referenced therein is not resolved by the parties and Tenant fails to notify Landlord of Tenant’s desire to have such disagreement determined by an Arbiter within the 90-day period set forth in the preceding sentence, then the Landlord’s Statement to which such disagreement relates shall be conclusive and binding on Tenant.  If the determination of the Arbiter shall substantially confirm the determination of Landlord, then Tenant shall pay the cost of the Arbiter.  If the Arbiter shall substantially confirm the determination of Tenant, then Landlord shall pay the cost of the Arbiter.  In all other events, the cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a member of an independent certified public accounting firm having at least 50 accounting professionals who shall be certified public accountants having at least 10 years of experience in commercial real estate accounting and which has not been employed by Landlord or Tenant during the immediately preceding 5-year period.  If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within 15 days after receipt of notice from a party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants meeting the requirements of this Section 2.07(j)(ii) and who are acceptable to the party sending such notice, then either party shall have the right to request JAMS to designate as the Arbiter a certified public accountant meeting the requirements of this Section 2.07(j)(ii) whose determination made in accordance with this Section 2.07(j)(ii) shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant.  Any determination made by an Arbiter shall not exceed the amount determined to be due in the first instance by Landlord’s Statement, nor shall such determination be less than the amount claimed to be due by Tenant in Tenant’s Statement, and any determination which does not comply with the foregoing shall be null and void and not binding on the parties.  In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Pending the resolution of any contest pursuant to this Section 2.07(j)(ii), and as a condition to Tenant’s right to prosecute such contest (but without prejudice to Tenant’s position), Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question.  If Tenant shall prevail in such contest, an appropriate refund shall be made by Landlord to Tenant (together with interest thereon at the Base Rate from the date(s) of the relevant payment(s) made by Tenant until the date that such overpayment shall have been refunded in full to Tenant) within 30 days after such determination, failing which Tenant shall be permitted to offset such amount (together with interest as described above) against the Fixed Rent next coming due until such refund is fully credited.   In addition, if Landlord overstated such Operating Payment by more than 3% for such Operating Year, as finally determined, Landlord shall also pay the reasonable out-of-pocket costs of Tenant’s audit.  The term “substantially” as used in this Section 2.07(j)(ii), shall mean a variance of 3% or more of the Operating Payment in question.

(k)Landlord shall deliver to Tenant prior to the commencement of each Operating Year a copy of its annual operating budget for the Building.  Tenant shall have the right to approve the inclusion of any Operating Expense that is for a new service, or a service that is inconsistent with Comparable First Class Office Buildings, or in either case any material modification to such service that is inconsistent with the service or related costs set forth in the applicable Above Standard Expense Notice (an “Above Standard Expense”), which approval shall not be unreasonably withheld, conditioned or delayed. If Tenant fails to object to any new Above Standard Expense within 30 days following delivery of the notice containing the budget or, in the case of any material modification to such service that is inconsistent with the service or related costs set forth in the applicable Above Standard Expense Notice, within thirty (30) days after Tenant has actual knowledge thereof (but in any case, within two (2) years following delivery of such Above Standard Expense Notice) (the “Above Standard Expense Notice”), then Landlord shall have the right to send a second notice (which second notice shall (A) contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A SECOND ABOVE STANDARD EXPENSE APPROVAL NOTICE GIVEN IN ACCORDANCE WITH SECTION 2.07(k) OF THE LEASE” and (B) enclose a copy of the Above Standard Expense Notice and budget to which such second notice relates) to Tenant, and if Tenant does not, within 5 Business Days following Tenant’s receipt of such second notice, approve or disapprove of the Above Standard Expense, Tenant shall have no further right to approve of such Above Standard Expense; provided, nothing herein shall be construed to impair Tenant’s right set forth in Section 2.07(j).  Any dispute with respect to Tenant’s disapproval of any such Above Standard Expense shall be subject to arbitration in accordance with Section 8.09.  Any such item that is excluded from Operating Expenses in accordance with this Section 2.07(k) shall not be included in Operating Expenses for purposes of Tenant’s Operating Payment, but such determination shall not affect Landlord’s ability to implement the service.

2.08PILOT, Impositions, Tax and Operating Provisions; Net Lease.  (a)  In any case provided in Sections 2.04, 2.05, 2.06 or 2.07 in which Tenant is entitled to a refund, Landlord may, in lieu of making such refund, credit against future installments of Rent any amounts to which Tenant shall be entitled.  Nothing in this Article 2 shall be construed so as to result in a decrease in the amount of the Fixed Rent set forth in Section 2.02.  If this Lease shall expire before any such credit shall have been fully applied, then within 30 days thereafter, Landlord shall refund to Tenant the unapplied balance of such credit; provided, that if Tenant is then in default under this Lease beyond the expiration of any applicable notice or cure period, Landlord may offset the amount of any non-disputed sums owing to Landlord on account thereof from any such credit.

(b)Landlord’s failure to render or delay in rendering a Landlord’s Statement with respect to any Operating Year or any component of the Operating Payment shall not prejudice Landlord’s right to thereafter render a Landlord’s Statement with respect to any such Operating Year or any such component; provided, that such Landlord’s Statement is delivered within 2 years after the end of the Operating Year in question, nor shall the rendering of a Landlord’s Statement for any Operating Year prejudice Landlord’s right to thereafter render a corrected Landlord’s Statement for such Operating Year within such 2-year period (it being agreed that Landlord shall not render a Landlord’s Statement or a corrected Landlord’s Statement more than 2 years after the end of the Operating Year in question).  Landlord’s failure to render or delay in rendering any statement with respect to any PILOT Payment, Impositions Payment or Tax Payment (or installment thereof) shall not prejudice Landlord’s right to thereafter render such a statement; provided, that such statement is delivered within 2 years following the later of (i) the end of the Tax Year in question or (ii) the final determination of the PILOT, Impositions or Taxes, as applicable, for the Tax Year in question, nor shall the rendering of a statement for any PILOT Payment, Impositions Payment or Tax Payment (or installment thereof) prejudice Landlord’s right to thereafter render a corrected statement therefor within such 2-year period.  Notwithstanding anything to the contrary in this Lease, if Landlord does not furnish such a Landlord’s Statement (or correction thereof) in respect of Operating Expense or a statement (or correction thereof) with respect to any PILOT Payment, Impositions Payment or Tax Payment (or installment thereof)  within the applicable 2 year period, Landlord shall have waived its right to send any such Landlord’s Statement (or correction thereof) or such statement (or correction thereof) or otherwise further bill Tenant (or collect for) the Operating Payment or PILOT Payment, Impositions Payment or Tax Payment (or any installment thereof) for the applicable Operating Year or Tax Year, as applicable, in which such time period has elapsed; provided that the foregoing provisions of this sentence shall not apply with respect to Landlord’s right to send a corrected Landlord’s Statement provided the same is rendered within the applicable 2-year period, as provided above.

(c)Landlord and Tenant confirm that this is a net lease, and the computations under this Article 2 are intended to constitute an actual reimbursement to Landlord for PILOT, Impositions, Taxes and other costs and expenses incurred by Landlord with respect to the Project.

(d)Each PILOT Payment, Impositions Payment or Tax Payment in respect of a Tax Year, and each Operating Payment in respect of an Operating Year, which ends after the expiration or earlier termination of this Lease, and any PILOT, Impositions or Taxes refund with respect to such a Tax Year, shall be prorated to correspond to that portion of such Tax Year or Operating Year occurring within the Term.

2.09Electric Charges.  (a) With respect to any portion of the Premises within the Total Unit, including the Tenant Unit AC System and any other direct-metered systems or equipment as set forth in the Metering Schedule (but in each case except as otherwise provided in the Reduced or Increased Premises Operational Mechanism, to the extent applicable), Tenant shall obtain electricity from the Electricity Provider or public utility company, the cost of which service shall be paid by Tenant directly to the Electricity Provider or public utility company.  Tenant shall, at Tenant’s sole cost and expense as part of Tenant’s Work in such portions of the Premises, install all panel boards, feeders, risers, wiring, meters and other conductors and equipment which may be necessary to obtain electricity from the Electricity Provider or public utility company, other than the Base Building Work, and Tenant shall, at its sole cost and expense, maintain all meters and such equipment.  Any provision of the Rules and Regulations that requires Tenant to turn out all lights before closing and leaving the Premises shall not apply to any portion of the Premises which is direct-metered for electricity.

(b)(i)  Tenant’s demand for, and consumption of, electricity serving the Upper Premises, any portion of the Premises that is no longer being direct metered pursuant to the Reduced or Increased Premises Operational Mechanism and any other areas or equipment to be submetered pursuant to the Metering Schedule or this Lease (collectively, the “Submetered Premises”), shall be determined by meters or submeters (including a meter on each floor measuring the electricity consumed by the DX unit on any floor of the Upper Premises (the “DX

Meter”), in each case, to be installed by Landlord, to the extent such installation is required pursuant to Article 12 or 13, or otherwise by Tenant).  Any meters and submeters installed by Landlord (“Landlord’s Meters”) shall be maintained by Landlord, and Landlord shall be responsible for any required replacement of such meters and submeters, provided that Landlord shall pay the cost of maintaining (which may be included in Operating Expenses) and replacing the Landlord’s Meters, and Tenant shall pay the Actual Cost of maintaining and replacing any additional meters.  Such meters or submeters shall be capable of providing information regarding both the aggregate KWH of consumption for the Submetered Premises and the total coincidental demand for the Submetered Premises in KW (treated as if such demand were measured by a single meter).  Tenant shall pay for such electric consumption (“Electricity Additional Rent”) as provided in this Section 2.09 within 30 days after rendition of a bill therefor, which shall be rendered by or on behalf of Landlord and may not be rendered more frequently than once per month.

(ii)The Electricity Additional Rent will consist of the following:

(A)The Basic Electric Charge (as hereinafter defined and calculated); plus

(B)An amount equal to 3% of the Basic Electric Charge for the applicable billing cycle to take into account the deemed line losses (and Actual Cost of transformer losses, if applicable) between the Building’s master meter and Tenant’s meters or submeters; it being agreed by the parties that such actual line or transformer losses are not reasonably capable of being accurately measured and the above percentage is a reasonable estimation thereof and not a markup of the Basic Electric Charge and is expressly excluded from the provisions of Section 2.09(b).

(iii)“Basic Electric Charge” means, for each billing cycle, the amount (as adjusted from time to time, “Landlord’s Rate”) that Landlord is charged from time to time for the purchase of each KW and KWH of electricity for the Building for the same period by the vendor (the “Electricity Provider”) from which Landlord is then purchasing electricity for the Building (including all surcharges, taxes, fuel adjustments, market supply and market adjustment charges, taxes passed on to consumers by the public utility, and other sums payable in respect thereof), plus (without duplication of the foregoing) all surcharges, taxes, and other sums payable in respect of Landlord’s sale of electricity to Tenant.  Landlord’s Rate shall be determined by applying KW and KWH (on-peak and off-peak, if applicable) as derived from the Landlord’s Meters and any other meters or submeters installed with respect to such electric service at the Submetered Premises, to the same rates charged by the Electricity Provider during each respective service period.  Notwithstanding anything to the contrary herein, Landlord shall not be obligated to apply Tenant’s interval data to Landlord’s Rate to determine the amount payable by Tenant hereunder.

(iv)Tenant may, from time to time (but in no event more than twice in any 12 month period), request that Landlord check the accuracy of the electric or water meter(s) or submeter(s) servicing the Submetered Premises.  Promptly after receipt of any such request from Tenant, Landlord shall engage the services of an independent testing agency/lab reasonably acceptable to Tenant.  Tenant shall be responsible for all costs and expenses relating to the same; provided, that if the results shall disclose that any of the meters/submeters shall be inaccurate by more than three percent (3%), then Landlord shall pay the cost of checking the accuracy of any inaccurate Landlord’s Meter(s) and Tenant shall pay such cost in respect of any additional inaccurate meters, and any inaccurate meters shall be repaired or replaced by Landlord at its cost and expense with respect to inaccurate Landlord’s Meters and at Tenant’s cost and expense with respect to any other inaccurate meters.  Landlord and Tenant shall make a retroactive adjustment of any Additional Charges on account of the electrical energy or water usage, as applicable that has been made based on such inaccurate meters/submeters (regardless of whether the inaccuracy is more or less than 3%) for a period not to exceed the immediately preceding 12 month period plus the number of days until Landlord has made such repair or replacement.  In addition to the foregoing, Tenant shall have the right, at its sole cost and expense, to tie-in to such submeters serving the Submetered Premises in order to verify the readings in real time.  In the event that Tenant does not request that Landlord check the accuracy of the meter/submeters (or any of them) serving the Submetered Premises within 270 days following the end of any calendar year during the Term, or if Tenant ties-in to such submeters serving the Submetered Premises and fails to identify any discrepancies in meter readings within such 270 day period, the Additional Charges on account of electricity or water, as the case may be, for such calendar year shall be conclusive and binding upon Tenant.

(v)Notwithstanding anything contained in this Section 2.09 to the contrary, the Electricity Additional Rent shall be calculated (or adjusted if necessary) so that Tenant’s payment for consumption of electricity shall be without profit or loss to Landlord (other than with respect to line losses and transformer losses, if applicable, as set forth in Section 2.09(b)(ii)).

(vi)Notwithstanding anything to the contrary contained in this Lease, the DX units serving the Upper Premises shall be connected to the DX Meters and Tenant shall pay all electricity costs in connection with the use of such equipment in accordance with this Section 2.09.

(vii)Landlord agrees to maintain a valid resale certificate at any time during the Term that Landlord is supplying electricity hereunder and further agrees that Tenant shall only be required to pay sales tax in respect of the Electricity Additional Rent one time, either as a pass-through (as part of Landlord’s Rate and as a separate line item on Landlord’s bill to Tenant) or directly to the New York State Department of Taxation and Finance; it being agreed by the parties that Tenant will not be obligated or liable to double pay any particular sales taxes in respect of Electricity Additional Rent.

(c)With respect to (i) any Upper Premises and all common areas of the Building, and (ii) the Tenant Unit (if Tenant requests that Landlord apply for rebates therefor or install equipment therein), Landlord shall at Tenant’s request reasonably cooperate with Tenant to maximize energy cost savings, provided that Tenant shall pay all Actual Costs in connection with the foregoing, including any alterations made or equipment or installations in connection therewith, plus Landlord’s 3% fee and 3% overhead (provided that such fee and overhead shall not apply with respect to the procurement and initial installation of the Generator Work (as defined in the DCA).  For the avoidance of doubt, in all instances in this Lease or the DCA where Tenant is required to pay Landlord’s 3% fee and 3% overhead, such fee and overhead shall not compound and the total amount payable by Tenant shall be 6% of the amount upon which such fee and overhead are charged).  Landlord shall pass through to Tenant its proportionate share of all such savings as well as all rebates, incentives, payments and credits relating to such equipment or installations.  In furtherance thereof, provision and delivery of electricity shall, to the extent practicable, be structured to enable Tenant to avail itself of any energy benefits that may be granted by governmental agencies or utility companies.

(d)Tenant shall reasonably cooperate with Landlord in connection with any whole building consumption mitigation programs. Landlord shall share and provide Tenant with energy calculations and energy compliance documentation to support Tenant’s modeling and calculation efforts, to the extent available to Landlord.  If at any time during Term Landlord elects to install any energy saving film on the windows of the Premises, Tenant shall have the right to approve the installation of such energy saving film, such approval not to be withheld, conditioned or delayed.

2.10Manner of Payment.  (a)  Tenant shall pay all Rent as the same shall become due and payable under this Lease (a) in the case of Fixed Rent and Recurring Additional Charges, by wire transfer of immediately available federal funds as directed in writing by Landlord (provided such initial direction, and any revised direction, have been delivered to Tenant at least 30 days in advance of the due date of such payment, which may be delivered by incorporating such direction into an invoice), or by the Automated Clearing House (ACH) system, and (b) in the case of all other sums, either by wire transfer by the Automated Clearing House (ACH) system as aforesaid or by check (subject to collection) drawn on a bank that clears through The Clearing House Payments Company L.L.C., in each case at the times provided herein without notice or demand (other than notices or demands that are expressly set forth in this Lease as a prerequisite for the item of Rent in question) and without setoff or counterclaim, except as expressly set forth in this Lease.  All Rent shall be paid in lawful money of the United States to Landlord at its address set forth herein or such other place as Landlord may from time to time designate in writing upon at least 30 days’ notice (which notice may be given by incorporating same into an invoice).  If Tenant fails timely to pay any Rent, Tenant shall pay interest thereon from the date when such Rent became due to the date of Landlord’s receipt thereof at the Interest Rate.  Any Additional Charges for which no due date is specified in this Lease shall be due and payable on the 30th day after the date of invoice.  All bills, invoices and statements rendered to Tenant with respect to this Lease shall be binding and conclusive on Tenant unless, within one year after receipt of same, Tenant notifies Landlord that it is disputing same.  Notwithstanding the foregoing, as long as Tenant pays Rent by wire transfer in accordance with Landlord’s instructions but the funds shall thereafter have been misdirected or not accounted for properly by the recipient bank designated by Landlord, then the same shall not relieve Tenant of its obligation to make the payment so wired; provided, that if and to the extent such funds were not accounted for properly by the recipient bank designated by Landlord, then the due date for such payment shall toll until the funds have been located and credited.

(b)Upon Tenant’s request, Landlord will provide Tenant with reasonable backup for any bills, invoices or statements relating to Additional Charges rendered to Tenant pursuant to the terms of this Lease to the extent such backup is available to Landlord or its Affiliates (it being agreed that Landlord shall maintain records and appropriate backup consistent with the operation of Comparable First Class Office Buildings); provided, that the foregoing shall not be construed as a condition to Tenant’s obligation to make such payment, nor shall Tenant’s failure to request such backup or Landlord’s failure to provide such backup constitute a waiver of Tenant’s right to dispute such bills in accordance with this Lease.

Article 3

Landlord Covenants

3.01Landlord Services.  From and after the Occupancy Date (it being agreed that any other provision of services by Landlord to Tenant prior to such time shall be in accordance with the provisions of the DCA), Landlord shall furnish the Premises, or the applicable portions of the Premises as the case may be, with the following services (collectively, except to the extent Tenant has elected to Self-Perform the same in accordance with Section 3.03, and as modified from time to time pursuant to the Reduced or Increased Premises

Operational Mechanism, the “Landlord Services”), the cost of which shall be included in Operating Expenses (except as otherwise expressly set forth herein):

(a)(i)  heat to the Premises during Business Hours in accordance with the design specifications set forth in the Upgraded Basis of Design (as defined in the DCA).  Landlord shall endeavor to install the equipment and software required for Tenant to have the ability to request heat at any time other than during Business Hours (“After Hours Heat”) through the use of Tenant’s BMS System or other automated system, provided, if the provision of such system is not feasible, Landlord shall furnish After Hours Heat within one hour of receipt of notice (which may be to a Building property manager or concierge, in either case designated by Landlord as the responsible person, and may be given in advance as a standing request) from Tenant. Tenant shall pay the Actual Cost, if any, for any additional equipment or software required to be installed to enable Tenant to request After Hours Heat through the use of Tenant’s BMS System or other automated system.  For purposes of this Section 3.01(a) only, Tenant may deliver notices for such overtime services by e-mail to the designated e-mail address of Landlord’s building manager.  Tenant’s consumption of heat shall be measured by BTU meters installed, maintained and replaced as set forth in the Metering Schedule, and the Actual Costs thereof, including taxes imposed by governmental authorities and any incremental Actual Costs associated with meter reading shall be payable within 30 days after Tenant receives an invoice and reasonable supporting documentation therefor.

(ii)ventilation and air-conditioning to the Tenant Unit from a dedicated system installed as part of the Base Building Work (the portions dedicated to Tenant from time to time, the “Tenant Unit AC System”) in accordance with the design specifications set forth in the Upgraded Basis of Design, which system is operable 24 hours per day, 7 days per week, 365 (or 366, as applicable) days per year (“24/7”). As of the Effective Date, the Tenant Unit AC System comprises (i) the chiller plant, pumps and cooling towers referred to on the RIPOM as Main and Swing 1, (ii) outside air system referred to as System 1 and related equipment, (iii) on-floor air conditioning, and (iv) perimeter water risers, it being agreed that, as of the Effective Date, floors 16 through 18 will be served by systems operated by Landlord referred to on the RIPOM as Swing 2 and System 2 and related equipment.  Tenant shall, as part of Tenant’s Work, install all portions of the ventilation and air-conditioning system for the Tenant Unit other than the Base Building Work, including distribution within the Premises.  Tenant’s consumption of ventilation and air conditioning service to the Tenant Unit shall be measured by meters installed, maintained and replaced as set forth in the Metering Schedule, and the Actual Costs thereof, including taxes imposed by governmental authorities and any incremental Actual Costs associated with meter reading shall be payable within 30 days after Tenant receives an invoice and reasonable supporting documentation therefor.

(iii)ventilation and air-conditioning to the Upper Premises during Business Hours in accordance with the design specifications set forth in Exhibit F attached hereto; if Tenant shall require ventilation or air conditioning services to the Upper Premises at any other times (“After Hours AC”), Tenant shall have the ability to request After Hours AC through the use of Tenant’s BMS System. Tenant shall pay the Actual Cost, if any, for any additional software or hardware required to be installed to enable Tenant to request After Hours AC through the use of Tenant’s BMS System. Tenant’s consumption of ventilation and air conditioning service to the Upper Premises (including during Business Hours and After Hours AC) shall be measured by meters installed, maintained and replaced as set forth on the Metering Schedule, and the Actual Costs per ton-hour thereof, including taxes imposed by any governmental authority and any incremental Actual Costs associated with meter reading shall be paid by Tenant within 30 days after Tenant’s receipt of an itemized bill therefor.  Such meters shall be maintained by Tenant, at its sole cost and expense and Tenant shall be responsible for any required replacement of such meters.

(iv)For the avoidance of doubt, Landlord’s Actual Cost of repairing, maintaining and operating the Base Building Systems providing heat, ventilation and air-conditioning shall be included in Operating Expenses, including any incremental Actual Cost attributable to such repair, maintenance and operation with providing After Hours Heat, regardless of whether Tenant’s consumption of heat, ventilation and air-conditioning is measured by meter and therefore may be excluded from Operating Expenses pursuant to Sections 2.07(F) and (RR).

(b)(i)  subject to service changes due to emergency and necessary maintenance, (A) for Tenant’s exclusive use and benefit on a 24/7 basis, 13 destination dispatch passenger elevators in the elevator banks serving floors 2 through 15 of the Building as set forth on Exhibit U (or, if at any time Tenant leases the entirety of the Total Unit, 16 destination dispatch elevators in the elevator banks serving the Tenant Unit) (collectively, the “Exclusive Tenant Unit Elevators”) and two (2) passenger shuttle elevators serving Tenant’s dedicated 33rd Street lobby and the East Lobby through the 4th floor of the Premises (the “Shuttle Elevators”), and (B) for Tenant’s non-exclusive use and benefit all of the destination dispatch elevators serving the Upper Premises (the “Additional Elevators”, and together with the Exclusive Tenant Unit Elevators and Shuttle Elevators, the “Elevators”) in each case in accordance with the specifications attached hereto as Exhibit G, and, in the case of this clause (B), at all times during Business Hours on Business Days, with at least 2 Additional Elevators subject to call at all other times.  Landlord shall reprogram the Exclusive Tenant Unit Elevators from time to time upon request from Tenant, which reprogramming shall be at Tenant’s sole cost and expense of Landlord’s Actual Costs, and Tenant shall be solely responsible for the impact of such reprogramming on the performance and maintenance of such Elevators, including any Actual Costs of additional maintenance or repairs and any failure to meet applicable specifications arising from such reprogramming.  Except for purposes of maintenance, emergency repairs and any reason beyond Landlord’s reasonable control, Landlord shall not remove any Elevator cars serving the Premises from service during Business Hours on Business Days, provided, that in all cases Landlord shall use commercially reasonable efforts to limit such removal to hours other than Business Hours on Business Days.  Landlord shall provide reasonable prior notice to Tenant before performing scheduled repairs or maintenance with respect to any of the Elevators that will result in one or more Elevators being taken out of service (which notice may be by email).  Notwithstanding the foregoing, to the extent practicable, at Tenant’s election, Landlord shall perform routine maintenance on the Elevators at times other than during Business Hours on Business Days, provided that Tenant shall pay the incremental Actual Costs of performing such maintenance during such times, including (to the extent applicable) overtime or premium labor and additional fees charged by contractors, consultants and inspectors.  Landlord agrees that repairs and maintenance to Elevators shall be performed diligently and consistent with Comparable First Class Office Buildings, and Landlord shall provide a resident mechanic at the Building during Business Hours on Business Days. Tenant shall not be permitted to utilize any Additional Elevators or Shared Passenger Elevators for the transport of mail carts or food carts between floors of the Premises unless such carts have bumpers or other protective devices and otherwise comply with the Rules and Regulations, and any food carts shall be fully enclosed such that any contents are completely concealed and no odors may be disseminated therefrom.  Unless all of floors 16 through 18 are included in the Premises, such floors 16 through 18 shall be served by 3 of the 16 destination dispatch elevators that serve the Total Unit, which 3 elevators shall be accessed from the north side of the northerly elevator bank (it being understood that if Tenant leases entirety of the Total Unit, inclusive, then the area north of such north side of the northerly elevator bank may be used for retail uses permitted by this Lease or for building service areas; provided, that if Tenant exercises its Contraction Option or Termination Option such that Tenant no longer leases the entirety of the Total Unit, inclusive, prior to the applicable Contraction Date or Termination Date, such retail or building service area use shall cease and Landlord shall repurpose such area for access to the 3 elevators serving other occupants of floors 16 through 18);

(ii)If and so long as Tenant (x) leases the entirety of the Total Unit, Tenant shall have exclusive use of two (2) dedicated service elevators (each, to the extent dedicated from time to time, a “Dedicated Service Elevator” and collectively, to the extent dedicated, the “Dedicated Service Elevators”) serving the Premises and Mechanical Areas on floors 6 and 19 and cellar and subcellar on a 24/7 basis or (y) does not lease the entirety of the Total Unit, but does lease at least 500,000 Qualified RSF in the Total Unit, Tenant shall have exclusive use of the southern-most service elevator and the service elevator that is not the southern-most service elevator shall be deemed to be a Shared Service Elevator, and Tenant shall have the right to use such Shared Service Elevator in accordance with the provisions of this Section 3.01(b)(ii) and shall be entitled to its pro rata share based on the RSF of the Total Unit leased by Tenant (vis-à-vis the RSF of the Total Unit leased by other tenants) of use of such Shared Service Elevator; provided that, in each case, Landlord shall have such use of the Dedicated Service Elevators (in coordination with Tenant’s use thereof) as is required to provide services to the Premises or perform Landlord’s obligations hereunder to repair and maintain the Premises. In addition, Tenant shall have access to and use of the service elevators serving any floors that Tenant does not lease and loading dock service to the Premises (“Tower Service Elevators”) on a first-come, first-serve non-exclusive basis (provided that Tenant shall have the right to reserve the Tower Service Elevator serving the roof in accordance with reasonable procedures established by Landlord from time to time, and in an emergency Landlord shall use reasonable efforts to provide Tenant with priority access to the Tower Service Elevators to access Mechanical Areas above the 19th floor). Any of service elevator S1 and service elevator S2 (in each case, at any time that such service elevator is not a Dedicated Service Elevator) and any Tower Service Elevators shall be “Shared Service Elevators”.  With respect to Shared Service Elevator service other than during Business Hours on Business Days (“Overtime Shared Service Elevator Service”), (A) Tenant shall pay to Landlord within 30 days following delivery of an invoice, the applicable Actual Cost of providing such service, and (B) if required by the applicable union contract, Tenant shall be subject to a 4 hour minimum charge for Overtime Shared Service Elevator Service unless such service is requested for a period of time immediately preceding or immediately following Business Hours on a Business Day, in which case Tenant shall be entitled to request a minimum of 1 full hour of such overtime service.  To the extent that Tenant and another tenant or occupant of the Building are sharing any of the overtime services described in this Section 3.01(b)(ii) at the same time or during the same period, and the costs thereof cannot be separately determined, then Tenant shall only be responsible for its pro rata share (determined based on the number of users of such service).  In no event shall Tenant be permitted to store or leave any equipment, furniture, storage boxes or any other personal property in the service elevator lobby, other than reasonable storage of such items in service elevator lobbies (x) if Tenant has two Dedicated Service Elevators, in the cellar, and (y) on floors within the Total Unit, in each case if permitted by applicable Laws, provided that any such use of elevator lobbies shall be subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) of any cages or other installations for such storage, shall be consistent with the standards of Comparable First Class Office Buildings and shall not interfere with the operation of the Building. To the extent practicable, at Tenant’s election, Landlord shall perform regular maintenance on the Dedicated Service Elevators at times other than during Business Hours on Business Days, provided that Tenant shall pay the incremental Actual Costs of performing such maintenance during such times, including (to the extent applicable) overtime or premium labor and additional fees charged by contractors, consultants and inspectors;

(c)With respect to the Tenant Unit, Tenant shall obtain domestic water directly from the public utility via Tenant’s dedicated water tank. Tenant’s consumption of domestic water shall be measured by meters installed, maintained and replaced as set forth in the Metering Schedule, and the Actual Costs thereof, including taxes imposed by governmental authorities and any incremental Actual Costs associated with meter reading, shall be payable within 30 days after Tenant receives an invoice and reasonable supporting documentation therefor.  With respect to the Upper Premises, Landlord shall provide hot and cold water (which shall be potable so long as the water provided by New York City to the Building is potable) to the floor(s) on which the Premises are located for core lavatory, core water fountains, and cleaning purposes only. If Tenant requires additional water in the Upper Premises for core lavatory or cleaning purposes or for any other purpose, Landlord shall furnish cold water at the Building core riser through a capped outlet located on each floor on which the Upper Premises is located (at the exterior of the core of the Building or at wet columns if the same are present and active), and heating such water shall be Tenant’s obligation at Tenant’s expense. Tenant’s consumption of such additional water in the Upper Premises shall be measured by meters installed, maintained and replaced as set forth in the Metering Schedule, and the Actual Costs thereof, including taxes imposed by governmental authorities and any incremental Actual Costs associated with meter reading, shall be payable within 30 days after Tenant receives an invoice and reasonable supporting documentation therefor;

(d)With respect to the Tenant Unit, Tenant shall have the right to obtain electrical current for use in the Tenant Unit directly from the public utility supplying electricity to the Building, and the costs of such service shall be paid by Tenant directly to such public utility.  With respect to any Upper Premises, Landlord shall provide electric energy on a submetered basis for Tenant’s reasonable use of lighting and other electrical fixtures, appliances and equipment at a level of not less than five (5) watts demand load per gross square foot of space (exclusive of electricity for the Building HVAC system and the DX units, but inclusive of Tenant’s fan-powered box load), supplied to a bus duct switch on each floor of the Premises to be used for office use).  The foregoing electric service to the Tenant Unit and any Upper Premises shall be referred to herein as the “Base Electric Capacity”.  In no event shall Tenant’s consumption of electricity exceed the capacity of existing feeders to the Building or the risers or wiring serving the Premises, nor shall Tenant be entitled to any unallocated power available in the Building.  If, in Landlord’s reasonable judgment (i) Tenant has demonstrated the need for electric capacity in excess of the Base Electric Capacity (herein “Additional Capacity”), by providing a load letter provided by Tenant’s electrical engineer reasonably approved by Landlord certifying that Tenant requires the Additional Capacity, (ii) there is sufficient power in the Building to supply the Additional Capacity without the need to install additional risers or conduits (provided that if sufficient power does not exist, Landlord shall reasonably cooperate with Tenant to permit Tenant to bring additional power to the Building), and (iii) taking into account the then existing and future reasonable needs of other then existing and future tenants, and other reasonable needs of the Building, the same is available for Tenant’s use, Landlord shall provide such Additional Capacity, and Tenant shall pay to Landlord, within 30 days after demand, the Actual Cost (or, if such work is done as a Change Order (as defined in the DCA) pursuant to the DCA, the incremental Actual Cost) of installing additional risers, meters, switches and related equipment necessary to provide such Additional Capacity, plus Landlord’s 3% fee and 3% overhead.  Any equipment necessary to supply the Additional Capacity shall be installed by Landlord at the sole cost and expense of Tenant (of Landlord’s Actual Cost thereof) and only if, in Landlord’s reasonable judgment, the same is reasonably practicable and will not cause adverse damage or injury to the Building or the operation thereof or the Premises, or cause or create a dangerous or hazardous condition.  All of such Actual Costs plus such fee and overhead shall be paid by Tenant to Landlord after completion of the work, within 30 days after rendition of any bill or statement to Tenant therefor.  Subject to complying with applicable Laws and Landlord’s approval of Tenant’s plans therefor in accordance with Article 4 of this Lease, Tenant shall have the right to redistribute the electric power furnished on each floor of the Premises by Landlord throughout the Premises; provided, that (1) such redistribution does not cause Tenant’s consumption of electricity to exceed the capacity of the feeders, risers or wiring serving the Premises, and (2) if Tenant shall surrender any portion of the Premises prior to surrendering the entire Premises, Tenant, at Tenant’s sole expense, shall perform any work required prior to such partial surrender so that the electrical capacity stated in this Section 3.01(d) is restored pro rata to each floor of the surrendered portion of the Premises.  For the avoidance of doubt, Landlord’s Actual Cost of repairing, maintaining and operating the Base Building Systems providing electricity to the Premises shall be included in Operating Expenses, regardless of whether Tenant’s consumption of electricity is measured by meter and therefore may be excluded from Operating Expenses pursuant to Sections 2.07(F) and (RR);

(e)(i)  cleaning services for the Premises in accordance with Exhibit D attached hereto, and cleaning of exterior glass windows 2 times per year.  Tenant shall pay to Landlord within 30 days after demand the Actual Costs incurred by Landlord for (i) extra cleaning work in the Premises required because of (A) misuse or neglect on the part of Tenant, its subtenants or their respective employees or visitors, (B) interior glass partitions or an unusual quantity of interior glass surfaces (other than spot cleaning of glass in the Premises within arms-length reach), (C) non-standard materials or finishes installed in the Premises unless Exhibit D expressly provides for such cleaning, and/or (D) any Internal Stairs to the extent required by reason of the Internal Stairs being used as convenience stairs and not merely fire stairs, and (ii) removal from the Premises and the Building of any refuse of Tenant in excess of that ordinarily accumulated in business office occupancy, including, without limitation, kitchen refuse (except as otherwise expressly required under Exhibit D), or at times other than Landlord’s standard cleaning times, provided that the rates of such contract are at competitive rates with charges for similar services then being provided in Comparable First Class Office Buildings.  Notwithstanding the foregoing, Landlord shall not be required to clean any portions of the Premises used for preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets, or other special purposes requiring greater or more difficult cleaning work than office areas and not customarily cleaned (without additional charge to tenants) by landlords of Comparable First Class Office Buildings (except as otherwise expressly required under Exhibit D) and Tenant shall retain Landlord’s cleaning contractor at Tenant’s expense to perform such cleaning and any other cleaning services Tenant requests in excess of those provided for in Exhibit D, provided that Tenant shall be obligated to pay the incremental additional Actual Costs incurred by Landlord in connection therewith, provided that the rates of such contractor are at competitive rates with charges for similar services then being provided in Comparable First Class Office Buildings.  Notwithstanding the foregoing, Tenant may use its own employees to provide cleaning services to the glass, pantries, bathrooms and Secure Areas in the Premises and any other areas in each case Landlord is not obligated to clean pursuant to Exhibit D.  Tenant shall have the right to hire Tenant’s own special cleaning contractor to perform any specialized cleaning services. Landlord’s cleaning contractor shall have access to the Premises after 6:00 p.m. and before 8:00 a.m. on Business Days and shall have the right to use, without charge therefor, reasonable quantities of light, power and water in the Premises reasonably required to clean the Premises; provided, after finishing their work, the personnel of Landlord’s cleaning contractor shall turn off all the lights in the Premises;

(ii)Any cleaning contractor for the Building shall have at least 5 years’ experience in Manhattan cleaning first-class office buildings and shall have at least 3 million rentable square feet of space in comparable office buildings under contract.

(iii)Tenant shall have the right to designate from time to time by written notice to Landlord certain portions of the Premises, as to which Tenant maintains confidential or other secure documents, equipment or information, as secure areas (the “Secure Areas”).  Landlord shall not provide cleaning services to the Secure Areas unless Tenant requests same (without any reduction or credit with respect to the charges for cleaning services hereunder, which Tenant shall pay as if Landlord were providing cleaning services to the Secure Areas).

(f)With respect to any Upper Premises, condenser water for Tenant’s supplemental HVAC system from the condenser water system serving the Building 24 hours a day, 7 days a week (“Supplemental HVAC Condenser Water”) in accordance with the specifications in Exhibit F.  Tenant shall be entitled to its pro rata share of Supplemental HVAC Condenser Water that is available to occupants of the portion of the Building in which such Upper Premises is located, which shall be no less than 1 watt per net “carpetable” square foot of space in the applicable portion of the Upper Premises.  Tenant shall perform all necessary work and install all required equipment to permit Tenant to tap into Landlord’s condenser water riser on each floor of the Upper Premises (provided that Landlord shall provide capped valved outlets at the core of each floor of the Upper Premises), and Landlord shall waive any tap-in fee or other fee for Tenant’s tap into Landlord’s condenser water riser.  Tenant shall give notice at the same time Tenant exercises the Expansion Option or Offer Space Option whether Tenant will submeter its consumption of Supplemental HVAC Condenser Water.  If Tenant elects to submeter, then Tenant’s consumption shall be measured by BTU and water meters installed, maintained and replaced as set forth on the Metering Schedule, in which event the Actual Costs per ton-hour thereof, including taxes imposed by any governmental authority and any incremental Actual Costs associated with meter reading shall be paid by Tenant within 30 days after Tenant’s receipt of an itemized bill and reasonable supporting documentation therefor.  If Tenant does not elect to submeter such consumption, then Tenant shall give notice at the same time Tenant exercises the Expansion Option or Offer Space Option as to the number of tons of Supplemental HVAC Condenser Water Tenant will reserve (not to exceed the amount set forth in the second sentence of this clause (f) above).  In such event, Tenant shall pay to Landlord, within 30 days after demand, for such reservation of the Supplemental HVAC Condenser Water, an amount per ton reserved per annum, consistent with but in no event exceeding the rate for such service charged to other tenants, which amount shall be increased from time to time from and after the date on which such Upper Premises are added to the Premises (but no more than once in any 12 month period) upon reasonable notice to Tenant, by the increase in the Actual Cost to provide such service. Subject to Laws and Landlord’s approval of Tenant’s plans therefor in accordance with Section 4.02, Tenant shall have the right to redistribute the Supplemental HVAC Condenser Water furnished on each floor of the Upper Premises throughout the Upper Premises; provided, that if Tenant shall surrender any portion of the Upper Premises prior to surrendering the entire Upper Premises, Tenant shall perform any work required prior to such partial surrender so that the condenser water capacity stated in this Section 3.01(f) is restored pro rata to each floor of to the surrendered portion of the Upper Premises;

(g)(i)  security in the lobby of the Building (the “Building Lobby”) and other Building common areas and to the perimeter of the Building (including operable bollards and manned security at the loading dock area and bollards around the exterior perimeter of the Building) on a 24/7 basis in accordance with Exhibit T attached hereto (the “Security Procedures”) and consistent with security provided by Comparable First Class Office Buildings; provided, that Landlord shall have no responsibility to prevent, and Landlord shall have no liability to Tenant (or anyone claiming through or under Tenant) for loss to Tenant (or such other person) or their agents, contractors, employees, invitees, or licensees, arising out of theft, burglary or damage or injury to persons or property caused by persons gaining access to the Building or other causes, except due to the gross negligence or intentional wrongful acts or (where Landlord has an affirmative duty to act as required under applicable Laws or under this Lease) omissions of Landlord, its contractors or any Landlord Indemnified Party;

(ii)Subject to clause (iv) below, Landlord shall provide access cards for entry to the Building and Tenant shall reimburse Landlord for Landlord’s Actual Costs therefor, which shall be consistent with the rates charged by landlords of Comparable First Class Office Buildings for access cards, which charges shall be payable by Tenant within 30 days after demand therefor.  Notwithstanding the foregoing, Tenant shall be charged only for Landlord’s Actual Costs for the number of access cards in excess of the Access Card Ratio.  “Access Card Ratio” means 1 access card for each 200 RSF of the Premises.

(iii)Subject to the Reduced or Increased Premises Operational Mechanism, Tenant shall have the exclusive right to use the portions of the Building Lobby shown on Exhibit II (the “Secure Lobby Zone”) for Permitted Users.  Landlord’s access to the Secure Lobby Zone shall be limited in accordance with Section 4.04(d) as if the Secure Lobby Zone were part of the Premises, provided that no notice shall be required if such access is reasonably required in order to provide cleaning services if Tenant has not elected to Self-Perform same, to protect the security of the Building or its occupants, or in connection with emergency repairs to any portion of the Building, and all persons shall have the right to use the Secure Lobby Zone for egress in an emergency.  Landlord shall not store any materials or equipment in the Secure Lobby Zone.

(iv)Tenant shall have the right to install a security system in the Premises that is integrated with Landlord’s security system for the Building, so as to enable Tenant to issue, in lieu of Landlord’s access cards, a single access card to Tenant’s employees, which Tenant shall have the right to program in accordance with its reasonable requirements, including use of Tenant’s standard photos. Tenant may substitute a biometric, mobile phone or other technology for Landlord’s access control system in the Secure Lobby Zone, provided that Tenant pays the incremental cost of installing such system (including Landlord’s three percent (3%) overhead and three percent (3%) fee on such incremental cost), and any costs of programming or otherwise coordinating Tenant’s security system with Landlord’s.  Any security systems installed by Tenant shall be compatible with Landlord’s system, and shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, provided Tenant’s system provides at least the same quality of security and efficiency of operation as Landlord’s system, and Landlord shall reasonably cooperate with Tenant (at no additional cost or liability to Landlord) in connection with the integration of such security systems.  Tenant shall provide Landlord’s security personnel with any key-cards, information or other items required to access the Premises in accordance with the provisions of Section 4.04(d).  Tenant shall have the right to station its own security guards at the entrances to the Secure Lobby Zone at Tenant’s expense.  No additional security system, services or staffing implemented by Tenant shall interfere with or encumber access to, from or within the Building or the Project (other than to the Premises, the Secure Lobby Zone and other areas exclusively dedicated to Tenant) by Landlord, any tenants or occupants of the Building, or their respective employees, invitees or visitors, or members of the public.  Tenant shall have the right to connect to Landlord’s camera feeds for areas occupied or visited by Tenant’s employees and visitors, including the East Lobby, Mechanical Areas, Messenger Center, Bicycle Storage Room, Below Grade Premises, the Internal Stairs on

and in between floors that are leased by Tenant, and any other common areas.  Such camera feeds shall be available on a “view only” basis for up to 30 days after the date of recording and shall not be recorded by Tenant nor shall Tenant have any ability to control such feeds. To the extent that any such area is not serviced by Landlord’s camera feed, Tenant shall have the right to install its own cameras, subject to Landlord’s reasonable approval as to the location and design thereof, and Landlord shall have reasonable rights to connect to Tenant’s camera feeds for such areas.

(v)Tenant’s rights under Section 3.01(g)(iii) and (iv) shall no longer apply with respect to any portion of the Secure Lobby Zone that is no longer deemed to be part of the Secure Lobby Zone pursuant to the provisions of Section 3.04, and shall no longer apply to the East Lobby at all if Tenant no longer has the exclusive right to use the East Lobby Desk pursuant to Section 16.01.  Tenant shall pay the Actual Cost incurred by Landlord in reprogramming and otherwise converting the turnstiles and other security systems restricting access to the Secure Lobby Zone, in order to permit other occupants to have access to such elevators through Landlord’s standard security systems.

(h)(i)  Landlord shall operate (or cause an outside contractor to operate) a messenger center for the Building, expected to be in the location identified on Exhibit OO attached hereto (the “Messenger Center”).  The service to be provided by the Messenger Center from time to time, the manner in which such services are provided from time to time and hours of operation observed from time to time (the “Messenger Center Services”) shall comply with all applicable Laws and shall be reasonably formulated by Landlord with a view toward the security protocols for the Building and shall otherwise be consistent with messenger centers operated in Comparable First Class Office Buildings, provided that the Messenger Center shall operate at a minimum from 7:00 a.m. to 7:00 p.m. on Business Days.  Tenant agrees that as of May 24, 2017, it is not consistent with messenger centers operated in Comparable First Class Office Buildings to provide for x-ray screening of all mail and packages received in the messenger center of such buildings.  Tenant may request that Landlord provide for x-ray screening of all mail and packages received in the Messenger Center, and Tenant shall be responsible for (A) all Actual Costs (plus Landlord’s 3% fee and 3% overhead) incurred by Landlord in connection with installing such x-ray screening and (B) all incremental Actual Costs incurred by Landlord in connection with operating such x-ray screening; provided, that, if at any time during the Term, it becomes consistent with messenger centers operated in Comparable First Class Office Buildings to provide for such x-ray screening, Tenant shall notify Landlord of such change and, within a reasonable period of time after such notice so as to enable Landlord to implement such service, Landlord shall implement such service, and the Actual Cost of installing and operating such x-ray screening shall be included in Operating Expenses and Tenant shall not be responsible for any direct payment of such Actual Cost of installing and operating such x-ray screening.  Subject to Section 3.01(h)(ii) below, Tenant shall, throughout the Term, use, in common with Landlord and other tenants and occupants of the Building, the Messenger Center and the Messenger Center Services.  Landlord reserves the right to reconfigure or relocate the Messenger Center Services so long as the Messenger Center Services are not adversely affected in any material respect.  Landlord shall have no liability to Tenant for accepting or failing to accept or for providing or not providing or for requesting or failing to request receipts or evidence of delivery for any mail or packages or for the handling of, or damage to, such mail or packages absent the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party.  So long as Tenant operates its own messenger center, any provision in the Rules and Regulations regarding the hours that deliveries may be processed through the Messenger Center shall not apply to Tenant’s deliveries that go directly to Tenant’s messenger center.  All messengers making deliveries to the Premises at hours when Tenant’s messenger center is closed shall bring such deliveries to the East Lobby Desk (so long as Tenant has use of the East Lobby Desk pursuant to Section 16.01(b)); provided, that Tenant shall provide Landlord with notice if at any time Tenant elects to no longer have after-hours deliveries brought to the East Lobby Desk.

(ii)Tenant has elected to establish its own messenger center in the Below-Grade Premises.  If in the future Tenant elects not to use its own messenger center in the Below-Grade Premises, then so long as Tenant leases at least 400,000 Qualified RSF in the Building, Tenant shall have the right to place one of Tenant’s employees in the Messenger Center, provided that Tenant shall provide prior written notice of the name of such employee(s) and such other information respecting the employee(s) as Landlord may reasonably request, including information required to comply with Building security screening protocols, and shall cause such employee(s) to comply with Landlord’s reasonable rules and regulations (applied non-discriminatorily) pertaining to the Messenger Center and the operation thereof.  If any such employee fails to comply with such rules and regulations, or otherwise interfere with or disrupt the operation of the Messenger Center, Landlord shall have the right to require Tenant to replace such employee with another employee that does not so interfere with or disrupt such operations;

(i)(i)  Tenant and its Permitted Users shall have the non-exclusive right to use the core fire staircases connecting contiguous floors of the Office Premises at or above the 2nd floor (the “Internal Stairs”) solely as convenience stairs in accessing each floor; provided, that Tenant, at its sole cost and expense, complies with all applicable Laws, Rules and Regulations, insurance requirements set forth in Section 7.02 and the terms of this Lease in connection with such use.  In using the Internal Stairs and in preparing said Internal Stairs for use by Tenant and its Permitted Users, Tenant shall be responsible for all incremental Actual Costs (including cleaning and periodic painting and other maintenance costs, any increase in the Actual Costs of Landlord’s insurance resulting from Tenant’s use thereof and any additional Actual Costs of Landlord resulting from the need to install, maintain and provide electricity to continuous lighting fixtures serving the Internal Stairs) incurred by Landlord in connection with Tenant’s use of the Internal Stairs.  Tenant shall not use any shared fire stairs so as to interfere with the rights of other tenants or occupants in the Building;

(ii)Tenant shall have the right to make reasonable code-compliant decorative Alterations to the Internal Stairs (such as painting, lighting and handrails), provided that (A) said decorative alterations do not violate any Laws and/or insurance requirements set forth in Section 7.02 with respect to the Building, (B) said decorative alterations do not increase Landlord’s insurance costs (unless Tenant reimburses Landlord for the incremental Actual Costs thereof), (C) said decorative alterations do not reduce light output in the Internal Stairs below the level required to properly charge the photoluminescent tape therein (and in no event shall such light output be reduced below 1FC) and (D) in no event shall Tenant be permitted to paint over or cover up the photo-luminescent tape in the Internal Stairs, if any).

(iii)In connection with any use of the Internal Stairs and subject to the terms of Article 4 hereof, Tenant, at Tenant’s sole cost and expense shall (A) subject to applicable re-entry rules and regulations from time to time in effect, install and regularly maintain security and control system card-key-access readers at the core doors between the Internal Stairs and the Premises that are satisfactory to Landlord in its reasonable discretion, (B) tie such readers into the Building’s security and high-rise fire alarm systems, the Building management system and such other systems as Landlord may reasonably require, and (C) pay to Landlord, within 30 days following delivery of an invoice, Landlord’s Actual Costs incurred in preparing, as part of the Base Building Work, such core doors for Tenant’s use of the Internal Stairs in accordance herewith.  Tenant acknowledges that any alterations required to tie such readers into the fire safety system of the Building shall be performed by Landlord’s designated security-and-fire-safety contractor for the Building (at said security-and-fire-safety contractor’s then standard charges therefor, which charges shall be at commercially competitive rates for similar services then being provided in other Comparable First Class Office Buildings), at Tenant’s sole cost and expense. If Tenant desires to install any manual lock(s) between the Internal Stairs and the Premises, Tenant shall obtain the prior approval of Landlord’s designated security-and-fire-safety contractor before installing same which approval shall not be unreasonably withheld and shall be provided in the time period set forth in Section 4.02.  All manual lock(s) shall have a base building lockset that is keyed to the Building’s stair master key and sub-mastered to Tenant’s key, or, at Tenant’s request, keyed alike.  If feasible, Tenant shall have the right to cause Landlord to install a “cage” system with panic bar at the top of any contiguous block in the Tenant Unit in order to alert Tenant to any entry into the Internal Stairs, provided such system complies with applicable Laws.  Tenant shall pay the Actual Costs of such work, plus Landlord’s 3% fee and 3% overhead charge;

(iv)In no event shall Tenant be permitted to store any equipment, furniture, storage boxes or any other personal property whatsoever in the Internal Stairs; and

(v)Tenant acknowledges that Landlord has made no representation or warranty as to whether Tenant’s use of the stairwell area as contemplated hereunder is permitted under applicable Laws and/or insurance requirements set forth in Section 7.02.  In the event that Tenant is not permitted to use the stairwell area by reason of applicable Laws and/or insurance requirements, Landlord shall not have liability to Tenant therefor.  Further, Landlord shall have no liability to Tenant relating to Tenant’s use of the stairwell area as contemplated in this Section 3.01(i), other than by reason of the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party, and Tenant acknowledges and agrees that Tenant shall use the stairwell area in accordance with this Section 3.01(i) at its sole risk.  Tenant shall be solely responsible for the operation of the locking system on the doors from the Internal Stairs to the Premises and hereby waives any and all claims against Landlord arising out of or in connection with parties gaining access to and from the Premises through the Internal Stairs, except to the extent any such claims are attributable to the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party.  All of the provisions of this Lease in respect of indemnification shall apply to the Internal Stairs, as if the same were part of the Premises, if and to the extent any such indemnification obligation arises from the use or misuse or maintenance of or alterations to the Internal Stairs by Tenant or any Tenant Indemnified Party or anyone claiming by, through or under Tenant;

(j)Subject to the Security Procedures, the Rules and Regulations, and Force Majeure, access to the Premises 24/7 except in cases of emergency;

(k)operation, maintenance and repair of the public and common areas of the Building and of the systems and equipment serving the Building, in a manner consistent with standards maintained in Comparable First Class Office Buildings and the requirements of this Lease;

(l)gas service to the Dining Facility, through the gas risers described in Section 3.4(g) of the DCA.  Tenant shall pay for all gas consumed by Tenant and shall install its own gas meters as part of Tenant’s Work subject to the terms and conditions of this Lease and the DCA.  To the extent the gas riser requires repairs outside the Premises, Landlord shall perform such repairs and Tenant shall pay to Landlord, within 30 days after demand therefor, the Actual Costs incurred by Landlord in performing such repairs;

(m)Emergency power through the emergency power system or standby generator(s) for the Building to provide electricity for the base Building equipment and services, and to the specifications, set forth on Exhibit Y;

(n)a fire alarm system to the Building in compliance with applicable Laws, together with pull-stations, warden stations, and detectors in the Building Lobby and other core areas, with a fire alarm data gathering panel (DGP) on every third floor of the Premises for Tenant tie-in (with no connection charge) with a total number of initiating devices equal to 6 multiplied by the number of floors in the Premises and one speaker strobe per 1,000 USF, which initiating devices and speaker strobes are not required to be distributed evenly on each floor of the Premises, and a remote annunciator that will alert Tenant to fire alarm activations anywhere in the Building.  Landlord shall furnish, install, program and test all required fire alarm devices in the core areas on all floors of the Premises in accordance with applicable Laws.  Landlord shall maintain a fire safety plan in accordance with applicable Laws and fire safety plans in Comparable First Class Office Buildings, including coordination of periodic emergency drills as required by applicable Laws but no less than one such drill per year.

(o)Landlord shall provide access to, and maintain a “neutral” cellular hosting system, including access to such system for at least four (4) cellular carriers approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed in accordance with Section 4.02) to provide cellular service to the Premises.  In connection with such cellular hosting system, Tenant shall have the right to access the IDF room on floors within the Premises to run necessary cables to a Distributed Antenna System (DAS) within the Premises, at Tenant’s sole cost and expense.  Landlord shall coordinate with Tenant’s and Landlord’s stem integrator company for the testing and connection of Tenant’s distributed antenna system within the Premises and Landlord shall use commercially reasonable efforts in order to allow such service providers to provide cellular service to Landlord for Tenant’s cellular services at no cost or liability to Landlord.  Tenant shall pay, within 30 days following delivery of an invoice, the Actual Costs incurred by Landlord in connection with such coordination, which costs shall be at commercially competitive rates for similar services then being provided in other Comparable First Class Office Buildings.  The provisions of this clause (o) shall be subject to the provisions of Section 4.02.

(p)As part of the Base Building Work, Landlord shall install in the Tenant Unit a dedicated building automated management system (“Tenant’s BMS System”) in accordance with the Base Building Plans and Specifications.  Tenant shall have the right to tie into the central base Building automated management system (the “Base Building BMS System”) solely for monitoring purposes.  Tenant’s BMS System shall be compatible with the Base Building BMS System.  With respect to any Upper Premises, Tenant may install its own building automated management system as part of Tenant’s BMS System to control and monitor any DX units and supplemental HVAC equipment within such areas (which DX units shall be maintained by Landlord at Landlord’s expense, but subject to inclusion in Operating Expenses in accordance with Section 2.07), fan-powered VAV boxes and Tenant’s supplemental HVAC equipment, subject to approval of the plans therefor in accordance with Article 4, it being understood that the DX units must be controlled by Tenant’s BMS System.  Tenant shall, at its sole cost and expense, perform such work as may be necessary to implement the foregoing other than the actual connection work to the Base Building BMS System, which work shall be performed by Landlord’s designated contractors, at Tenant’s sole cost and expense, not to exceed commercially competitive rates that would be charged by comparable contractors in Comparable First Class Office Buildings, plus Landlord’s 3% fee and 3% overhead charge.  Landlord shall have the right to upgrade or replace the Base Building BMS System from time to time, upon reasonable prior notice to Tenant, without any liability to Tenant.  All devices and components to support the Tenant’s connection to and use of the Base Building BMS System shall be at Tenant’s sole cost and expense.

(q)Tenant shall have the non-exclusive right (in common with other tenants of the Building) to use a storage area for the storage of bicycles of Tenant and other Permitted Users, which area shall accommodate a minimum of one bicycle for every 10,000 Qualified RSF leased to Tenant (“Bicycle Storage Room”).  No other tenant of the Building shall be entitled to more bicycles per 10,000 RSF of the premises leased to such tenant than one bicycle per 10,000 Qualified RSF leased to Tenant.  Tenant’s use of the Bicycle Storage Room shall be on a first-come first-serve 24/7 basis and shall be subject to all applicable Laws, the Rules and Regulations and such security procedures as may from time to time be reasonably promulgated by Landlord pursuant to the terms of this Lease, and Tenant shall have access thereto via the Building’s standard key-card system (or Tenant’s separate key-card system, if any, installed in accordance with Section 3.01(g)).  A plan indicating the location of the Bicycle Storage Room and access thereto is attached hereto as Exhibit S.  If Landlord locates the Bicycle

Storage Room in a different location than indicated on Exhibit S, or relocates the Bicycle Storage Room at any time during the Term, such location shall be of substantially comparable size and convenience as the location indicated on Exhibit S. If as a result of use by other occupants of the Building or other Persons, Tenant’s employees are not receiving a pro rata share of the total number of bicycle spaces in the Bicycle Storage Room, the parties shall use good faith efforts to address the situation to their respective reasonable satisfaction.

(r)Tenant shall have the right to install in the Premises three (3) diesel-fueled emergency power generators, with a capacity of up to 2500 KW each of standby power demand load, to be located in the Mechanical Areas on the 19th floor of the Premises (“Tenant’s Generators”), together with all related equipment, including all lines, pumps, piping, paralleling switch gear, mountings, supports, double-walled fuel tank, and any required reinforcement and bracing (collectively, “Tenant’s Generator Equipment”), subject to the provisions of this Section 3.01(r).

(i)Any installation or replacement of Tenant’s Generator Equipment that is not performed as part of Tenant’s Work or Tenant MEP Work (as defined in the DCA) shall constitute an Alteration in accordance with Article 4.  Any pipes and conduits not located within the Premises shall be installed by Landlord, provided that Tenant shall pay the Actual Cost of such installation plus (except as otherwise provided in the DCA) a 3% Landlord fee and 3% overhead charge, and shall be maintained by Landlord at Tenant’s expense.  Tenant shall pay all Actual Costs for which it is responsible hereunder within 30 days after delivery of an invoice.

(ii)If Tenant’s Generators are not Tier 4 generators, they may only be operated during an interruption in the electricity service to the Building or the Premises, and shall not be operated at any other time, provided that Tenant may operate the generator up to 100 hours per year during non-Business Hours for approximately one hour each time for testing and maintenance, provided Tenant has all permits required by Law to do so. Tenant shall be solely responsible for obtaining, at its sole cost and expense, all required permits, approvals and certificates from all governmental authorities for the installation, location, connection and operation of Tenant’s Generators, and shall deliver copies thereof to Landlord upon request.  Tenant shall comply with all Laws (including without limitation Laws relating to Hazardous Materials) applicable to Tenant’s Generator Equipment, including the installation of any required spill protection, venting and noise suppression devices and registration and periodic testing of fuel tanks.  Without limitation of the foregoing, if Tenant’s Generator Equipment generates noise likely, in Landlord’s reasonable judgment, to disturb other tenants or occupants of the Building or surrounding areas, then Tenant shall install sound attenuated acoustic enclosures reasonably satisfactory to Landlord designed to eliminate such noise or reduce such noise to legal levels.  Tenant shall be responsible for the provision of any diesel fuel required for Tenant’s Generators.

(iii)The rights granted to Tenant hereunder to use Tenant’s Generator Equipment are given in connection with, and as part of the rights created under, this Lease and are not separately transferable or assignable except to Tenant’s subtenants and/or assignees, and the rights granted to Tenant under this Section 3.01(r) shall terminate upon the expiration or sooner termination of this Lease.

(s)Landlord shall use commercially reasonable efforts to arrange for black cars to have the right to queue on 33rd and 34th streets between Hudson Boulevard and Tenth Avenue.  Landlord is seeking, at no cost to Tenant, to have “traffic calming measures” installed on 10th Avenue at 33rd and 34th, to facilitate pickup/drop-off on 10th Avenue and via a porte-cochere on the 33rd street side of the Building.  In both queuing areas, Landlord shall coordinate with the NYC Department of Transportation (“DOT”) and use commercially reasonable efforts to obtain permission to create lay-by areas with “No Parking” designations.

(t)If and so long as Tenant (x) leases the entirety of the Total Unit, Tenant shall have exclusive use of two (2) dedicated loading bays (each, to the extent dedicated from time to time, the “Dedicated Loading Bay” and collectively, to the extent dedicated, the “Dedicated Loading Bays”) in the location identified on Exhibit KK attached hereto or (y) does not lease the entirety of the Total Unit, but does lease at least 500,000 Qualified RSF in the Total Unit, Tenant shall have exclusive use of the westerly loading bay and the easterly loading bay shall be deemed to no longer be a Dedicated Loading Bay, and Tenant shall be entitled to its pro rata share based on the RSF of the Total Unit leased by Tenant (vis-à-vis the RSF of the Total Unit leased by other tenants) of use of the easterly loading bay; provided that, in each case, Landlord shall have such use of the Dedicated Loading Bays (in coordination with Tenant’s use thereof) as is required to provide services to the Premises or perform Landlord’s obligations hereunder to repair and maintain the Premises.

3.02General Service Provisions.  (a)  “Actual Cost” means Landlord’s actual third party (except for Affiliates of Landlord as provided below) out-of-pocket cost to provide any service or perform any work, including, without limitation, labor, electricity, materials, but excluding any carried interest charges or depreciation, and without profit or mark-up, provided that any such costs paid to an Affiliate of Landlord shall be consistent with market rates for Comparable First Class Office Buildings and shall not exceed the amount that would be payable absent such Affiliate relationship if such service was competitively bid for service within the Building only (taking into account that the lowest qualified bidder may not have bid the lowest price).  With respect to any partial floor of the Premises, to the extent that Tenant and another tenant or occupant of such floor are sharing any of the overtime services described in Section 3.01(a) at the same time or during the same period, and the Actual Costs thereof cannot be separately determined, then Tenant shall only be responsible for its pro rata share (determined based on the proportion which the rentable square footage of the Premises using such service bears to the sum of (x) the rentable square footage of such portion of the Premises plus (y) the rentable square footage of the other premises to which such service is being provided) of such cost(s).  If a union contract affecting the Project imposes a 4 hour minimum charge for any operations personnel providing a Building service during non-Business Hours, the Actual Cost for such service shall include such 4 hour minimum charge.  “Business Hours” means 8:00 a.m. to 6:00 p.m. on Business Days and 9:00 a.m. to 1:00 p.m. on Saturdays.  “Business Days” means all days except (a) Saturdays, (b) Sundays and (c) Holidays.  “Holidays” means New Year’s Day, Martin Luther King, Jr.’s Birthday, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving, Christmas and any other days which are designated as a holiday by any Building Service Union Employee Service contract then in effect.  Wherever in this Lease Tenant is obligated to pay overtime or premium rates for services performed on Holidays, Tenant shall only be obligated to pay for such services at such overtime or premium rates if Landlord is charged at overtime or premium rates under the applicable union contract or service contract, or if required by applicable Laws.

(b)Landlord may temporarily stop or interrupt any Landlord Service, electricity, or other service and may temporarily stop or interrupt the use of any facilities and systems at such times as may be necessary and for as long as may reasonably be required by reason of Force Majeure, or the making of repairs, alterations or improvements or the performance of maintenance.  Landlord may modify the delivery and scope of any services if required by reason of any Laws.  Landlord shall provide Tenant with such advance notice, if any, as is reasonable under the circumstances of any such stoppage, interruption or modification (except in the case of emergency involving imminent threat to life or property, in which case no prior notice shall be required, but Landlord will give notice to Tenant thereof as soon as reasonably practicable).  Landlord shall have no liability to Tenant by reason of any stoppage, interruption or modification of any Landlord Service, electricity or other service or the use of any facilities and systems for any reason except as otherwise expressly provided in this Lease or the DCA.  Landlord shall in no way be liable or responsible to Tenant for any loss or damage or expense which Tenant may sustain or incur by reason of any failure, inadequacy or defect in the character, quantity or supply of electricity and/or utility service furnished to the Premises by a third party provider.  Landlord shall use reasonable diligence (which shall not include incurring overtime charges except as set forth in Section 3.02(e)) to make such repairs as may be required to machinery or equipment within Landlord’s control to provide restoration of any Landlord Service and, where the cessation or interruption of such Landlord Service or other service has occurred due to circumstances or conditions beyond Landlord’s control, to cause the same to be restored by diligent application or request to the provider.  To the extent reasonably possible, any such repairs, alterations or improvements which would interfere in any material respect with Tenant’s use of the Premises shall be performed during non-Business Hours, provided that, and subject to Section 3.02(e), any amounts paid by Landlord in excess of what would otherwise have been paid had such repairs, alterations or improvements been performed during Business Hours (provided such amounts are not materially inconsistent with amounts charged to tenants by Landlord or its Affiliates for similar services at other buildings owned by Landlord or its Affiliates) shall be paid by Tenant as Additional Charges within 30 days after Landlord’s written demand therefor, other than with regard to routine repairs, alterations or improvements which shall be at no cost to Tenant (other than by inclusion in Operating Expenses in accordance with Section 2.07).  Except in the case of emergency, before incurring any additional expense that would be payable by Tenant under this Section 3.02, Landlord shall notify Tenant and provide an estimate of the additional costs to be incurred, and Tenant shall have the option (exercisable within 2 Business Days following Landlord’s notice or such shorter period required by Landlord as a result of the repairs, alterations or improvements in question) of having such non-routine repairs, alterations, or improvements work performed during Business Hours at no cost to Tenant (other than by inclusion in Operating Expenses in accordance with Section 2.07).  Landlord shall use commercially reasonable efforts to provide Tenant with the ability to run temporary services for critical areas of the Premises during any shutdowns or interruptions required due to such maintenance work.

(c)Without limiting any of Landlord’s other rights and remedies, if and so long as Tenant shall be in default in the performance of any monetary obligations or any material non-monetary obligations in either case beyond any applicable notice and grace period, Landlord shall not be obligated to furnish to the Premises any service outside of Business Hours on Business Days (unless prior to the provision of such service Tenant pays the applicable charge therefor), and Landlord shall have no liability to Tenant by reason of any failure to provide, or discontinuance of, any such service during such period.

(d)Notwithstanding the provisions of Section 3.02(a), if without the fault or negligence of Tenant or any person claiming through or under Tenant, any Substantial Portion of the Premises is rendered Untenantable for a period of more than 5 consecutive Business Days (or 7 consecutive Business Days in the case of Non-Project Force Majeure) after the earlier of (i) the date Tenant shall have notified Landlord of such Untenantability (which notice may be given by email provided that an effective notice is delivered pursuant to one of the other methods set forth in Section 8.01 within 24 hours after the email is sent) and (ii) the date on which Landlord shall have first had knowledge of such Untenantability, by reason of any stoppage or interruption of any Landlord Service (other than services which Tenant has elected to Self-Perform), electricity to the Submetered Premises, electricity to directed metered Premises if such stoppage or interruption of electricity is caused by the negligence or willful misconduct of Landlord or any of its contractors, employees or representatives, or originated in any portion of the electricity system of the Building which Landlord (as opposed to Con Edison or other utility service provider providing electricity) is responsible for maintaining under this Lease, or other service for which Landlord is responsible hereunder, or failure to provide repairs for which Landlord is responsible hereunder or by reason of any repairs or other work performed by or on behalf of Landlord in the Premises or elsewhere in the Building (other than as a result of a Casualty or condemnation), then, as Tenant’s sole and exclusive remedy, for the period commencing on the date on which such Substantial Portion of the Premises is so Untenantable until such Substantial Portion of the Premises is no longer Untenantable for such reason, Fixed Rent and Recurring Additional Charges shall be appropriately abated with respect to (w) only such Substantial Portion, (x) the entirety of a full floor, if at least fifty percent (50%) of such floor is so rendered Untenantable,  (y) the entire Premises, if at least ninety percent (90%) of the Premises is so rendered Untenantable, or (z) the entirety of the kitchen and adjacent cafeteria areas if either the kitchen or cafeteria is Untenantable, the entirety of the auditorium and adjacent AV room if either the auditorium or AV room is Untenantable, and the entirety of the gym and adjacent locker room if either the gym or locker room is Untenantable. If without the fault or neglect of Tenant or any person claiming through or under Tenant, any Essential Service (other than any Essential Service which Tenant has elected to Self-Perform) is interrupted in any material respect and such interruption affects a Substantial Portion and continues with respect to such Substantial Portion for a period of more than 5 consecutive Business Days (or 7 consecutive Business Days in the case of Non-Project Force Majeure) after Tenant shall have notified Landlord thereof (which notice may be given by email provided that an effective notice is delivered pursuant to one of the other methods set forth in Section 8.01 within 24 hours after the email is sent), then, as Tenant’s sole and exclusive remedy, for the period commencing on the date on which such Essential Service is so interrupted until such Essential Service is no longer interrupted in any material respect with respect to such Substantial Portion, Fixed Rent and Recurring Additional Charges shall be reduced by [****]% with respect to only such Substantial

Portion.  For the avoidance of doubt, (1) no portion of the Premises need be rendered Untenantable for the reduction in Fixed Rent and Recurring Additional Charges described in the preceding sentence to apply, (2) if there is an interruption in any Essential Service which is also an interruption in Landlord Services which does render any Substantial Portion of the Premises Untenantable, then the full abatement described in the first sentence of this Section 3.02(d) shall apply, (3) in addition to the provisions of clauses (x), (y) and (z) above in this Section 3.02(d), a stoppage or interruption in Landlord’s Services need not physically affect a particular portion of the Premises to render such portion of the Premises Untenantable (e.g., the entire Premises shall be considered Untenantable if the portion of the Premises containing the centralized computer network server or mainframe facilities in the Premises shall be rendered Untenantable and, as a result thereof, the balance of the Premises is actually rendered Untenantable), and (4) if a Force Majeure event solely affecting the Project (as distinguished from a Non-Project Force Majeure event) causes a Substantial Portion of the Premises to be rendered Untenantable, then the five (5) Business Day period (and not the seven (7) Business Day period) described above shall apply. “Untenantable” means that Tenant shall be unable to use the Premises or the applicable portion thereof for the normal conduct of Tenant’s business therein (including due to lack of access), and shall not be using the Premises (or applicable portion thereof) for any use, except for Disaster Functions.  “Substantial Portion” shall mean any portion of the Premises consisting of [****] or more contiguous square feet.  “Non-Project Force Majeure” means any Force Majeure events, other than those that solely affect the Project.  “Essential Services” means elevators, electricity to the Submetered Premises, electricity to direct metered Premises if such stoppage or interruption of electricity is caused by the negligence or willful misconduct of Landlord or any of its contractors, employees or representatives, or originated in any portion of the electricity system of the Building which Landlord (as opposed to Con Edison or other utility service provider providing electricity) is responsible for maintaining under this Lease, HVAC and plumbing service required to be provided by Landlord to Tenant under this Lease. “Disaster Functions” means the limited use of the Premises by Tenant’s security personnel for the preservation of Tenant’s property, Tenant’s insurance adjusters, and/or a minimal number of Tenant’s employees for file retrieval, planning of temporary relocation and other disaster recovery functions.

(e)Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s access, use and occupancy of the Premises in making any repairs, alterations, additions or improvements and in accessing, inspecting and exhibiting the Premises, in each instance, whether pursuant to this Section 3.02 or any other provision of this Lease, and all of the foregoing shall be performed by Landlord in accordance with applicable Laws; provided, that Landlord shall have no obligation to employ contractors or labor at so called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord shall, at Landlord’s cost (subject to the further provisions of this Section 3.02(e)) subject to labor restrictions at the Building and applicable union contract requirements, employ contractors or labor at so called overtime or other premium pay rates if necessary to remedy any condition that either (i) results in a denial of reasonable access to the Premises or the entrances to the Building Lobby, (ii) threatens the health or safety of any occupant of the Premises, (iii) from and after the Occupancy Date, unreasonably interferes with a Permitted User’s ability to conduct its business in the affected portion of the Premises for the business typically conducted therein, or (iv) is customary to be performed on an overtime basis in Comparable First Class Office Buildings.  For the avoidance of doubt, such overtime or premium labor shall be included in Operating Expenses to the extent such charges would, if incurred during Business Hours, be includable in Operating Expenses.  In all other cases, at Tenant’s request, subject to labor restrictions at the Building and applicable union contract requirements, Landlord shall employ contractors or labor at so called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements, provided Tenant shall pay to Landlord, as an Additional Charge, within 30 days after demand, an amount equal to the excess of (A) the overtime or other premium pay rates, including all fringe benefits and other elements of such pay rates, over (B) the regular pay rates for such labor, including all fringe benefits and other elements of such pay rates.  If more than one occupant of the Building, including Tenant, is chargeable by Landlord for the same overtime costs and expenses relating to the same work for which Tenant is chargeable, then Tenant shall only be charged for a proportionate share of such overtime costs and expenses, which apportionment shall be based on the amount of overtime work requested by such parties.  Landlord shall promptly repair any damage to Tenant’s Property arising out of the performance of operations, maintenance or repairs performed by Landlord, or Landlord’s employees, agents or contractors.  Landlord shall clean up all work areas and shall not store more than one day’s worth of materials and equipment in the Premises at any time, except to the extent that such storage does not unreasonably interfere with a Permitted User’s business and use of the Premises.

(f)At all times until the date on which Landlord has entered into leases for 85% or more of the rentable square footage of the Building, the Building shall be managed by either (i) a Related Affiliate or an Affiliate of Oxford Hudson Yards LLC, or (ii) upon the enforcement of remedies by any lender that is not an Affiliate of Landlord, any reputable and experienced property management company selected by such lender that, either directly or through its Affiliates, has not less than five (5) years’ experience in the ownership and/or management of Comparable First Class Office Buildings and has at least five million (5,000,000) square feet of office buildings under management, of which three million (3,000,000) square feet is located in Comparable First Class Office Buildings.  “Related Affiliate” means any Affiliate of The Related Companies, L.P. (pursuant to clause (B) of the definition of Control) as to which one or more of Stephen M. Ross or Jeff T. Blau or Bruce A. Beal, Jr., (or their respective spouses, descendants, heirs, legatees and devisees or any trust created for the benefit of any of such persons) collectively own, directly or indirectly, at least [****] percent ([****]%) of the beneficial ownership interests.

(g)Normally operating Base Building Systems equipment installed by Landlord shall not generate noise level greater than NC-40, other than within 10 feet of the core and mechanical rooms of the Building assuming standard tenant finishes (and except to the extent such noise arises from Tenant’s failure to maintain such equipment, if Tenant is Self-Performing the operation thereof in accordance with Section 3.03).

(h)Prior to the Occupancy Date (and from time to time thereafter upon request of either party), Landlord and Tenant shall each provide to the other its security screening protocols for building service employees and contractors.  Each party shall provide to the other any proposed modifications to such security screening protocols prior to implementation thereof.  All such protocols and any modifications thereto shall be consistent with security screening protocols for Comparable First Class Office Buildings, and the screening protocols for Tenant’s building service employees and contractors shall be no less stringent than Landlord’s screening protocols.  Tenant’s building service employees and contractors shall be required to comply with Landlord’s security screening protocols.  Tenant shall be solely responsible for administering and enforcing its own separate security protocols with respect to its building service employees and contractors and Landlord shall have no obligations or liability with respect thereto.

(i)Landlord and Tenant shall each use commercially reasonable efforts to cause all written contracts it enters into with service providers to include (i) obligations to perform services in accordance with all applicable Laws, (ii) obligations to keep confidential any information it obtains in performing its services, (iii) a requirement that personnel are subject to appropriate background checks (and, if granted access cards to Tenant facilities or systems without Tenant supervision, such personnel shall be subject to Tenant’s background check requirements set forth on Exhibit UU) and (iv) a requirement that personnel with access to the Premises receive appropriate training in order to assure compliance with reasonable security policies and procedures.  All requirements imposed on personnel of either party shall comply with applicable Laws and any applicable collective bargaining agreements and, so long as any such requirements of Tenant exceed the level of standard procedures for Comparable First Class Office Buildings, Tenant shall pay any incremental Actual Cost incurred by Landlord in complying with such above-standard requirements.  Landlord agrees that as of May 24, 2017, the standards set forth on Exhibit UU do not exceed the level of standard procedures for Comparable First Class Office Buildings, other than items 6 and 10 on Exhibit UU, which shall constitute above-standard requirements.

(j)Each party shall retain for a reasonable period of time and make available to the other, promptly following request, copies of all maintenance, test and/or inspection reports reasonably requested by such party with respect to critical Base Building Systems for which the requested party is responsible hereunder, including fire safety, emergency lighting, elevators, water and electrical.  Neither party shall be obligated to retain or provide such reports with respect to a period of time that is more than two (2) years prior to the date of such request.

3.03Tenant Option to Self-Perform Service.  (a)  So long as Tenant leases the requisite number of floors or RSF and satisfies the other applicable conditions set forth in Section 3.03(b) below in respect of the applicable service (“Self-Performance Conditions”), Tenant shall have the right to perform, in lieu of Landlord (“Self-Perform”) the applicable Landlord Services, in each case to the extent set forth below.  Tenant may elect to Self-Perform any such Landlord Service by giving written notice to Landlord with respect to such Landlord Service (the “Self-Performance Notice”), which notice shall state the date on which Tenant desires to commence to Self-Perform such service.  Such date (the “Self-Performance Date”) shall be within in a reasonable period of time after giving of notice, taking into account any work that must be performed to effectuate the transition, the terms of any existing contracts with respect to such Landlord Service, any adjustments to staffing and other factors, but no earlier than 60 days after the giving of the Self-Performance Notice.  Tenant may not give a Self-

Performance Notice with respect to a particular service more than one time in any calendar year during the Term.   The parties shall cooperate to effectuate an orderly transition of such services from Landlord to Tenant as of the Self-Performance Date, including the assignment of warranties and any separately assignable maintenance contracts Tenant desires to retain, and delivery of maintenance records, permits and licenses.  When procuring service and maintenance contracts for any Landlord Services that Tenant has the right to Self-Perform hereunder, Landlord shall endeavor to negotiate provisions to allocate such services and the costs thereof between the Tenant Unit and the balance of the Building, provided that Landlord shall not be obligated to incur any material cost or liability in order to obtain such concessions.  For the avoidance of doubt, Tenant may deliver multiple Self-Performance Notices.

(b)Tenant shall have the right to Self-Perform the following Landlord Services upon and subject to the applicable Self-Performance Conditions set forth below:

(i)Tenant shall have the right to Self-Perform the operation and maintenance of the Tenant Unit AC System so long as Tenant leases at least the entirety of  floors 3 through 12, inclusive, of the Total Unit, and the portion of the 2nd floor that is included in the Initial Premises (except as otherwise expressly provided in the RIPOM).  Such Self-Performance shall include, without limitation, the provision of all electricity (which shall be direct metered), water and other utilities, any personnel required to operate the Tenant Unit AC System, any maintenance contracts, permits and licenses, and all repair, maintenance and replacements to the Tenant Unit AC System and any components thereof that exclusively serve the Tenant Unit.

(ii)Tenant shall have the right to Self-Perform the operation and maintenance of the interior cabs and/or the equipment and systems of (A) the entire Bank of Exclusive Tenant Unit Elevators serving floors 2 through 12 so long as Tenant leases at least the entirety of floors 3 through 12, inclusive, of the Total Unit, and the portion of the 2nd floor that is included in the Initial Premises, (B) the entire Bank of Exclusive Tenant Unit Elevators serving floors 13 through 18 so long as Tenant leases at least the entirety of floors 13 through 18, inclusive, of the Total Unit, (C) both Banks of Exclusive Tenant Unit Elevators so long as Tenant leases the entirety of the Total Unit, (D) the Dedicated Service Elevators so long as Tenant leases at least the entirety of the Total Unit (it being agreed that if Tenant does not lease the entirety of the Total Unit but does lease at least 500,000 Qualified RSF in the Total Unit, then Tenant shall have the right to Self-Perform the operation of the southern-most service elevator, which Self-Performance shall be limited to retaining the operator of such service elevator as Tenant’s employee), and (E) the Shuttle Elevators as long as Tenant leases at least all of floors 3 and 4, inclusive, and the portion of the 2nd floor that is included in the Initial Premises.  For the avoidance of doubt, Tenant may not Self-Perform the operation and maintenance of any Exclusive Tenant Unit Elevators, Dedicated Service Elevators or Shuttle Elevators unless it is Self-Performing such operation and maintenance with respect to an entire Bank.  A “Bank” means any of the following: (w) all the Exclusive Tenant Unit Elevators serving floors 2 through 12, (x) all the Exclusive Tenant Unit Elevators serving floors 13 through 18, (y) both Dedicated Service Elevators, or (z) both Shuttle Elevators. Such Self-Performance shall include, without limitation, the provision of all electricity, any personnel required to operate such elevators, any maintenance contracts, permits and licenses, and all repair and maintenance to such elevators and any components thereof.  If Tenant does not lease the entirety of the Total Unit, then Tenant must use Landlord’s elevator contractor for the Exclusive Tenant Unit Elevators; if Tenant leases the entirety of the Total Unit, Tenant may use its own elevator contractor for the Exclusive Tenant Unit Elevators, which contractor shall be subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed. Electricity to such Elevators shall continue to be metered in accordance with the Metering Schedule and payable in accordance with Section 2.09.  If Tenant delivers a Self-Performance Notice or a Reversion Notice with respect to elevators, such Self-Performance Notice or Reversion Notice must specify which Bank(s) and services (e.g. only maintenance of interior cabs, maintenance and repair of equipment and systems, or both) Tenant elects to Self-Perform or cease performing, as applicable.

(iii)Tenant shall have the right to Self-Perform cleaning services within the Premises.  The East Lobby areas shall only be included in such Self-Performed cleaning as long as Tenant has the exclusive right to operate the Secure Lobby Zone and East Lobby Desk. The Exclusive Tenant Unit Elevators, Shuttle Elevators and/or Dedicated Service Elevators, as applicable, shall be included in such Self-Performed cleaning services only to the extent Tenant has the exclusive right to use such elevators, as applicable.

(iv)So long as Tenant leases at least all of floors 3 through 12, inclusive, of the Total Unit, and the portion of the 2nd floor that is included in the Initial Premises, Tenant shall have the right to Self-Perform the operation of water tanks, pumps and related equipment exclusively serving the Tenant Unit and providing water to the cooling tower and domestic water to the Office Premises within the Tenant Unit (“Tenant Unit Plumbing”).  During any period in which Tenant is Self-Performing the operation and maintenance of the Tenant Unit AC System, Tenant shall also Self-Perform the operation and maintenance of the Tenant Unit Plumbing.  Such Self-Performance shall include, without limitation, the provision of all electricity (which shall be direct metered), water and other utilities (which shall be submetered in accordance with the Metering Schedule or otherwise the Actual Cost thereof shall be equitably allocated to Tenant), any personnel required to operate such plumbing systems that exclusively serve the Tenant Unit, any maintenance contracts, permits and licenses, and all repair and maintenance to such plumbing systems and any components thereof.

(v)So long as Tenant has the right to exclusive use of the East Lobby Desk, Tenant shall have the right to Self-Perform the operation of the East Lobby Desk by replacing all of Landlord’s employees staffing the East Lobby Desk with Tenant’s employees, subject to Section 16.08.

(vi)So long as Tenant has the right to exclusive use of both Dedicated Loading Bays, Tenant shall have the right to Self-Perform the operation and maintenance of the Dedicated Loading Bays.  Such Self-Performance shall include, without limitation, the provision of all electricity and other utilities (which shall be submetered in accordance with the Metering Schedule or otherwise the Actual Cost thereof shall be equitably allocated to Tenant), any personnel required to operate such loading bays, any maintenance contracts, permits and licenses, and all repair and maintenance to such loading bays and any equipment therein or components thereof.

(vii)Tenant shall have the right to Self-Perform the operation and maintenance of the portions of the Base Building Systems electrical system servicing the Premises that are located downstream (and inclusive of) of the service switchboards that serve Tenant, and up to and including the bus duct switch, including the bus risers and the electricity switchgear rooms. Such Self-Performance shall include, without limitation, maintaining all permits and licenses and all repairs, maintenance and replacements to such portions of the electrical system.

(c)Tenant shall have the right, upon written notice to Landlord with respect to any Self-Performed Service (the “Reversion Notice”), to cease performing such Self-Performed Service and cause Landlord to resume performance of the applicable Landlord Service.  The Reversion Notice shall state the date on which Tenant desires to cease Self-Performing such service, which shall be within a reasonable period of time after the giving of notice, taking into account any work that must be performed to effectuate the transition, the terms of any existing contracts with respect to such service, any adjustments to staffing and other factors, but such Reversion Date shall be no earlier than 60 days after the giving of the Reversion Notice.  Any Actual Costs in connection with the termination or assignment of any service or maintenance contracts shall be borne by Tenant. The date on which Tenant so ceases performing a Self-Performed Service as set forth in the Reversion Notice, or such other date on which Tenant no longer satisfies the applicable Self-Performance Condition or the right to Self-Perform has been revoked in accordance with this Lease, shall be referred to herein as the “Reversion Date.”  The parties shall cooperate to effectuate an orderly transition of such services from Tenant to Landlord as of the Reversion Date, including the assignment of warranties and maintenance contracts Landlord desires to retain, and delivery of maintenance records, permits and licenses.  Tenant may not give a Reversion Notice with respect to a particular service more than one time in any calendar year during the Term, but Tenant may give multiple Reversion Notices with respect to multiple services (i.e. a Reversion Notice per service per year).

(d)From and after the Self-Performance Date with respect to any Landlord Service, and until the Reversion Date, such Landlord Service shall be referred to herein as a “Self-Performed Service,” Landlord shall have no obligation to perform such Landlord Service and the costs that would have been incurred for such Self-Performed Service and the costs of performing the corresponding Landlord Service with respect to any leasable space in the Building shall be excluded from Operating Expenses (it being the intent that Tenant shall not be required to pay duplicative amounts for the same service), provided, however, that if (x) Landlord has already contracted (pursuant to binding contracts) for third parties to provide the applicable Self-Performed Service prior to the giving of the Self-Performance Notice, and the cost thereof cannot be eliminated, then Tenant shall pay a reduced proportionate share of such Operating Expenses (determined (A) in accordance with the methodology described in Exhibit R (including on a metered basis if applicable) or (B) otherwise in a fair and equitable manner mutually acceptable to Landlord and Tenant), in an amount to be determined in connection with the transition to Self-Performance on the basis of the Actual Costs of such service, (y) Tenant’s

Self-Performance of a service eliminates the need for a fraction of an employee, then Landlord shall retain an employee in respect thereof and the Actual Cost of such employee (subject to the terms of Section 2.07) shall constitute an Operating Expense, or (z) the applicable Landlord Service is being performed in whole or in part by union labor and Landlord incurs any costs in connection with the severance (in accordance with Laws) of such union employees, then Tenant shall pay  the Actual Costs of the severance of such employees or reimburse Landlord for such Actual Costs of severance within 30 days after receipt of an invoice and reasonable supporting documentation therefor; provided if subsequent to the severance of such employees it is finally determined by a court of competent jurisdiction or arbitrator that any of the foregoing costs incurred by Landlord are due to Landlord’s wrongful acts in connection with the severance of such union employees, then Tenant shall not be obligated to pay such costs (or, if Tenant shall have theretofore paid such costs, Landlord shall reimburse such costs within thirty (30) days following such determination, together with interest thereon from the date incurred by Tenant at the Base Rate.  With respect to contracts for Landlord Services which Tenant has the right to Self-Perform, Landlord shall use commercially reasonable efforts to avoid entering into long term contracts (taking into account market-standard terms for similar contracts at Comparable First Class Office Buildings) and to cause such contracts either to be terminable upon reasonable notice to the contractor or to include provisions permitting Landlord to sever such contracts and separately assign to Tenant those portions of the contract that Tenant elects to Self-Perform.  For the avoidance of doubt, Tenant shall not be responsible for any increased cost of Landlord Services or lost discounts by reason of the Self-Performance of any Landlord Services to the Premises.

(e)If Tenant desires to Self-Perform any Landlord Service using a third party vendor, Tenant shall permit the applicable base building contractor for such Landlord Service to bid for such contract (it being agreed that Tenant shall have no obligation to select the base building contractor’s bid for such contract).  If Tenant does not hire Landlord’s contractor, then Tenant’s contractor shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, delayed or conditioned). If Landlord shall fail to approve or disapprove (or, in the case of Landlord’s disapproval, to set forth in writing a reasonably detailed explanation of Landlord’s reason for disapproval) any such contractor proposed by Tenant within five (5) Business Days following receipt by Landlord of written request for approval, Tenant may give to Landlord a notice of such failure, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE TENANT’S CONTRACTOR(S) (AND, IN THE CASE OF DISAPPROVAL, TO INCLUDE A DETAILED EXPLANATION OF LANDLORD’S REASON FOR SUCH DISAPPROVAL) WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH CONTRACTOR(S)”, and if Landlord shall fail to approve or disapprove such contractor(s) within such 5 Business Day period (which, in the case of Landlord’s disapproval, must set forth in writing a reasonably detailed explanation of Landlord’s reason for disapproval), Landlord shall be deemed to have approved such contractor(s). Any contractor employed by Tenant in connection with Self-Performance of any services shall provide such liability and other customary insurance (naming Landlord and any other party reasonably requested by Landlord as additional insureds) as Landlord shall reasonably request. Notwithstanding anything to the contrary herein, Tenant may engage vendors to furnish to the Premises ice, drinking water, food, beverage, linen, towel, barbering, bootblacking, or other similar services without Landlord’s approval of such vendors.

(f)Tenant shall have the right to determine the schedule for the provision of any Self-Performed Services to the Tenant Unit, and to the extent that the schedule for such Self-Performed Services determine the hours of operation of the Tenant Unit, Tenant shall have the right to establish the hours of operation of the Tenant Unit.  Tenant shall pay the incremental Actual Cost incurred by Landlord that is attributable to Tenant performing such services and operating during hours other than Business Hours and Business Days, even if such costs would not have otherwise been allocated to Tenant under the Cost Allocation Methodology.

(g)Tenant’s right to Self-Perform services with respect to certain portions of the Premises shall not affect in any way Tenant’s obligation to pay Tenant’s Operating Share of Operating Expenses in respect of the common areas of the Project in accordance with Section 2.07.

(h)Any Self-Performed Services shall be performed in a manner consistent with Comparable First Class Office Buildings and in accordance with applicable Laws.  Tenant shall obtain, at its sole cost and expense, any permits, licenses and inspections required in connection with such services, and shall deliver copies thereof to Landlord from time to time promptly following written request.  Any Self-Performed Services shall be appropriately coordinated with any services Landlord is providing to other occupants of the Building and with Landlord’s operation and management of the Project generally.  Tenant shall cause any vendors with respect to Self-Performed Services to comply with the Rules and Regulations, such security and screening procedures as may from time to time be reasonably promulgated by Landlord pursuant to the terms of this Lease, building standards for use of vertical transportation, procedures for transport, removal and recycling of trash, and reporting to governmental authorities as required, all to the extent applied to Landlord’s vendors and all other tenants of the Building.

(i)If Tenant elects to Self-Perform cleaning and retains a contractor other than Landlord’s contractor, then (A) Landlord shall not provide storage lockers for the use of Tenant’s contractor but shall permit Tenant’s contractor to access the janitor closets on each full floor of the Office Premises to store cleaning materials and equipment to the extent such space would have been available for use by Landlord’s cleaning contractor if Landlord were providing cleaning to the Office Premises in accordance with the provisions of Section 3.01(e), and Landlord shall have no liability to Tenant or Tenant’s contractor in connection with such access and use; (B) Tenant or Tenant’s cleaning contractor shall bag all rubbish, garbage, waste and other debris and remove such items from the Premises to the designated loading dock at such times as are reasonably designated by Landlord, which times shall be comparable to the times designated by Landlord for garbage removal by its own cleaning contractor, (C) the provisions of Section 4.02(f) relating to the avoidance of union-related conflict shall apply to the selection of Tenant’s contractor and the performance of work by Tenant’s contractor, and (D) Tenant shall be responsible for ensuring that the cleaning of the Office Premises is performed in compliance (other than to a de minimis extent) with any Building-wide “Green Cleaning Policy” that Landlord may adopt from time to time and that does not exceed the standard of Comparable First

Class Office Buildings.  If Tenant increases the number of cleaning personnel beyond the number of cleaners which would be assigned to clean the Premises if Landlord were doing such cleaning (such increased number of cleaners are called “Excess Cleaners”), then Tenant shall cause Tenant’s cleaning contractor to have such Excess Cleaners perform “special cleaning services”, and Tenant shall be solely responsible for all Actual Costs of termination in connection with the termination of the Excess Cleaners at such time as Tenant no longer cleans its own Premises whether by reason of the expiration of this Lease or otherwise.  If Tenant shall elect to Self-Perform cleaning in accordance with this Section 3.03, then, upon request by Tenant, Landlord shall notify Tenant of the number of cleaning personnel which would be assigned to clean the Premises if Landlord were doing such cleaning.  Tenant shall pay the contractor retained by Tenant directly for the cost of cleaning the Premises, and Landlord shall not be required to clean the Premises or any part thereof;

(j)If Tenant elects to Self-Perform the operation and maintenance of the Tenant Unit AC System, Exclusive Tenant Unit Elevators, Shuttle Elevators, Dedicated Service Elevators, Tenant Unit Plumbing or any other improvements, fixtures or equipment comprising part of Base Building Systems in connection with Tenant’s rights to Self-Perform services hereunder, Tenant shall cause such systems and equipment to be operated and maintained in accordance with the standards of Comparable First Class Office Buildings and shall perform all repairs necessary for the proper maintenance and sustainment of such systems and equipment in order to maintain the proper functionality and achieve the scheduled longevity thereof, including complying with any applicable manufacturer’s maintenance specifications (and provide to Landlord upon request maintenance records or reports confirming Tenant’s compliance with such requirements).  Tenant will not permit any action or inaction to occur that would void any applicable warranty with respect to such systems or equipment.  Tenant shall keep in full force and effect at all times appropriate service and maintenance contracts with respect to such systems and equipment, and deliver copies of such contracts to Landlord from time to time upon request.

(k)If Tenant fails in any material respect to comply with its obligations under this Section 3.03 in respect of any Self-Performed Service, then Landlord shall have the right to deliver a written notice to Tenant stating in reasonable detail the basis for such assertion (a “Self-Performed Service Failure Notice”).  If the failure in question relates to a matter that would typically be determined by an engineer or other technical expert, then the Self-Performed Service Failure Notice shall include a statement from the appropriate qualified engineer or other technical expert, having sufficient experience in the applicable field to reliably make such assertion.  If Tenant shall fail within 30 days after Tenant’s receipt of a Self-Performed Service Failure Notice to either (i) cure such failure, or (ii) advise Landlord of Tenant’s intention duly to institute all steps reasonably necessary to cure such failure (and thereafter institute and diligently prosecute to completion such steps reasonably necessary to cure the same), or (iii) advise Landlord that Tenant disagrees with any of the assertions set forth in the Self-Performed Service Failure Notice, then Landlord shall have the right to send a second notice (which second notice shall (A) contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A SECOND SELF-PERFORMED SERVICE FAILURE NOTICE GIVEN IN ACCORDANCE WITH SECTION 3.03(k) OF THE LEASE” and (B) enclose a copy of the Self-Performed Service Failure Notice to which such second notice relates)

to Tenant, and if Tenant does not, within 5 Business Days following Tenant’s receipt of such second notice, take any of the actions described in clauses (i), (ii) or (iii) above, then Landlord shall have the right upon further written notice to Tenant to revoke Tenant’s right to Self-Perform such service for which the Self-Performed Service Failure Notice was given, subject to Tenant’s right to thereafter resume the Self-Performance of such service in accordance with this Section 3.03 if Tenant satisfies the applicable conditions thereto.

(l)As of the Occupancy Date, Tenant exercises its right to Self-Perform all of the services described in Sections 3.03(b)(i), (iii), (iv), (v), (vi) and (vii).

(m)Any disputes with respect to Tenant’s election to Self-Perform a Landlord Service or to cease doing so, including without limitation disputes with respect to the satisfaction of conditions to Tenant’s right to Self-Perform or the reduction in Operating Expenses arising from such election, shall be resolved by Arbitration in accordance with Section 8.09.

3.04Reduced Or Increased Premises Operational Mechanism.  (a)  The Total Unit has been designed to function in many respects as a “building-in-a-building”, and the Tenant Unit AC System and certain other systems have been engineered to enable Tenant to expand or contract by adding or removing floors within the Total Unit, pursuant to Tenant’s rights under Articles 10 through 15 hereof, without significant impediment or expense, subject to the Reduced or Increased Premises Operational Mechanism and the provisions of Articles 10 through 15.  Upon the occurrence of certain reductions or increases in the number of floors or RSF comprising the Premises (e.g. as a result of any expansion or contraction option or partial renewal right set forth herein), the provision, repair, maintenance and operation of, and payment for, certain Landlord Services shall be modified as set forth below and in Exhibit LL (such revised services being referred to herein as the “Reduced or Increased Premises Operational Mechanism” or “RIPOM”).  In each case in which the Premises are so reduced or increased so as to trigger a modification pursuant to the RIPOM, the parties will, promptly following the giving of the applicable notice by Tenant with respect to such reduction or increase, cooperate to effectuate the transition to the Reduced or Increased Premises Operational Mechanism on a timely basis.  The date on which the Reduced or Increased Premises Operational Mechanism takes effect with respect to a particular service shall be referred to herein as the “RIPOM Conversion Date.”

(b)If pursuant to the RIPOM Landlord is providing ventilation and air conditioning service to any portions of the Tenant Unit that are not served by the Tenant Unit AC System, such service shall be provided in accordance with the specifications set forth in the Upgraded Basis of Design and the allocation of such service and Actual Cost thereof shall be allocated as set forth in the RIPOM.

(c)If pursuant to the RIPOM electricity to any portions of the Tenant Unit are no longer direct metered, then from and after the RIPOM Conversion Date Tenant shall be entitled to its pro rata share of electric capacity to such floors, based on the relative RSF of such floors to all floors served by the applicable segment of the buss, and Tenant shall pay for consumption of electricity in the Tenant Unit in the same manner as for the Upper Premises.

(d)If at any time Tenant does not lease the entirety of floors 3 through 12, inclusive, of the Total Unit, and the portion of the 2nd floor that is included in the Initial Premises, Tenant will no longer have exclusive use of Tenant’s Shaft Space or POE Rooms.  From and after the RIPOM Conversion Date, Tenant shall be entitled to a proportionate share of Tenant’s Shaft Space and POE Rooms which shall be shared with other occupants of the Total Unit.  Landlord may partition a portion of the POE rooms to serve such other occupants.  In addition, Tenant shall have the right to install a “cage” or other means to prevent others from accessing Tenant’s portion of the POE Room, subject to Landlord’s reasonable approval of the design of such installation.  Such installation shall be performed by Landlord and Tenant shall pay the Actual Cost thereof, plus Landlord’s 3% fee and 3% overhead.

(e)(i)  If pursuant to the RIPOM any passenger Elevators in any bank serving the Tenant Unit are no longer exclusive to Tenant, such Elevators shall no longer be deemed to be Exclusive Tenant Unit Elevators, and shall be shared with other occupants of the Total Unit (“Shared Passenger Elevators”), and the elevator lobby serving that bank shall no longer be part of Tenant’s Secure Lobby Zone.  If all such Elevators are Shared Passenger Elevators, then Tenant shall no longer have the exclusive right to use the area of the Secure Lobby Zone directly in front of the Shared Passenger Elevators (but Tenant shall have the non-exclusive right to use the same in common with the other tenants in the Building).  Tenant may appropriately partition the remainder of the Secure Lobby Zone (on the westerly side) from the rest of the Building Lobby, at Tenant’s sole cost and expense, the design for which shall be subject to Landlord’s reasonable approval, but if Tenant elects not to partition the westerly side of the Secure Lobby Zone, Tenant shall not have the exclusive right to use the Secure Lobby Zone (i.e. because there will be no physical barriers ensuring such exclusive use).

(ii)From and after the RIPOM Conversion Date with respect to such Elevators, Landlord shall program and operate the Shared Passenger Elevators in substantially the same manner as the other non-exclusive passenger elevators in the Building, and the Shared Passenger Elevators shall be subject to the provisions of Section 3.01(b) relating to Additional Elevators.

(f)If at any time Tenant no longer leases all of floors 3 and 4, and the portion of the 2nd floor that is included in the Initial Premises, Tenant shall no longer have exclusive use of the Shuttle Elevators, which shall thereafter be shared among all occupants of floors 2, 3 and 4 in the same manner as the Additional Elevators in accordance with Section 3.01(b).

(g)If at any time Tenant does not lease at least 500,000 Qualified RSF in the Total Unit, then (i) Tenant shall not have exclusive use of either Dedicated Service Elevator, and such elevators shall be deemed to be Shared Service Elevators.  Tenant shall have the right to use such elevators in accordance with the provisions of Section 3.01(b) above relating to Shared Service Elevators, provided that Tenant shall be entitled to its pro rata share based on the RSF of the Total Unit leased by Tenant (vis-à-vis the RSF of the Total Unit that is leased by other tenants) of the use of each Shared Service Elevator, and (ii) Tenant shall not have exclusive use of either Dedicated Loading Bay, and both loading bays shall be shared, provided that Tenant shall be entitled to its pro rata share based on the RSF of the Total Unit leased by Tenant (vis-à-vis the RSF of the Total Unit that is leased by other tenants) of use of each loading bay.  If at any time Tenant does not lease the entirety of the Total Unit and subsequently exercises the Initial Expansion Option, the First Expansion Option, the Second Expansion Option or any Offer Space Option, and as a result of such exercise, Tenant leases the entirety of the Total Unit, then the Initial Expansion Space, the First Expansion Space, the Second Expansion Space or the Offer Space, as applicable (and as a result, the Premises) shall include the area shown on Exhibit H (the “Additional Below-Grade Premises”), and Fixed Rent, Tenant’s Share and Tenant’s Operating Share, as applicable, shall be appropriately increased to reflect the addition of the USF of the Additional Below-Grade Premises, in accordance with the applicable provisions of Articles 10, 12 and 13.  If at any time Tenant leases the entirety of the Total Unit, but by virtue of Tenant’s exercise of a Contraction Option, the Termination Option with respect to a portion of the Premises or the exercise of a Renewal Option with respect to a portion of the Premises, Tenant no longer leases the entirety of the Total Unit, but does lease at least 500,000 Qualified RSF in the Total Unit, the Additional Below-Grade Premises shall be deemed surrendered by Tenant and shall not longer be part of the Premises, the Fixed Rent payable by Tenant in accordance with Section 2.02 shall be reduced (based on the rate of Fixed Rent at such time) to reflect the subtraction of the USF of the Additional Below-Grade Premises from the Premises, and Tenant’s Share and Tenant’s Operating Share, as applicable, shall be appropriately decreased to reflect the subtraction of the Additional Below-Grade Premises from the Premises. If at any time Tenant leases at least 500,000 Qualified RSF in the Total Unit, but by virtue of Tenant’s exercise of a Contraction Option, the Termination Option with respect to a portion of the Premises or a Renewal Option with respect to a portion of the Premises, Tenant no longer leases at least 500,000 Qualified RSF in the Total Unit, the Below-Grade Premises and the Additional Below-Grade Premises (if then part of the Premises) shall be deemed surrendered by Tenant and shall no longer be part of the Premises, the Fixed Rent payable by Tenant in accordance with Section 2.02 shall be reduced to reflect the subtraction of the USF of the Below-Grade Premises and the Additional Below-Grade Premises (if then part of the Premises) from the Premises, and Tenant’s Share and Tenant’s Operating Share, as applicable, shall be appropriately decreased to reflect the subtraction of the Below-Grade Premises and the Additional Below-Grade Premises (if then part of the Premises) from the Premises.

(h)From and after the RIPOM Conversion Date for each service or system, the Actual Cost of such service (unless such service is metered or submetered) shall be allocated as set forth in the RIPOM (or otherwise an equitable allocation formula mutually acceptable to Landlord and Tenant) as determined by the parties prior to the RIPOM Conversion Date and, if applicable, Tenant shall pay for service during Non-Business Hours in accordance with Landlord’s standard practices for such service.

(i)Upon written notice from Landlord, Tenant shall surrender to Landlord such portions of the Mechanical Areas as Landlord may require in order to operate the applicable systems or equipment under the Reduced or Increased Premises Operational Mechanism, whereupon (I) the Deemed RSF shall be reduced to an amount equal to the sum of (A) [****] RSF plus (B) the amount of USF, if any, by which (x) the USF of the finally measured aggregate above-grade Mechanical Areas (less such surrendered above-grade Mechanical Areas) exceeds (y) the sum of [****] USF plus [****] USF, and (II) if as a result of such surrender the above-grade Mechanical Areas included in the Premises actually equals less than [****] USF, then the Deemed RSF shall be reduced to the actual USF of the above-grade

Mechanical Areas included in the Premises. If as a result of the exercise of the Initial Expansion Option or an Expansion Option or Offer Space Option Tenant will, pursuant to the Reduced or Increased Premises Operational Mechanism, take over the operation of certain systems of the Total Unit, then the above-grade mechanical areas necessary to operate such systems shall be added to the Mechanical Areas and the Deemed RSF shall be adjusted to be equal to the sum of (A) [****] RSF plus (B) the amount of USF by which (x) the USF of the finally measured aggregate above-grade Mechanical Areas (taking into account the addition of such additional Mechanical Areas) exceeds (y) the sum of [****] USF plus [****] USF.  No loss factor shall be applied to any USF described in this Section 3.04(i).

(j)The parties intend that, except as otherwise provided in Section 3.06, after the RIPOM Conversion Date the applicable surrendered space will be separated from Tenant’s dedicated systems and connected to Landlord’s systems, such that the surrendered space will operate independently and the costs of the relevant services can be accounted for and billed separately.  Such work shall include segregating, submetering, partitioning, reprogramming, and otherwise reconfiguring such dedicated systems or areas (collectively, as more particularly described in the immediately succeeding sentence, the “Separation Work”).  The scope of the Separation Work shall be limited to the work described in the “Separation Work” column on Exhibit LL; provided, that, (i) if a dedicated system needs to be segregated, submetered, partitioned, reprogrammed, or otherwise reconfigured in order to comply with the first sentence of this Section 3.04(j) and such system is not addressed on Exhibit LL or (ii) if, by reason of changes to a dedicated system since the Effective Date, the provisions of Exhibit LL relating to such dedicated system are no longer applicable because such system has changed, then, in the case of each of (i) or (ii), the scope of Separation Work for such dedicated system shall be reasonably determined by Landlord.  Landlord agrees to choose the most cost-effective (to Tenant) alternative for completing such Separation Work, in a manner that will enable the applicable systems to comply with the specifications (based on the Upgraded Basis of Design) and ensure the functionality and flexibility of such systems in compliance with the first sentence of this Section 3.04(j), but not in excess thereof.  Tenant shall complete the Separation Work at its sole cost and expense no later than the date on which the relevant space is surrendered to Landlord or, at Landlord’s option, Landlord will perform the Separation Work and Tenant shall pay the Actual Costs thereof within 30 days following delivery of an invoice and reasonably detailed supporting documentation, together with Landlord’s 3% fee and 3% overhead (provided, that, if Landlord elects, in its sole discretion, to increase the scope of the Separation Work from that set forth in the immediately preceding sentence, any incremental costs shall be borne by Landlord).  For the avoidance of doubt, any Separation Work referred to in the RIPOM shall be at Tenant’s sole cost and expense, except to the extent the RIPOM expressly provides that such cost shall be borne by Landlord.  Tenant shall reasonably cooperate in connection with Landlord’s performance of the Separation Work and provide Landlord with access to perform such work, which access shall be governed by the provisions of Section 3.02(e) and 4.04 hereof.

(k)In connection with any addition of space within the Total Unit to the Premises, Tenant shall perform any work described on Exhibit LL related to such addition of space (as more particularly described in the immediately succeeding sentence, the “Addition Work”).  The scope of the Addition Work shall be limited to any work described on Exhibit LL; provided, that, (i) if certain work needs to be completed to enable the additional space within the

Total Unit to be added to Tenant’s dedicated systems or to ensure the undisturbed provision of services to other tenants of Other Total Unit Space and such work is not addressed on Exhibit LL or (ii) if, by reason of changes to the Total Unit systems since the Effective Date, the provisions of Exhibit LL relating to such Total Unit systems are no longer applicable, then, in the case of each of (i) or (ii), the scope of Addition Work shall be reasonably determined by Landlord, and Landlord shall choose the most cost-effective alternative for completing such Addition Work, in a manner that will enable the applicable systems to comply with the specifications (based on the Upgraded Basis of Design) and ensure the functionality and flexibility of such systems. Tenant shall complete the Addition Work at its sole cost and expense at such times and in a manner that does not disturb tenants leasing or occupying space served by the systems that will be affected by such Addition Work and Landlord determines will ensure continuity of service, or at Landlord’s option, Landlord will perform the Addition Work and Tenant shall pay the Actual Costs thereof within 30 days following delivery of an invoice and reasonably detailed supporting documentation, together with Landlord’s 3% fee and 3% overhead (provided, that, if Landlord elects, in its sole discretion, to increase the scope of the Addition Work from that set forth in the immediately preceding sentence, any incremental costs shall be borne by Landlord).  For the avoidance of doubt, any Addition Work referred to in the RIPOM shall be at Tenant’s sole cost and expense, except to the extent the RIPOM expressly provides that such cost shall be borne by Landlord.  Tenant shall reasonably cooperate in connection with Landlord’s performance of the Addition Work and provide Landlord with access to perform such work, which access shall be governed by the provisions of Section 3.02(e) and 4.04 hereof.

(l)Any disputes with respect to the Reduced or Increased Premises Operational Mechanism shall be resolved by Arbitration in accordance with Section 8.09.

3.05Landlord’s Contribution.  (a)  Landlord shall reimburse Tenant (or, at Tenant’s request, pay directly to Tenant’s general contractor or construction manager for hard costs incurred by Tenant for Tenant’s Work, or pay Landlord’s contractor for costs of Tenant BB Work, Landlord MEP Upgrades, Tenant MEP Work and/or Change Orders as described in Section 3.05(a)(iv) below) in an aggregate amount (the “Original Work Allowance”) equal to $[****] per Qualified RSF of the Premises, as finally determined (as increased or decreased by reason of Tenant’s exercise of the Initial Expansion Option or Initial Contraction Option or pursuant to the provisions of Section 8.7 of the DCA), upon the following terms and conditions:

(i)The Original Work Allowance shall be paid to Tenant (or, at Tenant’s direction, to Tenant’s general contractor or construction manager, or such other consultant, advisor or vendor of Tenant) at any time after the Effective Date in installments as Tenant’s Work (and/or design thereof) progresses, but in no event more frequently than monthly.  Installments of the Original Work Allowance shall be paid by Landlord within 30 days following Tenant’s submission of a Tenant Requisition (it being agreed that if such Tenant Requisition fails to include any of the deliverables required for disbursement set forth in this Section 3.05(a), then Landlord shall notify Tenant thereof in writing in reasonable detail within 10 Business Days after receipt of such Tenant Requisition, whereupon the applicable installment of the Original Work Allowance shall be paid by Landlord within the later to occur of (A) the 30 day period described above and (B) 5 Business Days after Tenant’s satisfaction of each of the conditions required for disbursement set forth in this Section 3.05(a) as set forth in such written notice from Landlord).  Tenant shall have the right to draw the Original Work Allowance to pay the costs of Tenant’s Work (and/or design thereof, subject to clause (iv) below) prior to expending its own funds for such costs.

(ii)Prior to the payment of any installment of the Original Work Allowance, Tenant shall deliver to Landlord a request for disbursement signed by an authorized representative of Tenant (each being hereinafter called a “Tenant Requisition”), which shall be accompanied by (1) invoices for Tenant’s Work performed, designed or incurred since the last Tenant Requisition and disbursement of the Work Allowance, (2) with respect to the disbursement of the Original Work Allowance for hard costs, a certificate signed by Tenant’s architect certifying that Tenant’s Work represented by the aforesaid invoices have been satisfactorily completed in substantial accordance with the plans and specifications therefor approved (or deemed approved) by Landlord (to the extent such approval of Landlord is required under Article 4 or the DCA, as applicable) and have not been the subject of a prior disbursement of the Work Allowance, and (3) with respect to the disbursement of the Original Work Allowance for hard costs, lien waivers by all contractors, subcontractors and materialmen (but not architects, engineers or other design consultants) for all such work and services (it being understood and agreed that conditional lien waivers shall be delivered for work which is the subject of Tenant Requisition in question and unconditional lien waivers shall be delivered for all completed work which was the subject of the previous Tenant Requisition).  If a Tenant Requisition package is incomplete or defective, Landlord shall give written notice to Tenant within 10 Business Days after Landlord’s receipt of such Tenant Requisition setting forth the reason(s) such Tenant Requisition is complete or defective.  A Tenant Requisition for hard costs shall not be deemed incomplete by reason of the failure to submit one or more lien waivers as long as the cost of work or materials represented by missing lien waivers does not exceed (A) so long as Tenant is a BlackRock Tenant, $250,000 or (B) otherwise, $50,000, in each case in the aggregate at any time and Subject to CPI Increase.

(iii)Tenant is not then in Material Default; provided, that if Tenant shall not be entitled to the Original Work Allowance because of the occurrence and continuation of any such Material Default, and provided this Lease shall be in full force and effect, Tenant shall be entitled to request the Original Work Allowance pursuant to the provisions of this Section 3.05 at such time as such event (or events) of default shall no longer exist (provided the other conditions for such funding otherwise remain satisfied).  “Material Default” means (x) a default by Tenant in the payment of any Fixed Rent or other Recurring Additional Charges that continues beyond the expiration of any applicable notice and/or cure period therefor, or (y) if Tenant makes an assignment of its property for the benefit of creditors, or files a voluntary petition under any bankruptcy or insolvency law, or an involuntary petition is filed against Tenant under any bankruptcy or insolvency law, or a petition is filed by or against Tenant under the reorganization provisions of any law of like import, or a receiver is appointed for the property of Tenant.

(iv)In no event shall more than 20% of the Original Work Allowance be made available to Tenant for Tenant’s soft costs of construction (including, without limitation, furniture, fixtures and moveable equipment, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses).

(b)Landlord shall reimburse Tenant (or, at Tenant’s request, pay directly to any party at Tenant’s direction) in an aggregate amount (the “Additional Work Allowance”, and together with the Original Work Allowance, collectively, the “Work Allowance”) equal to $[****] per Qualified RSF of the Premises (as increased or decreased by reason of Tenant’s exercise of the Initial Expansion Option or Initial Contraction Option), upon the following terms and conditions:

(i)The Additional Work Allowance shall be paid to Tenant (or to any party at Tenant’s direction) from time to time as requested by Tenant at any time after the Effective Date, but in no event more frequently than monthly, to pay, or to reimburse Tenant for, any costs related to the Project (including, without limitation, for Tenant’s Extra Costs (as defined in the DCA) upon the terms and conditions set forth in the DCA)).  Tenant shall have the right to draw the Additional Work Allowance to pay any costs in connection with the Project prior to expending its own funds for such costs.   If Tenant requests a disbursement of the Work Allowance to pay costs of Tenant Work or Tenant Extra Costs, then Tenant shall be entitled to direct Landlord whether to disburse the Original Work Allowance or the Additional Work Allowance, at Tenant’s election.

(c)“Tenant’s Work” has the meaning set forth in the DCA.

(d)The right to receive the Work Allowance as set forth in this Section 3.05 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other Person.  If Tenant enters into one or more subleases in accordance with Article 5, Tenant shall have the right to receive the Work Allowance as set forth in this Section 3.05 for purposes of making available such funds to the applicable subtenants performing Tenant’s Work under such subleases, provided that all Tenant Requisitions shall be submitted by Tenant and Landlord shall have no obligation to make disbursements directly to the subtenants or otherwise deal directly with the subtenants in connection with Tenant Requisitions or such portion of Tenant’s Work.

(e)If any portion of the Work Allowance remains available to be drawn after the Final Completion of Tenant’s Work, then such balance of the Work Allowance shall be applied against the next succeeding installments of Rent due under this Lease.  “Final Completion” means that the work in question has been substantially completed and Landlord has received, in addition to the documents required to be included with Tenant’s Requisition, (A) proof of the satisfactory completion of all required inspections and issuance of any required approvals, permits and sign-offs for the Tenant Work by all governmental authorities having jurisdiction over same that are required for occupancy, (B) the issuance of final lien waivers by all contractors, subcontractors and material suppliers covering all of the Tenant Work, except from contractors, subcontractors and material suppliers whose work does not exceed (1) so long as Tenant is a BlackRock Tenant, $250,000 or (2) otherwise, $50,000, in each case in the aggregate and Subject to CPI Increase, and (C) issuance of Tenant’s TCO for the Premises.

(f)If Landlord fails to pay to Tenant any amount of the Work Allowance on or before the date on which the same is due and payable to Tenant under this Section 3.05, and provided that (i) such failure continues for 30 days after Tenant notifies Landlord of such failure (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 3.05(f) OF THE LEASE”), and (ii) Landlord does not, within such 30 day period, dispute Tenant’s entitlement to the amount claimed by Tenant, then Tenant may set off such amount (together with interest thereon at the Interest Rate, accruing from the date payable by Landlord until credited) against the next installments of Rent due under this Lease.  Any dispute with respect to the payment of the Work Allowance shall be resolved by arbitration in accordance with the provisions of Article 9 of the DCA.  If any such dispute is resolved in favor of Tenant, then the amount in dispute shall be paid to Tenant (together with interest thereon at the Interest Rate, accruing from the date that Tenant was first entitled to receive such payment from Landlord until the date on which Tenant shall have fully off-set such unpaid amount) within 10 Business Days after the determination of the arbitrator, failing which Tenant may give to Landlord 5 Business Days’ notice of Tenant’s intent to offset the amount due to Tenant against the next installments of Rent due under this Lease (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 3.05(f) OF THE LEASE”) and if Landlord does not, within such 5 Business Day period, pay such amount to Tenant, then Tenant shall have the right to off-set the unpaid amount (together with interest thereon at the Interest Rate, accruing from the date that Tenant was first entitled to receive such payment from Landlord until the date on which Tenant shall have fully off-set such unpaid amount) of such Tenant Requisition against the next installments of Rent due under this Lease.

3.06Tenant-Provided Services.  (a)  Notwithstanding the provisions of Section 3.04(j), in certain circumstances set forth in the RIPOM Tenant has the option not to perform Separation Work (or to perform modified Separation Work), in which event the applicable system will, at Tenant’s sole option (subject to the provisions of Section 3.06(h)), be operated either by Landlord or (if Tenant is Self-Performing such system, to the extent Tenant has the right to do so) Tenant for the benefit of other space in the Total Unit that is not part of the Premises (“Other Total Unit Space”) pursuant to the RIPOM or, if not set forth in the RIPOM, pursuant to Exhibit R and if not so stated then pursuant to an equitable allocation formula mutually acceptable to Landlord and Tenant.  In other circumstances expressly set forth in the RIPOM, even if no Separation Work is required, Tenant has the right (in Tenant’s sole discretion, subject to the provisions of Section 3.06(h)) to continue to Self-Perform a system or service for the benefit of Other Total Unit Space notwithstanding the fact that Tenant has not met the applicable threshold for Self-Performance set forth in Section 3.03.  For example, in Exhibit LL in the column headed “Occupy Floors 2-12”, Tenant may choose to switch the Swing 1 chiller to Landlord’s electric service or to install a submeter to measure electric consumption by Swing 1, or in the column headed “Occupy less than floors 2-12”, Tenant may continue to operate the Main chiller serving the Other Total Unit Space and bill Landlord for Actual Costs as set forth in the RIPOM.  In any situation in which Tenant is so operating a system or providing a service with respect to Other Total Unit Space, Tenant shall operate such systems and provide such services in accordance with this Section 3.06 (the “Tenant-Provided Service(s)”).

(b)Tenant shall give notice simultaneously with the applicable notice pursuant to which the Premises will be reduced (e.g. a Contraction Notice or Termination Notice) whether, as to each applicable system or service, Tenant elects, in Tenant’s sole discretion (subject to the provisions of Section 3.06(h)), to perform the applicable Separation Work (or turn over the applicable system to Landlord) or provide the applicable Tenant-Provided Service. If Tenant delivers a Contraction Notice or Termination Notice and does not state whether Tenant elects to perform the applicable Separation Work or provide the applicable Tenant-Provided Service, Tenant shall be deemed to have elected to provide the applicable Tenant-Provided Service. Tenant shall provide any Tenant-Provided Service in accordance with the Operating Standard, including all repairs, maintenance, utilities, and (if required by this Lease or the RIPOM) replacements.  “Operating Standard” means that (i) the technical performance of the system is at least consistent with the specifications set forth in the Upgraded Basis of Design and (ii) the level and quality of service is at least equal to the highest level and quality of service provided by Landlord set forth in any tenant’s lease for the Other Total Unit Space to which such Tenant-Provided Service is provided.  The foregoing shall not be deemed to reduce or vitiate Tenant’s obligations with respect to Self-Performed Services set forth in Section 3.03.  Except for Separation Work which Tenant is required to perform pursuant to the provisions of this Lease, Tenant shall not be required to perform capital improvements in order to achieve the standard set forth in clause (ii) of the definition of Operating Standard, except to the extent that Tenant is otherwise responsible for capital repairs and replacements of systems or equipment as expressly provided in this Lease, nor shall Tenant be responsible for restoration following a casualty to the extent the applicable system is required to be insured and restored by Landlord under this Lease.

(c)In connection with any lease of Other Total Unit Space, Tenant shall reasonably cooperate in making arrangements for Tenant-Provided Services to be provided to such space, including coordination of any other tenant’s tie-in’s, connections to such tenant’s BMS systems, or other installations performed by or on behalf of such tenant as are necessary to allow such tenant or occupant to receive such services.

(d)Tenant shall respond promptly in accordance with the Operating Standard to all requests for repairs or service with respects to any systems or equipment that constitute Tenant-Provided Services. At Landlord’s request, Tenant shall make appropriate arrangements, consistent with the Operating Standard, for tenants or occupants of the Other Total Unit Space to contact Tenant directly to request after hours service (which shall be provided within time frames consistent with the Operating Standard), make repairs, address service defects or interruptions, or similar matters.  Tenant shall promptly deliver to Landlord copies of any notices (other than routine service requests) Tenant receives from such tenants or occupants relating to the Tenant-Provided Services, and Landlord shall promptly deliver to Tenant copies of any notices Landlord receives from such tenants or occupants relating to the Tenant-Provided Services.

(e)With respect to any portion of Other Total Unit Space that is occupied by a tenant or occupant that is not Tenant, Landlord shall reimburse Tenant for the Actual Cost of providing the Tenant-Provided Services to such space.  The allocation of such Actual Costs to Landlord shall be in accordance with the RIPOM or, if not set forth in the RIPOM, in accordance with Exhibit R, and if not so stated then pursuant to an equitable allocation formula mutually acceptable to Landlord and Tenant.  Landlord shall pay such amounts within 30 days after receipt of an invoice accompanied by reasonable supporting documentation.  Tenant shall not bill the third party tenants or occupants directly.  If pursuant to the RIPOM the allocation method is based on historical data with an annual true-up, then Tenant shall deliver to Landlord reasonably promptly following request historical data in sufficient detail to determine the Actual Costs incurred by Tenant in operating the applicable system.  The parties shall mutually agree on an estimated annual payment based on such historical data, and Landlord shall pay 1/12th of such estimated amount each month so long as Tenant is actually providing such Tenant-Provided Service and such Tenant-Provided Service is operational. The annual true-up of such expenses shall be handled in accordance with procedures and timing similar to Section 2.07(i) (but in any event within any time frames set forth therein), and Landlord shall have the right to audit such amounts (or permit its tenant to audit same) in accordance with Section 2.07(j).  Bills for Actual Costs of Tenant-Provided Services, or any annual true-up thereof, shall be provided no later than two (2) years after such Actual Costs are incurred (or within two (2) years after the end of the year in which such true-up applies, as applicable), and if Tenant fails to submit such bills within such period of time, then Landlord shall have no obligation to pay such amounts.

(f)Tenant shall indemnify and hold harmless Landlord and all Landlord Indemnified Parties from and against any and all loss, cost, claim, liability, damage or expense (including without limitation reasonable out-of-pocket legal fees), in each case claimed by a tenant of the Other Total Unit Space pursuant to such tenant’s lease or otherwise, attributable to Tenant’s failure to provide any Tenant-Provided Service or otherwise comply with its obligations under this Section 3.06, including, without limitation (i) any losses arising from rent abatements or credits to which third party tenants may be entitled under their leases in respect to the failure to provide such services, (ii) any claims asserted by occupants of the space served by Tenant-Provided Services arising out of such failure, including indirect or consequential damages that are awarded to a third-party tenant in a claim against Landlord (provided, that Landlord has obtained from each tenant of Other Total Unit Space, in such tenant’s lease, a waiver of any consequential, special or punitive damages), and (iii) any failure to cooperate in connection with the billing and administration of the costs of the Tenant-Provided Services; provided, in no such event shall such indemnity include any losses, costs, claims, liabilities, damages or expenses attributable to Landlord’s gross negligence or willful misconduct.  Landlord shall deliver to Tenant copies of the provisions of all leases (which may be delivered subject to a customary form confidentiality agreement) pursuant to which any tenant occupies Other Total Unit Space and is to be provided Tenant-Provided Services and any other agreements for providing services to such tenants and pursuant to and based upon which Landlord may have any claim against Tenant pursuant to this Section 3.06(f), promptly after Landlord enters into same.  Notwithstanding anything in this Lease to the contrary, including the confidentiality obligations set forth in Section 8.22, Landlord shall have the right to deliver redacted portions of the provisions of this Section 3.06 that have been reasonably approved by Landlord and Tenant following the date hereof to tenants of Other Total Unit Space solely the extent such provisions are relevant for the purpose of providing evidence of Tenant’s obligations to such tenants in performing Tenant-Provided Services.

(g)If Tenant fails to provide any Tenant-Provided Service in accordance with the Operating Standard, and Tenant shall fail within 30 days after Tenant’s receipt of a notice from Landlord stating in reasonable detail the basis for Tenant’s failure to provide any Tenant-Provided Service in accordance with the Operating Standard (the “Tenant-Provided Service Failure Notice”) to either (i) cure such failure, or (ii) advise Landlord of Tenant’s intention duly to institute all steps reasonably necessary to cure such failure (and thereafter institute and diligently prosecute to completion such steps reasonably necessary to cure the same), or (iii) advise Landlord that Tenant disagrees with any of the assertions set forth in the Tenant-Provided Service Failure Notice, then Landlord shall have the right to send a second notice (which second notice shall (A) contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A SECOND TENANT-PROVIDED SERVICE FAILURE NOTICE GIVEN IN ACCORDANCE WITH SECTION 3.06(g) OF THE LEASE” and (B) enclose a copy of the Tenant-Provided Service Failure Notice to which such second notice relates) to Tenant, and if Tenant does not, within 5 Business Days following Tenant’s receipt of such second notice, take any of the actions described in clauses (i), (ii) or (iii) above, then Landlord shall have the right upon further written notice to Tenant to revoke Tenant’s right to provide the Tenant-Provided Service for which the Tenant-Provided Service Failure Notice was given. If Landlord revoke’s Tenants right to provide the Tenant-Provided Service pursuant to the previous sentence, Tenant shall turn over the applicable system or service to Landlord and either perform all Separation Work relating to such system or service, at Tenant’s sole cost and expense or, at Landlord’s option, Landlord shall perform such Separation Work and Tenant shall pay the Actual Cost thereof as set forth in Section 3.04(j) above.  Thereafter, such services shall be Landlord Services and Tenant shall pay the Actual Cost thereof in accordance with the provisions of this Lease.  Notwithstanding the foregoing, neither the notice and cure period nor

Tenant’s right to advise Landlord of Tenant’s disagreement set forth above shall vitiate Tenant’s liability pursuant to Section 3.06(f).

(h)In any situation in which Tenant is performing a Tenant-Provided Service for the benefit of tenants of Other Total Unit Space and will cease doing so, whether by reason of delivery of a Reversion Notice or otherwise, Tenant shall complete the Separation Work in a manner that ensures, to Landlord’s reasonable satisfaction, continuity of service to such tenants.  If Landlord determines in its reasonable discretion that Tenant would not be able to stop providing such Tenant-Provided Service and/or complete the Separation Work in a manner that ensures continuity of service, Tenant shall either continue providing such Tenant-Provided Service or complete the Separation Work at such times and in a manner that Landlord determines will ensure such continuity of service.

(i)References in RIPOM to “OEAM” means the Cost Allocation Methodology.

Article 4

Leasehold Improvements; Tenant Covenants

4.01Initial Improvements.  Tenant shall accept possession of the Premises in accordance with and subject to the terms of the DCA.

4.02Alterations.  (a)  Tenant shall make no improvements, changes or alterations in or to the Premises (“Alterations”) without Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, neither Landlord’s approval nor notice to Landlord shall be required for (x) Alterations which are purely decorative in nature such as wallpapering, painting and carpeting (collectively, “Decorative Alterations”) and (y) Non-Material Alterations; provided, that (A) with respect to Non-Material Alterations, Tenant shall deliver notice thereof to Landlord at least 10 Business Days prior to the commencement thereof, which notice shall include, for informational purposes, detailed plans and specifications therefor (except to the extent the relevant Non-Material Alteration does not require a building permit) and (B) Tenant shall adhere to the other applicable requirements of this Section 4.02.  “Non-Material Alteration” means an Alteration that (i) does not adversely affect the façade or other areas outside the Premises, (ii) does not adversely affect the structure of the Building or any portion of the structure of the Building, (iii) does not adversely affect any of the Building systems, and (iv) is not visible from outside the Premises (if such visibility actually violates applicable Laws pertaining to zoning or land use).

(b)Subject to the provisions of this Lease and, if applicable, the DCA, and Landlord’s review and approval of Tenant’s plans therefor in accordance with Section 4.02 of this Lease and any applicable provisions of the DCA, Tenant shall have the right, as part of Tenant’s Work or as a subsequent Alteration, all at Tenant’s sole cost and expense (but subject to payment from the Work Allowance in accordance with the terms hereof), to (i) create slab penetrations to the contiguous floors of the Premises and install one or more internal staircases connecting contiguous floors of the Premises, (ii) perform aesthetic Alterations to the Exclusive

Tenant Unit Elevators and/or the Shuttle Elevators (which must be restored to a first class office standard appropriate for shared use at such time, if any, as Tenant no longer has the exclusive right pursuant to this Lease to use such elevator(s)), (iii) install a caged gate and panic bar in the fire stairwell at the top floor of the Premises, and (iv) perform core drilling and install shafts and dumbwaiters located outside of the core areas (i.e. within the “carpetable” areas), provided that the location of the foregoing shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed.

(c)Tenant, in connection with any Alteration, shall comply with the Rules and Regulations, the Tenant Design Standards annexed hereto as Exhibit I-1 (the “Tenant Design Standards”) and the Construction Rules annexed hereto as Exhibit I-2 (the “Construction Rules”), as such Tenant Design Standards and/or Construction Rules may be reasonably amended by Landlord from time to time upon at least 30 days prior written notice; provided, that Tenant shall not be bound by any such amendment that (i) imposes any new or increased costs or financial obligations on Tenant (unless any such cost or financial obligation is the result of compliance with any Laws) or (ii) adversely affects the conduct of Tenant’s business in the Premises.  Tenant shall not proceed with any Alteration (other than Decorative Alterations and Non-Material Alterations) unless and until Landlord approves (or is deemed to have approved) Tenant’s plans and specifications therefor, which approval shall not be unreasonably withheld, conditioned or delayed.  In such instances in which Landlord’s approval shall be required with respect to the performance of any Alteration (except with respect to Tenant’s Work, review and approval (or deemed approval) of plans and specifications for which shall be governed by the DCA), Landlord shall, advise Tenant of Landlord’s approval or disapproval of such plans or any part thereof within 10 Business Days following receipt of Tenant’s plans for the performance of such Alteration (or in the event of a resubmission not involving material changes, 5 Business Days).   If Landlord shall fail to approve or disapprove (or, in the case of Landlord’s disapproval, to set forth Landlord’s reasons for such disapproval in accordance with the immediately succeeding sentence) Tenant’s plans or any part thereof within such 10 Business Day period (or such 5 Business Day period for resubmissions not involving material changes), Tenant may give to Landlord a notice of such failure, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE TENANT’S PLANS (AND, IN THE CASE OF DISAPPROVAL, TO SET FORTH LANDLORD’S REASONS FOR SUCH DISAPPROVAL) WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S PLANS”, and if Landlord shall fail to approve or disapprove such Tenant’s plans within such 5 Business Day period (which, in the case of Landlord’s disapproval, must set forth Landlord’s reasons for such disapproval in accordance with the immediately succeeding sentence), Landlord shall be deemed to have approved such plans and specifications.  If Landlord shall disapprove such plans (or any part thereof), Landlord shall set forth its reasons for such disapproval in writing and in reasonable detail and identify those portions of the plans so disapproved; provided, that Landlord shall not disapprove any item of work that is the subject of a resubmission if Landlord’s initial response  did not include an objection to such item, except (x) if such resubmission contains additional information, which is the basis, in whole or in part, for Landlord’s disapproval or (y) to the extent any such resubmission has the effect of modifying such item so previously not rejected.  Any review or approval by Landlord of plans and specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty to Tenant with respect to the adequacy, correctness or efficiency thereof, its compliance with Laws or otherwise.

(d)Tenant shall pay to Landlord within 30 days following demand Landlord’s reasonable, Actual Costs (including, without limitation, the fees of any third party architect or engineer employed by Landlord for such purpose) paid by Landlord for reviewing plans and specifications for which Landlord’s approval is required hereunder, in addition to any incremental Actual Cost incurred by Landlord as a result of the use of any standby personnel reasonably required as a result of any Alteration performed by Tenant outside of the Premises, or within the Premises within electric closets, core areas or other areas that otherwise tie into or affect Base Building Systems (which amounts, to the extent that Tenant and any other tenant of the Building are simultaneously performing work and such costs can be shared, shall be charged to Tenant on a pro rata basis).  If required by the applicable union contract,  Tenant shall be subject to a 4 hour minimum charge for such operations personnel during non-Business Hours unless supervision by such operations personnel occurs during, immediately preceding or immediately following Business Hours on a Business Day, in which case Tenant shall only be subject to charge in 1 hour increments for such supervision.  Tenant will not be responsible for any such union charges or other jurisdictional labor charges for portions of Hudson Yards other than the Building.  In no event shall Tenant pay to Landlord any supervisory or plan review fee, and Landlord shall not receive any profit for review of Tenant’s plans for Alterations.  Landlord shall waive all tap-in fees for Tenant’s tap into Landlord’s Base Building Systems.

(e)Before proceeding with any Alteration that will cost more than $1,000,000 (Subject to CPI Increase) (exclusive of the costs of Decorative Alterations and items constituting Tenant’s Property), as estimated by a reputable contractor designated by Tenant and reasonably acceptable to Landlord, Tenant shall furnish to Landlord one of the following (as selected by Tenant):  (i) a cash deposit, (ii) a performance bond and a labor and materials payment bond (issued by a corporate surety licensed to do business in New York reasonably satisfactory to Landlord) or (iii) an irrevocable, unconditional, negotiable letter of credit, issued by a bank and in a form reasonably satisfactory to Landlord; each to be equal to 110% of the cost of the Alteration, estimated as set forth above.  Any such letter of credit shall be for one year and shall be renewed by Tenant each and every year until the Alteration in question is completed and shall be delivered to Landlord not less than 30 days prior to the expiration of the then current letter of credit, failing which Landlord may draw on the then current letter of credit and hold and apply the proceeds thereof as a security deposit.  Upon (A) the completion of the Alteration in accordance with the terms of this Section 4.02 and (B) the submission to Landlord of (x) proof evidencing the payment in full for said Alteration and (y) written unconditional lien waivers of mechanics’ liens and other liens on the Project from all contractors performing said Alteration, the security deposited with Landlord (or the balance of the proceeds thereof, if Landlord has drawn on the same in accordance with this Section 4.02(e)) shall be returned to Tenant.  Upon Tenant’s failure properly to perform, complete and fully pay for any Alteration, as determined by Landlord, Landlord may, upon notice to Tenant, draw on the security deposited under this Section 4.02(e) to the extent Landlord deems necessary in connection with said Alteration, the restoration and/or protection of the Premises or the Project and the payment of any costs, damages or expenses resulting therefrom.  Notwithstanding the foregoing, the provisions of this Section 4.02(e) shall not apply with respect to any Alteration by Tenant so long as Tenant is (x)

(1) the original named Tenant, (2) any Person to which this Lease may be assigned (or deemed assigned) in accordance with Section 5.01(b), or (3) an Affiliate of an entity described in clauses (1) or (2) (each, a “BlackRock Tenant”), or (y) an assignee of this Lease in accordance with Article 5 that satisfies the Minimum Creditworthiness.

(f)(i)  Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates for the commencement and prosecution of Alterations and for final approval thereof upon completion, and shall cause Alterations to be performed in compliance therewith, and in compliance with all Laws and substantially in accordance with the plans and specifications therefor, as approved (or deemed approved) by Landlord (if and to the extent such approval is required hereunder).  Landlord shall reasonably cooperate with Tenant in connection with such filings, approvals, and permits, including at Tenant’s request executing all required permit forms prior to the submission of plans by Tenant and/or Landlord’s review of such plans, but the execution of such forms by Landlord shall not constitute approval of the Alterations in question.  Tenant shall obtain (and furnish copies to Landlord of) all necessary governmental permits and certificates required for Tenant to install and maintain the interior signage that is visible from the exterior of the Building, as shown on Exhibit PP attached hereto, and Landlord shall reasonably cooperate, at Tenant’s cost and expense, with Tenant in connection with such filings, approvals and permits.  Tenant shall have the right to file for such permits using “professional certification” to the extent permitted by applicable Law.  Any such cooperation shall be without liability to Landlord and Tenant shall reimburse Landlord for all reasonable Actual Costs incurred by Landlord in connection therewith as Additional Charges within 30 days after receipt of an invoice therefor.  Alterations shall be diligently performed in a good and workmanlike manner, using new or recycled materials and equipment at least equal in quality and class to Comparable First Class Office Buildings.  Alterations shall be performed by architects, engineers and contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed); provided, that any Alterations which involve a connection(s) or tie-in to the Building fire alarm system or DAS system shall be performed only by the contractor(s) designated by Landlord (provided, further, that the charges of such contractor(s) shall be reasonably competitive with the charges of contractor(s) providing similar services to other Comparable First Class Office Buildings).  Landlord hereby agrees that the contractors, construction manager, subcontractors, architects, engineers, expeditors and/or other vendors listed on Exhibit K attached hereto are hereby approved by Landlord on the date hereof; provided, that Landlord may, from time to time, upon reasonable prior notice to Tenant, reasonably remove or agree to add one or more contractors, subcontractors, architects, engineers, expeditors and/or other vendors from or to Exhibit K in Landlord’s reasonable discretion or as requested by Tenant (subject to Landlord’s approval, not to be unreasonably withheld, conditioned or delayed).   Notwithstanding the foregoing, if Tenant has entered into a contract for Alterations with any Person set forth on Exhibit K, Landlord may not remove such Person for the duration of such contract or project (as applicable), unless Landlord has reasonable grounds to believe that such Person is violating Laws.  If Landlord shall fail to approve or disapprove (or, in the case of Landlord’s disapproval, to set forth in writing a reasonably detailed explanation of Landlord’s reason for disapproval) any such architect, engineer or contractor proposed by Tenant within five (5) Business Days following receipt by Landlord of written request for approval, Tenant may give to Landlord a notice of such failure, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE TENANT’S CONTRACTOR(S) (AND, IN THE CASE OF DISAPPROVAL, TO INCLUDE A DETAILED EXPLANATION OF LANDLORD’S REASON FOR SUCH DISAPPROVAL) WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH CONTRACTOR(S)”, and if Landlord shall fail to approve or disapprove such architect, engineer or contractor(s) within such 5 Business Day period (which, in the case of Landlord’s disapproval, must set forth in writing a reasonably detailed explanation of Landlord’s reason for disapproval), Landlord shall be deemed to have approved such architect, engineer or contractor(s). From and after the Occupancy Date, the performance of any Alteration or any other work by Tenant at the Building shall not be carried out in a manner which violates or is reasonably likely to violate Landlord’s union contracts affecting the Project, or creates any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord other than to a de minimis extent or any tenant or occupant of the Project.  From and after the Occupancy Date, Tenant shall, as promptly as possible, stop the performance of any work or service by any party engaged by Tenant or by Tenant’s Contractors or other representative(s) if Landlord notifies Tenant that continuing such performance would violate Landlord’s union contracts affecting the Project, or create any work stoppage, picketing, labor disruption, disharmony or dispute or any interference with the business of Landlord other than to a de minimis extent or any tenant or occupant of the Project other than to a de minimis extent, and Tenant shall not resume the performance of such work or service until such time as the same may be performed in a manner which shall not violate such union contracts or create such work stoppage, picketing, labor disruption, disharmony or dispute or interference.  Landlord shall not discriminate against Tenant in enforcing the foregoing prohibition against interfering with the business of Landlord or other tenants in the Building and Landlord and Tenant shall reasonably cooperate to resolve any such interference or conflict.

(ii)Tenant shall have the right to file plans for any proposed Alterations (including Tenant’s Work) with the Department of Buildings (the “DOB”) and any other applicable governmental authority prior to Landlord’s approval of such plans (to the extent such approval is required hereunder); provided that (A) Tenant shall reasonably contemporaneously deliver to Landlord a set of such plans if the same have not been delivered to Landlord previously, (B) such filing shall not constitute Landlord’s approval of Tenant’s proposed Alterations, and (C) in no event shall Tenant be permitted to commence the work or to pull or otherwise obtain the permit or licenses to be issued by the DOB authorizing such work until Landlord has approved such Alteration (or such approval has been deemed given) to the extent such approval is required hereunder.

(g)Throughout the performance of Alterations, Tenant’s Contractors (as defined in Exhibit V) shall carry insurance meeting the requirements set forth in Sections (B) and (C) of Exhibit V attached hereto and Section 7.02 of this Lease.  Tenant shall furnish Landlord with evidence that such insurance is in effect no less than 5 Business Days prior to the commencement of any Alterations and, on request, at reasonable intervals thereafter during the continuance of Alterations.  Tenant shall require that, where allowed by Law, all insurance policies required to be carried by any Tenant’s Contractors include clauses providing that each insurance carrier shall waive all of its rights of recovery by subrogation, or otherwise, against Landlord, The Related Companies, L.P. (so long as such entity is an Affiliate of Landlord),

Oxford Hudson Yards LLC (so long as such entity is an Affiliate of Landlord), and any of such entities’ officers, agents, or employees.  A waiver of subrogation, where allowed by Law, shall be effective as to any individual or entity required to be included as an additional insured under policies of insurance required to be maintained by Tenant’s Contractors under this Lease even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property damaged.  In the event that any of Tenant’s Contractors fails to maintain the coverages or limits as required herein, and such failure continues for more than 10 Business Days following notice of such failure to Tenant (or such shorter period as may be appropriate if such policy of insurance is about to lapse and Tenant has not provided evidence of a new policy by 3:00 p.m. on the day before the policy is to expire), Landlord may obtain such insurance as an agent of such party without further notice.  Any premiums paid by Landlord to effect such coverages together with interest thereon at the Base Rate from the date paid by Landlord until the date reimbursed by Tenant shall be payable by Tenant to Landlord.  With respect to claims and liabilities arising out of the performance of any Alterations performed by Tenant and attributable to an act caused by Tenant’s Contractor’s, the commercial general liability policies required of Tenant’s Contractor shall include Tenant, Landlord, The Related Companies, L.P. (so long as such entity is an Affiliate of Landlord), Oxford Hudson Yards LLC (so long as such entity is an Affiliate of Landlord), and any of such entities’ officers or employees as additional insureds on a primary basis to the extent of such attribution.

(h)Should any mechanics’ or other liens be filed against any portion of the Project by reason of the acts or omissions of, or because of a claim against, Tenant or anyone claiming under or through Tenant (other than Landlord or its affiliates, agents, representatives or contractors), Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within 30 days after notice from Landlord.  If Tenant shall fail to cancel or discharge said lien or liens within said 30 day period, or if Landlord is required to discharge any of said liens prior to the end of said 30 day period pursuant to any Superior Mortgage or Superior Lease, Landlord may cancel or discharge the same and Tenant shall reimburse Landlord for all Actual Costs incurred in canceling or discharging such liens, together with interest thereon at the Interest Rate from the date incurred by Landlord to the date of payment by Tenant, such reimbursement to be made within 30 days after receipt by Tenant of a written statement from Landlord as to the amount of such costs.

(i)Tenant shall deliver to Landlord, within 120 days after the completion of an Alteration (other than Decorative Alterations), “as-built” drawings (on which field changes may be “bubble drawn”) thereof using the AutoCAD Computer Assisted Drafting and Design System, Version 10 or later or such other system or medium as Tenant may reasonably request.  During the Term, Tenant shall keep records of Alterations costing in excess of $100,000, including plans and specifications, copies of contracts, invoices, evidence of payment and all other records customarily maintained in the real estate business relating to Alterations and the cost thereof and shall, within 30 days after demand by Landlord, furnish to Landlord copies of such records, it being agreed, however, that Tenant shall be required to maintain the same only for a period of 3 years following the completion of the Alteration to which the same relates.

(j)All Alterations to and Improvements installed by Tenant in the Premises shall be fully paid for by Tenant (but subject to payment from the Work Allowance in accordance with the terms hereof) and shall not be subject to conditional bills of sale, chattel mortgages, or other title retention agreements.  Notwithstanding the foregoing, Tenant may lease or finance Tenant’s Property and/or trade fixtures or equipment (even if attached to the Building) (including, without limitation, Tenant’s Generators); provided that, in each case (and, with respect to Tenant’s Property only, to the extent the annual lease or financing payments in respect of any transaction with a particular vendor, lessor or lender (including its affiliates) exceeds $500,000 in the aggregate (Subject to CPI Increases)), such vendor, lessor or lender from whom Tenant has purchased or leased or borrowed money for any of Tenant’s Property or trade fixtures or equipment agrees in writing that (a) by virtue of such purchase or lease or loan, such vendor, lessor or lender has no interest in the Building or the Project, (b) such vendor, lessor or lender shall not conduct any auction or other sale of any Tenant’s Property or such fixtures in or from the Premises or use the name or address of the Building in advertising for any sale of the same, (c) such vendor, lessor or lender shall not have any access to the Premises without Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that it is reasonable to condition such consent upon an agreement of such vendor, lessor or lender to repair or restore any damage caused by such vendor, lessor or lender’s removal of such property and to indemnify Landlord with respect to such access and removal subject to customary exceptions thereto).

(k)All Alterations shall be designed and constructed by Tenant in compliance with Landlord’s LEED Gold requirements set forth on Exhibit W attached hereto. Landlord represents that the Building is being designed to achieve LEED Gold certification and exceed ASHRA 90.1 2007 energy standards and will undergo enhanced LEED commissioning.  In addition, prior to the Occupancy Date, Landlord will make provisions for a comprehensive recycling program which shall be in effect during the Term for the Building.  Landlord shall cooperate with Tenant, at no cost to Landlord, by providing to Tenant and Tenant’s consultants any necessary and pertinent documentation reasonably requested by Tenant which relates to Building systems, materials, and site characteristics required for Tenant to apply for LEED certification for the Premises, including, without limitation, all necessary and pertinent documentation relating to Landlord’s pursuit and achievement of the aforementioned LEED Gold certification and its LEED commissioning.  Notwithstanding the foregoing, Tenant shall not be in default under this Lease if Tenant does not achieve “Gold” level LEED or any other LEED or other certification for the Premises.

(l)From and after the Occupancy Date, in the event that Tenant is unable to obtain or is actually delayed in obtaining any building permits or other permits, approvals, certificates, or sign-offs from any governmental authority required for the performance of any permitted Alterations or the legal occupancy by Tenant of the Premises or any portion thereof for the purposes expressly permitted under this Lease in connection with such Alterations (collectively, “Alterations/Occupancy Permits”) and to the extent such failure results from the existence of any violations of Law affecting the Building resulting from the performance of any work by Landlord or any Landlord Indemnified Parties or from any open or pending work applications or permits relating to any such work or from Landlord’s failure to comply with Laws in accordance with Section 4.06(b) (“Landlord Violations”) or resulting from the performance of any work by any other occupant of the building or such occupant’s failure to comply with Laws (“Other Tenant Violations”), but specifically excluding any violations of Law caused by or resulting from the action(s) or failure(s) to act of Tenant, Tenant’s Contractor or any Tenant Indemnified Party, then following written notice thereof from Tenant, Landlord shall proceed diligently and in good faith to (as applicable) close any such open or pending work applications or permits or cure and cause each such Landlord Violation to be discharged of record or otherwise address the same so that the same no longer delays or prevents Tenant from obtaining any Alterations/Occupancy Permits, or in the case of Other Tenant Violations, shall (subject to the last sentence of this Section 4.02(l) below) proceed diligently and in good faith to use commercially reasonable efforts to cause the applicable occupant(s) to cure and cause each such Other Tenant Violation to be discharged of record or otherwise addressed so that such Other Tenant Violations no longer delay or prevent Tenant from obtaining any Alterations/Occupancy Permits.  If any such open or pending work application or permit or Landlord Violation causes an actual delay in the completion of Tenant’s Alterations and Tenant’s occupancy of the Premises, or any material portion thereof, then (i) Tenant shall be entitled to an abatement of the Fixed Rent and additional rent allocable to the affected portion of the Premises for the period commencing on the first day of such actual delay and continuing thereafter until such work application or permit is closed or such Landlord Violation is cured, as applicable, and (ii) Landlord shall reimburse Tenant within 30 days after receipt of an itemized statement therefor, for any Actual Costs (or incremental additional costs, as applicable) reasonably incurred by Tenant arising from such failure.  Tenant shall use commercially reasonable efforts to mitigate the impact of any such delay on the completion of Tenant’s Alterations.  If there is any violation caused by the acts or omissions of other tenants or occupants of the Building, Landlord will use commercially reasonable efforts to cause such tenant or occupant to comply with the provisions of its lease.

4.03Landlord’s and Tenant’s Property.  (a)  All fixtures, equipment, improvements, appurtenances and Alterations attached to or built into the Premises, whether or not at the expense of Tenant (collectively, “Improvements”), shall be and remain a part of the Premises and shall not be removed by Tenant except as expressly provided to the contrary in this Lease, subject to Tenant’s rights to alter or remove same in connection with Alterations made in accordance with this Lease.  All Improvements shall be the property of Tenant during the Term and, upon expiration or earlier termination of this Lease, unless expressly provided otherwise in this Lease, shall become the property of Landlord.  In no event shall any of Tenant’s Property be deemed an Improvement hereunder.   Notwithstanding the foregoing, provided there is no Event of Default outstanding, Tenant shall have the right to remove upon the expiration or earlier termination of this Lease any fixtures or equipment that are dedicated to Tenant and were paid for by Tenant that can be removed without material damage to the Premises or the Building, provided that prior to such expiration or termination Tenant repairs such damage and restores the Premises to the substantially the same condition as prior to such removal.

(b)All movable partitions, business and trade fixtures, machinery and equipment, and all furniture, furnishings, pre-fabricated wall mounted cabinets, and other articles of movable personal property (including items attached to or built into the Premises which can be removed without material damage to the Premises or the Building) owned by Tenant and located in the Premises or elsewhere in the Building (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided, that if any Tenant’s Property is removed, Tenant shall repair any damage to the Building (outside of the Premises) resulting from the installation and/or removal thereof.  Notwithstanding the foregoing, any equipment or other property identified in this Lease or the DCA as having been paid for with any allowance (including the Work Allowance) or credit granted by Landlord to Tenant shall solely for Federal, State and local income tax purposes be considered the property of Landlord.

(c)On or before the Expiration Date, or within 30 days after any earlier termination of this Lease, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises (except such items thereof as Landlord shall have expressly permitted in writing to remain, which, if Tenant elects to leave the same in the Premises, shall become the property of Landlord on the Expiration Date or sooner termination of this Lease and shall not constitute Tenant’s Property under this Lease), and Tenant shall repair any damage to the Building outside of the Premises resulting from any such removal of Tenant’s Property. Any items of Tenant’s Property which remain in the Premises after the Expiration Date, or more than 30 days after an earlier termination of this Lease, may, at the option of Landlord, be deemed to have been abandoned, and may be retained by Landlord as Landlord’s property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant’s expense (except such items thereof as Landlord shall have expressly permitted in writing to remain, which shall become the property of Landlord on the Expiration Date or sooner termination of this Lease and shall not constitute Tenant’s Property under this Lease).  Tenant shall have no obligation to remove any Alterations made in the Premises on the Expiration Date.

4.04Access and Changes to Building.  (a)  From and after the Occupancy Date, Landlord reserves the right, at any time, to make changes in or to the Project as Landlord may deem necessary or desirable, and Landlord shall have no liability to Tenant therefor, provided any such change does not (i) deprive Tenant of reasonable access to the Premises, (ii) affect the Premises, any Dedicated Loading Bay, Tenant’s Shaft Space or the Secure Lobby Zone, (iii) adversely affect Tenant’s dedicated systems, the entrances to the Building Lobby, the Building common areas and other areas which Tenant has access to in accordance with the terms of this Lease, (iv) expand any other tenant’s or occupant’s premises into the East Lobby, (v) so long as Tenant has rights to use the East Lobby Desk pursuant to Section 16.01, affect Tenant’s access to the East Lobby Desk through the North-South Corridor, (vi) affect the first-class nature of the Project, including, without limitation, the first-class nature of the Building Lobby.  Prior to the Occupancy Date, Landlord shall have the right to make changes to the Base Building Construction Documents only to the extent set forth in the DCA.  Notwithstanding the foregoing, Landlord may install and maintain pipes, fans, ducts, wires and conduits within or through the walls, floors or ceilings of the Premises; provided, that (A) the same (i) are installed within the interior of the walls of the Premises or the floors or ceilings thereof, or within the core (subject to clause (iv) below), at Landlord’s sole cost and expense (but will not be placed in the area above the finished ceiling or below the slab (or raised floor, if same exists on such floor) unless Landlord has no reasonably practicable alternative), (ii) shall not reduce the usable area of the Premises, the slab to slab height, or the ceiling height of the Premises or interfere with Tenant’s (or any Permitted User’s) systems or lighting, (iii) are subject to Tenant’s (or any Permitted User’s) rights to Tenant’s Shaft Space (as hereinafter defined) under Section 4.09(a), and (iv)

shall not result in any “bump-outs” in the core corridors, (B) any entry to the Premises shall be subject to Section 4.04(d), and (C) Landlord shall not conduct any core drilling into the slab to distribute plumbing, power or data lines if the same can be run through a raised floor within the Premises of at least 14 inches.  Landlord shall restore, at Landlord’s cost, to substantially the same condition existing prior to such work by Landlord, any damage to any Improvements or Tenant’s Property caused by any such access or the performance of any such installation or maintenance work, including redecorating the portion of the Premises to the condition existing immediately prior to such damage.  In exercising its rights under this Section 4.04, Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises for the ordinary conduct of Tenant’s business (but without any obligations to utilize overtime or premium pay labor except as otherwise provided under Section 3.02(e)).  Except as otherwise expressly provided in this Lease, Tenant shall not have any easement or other right in or to the use of any door or any passage or any concourse or any plaza connecting the Building with any other building or to any public conveniences, and the use of such doors, passages, concourses, plazas and conveniences may, without notice to Tenant, be reasonably regulated or discontinued at any time by Landlord; provided, that (1) Tenant shall at all times have reasonable access to the Premises and the entrances to the Building Lobby and such regulations or discontinuance do not adversely affect the first class nature of the Building and (2) Landlord shall provide Tenant with reasonable non-exclusive access to any concourses and plazas connecting the Building with the 34th Street #7 subway station and 30 Hudson Yards (provided, that with respect to portions of the Project not within Landlord’s control, including appurtenant easement areas or rights of way, such obligation shall be limited to using commercially reasonable efforts to provide such access) subject to the terms of any revocable consents, easements and other applicable agreements with Governmental Authorities and/or third parties, and except to the extent such access is discontinued or interrupted by reason of temporary construction, Casualty, Force Majeure, or as required by applicable Laws. Such access shall be subject to Security Procedures and the Rules and Regulations, and may be subject to reasonable limitations at times other than during Business Hours on Business Days. Landlord shall not voluntarily terminate any revocable consent agreement between Landlord and DOT (“DOT License”) permitting the construction and operation of underground passages beneath 33rd Street and/or Hudson Park Boulevard to connect the Building with 30 Hudson Yards or the #7 subway station, as applicable, and prior to the expiration of any DOT License, Landlord shall petition the DOT in writing for a renewal of such expiring DOT License and take any other administrative, procedural or similar action (including the execution and delivery of any documents, but excluding commencing any proceedings) that is required of Landlord to be taken in order to petition for a renewal of such DOT License, provided that Landlord shall not be required to incur any material liability, obligation or cost in connection with the renewal of any DOT License.  Notwithstanding the foregoing, Landlord shall be required to incur an additional cost that accrues solely with respect to periods entirely within the initial Term of this Lease (but not any non-monetary liability or obligation except to the extent such non-monetary obligations are administrative or similar tasks) on the condition that Tenant agrees in a written agreement to pay for any such additional cost.

(b)Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows, doors bounding the Premises and any other areas of the Building that pursuant to this Lease are dedicated or licensed to Tenant, all of the Building, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces (other than the Terrace Space) or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, base building telecommunications or technical rooms, electrical closets, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Premises, are reserved to Landlord and (except as expressly set forth to the contrary in this Lease, including, without limitation, with respect to the Mechanical Areas) are not part of the Premises.

(c)Landlord shall not darken any of the windows of the Premises after the Possession Date except to the extent required by Law.  Landlord shall have no liability to Tenant if, by reason of Laws or any requirement of any governmental authority, at any time any windows of the Premises are either temporarily darkened or obstructed or permanently darkened or obstructed or closed or inoperable.  If at any time the windows of the Premises are temporarily darkened or obstructed as permitted in the immediately preceding sentence, Landlord shall, to the extent permitted by Law or by such governmental authority, perform such repairs, maintenance, alterations or improvements as promptly as practicable and as reasonably necessary to re-open the same, and, Landlord shall use reasonable efforts to minimize the period of time during which such windows are temporarily darkened or obstructed, including the use of overtime or premium labor if and to the extent required by Section 3.02(e).

(d)Except in the case of an emergency involving imminent threat to life or property, in which case no prior notice shall be required under this Section 4.04(d) (but Landlord will endeavor to give notice thereof to Tenant as soon as reasonably practicable, which notice may be oral), Landlord and persons authorized by Landlord shall have the right, upon reasonable prior notice to Tenant, which in the case of inspections or work to be performed by Landlord within the Premises shall be at least 24 hours in advance, (i) to enter the Premises at reasonable times (including any portion of the Terrace Space) together with any necessary materials and/or equipment, (A) to inspect or perform such work as Landlord may reasonably deem necessary (subject to the provisions of Section 4.04(a) and Section 3.02(e)) or (B) in connection with washing the windows of the Building, (ii) to exhibit the Premises to prospective purchasers or, during the last 28 months of the Term (as the same may be extended), to prospective tenants or (iii) to inspect Tenant’s compliance with the provisions of this Lease if Landlord has a reasonable basis to believe Tenant is violating any provision of this Lease, which access shall be limited to the purpose set forth in this clause (iii), in each instance, subject, however, to the provisions of Section 3.02(e) and to special events scheduled in advance at the Premises of which Tenant shall have given Landlord reasonable prior notice. Notwithstanding the foregoing, Landlord shall not store more than one day’s worth of materials and equipment in the Premises at any time.  Tenant shall have the right to have a representative of Tenant accompany Landlord on any entry into the Premises, but, provided that the required prior notice is given to Tenant, Landlord’s rights to conduct any such entry, and the timing of such entry, shall not be affected if Tenant shall fail to make such representative available, except with respect to any Secure Area, in which event Landlord shall not access the Secure Area without an authorized representative of Tenant unless an emergency involving imminent threat to life or property then exists.  Landlord shall not be liable for any failure to provide any services required hereunder, or any delay in providing such services, in respect of the Secure Areas if access to the Secure Areas is required in order to provide such services and Tenant fails to provide access to the Secure Areas on a reasonable and timely basis.  Except as otherwise expressly provided in this Lease or the DCA, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term.  Other than shutdowns required by reason of emergency, Laws, any governmental authority or public utility or otherwise for reasons outside of Landlord’s reasonable control, Landlord shall deliver a written notice to Tenant at least 30 days prior to any shutdown of electrical service to the Building; provided, that, prior to the Occupancy Date, Landlord shall only be required to provide 3 Business Days prior notice of any such shutdown.

(e)Landlord shall use reasonable efforts to keep all non-public proprietary information (other than any information relating to the Premises or the Project) of Tenant that is obtained by Landlord or its authorized agents or representatives (including Landlord’s cleaning contractor) during any entry to the Premises confidential and shall use reasonable efforts to prevent the disclosure of same.

(f)Landlord shall use commercially reasonable efforts to provide Tenant with access through public or common areas on all floors of the Building, and to cause other tenants immediately above and below the Premises to provide access to tenant spaces in the Building, for Tenant to (i) install, service, maintain and repair cables, conduits, risers, piping, etc. running through the Building which Tenant is permitted or required to install, service, maintain and repair and (ii) perform Alterations (including, without limitation, Tenant’s Work), provided that Tenant shall (A) provide Landlord and the party whose space is affected with reasonable prior written notice of the need for such access, (B) schedule such access so as not to interfere with the affected party’s business or interfere with other tenants of the Building (in each case other than to a de minimis extent), (C) install cables, wires, etc. through conduits if such installation is made outside of their respective demised premises, (D) repair, at its expense, any damage to the Building or the accessed space arising out of such access and (E) indemnify and hold Landlord and the party whose space is affected harmless from and against any cost, claim, liability, damage or expense (including, but not limited to, reasonable attorneys’ fees) incurred by such party as a result of permitting such access and work, including, without limitation, the Actual Costs of any additional security reasonably required by the party whose space is accessed.  Notwithstanding the foregoing, Landlord shall have no obligation to declare any such tenant in default of its lease or terminate, or threaten to terminate, such lease if such tenant refuses such access, or to commence any action, suit or proceeding to enforce any obligation of such tenant to provide such access, and Landlord shall have no liability to Tenant if such other tenant refuses to consent to any such access.  Landlord may exercise its rights of access to the Premises pursuant to this Section 4.04 for the benefit of other tenants of the Building, provided any such tenant’s lease contains provisions for access by Landlord that are substantially similar to this Section 4.04 and Landlord has not failed to use commercially reasonable efforts to enforce the same.

(g)Subject to the provisions of Section 3.02(d), during any invasion, riot, public excitement or other commotion, Landlord may prevent all access to the Building by closing the doors or otherwise for the safety of the tenants (including Tenant) and protection of property in the Building; provided, that, Landlord shall endeavor to notify Tenant’s security or management personnel prior to such lockdown of the Building, if feasible.  In an emergency or imminent situation in which prior notice is not feasible, Landlord will endeavor to notify Tenant’s security or management personnel simultaneously or immediately following the implementation of any such lockdown; provided, that Landlord shall have no liability to Tenant for failing to provide notice as described in this Section 4.04(g).

4.05Repairs.  (a)  Except to the extent that the need for repairs or replacements to or maintenance of the Premises arises from the negligence or willful misconduct of Landlord or any Landlord Indemnified Parties, and subject to Section 7.03, Tenant shall keep the Premises (including, without limitation, all Improvements) in good condition and, upon expiration or earlier termination of the Term, shall surrender the same to Landlord in its then-existing condition, damage by reason of Casualty and any other items Tenant is not expressly responsible for under this Lease excepted.  Tenant’s obligation shall include, without limitation (and notwithstanding the provisions of Section 4.05(b) below), the obligation to repair all damage caused by Tenant, its agents, employees, invitees and licensees to the equipment and other installations in the Building outside of the Premises, it being agreed that (i) Tenant shall be obligated to repair any such damage to equipment and other installations within the Premises if such damage adversely affects any Building systems, the Building’s structural components, and/or any area outside of the Premises and (ii) Landlord shall have no obligation to repair any such damage within the Premises unless such repair is expressly provided to be Landlord’s responsibility under Section 4.05(b) or the first sentence of this Section 4.05(a).  Any maintenance, repair or replacement to the windows, the Building systems, the Building’s structural components or any areas outside the Premises and which is Tenant’s obligation to perform shall be performed by Landlord at Tenant’s expense, together with Landlord’s 3% fee and 3% overhead, which expense shall be equal to Landlord’s reasonable Actual Costs.

(b)Subject to the second sentence of Section 4.05(a) and to Section 4.05(c), and except to the extent Tenant has elected to Self-Perform the applicable services, repairs or maintenance (but not replacements except as provided in Section 4.05(c)), Landlord, at Landlord’s expense (but subject to reimbursement by way of Operating Expenses to the extent includable therein and (subject to Section 7.03) at Tenant’s expense if caused by the negligence or willful misconduct of Tenant, Persons claiming by, through or under Tenant, or their respective contractors, agents or employees), shall operate, maintain, repair and replace, if necessary, (i) all structural portions of the Building, both exterior and interior, such as, by way of example only, the roof, façade, foundation, footings, exterior walls, load-bearing columns, ceiling and floor slabs, windows, window sills and sashes, (ii) all common and public service areas of the Project, including, without limitation, all common escalators and elevators, driveways (including the 33rd Street porte cochere), landscaped areas and corridors, (iii) all Base Building Systems, (iv) core restrooms (including all fixtures located therein), core electrical closets, core telecommunications closets, janitor closets and core mechanical rooms, and (v) the sidewalks adjacent to the Building, throughout the Term, and in such a manner as is consistent with the maintenance, operation and repair standards of Comparable First Class Office Buildings; provided, that, except as expressly set forth in Section 3.02(d), Landlord shall have no liability to Tenant for any failure to maintain such standards except to the extent such failure affects Tenant’s use and enjoyment of the Premises or access to the Premises, the entrances to the Building Lobby or any areas described in clauses (ii), (iv) or (v) above, or other areas of the Building that Tenant has the right to access and use pursuant to the express terms of this Lease.

(c)Tenant shall be responsible for the replacement of (A) the Tenant Unit AC System and all components thereof, (B) any Base Building Systems or components thereof if Tenant elected to Self-Perform the applicable service at any time during the Term and the need for replacement is attributable to Tenant’s failure to comply with its obligations under

Section 3.03, (C) any meters for which Tenant is responsible pursuant to the Metering Schedule and (D) any systems or components for which, pursuant to the RIPOM, Tenant is the party responsible for replacement, and in each case such replacement shall be of at least comparable quality and performance as the system, component or other item being replaced.  If Landlord is obligated to replace any Base Building System or component thereof that includes any Landlord MEP Upgrades (as defined in the DCA), or any portion of the electrical systems serving the Premises that include upgrades requested in writing by Tenant, then Landlord may replace such Base Building System or component with items that, in Landlord’s reasonable judgment, constitute building standard equipment or components, and shall not be obligated to include such Landlord MEP Upgrades or electrical upgrades in connection with such replacement unless Tenant elects to pay the incremental Actual Cost of such Landlord MEP Upgrades or electrical upgrades in excess of building standard replacements, together with Landlord’s 3% fee and 3% overhead.  However, if it is not practicable to replace such equipment or component with building standard equipment or components, then Landlord shall replace such Base Building Systems or components with items consistent with the Landlord MEP Upgrades or electrical upgrades and Tenant shall pay the incremental Actual Cost of such Landlord MEP Upgrades above a building standard replacement, together with Landlord’s 3% fee and 3% overhead.  Tenant shall pay any costs for which it is liable under this Section 4.05(c) within 30 days after written demand delivered together with reasonably detailed supporting documentation.

4.06Compliance with Laws; Hazardous Materials.  (a)  Subject to Landlord’s obligations under Section 4.06(b) and Section 4.06(d), Tenant shall comply with all laws, ordinances, rules, orders and regulations (present, future, ordinary, extraordinary, foreseen or unforeseen) of any governmental, public or quasi-public authority and of the New York Board of Fire Underwriters and any other entity performing similar functions, at any time duly in force (collectively “Laws”), the application of which is attributable to, any work, installation, occupancy, use or manner of use by Tenant of the Premises or any part thereof (including any services and systems as to which Tenant has elected to Self-Perform as set forth in Section 3.03) except as expressly set forth in the next sentence.  Nothing contained in this Section 4.06 or any other provision of this Lease shall require Tenant to make any (i) structural changes or other Alterations or (ii) changes or other Alterations to the core bathrooms (but not any private or executive bathrooms in the Premises (if any)), with respect to which Tenant shall be responsible for compliance with Laws as set forth in the first sentence of this paragraph) in the Premises, unless, in the case of either of clauses (i) or (ii), the same are necessitated by reason of Tenant’s performance of any Alterations or Tenant’s particular manner of use (as opposed to the mere use for any Primary Use) of the Premises (including by reason of its Self-Performance of any services or systems).  Tenant shall procure and maintain all licenses and permits required for its business.  Notwithstanding the provisions of this Section 4.06(a), Tenant, at its own cost and expense, may contest, in any manner permitted by Law, the validity or the enforcement of any Laws with which Tenant is required to comply pursuant to this Lease; provided that (A) any such contest and/or Tenant’s non-compliance with any such Laws shall not (I) subject any Landlord Indemnified Party to (x) criminal prosecution, (y) material fine or (z) any other civil liability that would adversely affect the operation of the Building or the rights of other tenants or occupants of the Building, (II) subject the Building (or any portion thereof) to lien or sale or cause, or be reasonably likely to cause, the same to be condemned or vacated or (III) be in violation of any Superior Mortgage or Superior Lease; (B) Tenant shall first deliver to Landlord a surety bond issued by a surety company of recognized responsibility, or other security reasonably satisfactory to Landlord, indemnifying and protecting Landlord and any Superior Mortgagee or Superior Lessor against any loss, cost, liability, damage or expenses (including, without limitation, interest and penalties and reasonable attorneys’ fees and disbursements) which could arise by reason of such non-compliance, which bond or other security (or the balance of the proceeds thereof, if Landlord has drawn on the same) shall be released by Landlord promptly upon resolution of such contest (provided that, unless otherwise required pursuant to the terms of any Superior Mortgage or Superior Lease, the foregoing provisions of this clause (B) shall not apply with respect to any contest of Law by Tenant so long as Tenant is a BlackRock Tenant or satisfies the Minimum Creditworthiness at the time of such contest); and (C) Tenant shall promptly, diligently and continuously prosecute such contest and shall keep Landlord informed, on a regular basis, of the status of such contest.

(b)Landlord covenants that, as of the Commencement Date, the Building shall be compliant in all material respects with all applicable Laws and Landlord, at Landlord’s expense (but subject to reimbursement by way of Operating Expenses to the extent includable therein), shall comply or cause compliance with all Laws affecting the Building and/or the Premises, including the public and common areas of the Building, the Land, the Building systems or the Premises (including structural elements) or the use and occupancy thereof (except in each case (x) as expressly set forth in Section 4.06(a) above and (y) that Landlord shall have no liability to Tenant for any failure to so comply or cause compliance except to the extent such failure affects Tenant’s use and enjoyment of the Premises or access to the Premises, the entrances to the Building Lobby or any common areas or other areas of the Building that Tenant has the right to access and use pursuant to the express terms of this Lease) subject to Landlord’s right to contest and defer compliance with such Laws pursuant to appropriate proceedings, provided that Landlord shall not have the right to defer such compliance if (i) such non-compliance or contest shall prevent Tenant from lawfully occupying the Premises for the use permitted hereunder or shall interfere to more than a de minimis extent with the conduct of Tenant’s business or use of the Premises or Tenant’s access to the Premises or (ii) noncompliance threatens the safety of persons or property.

(c)(i)  Tenant shall not cause or knowingly permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from the Premises or the Building other than in compliance with Laws customary office, cleaning and/or maintenance and/or construction supplies brought into, used in and/or kept upon the Premises or the Building if and to the extent permitted pursuant to Laws and in addition, with respect to construction supplies, if and to the extent used in accordance with good construction practices.  The term “Hazardous Materials” means any substance or material defined by any Law that is now or may hereafter be applicable, as “hazardous,” “toxic” or words of similar import.

(ii)In the event of a breach of the provisions of this Section 4.06(c), Landlord shall, in addition to all of its rights and remedies under this Lease and pursuant to Laws, require Tenant to remove any such Hazardous Materials from the Premises or the Building in the manner prescribed for such removal by applicable Laws, and the indemnity provisions set forth in Section 6.12(b) shall apply in connection therewith.  Landlord shall reasonably cooperate with Tenant (at no additional cost or liability to Landlord) in connection with Tenant’s efforts to remain in compliance with Laws pertaining to health, safety and Hazardous Materials in the Premises and the Building.

(d)Landlord shall not cause or knowingly permit Hazardous Materials to be used, transported, stored, released, handled, produced or installed in, on or from the Land or the Building except as permitted by applicable Laws.  Landlord represents and warrants to Tenant that, as of the Possession Date, there shall be no Hazardous Materials in the common areas of the Building or the Premises other than in compliance with all applicable Laws relating to Hazardous Materials.  If at any time there shall be discovered in the Premises any Hazardous Materials which are in violation of applicable Laws and which arose from Landlord’s acts or omissions and were not introduced by Tenant or anyone claiming by, through or under Tenant, then Landlord, at Landlord’s expense, shall promptly remove or remediate the same as required by applicable Laws.  If, as a result of such discovery of Hazardous Materials and/or remediation work by Landlord, Tenant is unable to continue to perform Alterations then in process (or to commence any scheduled Alterations on a timely basis) and as a result thereof Tenant is actually delayed in commencing (or resuming) occupancy of the Premises or any affected portion thereof, or Tenant is unable to conduct its customary business in the Premises or such affected portion in substantially the same manner in which it was conducted prior to such discovery or remediation work, or to remain safely in occupancy in the Premises or such affected portion thereof, then Tenant shall promptly notify Landlord thereof and (i) the Fixed Rent and Recurring Additional Charges shall be abated as to the affected portion of the Premises for the period of time after the giving of such notice that Tenant is actually delayed in performing its Alterations or is unable to so conduct its business or occupy the Premises, and (ii) Landlord shall reimburse Tenant, within 30 days after demand, for Tenant’s out-of-pocket incremental costs incurred in the performance of any Alterations due to the presence of any such Hazardous Materials in the Premises.

(e)Tenant shall promptly and reasonably cooperate with Landlord in complying with any disclosure and/or reporting requirements in connection with this Section 4.06 relating to the Building or the Premises required by applicable Laws.

(f)The provisions of this Section 4.06 shall survive the expiration or earlier termination of this Lease.

4.07Advertising.  Tenant shall not use, and shall cause each of its Affiliates not to use, the likeness of the Building or the Project in any advertising (by whatever medium) without Landlord’s consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that Tenant may use the likeness of the Building or the Project in its annual reports, on its website or in other promotional materials, so long as the image used has been approved by Landlord as of the date of this Lease or is otherwise reasonably approved in writing by Landlord.  Tenant and any Permitted User may use the name and address of the Building (a) in legal documents, (b) in any reports to shareholders, employees or Affiliates (which are not contained in publications disseminated to the general public), (c) for identification purposes only in stationary, letterhead, promotional materials, and advertisements, and (d) to the extent Landlord uses the same in any advertising. Landlord shall not use, and shall cause each of its Affiliates not to use, Tenant’s name or logo in any advertising without Tenant’s written consent (which consent will not be unreasonably withheld, conditioned or delayed); provided, that,

Landlord may include Tenant’s name and logo (including, without limitation, the particular color (in the case of color advertising), specified capitalization and font face) in advertisements for Hudson Yards on site scaffolding or presentations to other tenants or users that (x) list multiple Hudson Yards tenants and occupants and/or (y) contain photographs of the Building which contain Tenant’s signage (e.g., over the 10th Avenue entrance, the Hudson Boulevard monument or renderings of the lobby), so long as the image of the name and/or logo has been approved by Tenant as of the date of the Lease or is otherwise reasonably approved in writing by Tenant.  Landlord agrees to use Tenant’s name and logo, including, without limitation, the particular color (in the case of color advertising), specified capitalization, and font face, which Tenant may modify at any time and notify Landlord thereof in writing (whereupon Landlord shall conform any new advertisements containing Tenant’s name and logo therewith as promptly as practicable).

4.08Right to Perform Covenants.  (a)  If Tenant fails to perform any of its obligations under this Lease, Landlord, any Superior Lessor, or any Superior Mortgagee (each, a “Curing Party”) may perform the same (but without duplication by such parties) at the expense of Tenant (a) immediately and with such notice as is practicable under the circumstances in the case of emergency involving imminent threat to life or property, and (b) in any other case, if such failure continues beyond the expiration of any applicable notice and grace period applicable to such failure.  Notwithstanding the foregoing, prior to such performance under clause (b) of the preceding sentence only, the Curing Party shall give Tenant a written notice (the “Curing Party Notice”) identifying such failure in detail and notifying Tenant of the Curing Party’s intention to exercise its rights under this Section 4.08 with respect thereto (and including an estimate of the cost such Curing Party will incur in performing such Tenant obligation if the Curing Party is reasonably able to ascertain such an estimate); provided, that the Curing Party Notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A TIME SENSITIVE NOTICE AND IF TENANT SHALL FAIL TO CURE SUCH ITEM SPECIFIED IN THIS NOTICE WITHIN 10 BUSINESS DAYS FOLLOWING TENANT’S RECEIPT OF THIS NOTICE THEN [THE CURING PARTY] SHALL HAVE THE RIGHT TO PERFORM SAME PURSUANT TO SECTION 4.08(a) OF THE LEASE.”  If such failure by Tenant shall continue for 10 Business Days after Tenant’s receipt of the Curing Party Notice (or, if such failure is not reasonably susceptible of cure within such period, such longer period as may be reasonably necessary to complete the same with due diligence provided that Tenant commences the cure within said 10-Business Day period and prosecutes the same with reasonable diligence), then the Curing Party shall have the right (but shall not be obligated), for the account of Tenant, to perform the obligation which Tenant so failed to perform.  If a Curing Party performs any of Tenant’s obligations under this Lease, Tenant shall pay to Landlord (as Additional Charges) the Actual Costs thereof, together with interest at the Interest Rate from the date incurred by the Curing Party until paid by Tenant, within 30 days after receipt by Tenant of a statement (including reasonable evidence thereof) as to the amounts of such costs.  If the Curing Party effects such cure by bonding any lien which Tenant is required to bond or otherwise discharge, Tenant shall obtain and substitute a bond for the Curing Party’s bond and shall reimburse the Curing Party for the actual cost of the Curing Party’s bond.  “Interest Rate” means the lesser of (i) the base rate from time to time announced by Citibank, N.A. (or, if Citibank, N.A. shall not exist or shall cease to announce such rate, such other bank in New York, New York, as shall be designated by Landlord in a notice to Tenant) to be in effect at its principal office in New York, New York (the “Base Rate”) plus 3% and (ii) the maximum rate permitted by law.

(b)If Landlord fails to perform any of its obligations under this Lease and such failure is capable of being cured by Tenant (x) (i) taking action wholly within the Premises, within the common areas of the Building to which Tenant reasonably requires access in order to perform repairs, replacements or maintenance on systems or equipment that exclusively serve the Premises, including without limitation the Exclusive Tenant Unit Elevators and/or any Dedicated Service Elevator, or within any electricity switchgear room serving the Premises, the truck elevators, any Dedicated Loading Bay, or the Secure Lobby Zone, or (ii) taking action solely affecting the East Lobby Desk (so long as Tenant has exclusive use of the East Lobby Desk pursuant to Section 16.01) or Tenant’s signage, and (y) without altering any of the structural components of the Building or affecting (except to a de minimis extent) the Building’s systems (other than those exclusively serving the Total Unit, if Tenant is then Self-Performing the operation, maintenance and repair of such systems) or any area outside of the Premises (except as expressly provided in clause (x) above), then Tenant may give Landlord a written notice (the “S/H Notice”) identifying such failure in detail and notifying Landlord of Tenant’s intention to exercise its rights under this Section 4.08(b) with respect thereto; provided, that Tenant’s S/H Notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A TIME SENSITIVE NOTICE AND IF LANDLORD SHALL FAIL TO CURE SUCH ITEM SPECIFIED IN THIS S/H NOTICE WITHIN 10 BUSINESS DAYS FOLLOWING LANDLORD’S RECEIPT OF THIS NOTICE THEN TENANT SHALL HAVE THE RIGHT TO PERFORM SAME PURSUANT TO SECTION 4.08(b) OF THE LEASE.”  If such failure by Landlord shall continue for 10 Business Days after Landlord’s receipt of the S/H Notice (or, if such failure is not reasonably susceptible of cure within such period, such longer period as may be reasonably necessary to complete the same with due diligence provided that Landlord commences the cure within said 10 Business Day period and prosecutes the same with reasonable diligence), then Tenant shall have the right (but shall not be obligated), to perform the obligation which Landlord so failed to perform.  Any work performed outside the Premises shall not interfere with the operation of the Building or with the business or operations of any other tenants of the Building (in each case other than to a de minimis extent).  If Tenant performs any of Landlord’s obligations under this Lease in accordance with this Section 4.08, Landlord shall pay to Tenant the actual, out-of-pocket cost of such performance (including all fees and costs, including reasonable legal fees and disbursements, incurred by Tenant in connection therewith), together with interest thereon at the Interest Rate from the date incurred until paid or credited to Tenant (the “S/H Amount”), within 30 days after delivery to Landlord of a statement as to the amounts of such costs.  If Landlord fails to pay to Tenant any S/H Amount on or before the date on which the same is due and payable to Tenant under this Section 4.08(b), and provided that (A) such failure continues for 5 Business Days after Tenant notifies Landlord of such failure (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 4.08(b) OF THE LEASE”), and (B) Landlord does not, within such 5 Business Day period, dispute Tenant’s entitlement to the amount claimed by Tenant, then Tenant may set off the unpaid S/H Amount against the next installments of Rent due under this Lease.  Any dispute under this Section 4.08(b) shall be resolved by arbitration in accordance with the provisions of Section 8.09 hereof.  If any such dispute is resolved in favor of Tenant, then the amount in dispute shall be paid to Tenant within 5 Business Days after the determination of the arbitrator, failing which and if Landlord does not, within such 5 Business Day period, pay such amount to Tenant, then Tenant shall have the right to off-set the unpaid S/H Amount against the next installments of Rent due under this Lease.

(c)If it has been determined, by written agreement of the parties, or by a final non-appealable order of a court of competent jurisdiction or (to the extent a dispute is subject to resolution by arbitration pursuant to this Lease) by a final determination pursuant to an arbitration in accordance with Section 8.09, that Landlord owes specified amounts to Tenant pursuant to this Lease and/or Indemnity Agreement, and if Landlord fails to pay such amounts to Tenant on or before the date on which the same are due and payable to Tenant pursuant to this Lease and/or the Indemnity Agreement (or, if the due date is not specified herein, then within 10 Business Days after such final written agreement or determination), then Tenant may give to Landlord 5 Business Days’ notice of Tenant’s intent to offset such amount due to Tenant against the next installments of Rent due under this Lease (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH SECTION 4.08(c) OF THE LEASE”) and if Landlord does not, within such 5 Business Day period, pay such amount to Tenant, then Tenant shall have the right to off-set the unpaid amount, together with interest thereon at the Interest Rate from the date due until credited to Tenant against the next installments of Rent due under this Lease.

4.09Telecommunications; Shaft Space.  (a)  Subject to the other terms of this Section 4.09, Tenant shall be responsible, at its sole cost and expense, for bringing telecommunication service, data wiring service and cable television service to the Premises.  Subject to the Reduced or Increased Premises Operational Mechanism, Landlord shall provide and maintain throughout the Term (subject to Section 3.04) unobstructed dedicated secure shaft space, as shown on Exhibit L (“Tenant’s Shaft Space”), in two separate and distinct routes that are at least seventy five (75) feet apart from one another at all points along such routes and such routes shall run from the dedicated point of entry room(s) (“POE Rooms”) in the Building to the Tenant Unit, including to Mechanical Areas on the 6th and 19th floors,  and Below-Grade Premises, and from the Tenant Unit, including Mechanical Areas on the 6th and 19th floors, and Below-Grade Premises levels to the Roof Equipment.  Tenant’s Shaft Space shall be delivered to Tenant free of asbestos and any other Hazardous Materials.  Any installation made by Tenant in Tenant’s Shaft Space, including core drilling and the installation of any conduit or wiring, shall be performed at Tenant’s sole cost and expense (but subject to payment out of the Work Allowance in accordance with the terms hereof), in accordance with all Laws and the Rules and Regulations, and shall constitute an Alteration under this Lease, provided that Landlord reserves the right to perform any such work in areas outside the Premises in accordance with Section 4.05(a). Notwithstanding anything to the contrary contained in this Lease, upon the expiration of the Term, Tenant shall have no obligation to remove any wiring, conduit, installations, fixtures or equipment installed in Tenant’s Shaft Space.

(b)Tenant shall have the right, at Tenant’s sole cost and expense, to contract for telecommunications service from any reputable carrier which serves the area

(“Telecommunications Service Providers”) and Landlord shall reasonably cooperate with Tenant in connection therewith, without cost, expense or liability to Landlord, provided that such right shall be contingent upon the Telecommunications Service Providers executing a license agreement with Landlord which is commercially reasonable and reasonably satisfactory to Landlord, but without any requirement that the service provider or Tenant pay any fee thereunder.  In addition, Tenant’s right to obtain a license during the Term for a new Telecommunications Service Provider shall, after the initial installations of telecommunications equipment in connection with the Base Building Work and Tenant’s Work, be subject to there being available appropriate space in the Building for any associated telecommunications apparatus or equipment.  For the purpose of installing, servicing or repairing telecommunications lines, wiring, cabling, conduit, risers and associated equipment as permitted hereunder, Landlord shall provide Tenant and Tenant’s Contractors (including Telecommunications Service Providers) entry into the Building and reasonably direct and efficient routes of travel (which shall be free of Hazardous Materials in violation of applicable Laws) to such portions of the Building as may be reasonably necessary therefor during Business Hours (other than with respect to space leased to other tenants) and at other reasonable times upon reasonable notice to Landlord upon and subject to the applicable terms of this Lease, the rights of any tenants pursuant to the terms of their respective leases and any other reasonable requirements imposed by Landlord in connection therewith.  Landlord shall use commercially reasonable efforts to exercise any access rights Landlord may have under other leases in the Building in order to provide Tenant and Tenant’s Contractors with such access; provided, that Landlord shall not be required to institute any litigation, arbitration or other proceeding, send a default notice, seek to terminate a lease or incur any expenses (other than de minimis expenses) in connection therewith, except that if another tenant in the Building is violating the obligation under such tenant’s lease to provide access to Landlord or Tenant to such tenant’s premises and such action constitutes a violation of such tenant’s obligations under its lease, Landlord shall send a notice (but not a default notice) to such tenant advising of such violation and requesting such tenant to cease the action constituting such violation.  All such access and work shall, at Landlord’s option, be subject to the supervision, oversight and/or inspection of the appropriate operations personnel of Landlord (who shall be made available to Tenant at reasonable times upon reasonable advance notice from Tenant).  In connection with such supervision, Tenant shall pay to Landlord, within 30 days after demand therefor, Landlord’s Actual Cost for such personnel; provided, that if required by the applicable union contract Tenant shall be subject to a 4 hour minimum charge for such operations personnel unless supervision by such operations personnel occurs during, immediately preceding or immediately following Business Hours on a Business Day, in which case Tenant shall only be subject to charge in 1 hour increments for such supervision.

(c)Landlord shall not be responsible for any delays occasioned by failure of the telecommunications company to furnish any such services unless such delay is caused by the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Party.

(d)Landlord shall install as part of the Base Building Work a two-way radio system with which Tenant shall have shared frequencies and channels with Landlord’s vendors and staff, the operation of which shall be subject to reasonable rules and procedures promulgated by Landlord from time to time.  Any radios or other peripheral devices used by Tenant and its vendors and staff shall be provided at Tenant’s sole cost and expense.  Landlord shall have the right to replace such system from time to time with a system that provides comparable functionality.

(e)Any dispute between Landlord and Tenant under this Article 4 shall be subject to arbitration in accordance with the terms of Section 8.09; provided, that any dispute relating to Tenant’s Work shall be governed by Article 9 of the DCA.

Article 5

Assignment And Subletting

5.01Assignment; Etc.  (a)  Subject to the further provisions of this Article 5, neither this Lease nor the term and estate hereby granted, nor any part hereof or thereof, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred voluntarily, involuntarily, by operation of law or otherwise, and neither the Premises, nor any part thereof, shall be subleased, be licensed, be used or occupied by any person or entity other than Tenant, and no rents or other sums receivable by Tenant under any sublease of all or any part of the Premises shall be assigned or otherwise encumbered, without the prior consent of Landlord.  Notwithstanding any provision of this Article 5 to the contrary, but subject nevertheless to the provisions of Sections 5.01(b), (c), (d) and (e) below, (i) in no event shall Tenant be entitled to sublease all or any portion of the Premises or assign this Lease prior to the earlier of (A) the date upon which Landlord has entered into leases for 85% or more of the rentable square footage of the office space in the Building and (B) the third (3rd) anniversary of the Commencement Date (such period, the “Initial Lease-Up Period,” and such prohibition the “Initial Lease-Up Restriction”), (ii) the dissolution or direct or indirect transfer of control of Tenant (however accomplished including, by way of example, transfers of interests in distributions of profits or losses of Tenant, issuance of additional stock, redemption of stock, stock voting agreement, or change in classes of stock) shall be deemed an assignment of this Lease regardless of whether the transfer is made by one or more transactions, or whether one or more persons or entities hold the controlling interest prior to the transfer or afterwards, and (iii) an agreement under which another Person becomes responsible for all or a portion of Tenant’s obligations under this Lease shall be deemed an assignment of this Lease.  No assignment or other transfer of this Lease and the term and estate hereby granted, and no subletting of all or any portion of the Premises shall relieve Tenant of its liability under this Lease (subject, however, to the provisions of Section 5.04(c) of this Lease) or of the obligation to obtain Landlord’s prior consent to any further assignment, other transfer or subletting to the extent such consent is required hereunder.  Any attempt to assign this Lease or sublet all or any portion of the Premises in violation of this Article 5 shall be null and void.

(b)Notwithstanding Section 5.01(a), without the consent of Landlord or application of the Initial Lease-Up Restriction and without being subject to the provisions of Sections 5.02, 5.03 and 5.05, this Lease may be assigned to (or, if applicable, any deemed assignment shall be permitted with respect to) the following: (i) an entity created by merger, reorganization or recapitalization of or with Tenant or (ii) a purchaser of all or substantially all of Tenant’s membership interests, stock or assets; provided, in the case of both clause (i) and clause (ii), that (A) Landlord shall have received a notice of such assignment from Tenant (which may be after the effectiveness of such assignment if the transaction under clause (i) or (ii), as applicable, is confidential as provided below), (B) in the case of a transaction under clause (i) in which Tenant is not the surviving entity, the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease, (C) such assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (D) (x) immediately after giving effect to such transaction the assignee or surviving entity meets the Minimum Creditworthiness or (y) immediately after giving effect to such transaction such entity meets the L/C Creditworthiness Floor and prior to, or, if the transaction under clause (i) or (ii), as applicable, is confidential as provided below, within ten (10) Business Days after the consummation of, the transaction such entity delivers to Landlord an irrevocable, unconditional, negotiable letter of credit that satisfies the requirements of Section 5.01(h) and is in an amount equal to the LC Amount (the “Letter of Credit”).  Any such assignment or deemed assignment shall be referred to herein as a “Business Transfer”.  “Minimum Creditworthiness” means (1) with respect to any entity that can be valued based on an aggregate net worth measured by shareholder equity in accordance with GAAP (a “Net Worth Entity”), that the entity (or a guarantor of Tenant’s obligations under this Lease pursuant to a guaranty in the form attached hereto as Exhibit RR (subject to such commercially reasonable changes thereto as are requested by such entity and are reasonably acceptable to Landlord), which guaranty shall be effective from and after the date of such assignment) shall have an aggregate net worth (measured by shareholder equity in accordance with GAAP) (“Net Worth”) equal to the lesser of (x) [****] the Fixed Rent then payable by Tenant under this Lease and (y) the Net Worth of Tenant immediately prior to the consummation of such proposed Business Transfer or (2) with respect to any entity that is not a Net Worth Entity, such as, by way of example, a privately held law firm or accounting firm (a “Gross Revenue Entity”), that the combined average annual gross revenue of Tenant and the entity with which Tenant is merged or consolidated (or which acquires all or substantially all of Tenant’s membership interests, stock or assets) over the two year period ending on the last day of the calendar month preceding the calendar month in which such merger, consolidation or acquisition occurs (“Average Gross Revenue”) shall be at least equal to [****] the Fixed Rent then payable by Tenant under this Lease.  Tenant shall provide reasonable evidence of the Net Worth or Average Gross Revenue, as applicable, of the assignee or guarantor, if applicable, at least 30 days prior to consummation of any proposed Business Transfer; provided, that, if the transaction under clause (i) or (ii), as applicable, is confidential and as a result Tenant is unable to disclose the identity or Net Worth or Average Gross Revenue, as applicable, of the assignee or guarantor, if applicable, prior to the consummation of such proposed Business Transfer (despite the execution by Landlord of a confidentiality agreement as described below), then Tenant shall deliver such evidence within five (5) Business Days after the consummation of such Business Transfer. If Landlord determines that such assignee or guarantor, if applicable, does not satisfy the Minimum Creditworthiness but does satisfy the L/C Creditworthiness Floor, then Landlord shall notify Tenant of such determination, and, subject to Tenant’s right to dispute Landlord’s determination by arbitration in accordance with the provisions of Section 8.09 (provided delivery of the Letter of Credit as provided below shall be a condition to Tenant’s right to arbitrate, and if Tenant shall prevail in such dispute, such Letter of Credit shall be reduced or returned to Tenant), Tenant shall deliver to Landlord, within ten (10) Business Days of such notice, as security for the performance of Tenant’s obligations under this Lease, a Letter of Credit.  If such assignee or guarantor, as applicable, (x) does not satisfy the Minimum Creditworthiness but does satisfy the L/C Creditworthiness Floor, deliver a Letter of

Credit or (y) does not satisfy the Minimum Creditworthiness or the L/C Creditworthiness Floor, then the consummation of such Business Transfer shall constitute an Event of Default.  “L/C Creditworthiness Floor” means (1) with respect to a Net Worth Entity, that the entity (or a guarantor, if applicable as set forth above) shall have a Net Worth equal to [****] the Fixed Rent then payable by Tenant under this Lease or (2) with respect to a Gross Revenue Entity, that the entity (or a guarantor, if applicable as set forth above) shall have an Average Gross Revenue equal to [****] the Fixed Rent then payable by Tenant under this Lease. As a condition to Tenant’s obligation to provide such financial information to Landlord, prior to Tenant’s delivery of such financial information, Landlord shall execute and deliver a confidentiality agreement with respect to such financial information substantially in the form attached hereto as Exhibit N, subject to reasonable negotiation at the request of Landlord.

(c)Notwithstanding Section 5.01(a), without the consent of Landlord or the application of the Initial Lease-Up Restriction and without being subject to the provisions of Sections 5.02, 5.03, or 5.05, Tenant may assign this Lease or sublet all or any part of the Premises to (or permit the use or occupancy of any portion of the Premises by) an Affiliate of Tenant; provided, that (i) Landlord shall have received a notice of such assignment or sublease from Tenant; and (ii) in the case of any such assignment, (A) the assignment is for a valid business purpose and not to avoid any obligations under this Lease, and (B) the assignee assumes by written instrument reasonably satisfactory to Landlord all of Tenant’s obligations under this Lease from and after the effective date of the assignment.  Tenant may also, without the consent of Landlord, permit any Affiliate of Tenant to use the Premises or any portion thereof without a sublease.  “Affiliate” means, as to any designated Person, any other Person which controls, is controlled by, or is under common control with, such designated Person.  “Control” (and with correlative meaning, “controlled by” and “under common control with”) means either (A) ownership or voting control, directly or indirectly, of 50% or more of the voting stock, partnership interests or other beneficial ownership interests of the entity in question, or (B) the possession of power to direct or cause the direction of the management and policy of such entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract or other agreement, provided that the fact that such power may be subject to certain approval or veto rights in favor of one or more other Persons shall not ipso facto be deemed to mean that the Person possessing such power lacks control of the Person in question for purposes hereof.

(d)Notwithstanding Section 5.01(a) and 5.01(b), without the consent of Landlord or the application of the Initial Lease-Up Restriction and without being subject to the provisions of Sections 5.02, 5.03, or 5.05, (i) direct and indirect transfers of interests in the entity that is Tenant (other than transfers described in Section 5.01(b)) shall not be deemed a transfer of this Lease if such transfer is for a valid business purpose and not for the purpose of avoiding any obligations under this Lease and (ii) direct and indirect transfers of interests in Tenant or any other entity that is accomplished through a recognized domestic or foreign stock exchange or through the public “over-the-counter” securities market shall not be deemed an assignment or transfer of this Lease.

(e)Notwithstanding Section 5.01(a), Tenant may, subject to all of the provisions of this Lease but without the consent of Landlord or application of the Initial Lease-

Up Restriction and without being subject to the provisions of Sections 5.02, 5.03(a)(i)(A), 5.03(a)(ii), 5.03(a)(iii) or 5.03(a)(iv) and 5.05, enter into one or more subleases during the first 10 years of the Term provided, that (i) at no time shall the aggregate of the rentable square footage of all such subleases exceed two full floors of the Premises, (ii) each such sublease shall comply with the provisions of Sections 5.04(d) and (e), and (iii) if Tenant is not a BlackRock Tenant, each such subtenant shall be engaged in a business or activity which is in keeping with standards of the Building.  Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement with respect to any subtenant under a sublease entered into pursuant to this Section 5.01(e), unless Tenant has delivered current financial information with respect to the proposed subtenant, including without limitation, its most recent financial statements, the subtenant meets the Minimum Subtenant Net Worth and is an Eligible Subtenant, and the conditions set forth in Section 5.06 have been satisfied.

(f)Tenant may from time to time, subject to all of the provisions of this Lease but without the consent of Landlord or application of the Initial Lease-Up Restriction and without being subject to the provisions of Sections 5.02, 5.03(a)(i)(A), 5.03(a)(ii), 5.03(a)(iii), 5.03(a)(iv) or 5.03(a)(v), and 5.05, permit portions of the Premises to be used or occupied under so-called “desk sharing” arrangements by a Desk Space User; provided, that (i) any such use or occupancy of desk or office space shall be without the installation of demising walls separating such desk or office space, any separate entrance or any signage identifying such Desk Space User outside of the Premises (it being agreed that the foregoing shall not prevent Tenant from installing partitions to create separate rooms within the Premises for use by Desk Space Users), (ii) at any time during the Term, the aggregate of the rentable square footage then used by Desk Space Users (other than amenity service providers (including without limitation cafeteria operators, messenger center operators, telecom providers or gym operators) or regulators) pursuant to this Section 5.01(f) shall not exceed 20% of the rentable square footage of the Non-Mechanical Premises (it being agreed, however, that such limitation shall not be applicable to any Desk Space User that is an Affiliate of Tenant), (iii) each Desk Space User shall use the Premises in accordance with all of the provisions of this Lease, and only for the Primary Uses and Ancillary Uses, (iv) in no event shall the use of any portion of the Premises by a Desk Space User create or be deemed to create any right, title or interest of such Desk Space User in any portion of the Premises or this Lease, (v) any such “desk sharing” arrangement shall terminate automatically upon the termination of this Lease, (vi) Tenant shall receive no rent for the use or occupancy of any space in the Premises by any Desk Space User in excess of an allocable share of the Rent reserved hereunder, (vii) each Desk Space User shall be engaged in a business or activity that is limited to the uses expressly permitted under this Lease, and (viii) any such desk sharing arrangement is for a valid business purpose and not to circumvent the provisions of this Article 5.   Upon request of Landlord (which shall not be made by Landlord more frequently than once every 4 months), Tenant shall advise Landlord of any Desk Space Users in the Premises, and shall provide (A) a description of the nature and character of the business being conducted in the Premises by such Desk Space User and (B) the rentable square feet of the Premises occupied by such Desk Space User, together with a copy of the agreement, if any, relating to the use or occupancy of such portion of the Premises by such Desk Space User.  “Desk Space User” means a bona fide client, service provider, or other person or entity with which Tenant has a bona fide business relationship or any Affiliate.

(g)The transactions described in Section 5.01(b) through (f) above are each an “Exempt Transaction” or collectively, the “Exempt Transactions”.

(h)If Tenant is required to deliver a Letter of Credit pursuant to Section 5.01(b) above, such Letter of Credit shall satisfy the following requirements:

(i)The Letter of Credit shall be issued by a bank that has a Standard & Poor’s rating of at least “A” (or, if Standard & Poor’s hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor’s rating of “A” as of the date hereof) and shall be a form reasonably satisfactory to Landlord.  The Letter of Credit shall provide that it is transferable one or more times by Landlord at no cost to Landlord, and shall either (x) expire on the date which is 60 days after the expiration or earlier termination of this Lease (the “LC Date”) or (y) expire no earlier than one year from issuance and be automatically self-renewing until the LC Date unless the issuer thereof otherwise advises Landlord on or prior to the 30th day before the applicable expiration date.  If any Letter of Credit is due to expire in less than 30 days and Tenant has not delivered either an extension of the Letter of Credit for a term of at least one year, or one or more new letters of credit meeting the requirements set forth above, then Landlord may draw upon the Letter of Credit and hold the proceeds thereof as security for the performance of Tenant’s obligations under this Lease and apply the same as set forth below.  In such event Tenant shall within 30 days from such draw deliver a replacement Letter of Credit that complies with the requirements of this Section 5.01(h), and if Tenant fails to do so, and such failure continues for more than 30 days after written notice from Landlord, then such failure shall constitute an Event of Default.  Upon the delivery of such replacement letter of credit, Landlord shall promptly return the cash security to Tenant.  If an Event of Default occurs and is continuing, or if Tenant holds over after the Expiration Date, Landlord may draw on the Letter of Credit and apply the proceeds thereof (i) to the payment of any Rent that then remains unpaid, or (ii) to any damages, costs and expenses that Landlord incurs by reason of such Event of Default or holdover, and to which it is entitled under this Lease.  If Landlord shall have so drawn upon the Letter of Credit and applied the proceeds thereof, Tenant shall upon written demand deposit with Landlord an additional letter of credit equal to the amount so applied by Landlord.

(ii)The “LC Amount” shall be an amount equal to the number of months of Fixed Rent set forth in the table below in respect of the Multiple that is no less than the amount set forth in column A and no more than the amount set forth in column B.  For purposes of the foregoing, the “Multiple” shall mean the quotient resulting from dividing (i) (A) if the assignee is a Net Worth Entity, the Net Worth of the assignee or (B) if the assignee is a Gross Revenue Entity, the Average Gross Revenue by (ii) the annual Fixed Rent as of the date of on which the transaction is consummated (the “Transfer Date”).  By way of example, if the Fixed Rent were $[****] per annum, and the Net Worth were $[****], the Multiple would be [****] and the LC Amount would be [****] months’ Fixed Rent.  If the Fixed Rent were $[****] and the Net Worth were $[****], the Multiple would be [****], which exceeds [****] but is not greater than or equal to [****], and the corresponding LC Amount would be [****] months’ Fixed Rent.  If the Fixed Rent were $[****] and the Net Worth were $[****] the Multiple would be [****] and the LC Amount would be [****] months’ Fixed Rent.

Multiple		Number of months of Fixed Rent
A	B
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]	[****]	[****]
[****]		[****]

(iii)If Tenant satisfies the Minimum Creditworthiness on any anniversary of the Transfer Date (each, a “Reset Date”) (determined on the basis of the Fixed Rent in effect as of the Reset Date, and the Net Worth or Average Gross Revenue of Tenant determined as of the last day of the calendar month immediately preceding the Reset Date), and provided there is no Event of Default or Material Default outstanding on the Reset Date, then the Letter of Credit shall be returned to Tenant within 10 Business Days after Landlord’s receipt of reasonable evidence of Tenant’s satisfaction of the Minimum Creditworthiness, and Tenant shall have no further obligation to deposit a Letter of Credit (unless there occurs a subsequent assignment of this Lease under Section 5.01(b)).

(iv)If Landlord, at any time or from time to time, reasonably requests an amendment of the Letter of Credit (for example, to change the Landlord’s address for notices or to change the identity of the Landlord beneficiary to reflect a change in the identity of Landlord), Tenant shall promptly cause the Letter of Credit to be so amended, provided that no such amendment shall change the LC Amount or be inconsistent with the terms set forth in this Section 5.01(h).  If the Letter of Credit is lost, stolen or mutilated, Tenant shall reasonably cooperate with Landlord, promptly upon Landlord’s request, to replace such Letter of Credit.

(v)If at any time during the Term, the Standard & Poor’s rating of the bank that issued the Letter of Credit is downgraded to a rating lower than “A”, or if such bank is subject to bankruptcy, insolvency, receivership, conservatorship or other similar proceedings, then Tenant shall deliver to Landlord, within 30 days from notice from Landlord, a replacement Letter of Credit, in the form and amount required hereunder, issued or confirmed by a bank that is then rated not lower than “A” by

Standard & Poor’s, and if Tenant fails to provide Landlord with such replacement Letter of Credit and such failure continues for more than 30 days after notice from Landlord then, without limiting any other rights or remedies Landlord may have hereunder, Landlord shall have the right to draw the Letter of Credit and hold and apply the proceeds thereof as a security deposit until Tenant has delivered a replacement Letter of Credit that meets the foregoing requirements.  If Tenant delivers a replacement Letter of Credit pursuant to this Section 5.01(h)(v), Landlord shall promptly return the replaced Letter of Credit to Tenant.

5.02Landlord’s Right of First Offer.  (a)  If Tenant desires to assign this Lease, sublet all or substantially all of the Premises for all or substantially all of the remainder of the Term (taking into account all renewal options to be offered to the subtenant), or sublet all or any part of the Upper Premises for all or substantially all of the remainder of the Term (taking into account all renewal options to be offered to the subtenant), (other than in connection with an Exempt Transaction, as to which the provisions of this Section 5.02(a) shall not be applicable), then in any such case Tenant shall give to Landlord notice (“Tenant’s Offer Notice”) thereof, specifying (i) in the case of a proposed subletting, the location of the space to be sublet (including the specific area to be demised for sublet on any floor of the Premises) and the term of the subletting of such space, (ii) (A) in the case of a proposed assignment, Tenant’s good faith offer of the consideration Tenant desires to receive or pay for such assignment  or (B) in the case of a proposed subletting, Tenant’s good faith offer of the rent which Tenant desires to receive for such proposed subletting and all other material economic terms,  (iii) the proposed assignment or sublease commencement date and (iv) all of the other material terms of such proposed assignment or sublease; it being agreed, that for the purposes of Tenant’s Offer Notice, that no particular proposed assignee or subtenant shall need to be identified.

(b)Tenant’s Offer Notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord’s designee) may, at Landlord’s option, (i) terminate this Lease (if the proposed transaction is (x) an assignment, (y) a sublease of all or substantially all of the Premises or (z) a sublease of a portion of the Premises which, when aggregated with other subleases then in effect, covers all or substantially all of the Premises (provided, in the case of clause (z), Landlord recognizes each existing subtenant as the direct tenant of Landlord on the terms and condition of such subtenant’s sublease, whether or not such subtenant executed a Landlord’s Non-Disturbance Agreement), in either case of subclause (y) or (z), for substantially all of the then-remaining Term, taking into account all renewal options to be offered to the subtenant or applicable subtenants), or (ii) terminate this Lease with respect to the space covered by the proposed sublease (if the proposed transaction is a sublease of part of the Upper Premises for all or substantially all of the remainder of the Term, taking into account all renewal options to be offered to the subtenant).  Said option may be exercised by Landlord by notice to Tenant within 30 days after a Tenant’s Offer Notice, together with all information required pursuant to Section 5.02(a), has been given by Tenant to Landlord.  If, within 30 days after Tenant’s submission to Landlord of Tenant’s Offer Notice, Landlord shall fail to notify Tenant of Landlord’s election to exercise or not exercise its rights under this Section 5.02(b), then, subject to the provisions of Section 5.02(e), Landlord shall be deemed to have waived Landlord’s recapture rights under this Section 5.02(b) with respect to such Tenant’s Offer Notice.  For the purposes hereof, “substantially all of the remainder of the term” shall mean that the term of the proposed subletting shall expire within the final 12 months of the then Term and (b) “substantially all of the Premises” shall mean (i) if Tenant is leasing at least 700,000 Qualified RSF, a sublease or subleases of at least the entire Premises other than 2 full floors (or other than 1 full floor if such full floor is the Executive Floor) and (ii) if Tenant is leasing less than 700,000 Qualified RSF, a sublease or subleases of at least the lesser of (x) the entire Premises other than 2 full floors (or other than 1 full floor if such full floor is the Executive Floor) and (y) ninety percent (90%) of the RSF of the then Premises. Notwithstanding anything to the contrary contained in this Section 5.02(b), (x) Landlord shall not exercise any option under this Section 5.02(b), until all Superior Mortgagees and Superior Lessors whose consent is required pursuant to the applicable Superior Mortgage or Superior Lease, as the case may be, have consented in writing to such termination and Landlord shall deliver a copy of any such consent to Tenant together with Landlord’s notice exercising said option and (y) Landlord’s failure to obtain all such consents and deliver the same to Tenant before the expiration of the period described above within which Landlord is entitled to timely exercise its recapture right under this Section 5.02(b) shall be deemed to constitute a waiver of Landlord’s right to exercise such recapture right.  “Executive Floor” means that floor of the Premises that contains the primary offices of the chief executive officer, chief financial officer, and chief operating officer of Tenant.

(c)If Landlord exercises its option under Section 5.02(b)(i) to terminate this Lease, then this Lease shall terminate on the later of (i) the date that is 30 days after Landlord’s receipt of the applicable Tenant’s Offer Notice and (ii) the proposed assignment or sublease commencement date specified in the applicable Tenant’s Offer Notice, and all Rent shall be paid and apportioned to such termination date.

(d)If Landlord exercises its option under Section 5.02(b)(ii) to terminate this Lease with respect to the space covered by a proposed sublease, then (i) this Lease shall terminate with respect to, and Tenant shall surrender, such part of the Premises on the later of (x) the date that is 30 days after Landlord’s receipt of the applicable Tenant’s Offer Notice and (y) the proposed sublease commencement date specified in the applicable Tenant’s Offer Notice; (ii) from and after such termination date the Rent shall be adjusted (x) with respect to the Fixed Rent, to reflect the rental rate set forth in Section 2.02 for the rentable area of the Premises remaining (or with respect to any Renewal Term, the rental rate applicable during such Renewal Term), and (y) with respect to Recurring Additional Charges, based upon the proportion that the Qualified RSF of the Premises remaining bears to the total Qualified RSF of the Premises prior to such termination and (iii) Tenant shall pay to Landlord, within 30 days after demand, the Actual Costs incurred by Landlord in demising separately such part of the Premises and in complying with any Laws relating to such demise.

(e)If Landlord does not timely exercise any of Landlord’s options under this Section 5.02 (or is deemed to have waived any such options), and if Tenant has not within 18 months after the giving of the applicable Tenant’s Offer Notice entered into a binding agreement to sublease or assign (which sublease or assignment shall be conditioned upon Landlord’s consent thereto), then Tenant shall not sublet any space to a third party or assign this Lease to a third party (other than an Exempt Transaction) without complying once again with all of the provisions of this Section 5.02 and re-offering such space to Landlord, provided that such 18 month period shall be extended for up to 60 days so long as the parties to Tenant’s transaction have exchanged draft documentation effecting such sublease or assignment transaction, and Tenant is actively negotiating such documentation (including holding regular meetings or conference calls to discuss open issues and exchanging open issues lists and/or drafts of such documentation).

5.03Assignment and Subletting Procedures.  (a)  If (1) Tenant delivers to Landlord a Tenant’s Offer Notice with respect to any proposed assignment of this Lease or subletting as to which Landlord has the right of recapture under Section 5.02(b) and Landlord does not timely exercise any of its options under Section 5.02(b) (or such options are deemed waived) and Tenant thereafter desires to assign this Lease or sublet the space specified in Tenant’s Offer Notice, or (2) Tenant otherwise desires to sublet any space in the Premises which is not subject to Landlord’s right of recapture, in either instance, pursuant to a proposed transaction that is not an Exempt Transaction, Tenant shall notify Landlord (a “Transfer Notice”) of such desire, which notice shall be accompanied by (A) a copy of the proposed assignment or sublease and all related agreements (except as provided in Section 5.03(c) below), (B) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Premises, and (C) in the case of a sublease for which Tenant will be requesting a Landlord’s Non-Disturbance Agreement or a proposed assignment of this Lease, current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements, and Landlord’s consent to the proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided that:

(i)The proposed assignee or subtenant will use the Premises in a manner that (A) if Tenant is not a BlackRock Tenant, in Landlord’s reasonable judgment is in keeping with the standards of the Building, and (B) is limited to the uses expressly permitted under this Lease.

(ii)The proposed assignee or subtenant is not the subject of a bankruptcy or insolvency proceeding and (A) in the case of a sublease for which Tenant is requesting a Landlord’s Non-Disturbance Agreement, the subtenant has a net worth (computed in accordance with GAAP) at least equal to [****] the initial fixed and recurring additional rent under the sublease (“Minimum Subtenant Net Worth”), and (B) in the case of an assignment, the assignee satisfies the Minimum Creditworthiness or delivers a Letter of Credit.

(iii)Neither the proposed assignee or sublessee, nor any affiliate of such assignee or sublessee, is then a tenant of any part of the Building, provided that Landlord has or will have space in the Building available for leasing comparable to the space which is the subject of the proposed sublease or assignment for a comparable term and a comparable delivery date (i.e., within six months of the proposed delivery date). Upon request by Tenant (which request shall include the location and rentable square footage of space and the term and delivery date for which Tenant is considering an assignment or sublease), Landlord shall notify Tenant whether, as of the date of such notice, Landlord has or expects to have space in the Building available for leasing comparable to the space which is the subject of the proposed sublease or assignment for a comparable term and a comparable delivery date (i.e., within six months of the proposed delivery date).

(iv)The proposed assignee or sublessee is not a person with whom Landlord is then negotiating or has within the prior 3 months negotiated to lease space in the Building comparable to the space which is the subject of the proposed sublease or assignment for a comparable term, unless Landlord does not then have available and does not reasonably expect within the next six (6) months to have available, comparable space for a comparable term (in which case, the provisions of this clause (iv) shall not apply), and as used in this clause (iv), “negotiating” shall mean at least that Landlord and the proposed assignee or sublessee have exchanged a term sheet, request for proposal, a proposal, a letter of intent, a draft lease or any other similar writing indicating a desire and proposed material terms to lease the space.

(v)The proposed subletting would not result in (A) any floor of the Premises being separately legally demised into more than (1) 8 rental units in the aggregate on any full floor of the Premises comprising at least 50,000 rentable square feet, (2) 6 rental units in the aggregate on any full floor of the Premises comprising less than 50,000 rentable square feet (provided, that the restrictions in clauses (1) and (2) shall not apply so long as the applicable floor of the Premises is served by an elevator bank that is exclusively used by Tenant and, if at any time Tenant surrenders any portion of the Premises such that such floor will no longer be served by an elevator bank that is exclusively used by Tenant and its Permitted Users, Tenant shall terminate or amend such subleases and restore such floor so that it complies with clauses (1) and (2)) or (3) 4 rental units in the aggregate on any partial floors of the Premises (inclusive, in each case, of any space occupied by Tenant), or (B) there being more than 30 sublettings in the aggregate in the Premises.

(b)Whether or not an assignment or sublease is consummated, Tenant shall reimburse Landlord within 30 days after demand for any reasonable Actual Costs incurred by Landlord in connection with such proposed assignment or sublease, including, without limitation, (i) the costs of making investigations as to the acceptability of the proposed assignee or subtenant to the extent the criteria investigated are relevant pursuant to the provisions of this Section 5.03, (ii) the costs of conducting searches of the proposed assignee or subtenant and its direct and/or indirect owners related to compliance with the USA Patriot Act, as amended, and (iii) all actual out-of-pocket legal costs incurred in connection with the granting of any requested consent.  Landlord shall, within 20 days following receipt of a Transfer Notice from Tenant, advise Tenant of Landlord’s approval or disapproval of such proposed assignment or sublease (and if Landlord shall disapprove the proposed assignment or sublease, Landlord shall also provide a reasonable description of the reasons therefor).  If Landlord shall fail to approve or disapprove such proposed assignment or sublease within such 30 day period, Tenant may give to Landlord a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED [ASSIGNMENT/SUBLEASE] WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH [ASSIGNMENT/SUBLEASE]”, and, if Landlord shall fail to approve or disapprove such proposed assignment or sublease within such 5 Business Day period, Landlord shall be deemed to have consented to the assignment or sublease in question.  If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver the assignment or sublease to which Landlord consented within 270 days after the giving of such consent, then Tenant shall again comply with this Article 5 before assigning this Lease or subletting all or part of the Premises, provided that such 270 day period shall be extended for up to an additional 60 days so long as the parties to Tenant’s transaction have exchanged draft documentation effecting such sublease or assignment transaction, and Tenant is actively negotiating such documentation (including holding regular meetings or conference calls to discuss open issues and exchanging open issues lists and/or drafts of such documentation).

(c)Notwithstanding the foregoing provisions of this Section 5.03: (i) Tenant may deliver a Transfer Notice concurrently with the giving of Tenant’s Offer Notice (a “Transfer/Offer Notice”) (in which case the Transfer Notice and Tenant’s Offer Notice may be combined in one notice and the time periods set forth in Sections 5.02 and 5.03 shall run concurrently for a single period of 30 days following delivery of Tenant’s Offer Notice),  (ii) Tenant may deliver a Transfer/Offer Notice or a Transfer Notice without delivering a copy of the proposed assignment or sublease, but containing the documents and information described in Section 5.03(a)(B) and (C) and a term sheet or letter of intent for the proposed transaction, in which event Landlord shall approve or disapprove the assignee or subtenant within the time period set forth in clause (i), subject to Landlord’s right to approve, in accordance with the standards set forth in Section 5.03, the final executed assignment, sublease and other documents evidencing the transaction in question (“Transaction Documents”) within 10 days following receipt of the Transaction Documents, and such other information as Landlord may reasonably request (provided Landlord makes any such request within such 5 Business Days of the delivery of the Transaction Documents); provided, that, Landlord’s right to approve the Transaction Documents shall be limited to any matters set forth in the Transaction Documents that (x) were not set forth in the term sheet or letter of intent previously approved by Landlord in accordance with this clause (ii), (y) are inconsistent with this Lease, or (z) if the proposed transaction is for an Eligible Sublease, would be binding on Landlord (taking into account the provisions of Section 5.06(a)(ii) (i.e. in which case, such non-customary terms would not be binding on Landlord)) if such subtenant became the direct tenant of Landlord and are inconsistent with customary market terms, and (iii) if Tenant delivers a Tenant’s Offer Notice with respect to a proposed sublease and Landlord does not exercise its option under Section 5.02(b)(i) or (ii), as applicable, and Tenant subsequently delivers a Transfer Notice with respect to such proposed sublease in accordance with clause (ii), then Landlord shall approve or disapprove the subtenant within 20 days following receipt of the Transfer Notice, subject to Landlord’s right to approve the Transaction Documents in accordance with clause (ii).  If Landlord shall fail to approve or disapprove such proposed assignment, sublease or other documents within the applicable period, Tenant may give to Landlord a notice of such failure which shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO APPROVE OR DISAPPROVE THE PROPOSED [ASSIGNMENT/SUBLEASE DOCUMENTS] WITHIN 5 BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH [ASSIGNMENT/SUBLEASE DOCUMENTS]”, and, if Landlord shall fail to approve or disapprove such proposed documents within such 5 Business Day period, Landlord shall be deemed to have approved of same.

5.04General Provisions.  (a)  If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee.  If the Premises or any part thereof are sublet or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after and during the continuance of an Event of Default, collect rent from the subtenant or occupant.  In either event, Landlord may apply the net amount collected against Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 5.01(a), or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.

(b)No assignment or transfer shall be effective until the assignee delivers to Landlord an agreement substantially in the form attached hereto as Exhibit VV whereby the assignee assumes Tenant’s obligations under this Lease from and after the effective date of the assignment (or, if such assignment is made pursuant to Section 5.01(b) where Tenant is not the surviving entity, from the Commencement Date). Prior to the effective date of such assignment (or within five (5) Business Days after the effective date thereof, if the applicable Business Transfer is confidential and as a result Tenant is unable to disclose the same prior to the consummation thereof), the assignee shall deliver to Landlord evidence that the assignee, as Tenant hereunder, has complied with the requirements of Sections 7.02 and 7.03.

(c)Notwithstanding any assignment or transfer, whether or not in violation of this Lease, and notwithstanding the acceptance of any Rent by Landlord from an assignee, transferee, or any other party, the original named Tenant and each successor Tenant shall remain fully liable for the payment of the Rent and the performance of all of Tenant’s other obligations under this Lease except as provided in this Section 5.04(c).  The joint and several liability of Tenant and any immediate or remote successor in interest of Tenant shall not be discharged, released or impaired in any respect by any agreement made by Landlord extending the time to perform, or otherwise modifying, any of the obligations of Tenant under this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of Tenant under this Lease; provided, that in the case of any modification of this Lease made after the date of an assignment or transfer (other than pursuant to Section 5.01(b) or Section 5.01(c)), if such modification increases or enlarges the obligations of Tenant or decreases the rights of Tenant, other than to a de minimis extent, then any prior Tenant under this Lease shall not be liable under or bound by such increase or enlargement or decrease to which it has not consented in writing (but shall continue to be liable under this Lease as though such modification were never made).

(d)Each subletting by Tenant shall be subject to the following:

(i)No subletting shall be for a term (including any renewal or extension options contained in the sublease) ending later than one day prior to the Expiration Date (unless such subletting is to an Affiliate of Tenant, in which event the same may end on the Expiration Date).

(ii)No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until there has been delivered to Landlord, both (A) an executed counterpart of such sublease, and (B) a certificate of insurance evidencing that (x) Landlord is an additional insured under the insurance policies required to be maintained by occupants of the Premises pursuant to Section 7.02, and

(y) there is in full force and effect, the insurance otherwise required by Sections 7.02 and 7.03.

(iii)Subject to the terms of a Landlord’s Non-Disturbance Agreement entered into in accordance with Section 5.06, if applicable, each sublease shall provide that it is subject and subordinate to this Lease, and that in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be liable for, subject to or bound by any item or matter of the type that Landlord would not be so liable for, subject to or bound by had Landlord entered into a Landlord’s Non-Disturbance Agreement.

(e)Each sublease shall provide that the subtenant may not assign its rights thereunder (including a deemed assignment by reason of the provisions of Section 5.01(a)(ii) or (iii), as modified to refer to the subtenant) or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent, which consent shall be granted, withheld or not required subject to the same terms and conditions contained in Sections 5.01 and 5.03, as such would be applicable to a similar request by Tenant, provided that in no event shall any further subletting be permitted that would violate the provisions of clause (v) of Section 5.03(a), and without complying with all of the terms and conditions of this Article 5, including, without limitation, Sections 5.02 and 5.04, which for purposes of this Section 5.04(e) shall be deemed to be appropriately modified to take into account that the transaction in question is an assignment of the sublease or a further subletting of the space demised under the sublease, as the case may be; provided, however, that  with respect to an assignment by any subtenant to an entity or purchaser as described in clause (i) or (ii) of Section 5.01(b), as applied to such subtenant, and which otherwise satisfies the conditions of Section 5.01(b) as would be applicable to a similar request by Tenant (except that in lieu of being required to satisfy the Minimum Creditworthiness, solely in the case of an assignment for which the assignee of the subtenant’s sublease will receive an assignment of an existing Landlord’s Non-Disturbance Agreement or is requesting a new Landlord’s Non-Disturbance Agreement, such assignee shall be required to have a net worth, computed in accordance with GAAP equal to [****] the fixed rent and recurring additional rent payable under such sublease as applied to such sublease), such consent shall not be required.

(f)Tenant shall not publicly advertise the rental rate for the Premises or any portion of the Premises to be offered as sublet space or by way of an assignment of this Lease.  Nothing contained in this Section 5.04(f) shall be deemed to prohibit Tenant from listing with brokers the availability of the Premises or portions thereof for sublet or assignment, provided that Tenant shall give Landlord prior written notice of any such listing.

5.05Assignment and Sublease Profits.  (a)  If the aggregate of the amounts paid as fixed rent and as additional rent on account of Recurring Additional Charges and any other Additional Charges and electricity by a subtenant under a sublease of any part of the Premises and the amount of any Other Sublease Consideration paid to Tenant by such subtenant shall be in excess of Tenant’s Basic Cost for the space demised by such sublease, then Tenant (at the times and in the manner set forth in Section 5.05(d) below) shall (i) first retain from such excess an amount (the “Retained Amount”) equal to Tenant’s Associated Cost for such sublease and (ii) second, divide the balance of such excess (such balance, the “Sublease Profits”), if any, in half, and retain one-half for itself and pay, as Additional Charges, the other half to Landlord.

(b)“Tenant’s Basic Cost” for any sublet space means the sum (without duplication) of (i) the portion of the Fixed Rent, Recurring Additional Charges and any other Additional Charges that are attributable to such sublet space (on a pro rata basis) with respect to the term of such sublease, plus (ii) the amount payable by Tenant on account of electricity in respect of such sublet space (on a pro rata basis).  “Other Sublease Consideration” means all sums paid for the furnishing of services by Tenant less Tenant’s actual cost of furnishing such services (provided, that (x) Tenant shall deliver to Landlord reasonable backup for such costs, (y) any costs provided with respect to the subleased premises and other space shall be equitably allocated to the subleased premises, and (z) to the extent such costs relate to services provided by an Affiliate of Tenant, such costs shall be competitive with market rates) and the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property (excluding any of the same which were part of Tenant’s Work) less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof, amortized or depreciated in accordance with GAAP. “Tenant’s Associated Cost” for any sublease shall mean (without duplication) the excess of:  (I)(A) all reasonable amounts paid by Tenant either (x) in making alterations to (or other changes in the layout and finish of) either the sublet space or other areas of the floor(s) on which the sublet space is located in order to prepare the sublet space for such subtenant’s occupancy and/or (y) in providing a fund to the subtenant for either such purpose, by way of a work allowance or the like, (other than providing to such subtenant a portion of the Work Allowance), plus (B) the amount of (x) customary brokerage commission(s) paid in connection with such sublease and (y) reasonable attorneys’ fees and disbursements paid by Tenant in connection with such sublease (including any amounts paid to Landlord under Section 5.03(b) or 5.06(a)), plus (C) the amount of all other reasonable concessions paid by Tenant in connection with such sublease, plus (D) the amount of reasonable actual out-of-pocket advertising and marketing costs paid with respect to the sublet space, plus (E) the hard and soft costs of Tenant’s Work (other than to the extent funded by Landlord as part of the Work Allowance) or other Alterations not covered by clause (I)(A)(x) above in respect of and reasonably allocated to the sublet space, amortized (together with interest at the Interest Rate) on a straight line basis over (1) a 20 year period from the Occupancy Date in respect of Tenant’s Work or (2) with respect to any other Alteration, a period that is the greater of (AA) 7 years from substantial completion of such other Alterations or (BB) the number of years remaining in the term, in either instance under clause (1) or (2), to the extent such amortization is allocable to the period during the term of such sublease, plus (F) all sales and/or transfer taxes paid by Tenant in connection with such assignment, plus (G) any lease takeover or lease termination costs incurred by Tenant in connection with the termination of any other lease to which such subtenant is a party, plus (H) the Fixed Rent and Recurring Additional Charges allocable to the sublet space during the period from the date Tenant vacates and ceases business operations (other than Disaster Functions) in the sublet space to the rent commencement date under the applicable sublease or assignment, over (II) all Retained Amounts in respect of such sublease theretofore retained by Tenant.

(c)If, with respect to any assignment of this Lease, Tenant shall receive any Assignment Profit, then Tenant, within 30 days after such receipt, shall pay to Landlord 50% of such Assignment Profit, which payment shall be accompanied by a statement setting forth a reasonably detailed computation of such Assignment Profit.  “Assignment Consideration” means an amount equal to all sums and other consideration paid to Tenant by the assignee in consideration for such assignment (including, without limitation, sums paid for the sale or rental of Tenant’s trade fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property (excluding any of the same which were part of Tenant’s Work and paid for or reimbursed from the Work Allowance), less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof, and amortized or depreciated in accordance with GAAP).  “Assignment Profit” with respect to any assignment shall mean (i) the Assignment Consideration received by Tenant with respect to such assignment, minus (ii) the sum of (a) all reasonable amounts paid by Tenant in connection with such assignment (1) in making alterations to (or other changes in the layout and finish of) the Premises and/or (2) in providing a fund to the assignee for such purpose, by way of work allowance or the like, (other than providing to such assignee a portion of the Work Allowance), plus (b) the amount of (1) customary brokerage commission(s) paid in connection with such assignment and (2) reasonable attorneys’ fees and disbursements paid by Tenant in connection with such assignment (including any amounts paid to Landlord under Section 5.03(b) or 5.06(a)), plus (c) the amount of all other reasonable concessions paid by Tenant in connection with such assignment, plus (d) the amount of any reasonable actual out-of-pocket advertising and marketing costs incurred with respect to the Premises, plus (e) the hard and soft costs of Tenant’s Work (other than to the extent funded by Landlord as part of the Work Allowance) or other Alterations not covered by clause (ii)(a)(1) above, amortized (together with interest at the Interest Rate) on a straight line basis over (1) a 20 year period from the Occupancy Date in respect of Tenant’s Work or (2) with respect to any other Alteration, the number of years remaining in the term, to the extent such amortization is allocable to the period after the effective date of such assignment, plus (f) all sales and/or transfer taxes paid by Tenant in connection with such assignment.

(d)Tenant shall deliver to Landlord within 60 days after the end of the second and fourth quarter of each calendar year and within 60 days after the expiration or earlier termination of this Lease a statement specifying each sublease in effect during such quarter (other than Exempt Transactions), the rentable area demised thereby, the term thereof and a computation in reasonable detail showing the calculation of the amounts paid and payable by the subtenant to Tenant, and by Tenant to Landlord, with respect to such sublease for the period covered by such statement.  Tenant shall pay to Landlord, as an Additional Charge, Landlord’s share of any Sublease Profits on a monthly basis simultaneously with the Fixed Rent due under this Lease.

(e)The provisions of this Section 5.05 shall not be applicable to any Exempt Transaction.

5.06Eligible Subtenant; Non-Disturbance.  (a)  Provided that Tenant is not then in Material Default, Landlord shall, within 30 days after Tenant’s written request (which request shall be accompanied by a fully executed counterpart of the Eligible Sublease and such other information and certifications as Landlord may reasonably request in order to determine that the conditions of this Section 5.06 have been satisfied), deliver to Tenant and the subtenant under the Eligible Sublease (the “Eligible Subtenant”) a non-disturbance agreement substantially in the form of Exhibit O hereto, providing in substance that, as long as no default beyond the expiration of any applicable notice and grace period exists on the part of such subtenant under such Eligible Sublease and subject to the satisfaction of the condition precedent set forth in clause (iii) below, Landlord will not name or join such subtenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to Landlord under this Lease and the Eligible Subtenant shall attorn to Landlord and to the further effect that if this Lease shall terminate or be terminated by reason of Tenant’s default hereunder or by the rejection of this Lease pursuant to Title 11 U.S.C. §365 (any such termination being herein called an “Attornment Event”), then Landlord will recognize such subtenant as the direct tenant of Landlord on the terms and conditions of the Eligible Sublease, as the same will be deemed amended upon such Attornment Event as hereinafter provided (a “Landlord’s Non-Disturbance Agreement”).  Following the subtenant’s execution and delivery of the Landlord’s Non-Disturbance Agreement Landlord shall promptly execute and deliver a counterpart to the subtenant.  Notwithstanding the foregoing, Tenant shall have the right to request a draft Landlord’s Non-Disturbance Agreement after execution of a term sheet or letter of intent with a subtenant but prior to the execution of an Eligible Sublease, provided that such request is accompanied by the information described in the first sentence of this Section 5.06(a) above.  In such event, Landlord shall execute and deliver the Landlord’s Non-Disturbance Agreement promptly following, or concurrently with, delivery of the fully executed Eligible Sublease and counterparts of the Landlord’s Non-Disturbance Agreement executed by the subtenant.  Whether or not an assignment or sublease is consummated, Landlord’s reasonable Actual Costs in connection with the foregoing (including, without limitation, reasonable attorney’s fees) shall be paid by Tenant within 30 days after receipt of an invoice therefor.  Landlord’s Non-Disturbance Agreement shall provide, inter alia, that, upon an Attornment Event:

(i)if applicable from time to time, the fixed rent and additional rent under the Eligible Sublease shall be increased (but not decreased) so that it is equal on a per rentable square foot basis to the Fixed Rent and Additional Charges which would have been payable under this Lease with respect to the portion of the Premises demised under the Eligible Sublease had this Lease not been terminated;

(ii)the Eligible Sublease shall be deemed further amended such that the terms and provisions thereof shall be restated, to the extent necessary, if any, so that none of the provisions thereof shall be less favorable, in any respect, to Landlord than the provisions of this Lease (except that (A) the length of term (including renewals, other than renewals which would extend beyond the then Expiration Date of this Lease) shall remain as set forth in the Eligible Sublease, (B) the fixed rent and additional rent shall be as set forth in clause (i) hereof, if the same is applicable, or as set forth in the Eligible Sublease if clause (i) is not applicable, (C) any Special Lease Rights shall not be included in the Eligible Sublease as amended, (D) the Attornment Event shall be deemed to be a RIPOM Conversion Date and the provisions of Section 3.04 shall apply to the premises subleased under the Eligible Sublease as if such subleased premises were the Premises under this Lease, and the subtenant shall be liable for all Demising Work and other costs for which Tenant would have been responsible under Section 3.04 with respect to the applicable services affecting the subleased premises, (E) any services provided by Tenant, or systems made available by Tenant, under the Eligible Sublease that exceed the services or systems required to be provided or made available by Landlord to Tenant hereunder (taking into account the Reduced or Increased Premises Operational Mechanism, to the extent applicable) shall be excluded from the Eligible Sublease as amended, and (F) if the Eligible Sublease contains one or more provisions which are more restrictive on the subtenant thereunder than the corresponding provision(s) of this Lease is on Tenant hereunder, then such more restrictive sublease provision shall continue to be included in the Eligible Sublease as amended in lieu of the corresponding provision of this Lease);

(iii)subject to the terms of Landlord’s Non-Disturbance Agreement, the Eligible Subtenant shall attorn to Landlord as sublandlord under the Eligible Sublease in accordance with and subject to the provisions of this Lease, including, but not limited to, Section 5.04(d)(iii); and

(iv)In the event that there is any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Landlord’s Non-Disturbance Agreement, the terms and provisions of the Landlord’s Non-Disturbance Agreement shall be controlling.

(b)As used herein, the following terms shall have the following meanings:

(i)“Eligible Contiguous Space” means any other space sublet by Tenant under this Article 5, which sublet space is (A) contiguous to the space subleased pursuant to the Eligible Sublease in question, and (B) subject to a Landlord’s Non-Disturbance Agreement under the terms of this Section 5.06.

(ii)“Eligible Sublease” shall mean a direct sublease which (A) is between Tenant and a subtenant which is not an Affiliate of Tenant, and, as of the execution of the Eligible Sublease, has a financial condition reasonably satisfactory to Landlord taking into account the obligations in question (it being agreed that the financial condition of a subtenant shall be deemed satisfactory if such subtenant or a guarantor of such subtenant’s obligations under the Eligible Sublease, provided the form of such guaranty is reasonably acceptable to Landlord and such guarantor joins in the execution of the Landlord’s Non-Disturbance Agreement meets the Minimum Subtenant Net Worth), (B) demises at least one or more full floor(s) of the Premises of contiguous space beginning with the highest or lowest floor of any contiguous block of three (3) or more floors of the Premises then leased by Tenant (or beginning with the floor directly below or above the highest or lowest floor, respectively, of any Eligible Contiguous Space, as applicable) and/or any floor or floors of the Premises that are not part of a contiguous block of three (3) or more full floors of the Premises, including any full floors which are not contiguous to any other floor of the Premises, and (C) has an initial sublease term (i.e., not including any renewals) of at least 5 years (or, if less than 5 years remain in the Term, the remaining balance of the Term less one day).

(iii)“Special Lease Rights”, relative to an Eligible Sublease upon an Attornment Event, shall mean (A) rights that are granted to Tenant in this Lease to expand or contract the size of the Premises or purchase the Sale Unit, rights to extend the Term or terminate this Lease prior to the scheduled Expiration Date, any rights limited to a BlackRock Tenant, any rights dependent upon leasing or occupancy requirements to the extent such requirements are not satisfied by the Eligible Sublease or the subtenant thereunder, any and all rights of the Tenant under this Lease which the subtenant under such Eligible Sublease would not have as a direct tenant under this Lease assuming this Lease were assigned to such subtenant prior to such Attornment Event, (B) any and all rights of the Tenant under this Lease which the subtenant under the Eligible Sublease does not then have as the subtenant under the Eligible Sublease, (C) the roof rights under Section 19.01 (except with respect to up to 2 subtenants under Eligible Subleases in the aggregate at any time), (D) the right to use Tenant’s Parking Spaces (except to the extent such Tenant’s Parking Spaces are specifically allocated among subtenants under Eligible Subleases and the aggregate amount of spaces allocated to Tenant and its subtenants do not exceed the amount required to be reserved for Tenant under Section 8.30), and (E) any right to utilize any portion of the Maximum Premises Floor Area (except to the extent any portion of the Maximum Premises Floor Area is specifically allocated to the subtenant pursuant to the Eligible Sublease and is directly attributable to slab cuts in the subleased premises or conversion of Floor Area within the subleased premises to uses that do not constitute Floor Area).

Notwithstanding anything to the contrary herein contained, it is understood and agreed that Landlord shall have no obligation to deliver a Landlord’s Non-Disturbance Agreement during the continuance of any Material Default.

5.07Tenant as Subtenant or Assignee.  For so long as Tenant is a BlackRock Tenant, if any other tenant of the Project requests Landlord’s approval to sublease all or a portion of its premises to Tenant, or to assign its lease to Tenant, Landlord shall not (i) withhold consent to such sublease or assignment, or exercise its right of recapture, in either case, solely by reason of Tenant being the proposed subtenant or assignee or (ii) enforce any restriction in such other tenant’s lease prohibiting or restricting such tenant from subleasing its premises (or a portion thereof) or assigning its lease to another tenant or occupant of the Project.

5.08Assignment and Subletting Disputes.  Any dispute between Landlord and Tenant arising under this Article 5 shall be resolved by arbitration conducted in accordance with the provisions of Section 8.09.

Article 6

Subordination; Default; Indemnity

6.01Subordination.  (a)  Subject to the provisions of Section 6.01(c), this Lease and the DCA are subject and subordinate to the priority of the lien of each mortgage (a “Superior Mortgage”) and each underlying lease (a “Superior Lease”) which may now or hereafter affect all or any portion of the Project or any interest therein and to the priority of the lien of each document or instrument to which any such Superior Mortgage or Superior Lease is subordinate.  The lessor under a Superior Lease is called a “Superior Lessor” and the mortgagee under a Superior Mortgage is called a “Superior Mortgagee”.  In the event of the enforcement by a Superior Mortgagee of the remedies provided for by law or by such Superior Mortgage, or in the event of the termination or expiration of a Superior Lease, Tenant, upon request of such Superior Mortgagee, Superior Lessor or any person succeeding to the interest of such mortgagee or lessor (each, a “Successor Landlord”), shall automatically become the tenant of such Successor Landlord without change in the terms or provisions of this Lease or the DCA (it being understood that Tenant shall, if requested, enter into a new lease on terms identical to those in this Lease provided that such new lease does not affect the enforceability or priority of this Lease or the Short Form Lease Memorandum (and any amendments thereto) that is recorded in connection with the initial execution and delivery of this Lease or a new memorandum which has the same priority as such originally recorded Short Form Lease Memorandum); provided, that the provisions of the form of SNDA attached hereto as Exhibit M-1 shall apply thereto. Upon request by such Successor Landlord, Tenant shall execute and deliver an instrument or instruments, reasonably requested by such Successor Landlord, confirming the attornment provided for herein, but no such instrument shall be necessary to make such attornment effective, and it shall be reasonable for Tenant to refuse to execute any such instrument that does not contain the substantive provisions described in this Section 6.01(a), or that contains provisions that are inconsistent with such substantive provisions.

(b)Intentionally omitted.

(c)Notwithstanding the provisions of Section 6.01(a), (i) Tenant’s obligation to subordinate its interest in this Lease and in the DCA to any future Superior Mortgage is expressly conditioned upon Tenant’s receipt from the Superior Mortgagee of a subordination, non-disturbance and attornment agreement in the form annexed hereto as Exhibit M-1 (provided that the form of SNDA from a Superior Mortgagee other than the construction lender or lenders for the construction of the Project will not include the following provisions in

Exhibit M-1:  Sections 8, 9(a) and 9(b), and any reference to the terms “Termination Event” and “Owner Debt Termination Event”), with respect to a Superior Mortgage in favor of the IDA or otherwise in connection with financing relating to the PILOT Agreement, in the form annexed hereto as Exhibit M-3 and (ii) Tenant’s obligation to subordinate its interest in this Lease and in the DCA to any future Superior Lease is expressly conditioned upon Tenant’s receipt from the Superior Lessor of a recognition, non-disturbance and attornment agreement in the form annexed hereto as Exhibit M-2 or, with respect to a Superior Lease with the IDA or otherwise in connection with financing relating to the PILOT Agreement, in the form annexed hereto as Exhibit M-3 (any such agreement with a Superior Mortgagee or a Superior Lessor substantially in the form annexed hereto as Exhibit M-1, Exhibit M-2 or Exhibit M-3, as applicable, an “SNDA”).  If such Superior Mortgagee or Superior Lessor utilizes a different form, then Tenant shall execute an SNDA on such form, provided such form contains the same substantive protections and rights of Tenant as are set forth in the forms attached hereto as Exhibits M-1 and M-2, as applicable, with such reasonable modification as Tenant may request (provided that Tenant shall not have the right to request modifications to any provisions of such form that would be more favorable to Tenant than the provisions of the forms attached hereto, and provided that such form does not (1) reduce or extend the Term, (2) increase the Rent, (3) reduce the usable area of the Premises, (4) otherwise increase Tenant’s obligations or Landlord’s rights under this Lease, or (5) otherwise decrease the obligations of Landlord or the rights of Tenant under this Lease or the DCA).  If such Superior Mortgagee or Superior Lessor executes and delivers an SNDA, and Tenant either fails or refuses to execute and deliver such SNDA within 10 Business Days following Landlord’s delivery of such SNDA, Landlord may give to Tenant a notice of such failure or refusal, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO EXECUTE AND DELIVER THE SNDA REFERENCED HEREIN WITHIN 5 BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE SHALL RESULT IN AUTOMATIC SUBORDINATION OF TENANT’S LEASE”, and if Tenant shall fail to execute and deliver such SNDA within such 5 Business Day period, this Lease and the DCA shall be subject and subordinate to the Superior Mortgage or Superior Lease, as the case may be, and Landlord shall have no further obligation to obtain an SNDA from the Superior Mortgagee or Superior Lessor, as the case may be, unless Tenant’s failure or refusal to execute and deliver such SNDA is due to such SNDA not containing the same provisions as are set forth in Exhibit M-1 or Exhibit M-2, as the case may be, in which event the foregoing provision of this sentence shall be without force or effect.

(d)Landlord represents to Tenant that, as of the Effective Date, there are no Superior Mortgages or Superior Leases affecting the Project except for          *          in connection with a financing arrangement with the IDA and          *          securing a construction loan for the Building.

6.02Estoppel Certificate.  Each party shall, at any time and from time to time, within 10 Business Days after request by the other party (but in no event more frequently than one time (1) per calendar year, except as required by the IDA or in connection with any financing or sale of the Project or significant equity investment in Landlord) execute and deliver to the requesting party (or to such Person as the requesting party may reasonably designate) a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the Possession Date, the Rent Commencement Date, Expiration Date, the Qualified RSF of each floor and each partial floor of the Premises as determined in accordance with Section 1.01 of this Lease and Section 8.7 of the DCA, and the dates to which the Fixed Rent and Additional Charges have been paid and stating whether or not, to the actual knowledge of such party, the other party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which such party has knowledge, it being intended that any such statement shall be deemed a representation only as to the state of facts of the date thereof and may be relied upon by the party to whom such statement is addressed.  Each party also shall include or confirm in any such statement such other information concerning this Lease as the other party may reasonably request.

6.03Default.  This Lease and the term and estate hereby granted are subject to the limitation that in the event that any of the following occur (each, as “Event of Default”):

(a)if Tenant defaults in the payment of (i) any Fixed Rent or Recurring Additional Charges, and such default continues for 5 Business Days after Landlord gives to Tenant a notice specifying such default, or (ii) any other Additional Charges, and such default continues for 10 Business Days after Landlord gives to Tenant a notice specifying such default, or

(b)if Tenant defaults in the keeping, observance or performance of any covenant or agreement contained in this Lease or in the DCA (other than a default of the character referred to in Sections 6.03(a), or (c)), and if such default continues and is not cured within 30 days after Landlord gives to Tenant a notice specifying the same, or, in the case of a default which for causes beyond Tenant’s reasonable control cannot with due diligence be cured within such period of 30 days, if Tenant shall not during such 30 day period, (i) advise Landlord of Tenant’s intention duly to institute all reasonable steps necessary to cure such default and (ii) institute and thereafter diligently prosecute to completion all steps necessary to cure the same, or

*  To reference Superior Mortgage and Superior Lease for a fully executed SNDA which has been entered into on or before the date this Agreement is released from escrow pursuant to the Escrow Agreement.

(c)if this Lease or the estate hereby granted would, by operation of law or otherwise, devolve upon or pass to any Person other than Tenant, except as expressly permitted by Article 5, and Tenant shall fail to remedy such default within 30 days after notice from Landlord to Tenant.

then, in any of such cases, in addition to any other remedies available to Landlord at law or in equity, Landlord shall be entitled to give to Tenant a notice of intention to end the Term at the expiration of 5 Business Days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the term and estate hereby granted shall terminate upon the expiration of such 5 Business Days with the same effect as if the last of such 5 Business Days were the Expiration Date, but, subject to the provisions of Section 6.06(b), Tenant shall remain liable for damages as provided herein or pursuant to law.

6.04Re-entry by Landlord.  If an Event of Default shall occur and this Lease shall terminate as provided in Section 6.03, Landlord or Landlord’s agents and servants may immediately or at any time thereafter re-enter into or upon the Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any persons therefrom, to the end that Landlord may have, hold and enjoy the Premises.  The words “re-enter” and “re-entering” as used in this Lease are not restricted to their technical legal meanings.  Upon such termination or re-entry, Tenant shall pay to Landlord any Rent then due and owing (in addition to any damages payable under Section 6.05).

6.05Damages.  If an Event of Default shall occur and this Lease is terminated under Section 6.03, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

(a)a sum which, at the time of such termination, represents the then net present value (discounted to present value at the Base Rate in effect on the date damages are calculated) of the excess, if any, of (1) the aggregate of the Fixed Rent and Recurring Additional Charges, which, had this Lease not terminated, would have been payable hereunder by Tenant for the period commencing on the day following the date of such termination to and including the Expiration Date over (2) the aggregate fair rental value of the Premises for the same period (for the purposes of this clause (a) the amount of Recurring Additional Charges shall, for each calendar year ending after such termination, be deemed to be an amount equal to the amount of Recurring Additional Charges payable by Tenant for the calendar year immediately preceding the calendar year in which such termination shall occur), or

(b)sums equal to the Fixed Rent and Recurring Additional Charges that would have been payable by Tenant through and including the Expiration Date had this Lease not terminated, payable upon the due dates therefor specified in this Lease; provided, that if Landlord shall relet all or any part of the Premises for all or any part of the period commencing on the day following the date of such termination to and including the Expiration Date, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the actual out-of-pocket expenses incurred or paid by Landlord in terminating this Lease and of securing possession thereof, as well as the actual out-of-pocket expenses of reletting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Premises and the rental therefrom in connection with such reletting, it being understood that any such reletting may be for a period equal to or shorter or longer than said period; provided, further, that (i) in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord under this Lease, (ii) in no event shall Tenant be entitled, in any suit for the collection of damages pursuant to this Section 6.05(b), a credit in respect of any net rents from a reletting except to the extent that such net rents are actually received by Landlord on account of any period that is the subject of such suit, (iii) if the Premises or any part thereof should be relet in combination with other space, or for a term that extends beyond the then stated Expiration Date, then equitable apportionment on a square foot rentable area basis shall be made of the rent received from such reletting and of the expenses of reletting, and (iv) Landlord shall have no obligation to so relet the Premises and Tenant hereby waives any right Tenant may have, at law or in equity, to require Landlord to so relet the Premises.

Suit or suits for the recovery of any damages payable hereunder by Tenant, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall require Landlord to postpone suit until the date when the Term would have expired but for such termination.

6.06Other Remedies.  (a)  Nothing contained in this Lease shall be construed as limiting or precluding the recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant.

(b)Anything contained in this Lease to the contrary notwithstanding, each party hereby expressly waives and forever releases the other, and in no event shall Tenant or Landlord be entitled to claim or recover against the other party any consequential, exemplary or punitive damages or damages or claims for inconvenience or loss of business, rents or profits from the other in any matter relating to or arising under this Lease.  The provisions of this Section 6.06(b) shall survive the Expiration Date or earlier termination of this Lease.

6.07Right to Injunction.  In the event of a breach or threatened breach by either party of any of its obligations under this Lease, the other party shall also have the right to seek an injunction.  The specified remedies to which each party may resort hereunder are cumulative and are not intended to be exclusive of any other remedies or means of redress to which such party may lawfully be entitled, and either party may invoke any remedy allowed at law or in equity as if specific remedies were not herein provided for, except where a party may refer a matter to arbitration.

6.08Certain Waivers.  Tenant waives and surrenders all right and privilege that Tenant might have under or by reason of any present or future law to redeem the Premises or to have a continuance of this Lease after Tenant is dispossessed or ejected therefrom by process of law or under the terms of this Lease or, subject to the terms of any SNDA between Tenant and a Superior Lessor or Superior Mortgage or any condominium board then in effect, after any termination of this Lease.  Landlord and Tenant each waive trial by jury in any action in connection with this Lease.

6.09No Waiver.  Failure by either party to declare any default immediately upon its occurrence or delay in taking any action in connection with such default shall not waive such default but such party shall have the right to declare any such default at any time thereafter.  During the continuance of a default, any amounts paid by Tenant to Landlord may be applied by Landlord, in Landlord’s discretion, to any items then owing by Tenant to Landlord under this Lease (provided that the application of any such amounts by Landlord to any items under dispute by Tenant shall not be deemed to resolve such dispute).  Receipt by Landlord of a partial payment shall not be deemed to be an accord and satisfaction (notwithstanding any endorsement or statement on any check or any letter accompanying any check or payment) nor shall such receipt constitute a waiver by Landlord of Tenant’s obligation to make full payment.  No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord and by each Superior Lessor and Superior Mortgagee whose lease or mortgage provides that any such surrender may not be accepted without its consent.

6.10Holding Over.  (a)  If Tenant holds over without the consent of Landlord after the Expiration Date or earlier termination of this Lease, the parties recognize and agree that the damage to Landlord resulting therefrom will be substantial and may be impossible accurately to measure.  Tenant desires to limit and liquidate such amounts and, accordingly, notwithstanding anything to the contrary contained in this Lease, Tenant shall pay to Landlord for each month and for each portion of any month during which Tenant holds over, as liquidated damages and not a penalty, an amount (pro-rated for the actual number of days of such holdover) equal to (i) for the first 30 days of such holdover, the Fixed Rent, Impositions, Operating Payments and either PILOT Payments or Tax Payments (as applicable) which Tenant was obligated to pay for the month immediately preceding the end of the Term, (ii) for the next 30 days of such holdover, the sum of (A) the greater of (x) [****] percent ([****]%) of the Fixed Rent which Tenant was obligated to pay for the month immediately preceding the end of the Term (“Final Fixed Rent”) and (y) [****] percent ([****]%) of the fair market rental value of the Premises for such month on a net lease basis (as determined by arbitration in the City of New York in accordance with the procedures set forth in Section 9.02(d)) (“FMV”) and (B) [****] percent ([****]%) of the Impositions Payments, Operating Payments, either PILOT Payments or Tax Payments and other Additional Charges, (iii) for the next 30 days of such holdover, the sum of (A) the greater of (x) [****] percent ([****]%) of the Final Fixed Rent, and (y) [****] percent ([****]%) of the FMV (on a net lease basis) and (B) [****] percent ([****]%) of the Impositions Payments, Operating Payments, either PILOT Payments or Tax Payments and other Additional Charges, and (iv) thereafter, the sum of (A) [****] percent ([****]%) of the greater of the Final Fixed Rent or FMV (on a net lease basis) and (B) [****] percent ([****]%) of the Impositions Payments, Operating Payments, either PILOT Payments or Tax Payments and other Additional Charges.

(b)In the case of holdover, holdover rent as set forth above shall be determined based solely upon the space that has not been vacated by Tenant; provided, however, that if (a) Landlord has entered into a bona-fide lease with a third party tenant for premises that include both the space that has not been vacated by Tenant and space that has been vacated by Tenant, (b) Landlord certifies to Tenant, within thirty (30) days after entering into such third party lease, that Landlord has entered into such lease and such certification includes the date (the “Third Party Tenant Delivery Date”) provided in the third party lease for Landlord to deliver such space to such third party tenant (or the date on which Landlord must have possession in order to complete any work that is required to be performed pursuant to such third party lease as a condition to the occurrence of such delivery date), and (c) Tenant actually holds over in such space beyond the Third Party Tenant Delivery Date, then Tenant shall also be responsible for holdover rent as determined pursuant to Section 6.10(a) above from and after the Third Party Tenant Delivery Date with respect to the space demised under such lease that Tenant has actually vacated.  For purposes of the foregoing, to the extent all or any portion of the Mechanical Areas is required by Landlord in order to provide services to the space leased to such third party tenant, then such Mechanical Areas shall be deemed to be space included in, or demised under, such tenant’s lease; provided, that Tenant shall only be responsible for holdover rent with respect to the Mechanical Areas for the period of time that Tenant has not surrendered the same to Landlord and Landlord is actually delayed in delivering the space demised under such third party lease as a result of Tenant holding over in such Mechanical Areas.

(c)No holding over by Tenant after the Term shall operate to extend the Term, and the acceptance of any rent paid by Tenant pursuant to this Section 6.10 shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding.  The provisions of this Section 6.10 shall be deemed to be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York.  Tenant expressly waives, for itself and for any Person claiming through or under Tenant, any rights which Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force, in connection with any holdover summary proceedings which Landlord may institute to enforce the provisions of this Lease.

6.11Attorneys’ Fees.  If any action or proceeding is brought by Landlord or Tenant to enforce its rights under this Lease or in the event of any dispute between Landlord and Tenant in any way related to this Lease, the prevailing party in such action shall be entitled to collect its reasonable attorneys’ fees and costs of suit from the other party.

6.12Nonliability and Indemnification.  (a)  Neither Landlord, any Superior Lessor or any Superior Mortgagee, nor any partner, director, officer, shareholder, principal, board member, agent, servant or employee of Landlord, any Superior Lessor or any Superior Mortgagee (whether disclosed or undisclosed), shall be liable to Tenant for (i) any loss, injury or damage to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, nor shall the aforesaid parties be liable for any loss of or damage to property of Tenant or of others entrusted to employees of Landlord; (ii) any loss, injury or damage described in clause (i) above caused by other tenants, occupants or persons in, upon or about the Building, or caused by operations in construction of any private (other than work by or on behalf of Landlord), public or quasi-public work, or (iii) even if due to negligence or willful misconduct, consequential damages arising out of any loss of use of the Premises or any equipment, facilities or other Tenant’s Property therein or thereon, provided, that (subject to Section 6.06(b)), except to the extent of the release of liability and waiver of subrogation provided in Section 7.03 hereof, none of the foregoing shall be deemed to relieve Landlord of any liability for any obligation of Landlord under this Lease or any liability to the extent such liability results from the negligence or willful misconduct of Landlord, its agents, servants or employees in the operation or maintenance of the Premises or the Building or failure to perform its obligations under this Lease.

(b)Subject to the provisions of Section 6.06(b) and Section 7.03, Tenant shall indemnify and hold harmless Landlord, all Superior Lessors and all Superior Mortgagees and any condominium and each of their respective partners, members, directors, officers, shareholders, principals, board members, agents and employees (each, a “Landlord Indemnified Party” and collectively, the “Landlord Indemnified Parties”), from and against any and all claims arising from or in connection with (i) the conduct or management of the Premises or of any business therein, or any work or thing done, or any condition created (other than any third party claims arising from or in connection with the performance of the Base Building Work), in or about the Premises, (ii) any act, omission (where there is an obligation to act under the terms of this Lease)  or negligence or willful misconduct of Tenant or any person claiming through or under Tenant or any of their respective partners, directors, officers, agents, employees or contractors, (iii) any accident, injury or damage occurring in, at or upon the Premises (or outside the Premises if arising from or in connection with Tenant’s installations in, or use of, areas outside the Premises), (iv) any default by Tenant in the performance of any of Tenant’s obligations under this Lease, (v) any third party claims arising from or in connection with the performance of Tenant’s Work or any Alterations, (vi) Landlord’s payment of any portion of the Work Allowance directly to Tenant’s general contractor or construction manager in accordance with Section 3.05(d) or out of any claims from any subtenants in respect of the Work Allowance, (vii) accidents, damage, injury or loss to any and all persons and property, or either, whosoever or whatsoever to the extent resulting from or arising in connection with Tenant’s installation, use, maintenance and removal of the equipment that Tenant installs in Tenant’s Shaft Space, (viii) Tenant’s filing for permits for Tenant’s Work or any Alterations using “professional certification,” (ix) subject to the terms of the Indemnity Agreement, any brokerage commission or similar compensation claimed to be due by reason of any proposed subletting or assignment by Tenant (irrespective of the exercise by Landlord of any of the options in Section 5.02(b)), (x) the presence of dogs permitted under Section 8.31, and (xi) subject to the provisions of Section 3.06(f), Self-Performance by Tenant with respect to any systems or services; in each case, together with all reasonable costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of any Landlord Indemnified Party.  If any action or proceeding is brought against any Landlord Indemnified Party by reason of any such claim, Tenant, upon notice from such Landlord Indemnified Party shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Landlord Indemnified Party and counsel accepted by Tenant’s insurance company to resist and defend such action or proceeding is absent a conflict hereby deemed to be satisfactory to such Landlord Indemnified Party.

(c)Subject to the provisions of Section 6.06(b) and Section 7.03, Landlord shall indemnify and hold harmless Tenant and Tenant’s Affiliates and each of their respective partners, members, directors, officers, shareholders, principals, agents and employees (each, a “Tenant Indemnified Party”), from and against any and all claims arising from or in connection with (i) any act, omission (where there is an obligation to act under the terms of the

Lease) or negligence or willful misconduct of Landlord or its agents, partners, directors, officers, servants or employees, (ii) any default by Landlord in the performance of any of Landlord’s obligations under this Lease, (iii) any third party claims arising from or in connection with the performance of the Base Building Work, (iv) the conduct or management of the common or public areas of the Project or of any business therein, or any work or thing done, or any condition created, in or about the common or public areas of the Project (other than third party claims based on such conduct, management, business, work, or condition created by a Tenant Indemnified Party or by Tenant’s contractors or consultants in connection with any Self-Performance of services or the exercise of Tenant’s rights under Section 4.08(b)), and (v) any accident, injury or damage occurring in, at or upon the common or public areas of the Project (unless caused by Tenant, its agents, employees or contractors), in each case together with all costs, expenses and liabilities incurred in connection with each such claim or action or proceeding brought thereon, including, without limitation, all reasonable attorneys’ fees and disbursements; provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence (other than negligence to which the release of liability and waiver of subrogation provided in Section 7.03 applies) or willful misconduct of any Tenant Indemnified Party or Permitted User.  If any action or proceeding is brought against any Tenant Indemnified Party by reason of any such claim, Landlord, upon notice from such Tenant Indemnified Party, shall resist and defend such action or proceeding by counsel reasonably satisfactory to such Tenant Indemnified Party, and counsel accepted by Landlord’s insurance company to resist and defend such action or proceeding is, absent a conflict, hereby deemed to be satisfactory to such Tenant Indemnified Party.

(d)An indemnified party (either a Landlord Indemnified Party or Tenant Indemnified Party, as applicable) shall notify the indemnifying party in writing promptly after the receipt of notice of a claim or loss for which indemnification may be sought under any provision of this Lease and shall cooperate with the indemnifying party in defense of such claim.  As set forth in the last sentence of Sections 6.12(b) and (c) above, the indemnifying party (either Landlord or Tenant, as appropriate) shall resist and defend such action or proceeding (by counsel reasonably satisfactory to the indemnified party, which may be the attorneys of the indemnified party).  An indemnified party may, at its own cost and expense, employ counsel with respect to any claim or loss; provided, however, that if such indemnified party shall retain counsel because the indemnifying party does not assume control of the defense, or if there is a conflict of interest regarding the substance of the claim between the positions of the indemnifying party and indemnified party (and not merely by reason of the existence of the indemnification obligation), then the reasonable out-of-pocket cost and expense of such counsel shall be paid by the indemnifying party.  The indemnifying party will not admit liability or enter into any settlement of a claim that affects the rights or interests of the indemnified party without the prior consent of the indemnified party unless otherwise expressly provided in this Section 6.12.

Article 7

Insurance; Casualty; Condemnation

7.01Compliance with Insurance Standards.  (a)  Tenant shall not violate, or knowingly permit the violation of, any condition imposed under any insurance policy customarily maintained by landlords of Comparable First Class Office Buildings then issued in respect of the Building, provided, that Tenant either has actual knowledge of such condition or has been given notice of such condition and (i) which would increase any insurance rate in respect of the Building over the rate which would otherwise then be in effect or (ii) which would result in insurance companies of good standing refusing to insure the Building in amounts reasonably satisfactory to Landlord, or which would result in the cancellation of any policy of insurance in respect of the Building.  The mere use of the Premises for the Primary Use shall be deemed not to result in any of the consequences set forth in this Section 7.01(a).

(b)If, to the extent caused by any failure of Tenant to comply with this Lease, the premiums on Landlord’s insurance on the Building shall be higher than they otherwise would be, Landlord shall notify Tenant of same, by written notice accompanied by a letter from the relevant insurance company evidencing the cause of such higher premium(s), and if Tenant fails to cure such non-compliance with this Lease within 10 Business Days after receipt of Landlord’s notice, Tenant shall reimburse Landlord, within 30 days after demand, for that incremental part of such premiums attributable to such failure on the part of Tenant.  A written schedule or “make up” of rates for the Building or the Premises, as the case may be, issued by any authorized Person making rates for insurance for the Building or the Premises, as the case may be, shall be prima facie evidence of the facts therein stated and of the several items and charges in the insurance rate then applicable to the Building or the Premises, as the case may be; provided, however, that Tenant shall have the right, by written notice given within 10 Business Days after receipt of Landlord’s demand, to challenge such rates as being inappropriately calculated.  Any dispute with respect to the foregoing shall be resolved by arbitration pursuant to Section 8.09 and payment of the amount invoiced by Landlord shall be a condition to Tenant’s right to arbitrate, and if Tenant shall prevail in such dispute then Landlord shall reimburse Tenant all such amounts paid together with interest thereon at the Base Rate.

7.02Tenant’s Insurance.  Tenant shall maintain at all times during the Term insurance coverage meeting the requirements set forth in Sections (A) and (C) of Exhibit V attached hereto.  The limits of such insurance shall not limit the liability of Tenant, which is described elsewhere in this Lease.  With respect to claims and liabilities arising out of the use of the Premises by Tenant or Alterations (including Tenant’s Work) performed by Tenant, and, in either instance, attributable to the negligence of Tenant, Tenant’s insurance required under this Lease shall be primary insurance to the extent of such attribution and shall not be considered contributory insurance with any insurance policies of Landlord.  Based on the foregoing, Landlord’s insurance shall apply in excess of all insurance coverage required of Tenant in accordance with this Section 7.02 and Exhibit V, whether such insurance is primary, contingent or on any other basis, and regardless of whether such Tenant’s insurance coverage is valid or collectible.  Tenant shall deliver to Landlord and all Additional Insureds (as defined in Exhibit V), prior to Tenant having access to the Building, certificates of insurance for all such required insurance, in form reasonably satisfactory to Landlord, issued by the insurance company or its authorized agent.  An Accord Form Certificate of Insurance (Accord 25 for Liability and Accord 27 for Property) or shall be deemed reasonably acceptable to Landlord.  Prior to the expiration of any insurance required of Tenant under this Lease, Tenant shall procure and pay for renewals thereof, and shall deliver to Landlord confirmation of renewal (which may be by forwarding to Landlord by email from Tenant’s insurance broker) no later than 3 p.m. on the date on which the policy is about to expire, and certificates evidencing the existence of valid insurance coverage which complies with the provisions of this Lease within 5 Business Days after such renewal.

Upon request from Landlord, in the event of a claim, Tenant shall deliver to Landlord a copy of its insurance policies, provided that Tenant may fully redact any confidential or proprietary information, including premiums and information not pertinent to the claim in question.  Landlord shall have the right to request from Tenant additional certificates of insurance on behalf of other Additional Insureds (as defined in Exhibit V).  All insurance policies required under this Lease shall be issued by companies of recognized responsibility licensed, authorized or permitted to do business in New York State and rated by Best’s Insurance Reports or any successor publication of comparable standing as A- or better or the then equivalent of such rating.  Landlord and Tenant shall reasonably cooperate in connection with the collection of any insurance moneys that may be due in the event of loss and both parties shall execute and deliver to each other such proofs of loss and other instruments which may be required to recover any such insurance moneys.  Tenant shall deliver to Landlord, promptly following receipt thereof, copies of any notice of cancellation if not replaced, or non-renewal if policy is not replaced.  Landlord may from time to time after the Commencement Date (but not more frequently than once every 2 years thereafter, absent extraordinary circumstances) require that the amount of the insurance to be maintained by Tenant under this Section 7.02 be increased and/or that Tenant provide additional insurance coverage, provided, that any such increased amounts or additional coverage shall not exceed the amounts and coverage landlords of Comparable First Class Office Buildings reasonably require their tenants to maintain.  In the event Tenant fails to maintain the limits or coverages as required herein, and such failure continues for more than 30 days following notice of such failure to Tenant, Landlord may obtain such insurance as an agent of Tenant without further notice.  Any premiums paid by Landlord in connection with such insurance obtained by Landlord, together with interest thereon at the Base Rate from the date paid by Landlord until the date reimbursed by Tenant, shall be payable by Tenant to Landlord.  Tenant shall have the right to insure and maintain the insurance coverages set forth in this Section under blanket and/or umbrella insurance policies covering other premises or properties owned, leased or occupied by Tenant provided that such blanket policies provide the amount of insurance allocable to the Premises shall at all times be not less than the amounts required under this Lease and shall otherwise comply with the provisions of this Section 7.02.  Any dispute with respect to Landlord obtaining such insurance or requiring Tenant to obtain increased amounts of insurance or additional coverage shall be resolved by arbitration in accordance with the provisions of Section 8.09.

7.03Subrogation Waiver.  Where allowed by Law, Landlord and Tenant shall each include in each of its insurance policies required under this Lease (insuring the Building in case of Landlord, and insuring Tenant’s Property and Improvements in the case of Tenant, against loss, damage or destruction by fire or other casualty) a waiver of the insurer’s right of subrogation against the other party, and in the case of Landlord, against any Tenant Indemnified Party , and in the case of Tenant, against any Landlord Indemnified Party, during the Term or, if such waiver should be unobtainable or unenforceable, (a) an express agreement that such policy shall not be invalidated if the insured waives the right of recovery against any party responsible for a casualty covered by the policy before the casualty or (b) any other form of permission for the release of the other party.  A waiver of subrogation shall, where allowed by Law, be effective as to any individual or entity required to be included as an additional insured under policies of insurance required to be maintained by Tenant under this Lease even if such individual or entity (a) would otherwise have a duty of indemnification, contractual or otherwise, (b) did not pay the insurance premium directly or indirectly, and (c) whether or not such individual or entity has an insurable interest in the property damaged.  Each party hereby (x) releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage or destruction with respect to its property occurring during the Term to the extent to which it is, or is required to be, insured under a policy or policies containing a waiver of subrogation or permission to release liability and (y) waives all rights of recovery against the other party, whether under subrogation or otherwise, for any deductibles except in the case of gross negligence or willful misconduct.  Nothing contained in this Section 7.03 shall be deemed to relieve either party of any duty imposed elsewhere in this Lease to repair, restore or rebuild or to nullify any abatement of rents provided for elsewhere in this Lease.  All waivers and releases for the benefit of Landlord pursuant to this Section 7.03 shall be deemed to apply to and for the benefit of, and, if applicable, shall be obtained with respect to, The Related Companies, L.P., Oxford Hudson Yards LLC, and any of such entities’ and Landlord’s officers, agents, and employees, in addition to, and with the same effect as, the application of such provisions to Landlord.

7.04Condemnation.  (a)  If there shall be a total taking of the Building or the Premises in condemnation proceedings or by any right of eminent domain, this Lease and the term and estate hereby granted shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be prorated and paid as of such termination date.  If there shall be a taking of any material (in Landlord’s reasonable judgment) portion of the Building (but in no event less than 20% thereof) (whether or not the Premises are affected by such taking), then provided Landlord is also terminating or has terminated all other office leases in the Building, Landlord may terminate this Lease and the term and estate granted hereby by giving notice to Tenant within 60 days after the date of taking of possession by the condemning authority.  If there shall be (x) a taking of the Premises of such scope (but in no event less than 20% thereof) that in Tenant’s reasonable judgment Tenant would not be able to occupy the untaken portion of the Premises in a functionally equivalent manner to which Tenant operated the Premises prior to such taking, or (y) a taking of the Building or the Premises of such scope that access to the Premises shall be materially impaired for at least 180 days, then Tenant may terminate this Lease and the term and estate granted hereby by giving notice to Landlord within 60 days after the date of taking of possession by the condemning authority.  If either Landlord or Tenant shall give a termination notice as aforesaid, then this Lease and the term and estate granted hereby shall terminate as of the date of such notice and all Rent shall be prorated and paid as of such termination date.  In the event of a taking of the Premises which does not result in the termination of this Lease (i) the term and estate hereby granted with respect to the taken part of the Premises shall terminate as of the date of taking of possession by the condemning authority and all Rent shall be appropriately abated for the period from such date to the Expiration Date and (ii) Landlord shall with reasonable diligence restore the remaining portion of the Premises (exclusive of Tenant’s Property) as nearly as practicable to its condition prior to such taking.

(b)In the event of any taking of all or a part of the Building, Landlord shall be entitled to receive the entire award in the condemnation proceeding, including, without limitation, any award made for the value of the estate vested by this Lease in Tenant or any value attributable to the unexpired portion of the Term, and Tenant hereby assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any such award or any part thereof, and Tenant shall be entitled to receive no part of such award; provided, that nothing shall preclude Tenant from intervening in any such condemnation proceeding to claim or receive from the condemning authority any compensation to which Tenant may otherwise lawfully be entitled in such case in respect of Tenant’s Property, Improvements or moving expenses, provided the same does not include any value of the estate vested by this Lease in Tenant or of the unexpired portion of the Term.

(c)If all or any part of the Premises shall be taken for a limited period not to exceed 180 days, Tenant shall be entitled, except as hereinafter set forth, to that portion of the award for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant’s Property, Tenant’s Improvements and for moving expenses, and Landlord shall be entitled to that portion which represents reimbursement for the cost of restoration of the Premises.  This Lease shall remain unaffected by such taking and Tenant shall continue to be responsible for all of its obligations under this Lease and shall continue to pay in full all Rent when due.  If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award which represents compensation for the use and occupancy of the Premises shall be apportioned between Landlord and Tenant as of the Expiration Date.  Any award for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be paid to, held and applied by Landlord as a trust fund for payment of the Rent thereafter becoming due.

(d)In the event of any taking which does not result in termination of this Lease, (i) Landlord, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Building and the Premises (other than those parts of the Premises which constitute Improvements and Tenant’s Property) to substantially their former condition to the extent that the same may be feasible (subject to reasonable changes which Landlord deems desirable) and so as to constitute a complete and rentable Building and Premises and (ii) Tenant, whether or not any award shall be sufficient therefor, shall proceed with reasonable diligence to repair the remaining parts of the Premises which constitute Improvements and Tenant’s Property, to substantially their former condition to the extent that the same may be feasible, subject to reasonable changes which shall be deemed Alterations.

(e)Any dispute between Landlord and Tenant arising under this Section 7.04 shall be resolved by arbitration pursuant to Section 8.09 of this Lease.

7.05Casualty.  (a)  If the Building or the Premises shall be partially or totally damaged or destroyed, or rendered Untenantable as a result of fire or other casualty (each, a “Casualty”) and if this Lease is not terminated as provided below, then (i) Landlord shall repair and restore (A) the Base Building Systems serving the Premises up to the point of connection to the Premises and the core and shell of the Building, including, without limitation, the columns, beams, floor slabs, ceiling slabs and perimeter walls of the Premises and the curtain wall and foundation of the Building and the means of access to the Building and the Premises to substantially the same condition as existing immediately prior to the Casualty, (B) the Premises (excluding all Improvements other than Landlord Insured Property and Tenant’s Property therein), and (C) Landlord Insured Property ((A), (B) and (C), collectively, “Landlord’s Restoration Work”) with reasonable dispatch (but, subject to the last sentence of this Section 7.05(a), Landlord shall not be required to perform the same on an overtime or premium pay basis, except to the extent the insurance carrier agrees to pay for such overtime without reducing the total insurance proceeds to be paid to Landlord) after notice to Landlord of the Casualty (of which Landlord does not have knowledge) and the collection or allocation or other agreement by the applicable insurer to pay the insurance proceeds attributable to such damage of the insurance proceeds attributable to such Casualty (provided that Landlord shall proceed with reasonable diligence to pursue the allocation and collection of any such insurance proceeds) and (ii) Tenant shall repair and restore in accordance with Section 4.02 all (A) Improvements other than Landlord Insured Property and (B) Tenant’s Property ((A) and (B), collectively, “Tenant’s Restoration Work”) with reasonable dispatch after Landlord’s Restoration Work has been substantially completed; provided, that Tenant shall repair and restore in accordance with Section 4.02 hereof all Tenant’s Property and Improvements with reasonable dispatch immediately after the Casualty to the extent (x) such repair and restoration is reasonably necessary to permit Landlord to commence, perform and complete Landlord’s Restoration Work, provided that notice thereof is given to Tenant or (y) in accordance with good construction practice, such work should be performed prior to, or concurrently with Landlord’s Restoration Work.  Subject to the foregoing, Landlord agrees to reasonably cooperate with Tenant to permit Tenant to perform Tenant’s Restoration Work as soon as possible consistent with good construction scheduling after Landlord’s Restoration Work has reached a stage of progress that Tenant can reasonably begin Tenant’s Restoration Work; provided that in Landlord’s sole discretion (but not acting in an arbitrary or capricious manner), Tenant’s Restoration Work shall not interfere with or delay the performance of any Landlord’s Restoration Work by more than a de minimis extent (it being acknowledged and agreed that Tenant may, subject to the provisions of Section 4.02 and any other applicable provisions of this Lease, make changes to the Premises in connection with such restoration).  Landlord shall not be required to perform Landlord’s Restoration Work on an overtime or premium pay basis (except to the extent the insurance carrier agrees to pay for such overtime without reducing the total insurance proceeds to be paid to Landlord), unless Tenant shall request Landlord to perform Landlord’s Restoration Work on such overtime or premium pay basis and Tenant shall agree to reimburse Landlord for the same as provided in the next sentence.  In such an event, Tenant shall pay to Landlord, within 30 days after demand therefor, an amount equal to the difference between the overtime or premium pay rates and the regular pay rates for performing such work as set forth in a reasonably detailed bill therefor.

(b)If all or part of the Premises shall be rendered Untenantable by reason of a Casualty occurring after the Possession Date, the Fixed Rent and Recurring Additional Charges shall be abated in the proportion that the Untenantable area of the Premises bears to the total area of the Premises, for the period from the date of the Casualty to the earlier of (i) the date the Premises is made tenantable (it being understood and agreed that the term “tenantable” for purposes of this Section 7.05 shall mean that the Premises are in a condition which permits Tenant to occupy the same for the Primary Use in the normal course and Tenant has reasonable means of access to the Building and the Premises) (provided, that if the Premises would have been so tenantable at an earlier date but for Tenant having failed diligently to prosecute Tenant’s Restoration Work (if any), then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease) or (ii) the date on which Tenant or any subtenant of Tenant reoccupies such portion of the Premises for the ordinary conduct of its business, the Fixed Rent and all Additional Charges allocable to such reoccupied portion shall be payable by Tenant from the date of such occupancy (i.e., Tenant shall not be obligated to pay Fixed Rent and Additional Charges only with respect to the portion of the Premises which is Untenantable).  In addition, Tenant shall be entitled to an abatement of Fixed Rent and Recurring Additional Charges (1) with respect to the entirety of a full floor, if at least fifty percent (50%) of such floor is so rendered Untenantable and as a result Tenant is not using the balance of such floor (other than for Disaster Functions), (2) with respect to the entire Premises, if at least ninety percent (90%) of the Premises is so rendered Untenantable, and (3) with respect to the entirety of the kitchen and adjacent cafeteria areas if either the kitchen or cafeteria is Untenantable, the entirety of the auditorium and adjacent AV room(s) if either the auditorium or AV room(s) is Untenantable, and the entirety of the gym and adjacent locker room if either the gym or locker room is Untenantable.  For the avoidance of doubt, in addition to the provisions of clauses (1) through (3) above in this Section 7.05(b), a stoppage or interruption in Landlord’s Services need not physically affect a particular portion of the Premises to render such portion of the Premises Untenantable (e.g., the entire Premises shall be considered Untenantable if the portion of the Premises containing the centralized computer network server or mainframe facilities in the Premises shall be rendered Untenantable and, as a result thereof, the balance of the Premises is actually rendered Untenantable).  Landlord shall notify Tenant at least 10 Business Days prior to the date on which Landlord reasonably expects Landlord’s Restoration Work will be substantially completed (or such lesser period as may be equal to the estimated time period required for Landlord to perform the same).  Landlord’s determination of the date the Premises (or applicable portion thereof) is tenantable shall be controlling unless Tenant disputes same by notice to Landlord within 10 Business Days after Landlord gives to Tenant notice of such determination by Landlord, and pending resolution of such dispute, Tenant shall pay Rent in accordance with Landlord’s determination, without prejudice to Tenant’s position.  If it is resolved that the date the Premises (or applicable portion thereof) was not tenantable as of the date fixed by Landlord, any payments of Fixed Rent and any Additional Charges paid by Tenant to Landlord prior to the date of tenantability (as so resolved) shall be appropriately applied by Landlord against amounts next due under this Lease on account thereof, together with interest thereon at the Base Rate.  Notwithstanding the foregoing, with respect to a Casualty after the Possession Date but prior to Substantial Completion of Tenant’s Work (w) the term “Untenantable” shall have the meaning set forth in Section 7.6(a) of the DCA, (x) the term “tenantable” shall mean that the Premises are in a condition which permits Tenant to resume performance of Tenant’s Work in the Premises or portion thereof in the normal course and Tenant has reasonable means of access to the Building and the Premises) (provided, that if the Premises would have been so tenantable at an earlier date but for Tenant having failed diligently to prosecute Tenant’s Restoration Work (if any), then the Premises shall be deemed to have been made tenantable on such earlier date and the abatement shall cease), (y) the date referred to in clause (ii) above shall be the date on which Tenant resumes performance of Tenant’s Work in the Premises or portion thereof in the normal course and (z) the provisions of clauses (1), (2) and (3) of this Section 7.05(b) shall not apply.

(c)If Tenant’s access to or use of the Premises is impaired in any material respect by reason of a Casualty to the Building, as reasonably determined by Tenant, then, within 45 days after the occurrence of the Casualty (the “Trigger Date”), Landlord shall deliver to Tenant a statement (hereinafter referred to as the “Damage Statement”) prepared by a reputable, independent licensed architect or engineer or contractor having at least 10 years’ experience in such matters selected by Landlord and reasonably acceptable to Tenant setting forth such architect’s or engineer’s or contractor’s reasonable estimate as to the time required to complete Landlord’s Restoration Work.  If Landlord shall to fail to deliver such Damage Statement within 10 days following notice from Tenant to Landlord of such failure, then Tenant may have such statement prepared by a reputable, independent licensed architect, engineer or contractor selected by Tenant setting forth such architect’s, engineer’s or contractor’s reasonable estimate of the time required to complete Landlord’s Restoration Work.  If (i) 40% or more of the usable area of the Premises shall be rendered Untenantable due to such Casualty, and (ii) the estimated time period to render the Premises (or the Untenantable portion thereof) no longer Untenantable extends beyond the date that is 16 months following the Trigger Date, then, Tenant may elect to terminate this Lease by notice to Landlord given not later than 60 days following receipt of the Damage Statement.  In the event the conditions described in clauses (i) and (ii) hereinabove shall have occurred, and if the Premises (or the Untenantable portion thereof) remain Untenantable (provided that Tenant shall have promptly commenced and diligently performed Tenant’s Restoration Work following the completion of Landlord Restoration Work, if Landlord’s Restoration Work shall have been completed) as of the date set forth in the Damage Statement - or such longer period as is set forth in the Damage Statement if Tenant does not terminate this Lease pursuant to the provisions set forth hereinabove, Tenant may elect to terminate this Lease by notice to Landlord not later than 30 days following the expiration of said period and, unless the Premises (or the Untenantable portion thereof) is no longer Untenantable within such 30 day period, in the event of any such election to terminate, the Term of this Lease shall expire (A) by lapse of time 30 days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease or (B) solely with respect to any portions of the Premises that can continue to be occupied for the normal conduct of Tenant’s business (in Tenant’s reasonable judgment) and that Tenant specifies in its notice of termination, on the expiration date set forth in such notice of termination, which expiration date shall be no later than one year from the date of such notice of termination (except as provided in Section 7.05(e) hereof).  Upon the termination of this Lease under this Section 7.05(c), the Fixed Rent and Additional Charges shall be equitably apportioned as of such termination date and any prepaid portion of the Fixed Rent and Additional Charges for any period after the termination date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).  For the avoidance of doubt, Tenant shall have no obligation to remove or restore any of its Alterations upon the termination of this Lease under this Section 7.05(c).

(d)If by reason of a Casualty (i) the Building shall be totally damaged or destroyed, or (ii) the Building shall be so damaged or destroyed (whether or not the Premises are damaged or destroyed) that repair or restoration thereof shall require more than 16 months and the expenditure of more than 40% percent of the full insurable value of the Building (which, for purposes of this Section 7.05(d), shall mean replacement cost less the cost of footings, foundations and other structures below the street and first floors of the Building) immediately prior to the Casualty and Landlord is also terminating or has terminated all other office leases in the Building, then Landlord may, within 45 days after such Casualty, give Tenant a notice of such decision and thereupon the Term of this Lease shall expire by lapse of time 60 days after such notice is given and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of this Lease.  Notwithstanding the foregoing, Tenant may upon written notice to Landlord given within 30 days after delivery of such notice of termination by Landlord, elect to extend the expiration date, solely with respect to any portions of the Premises that can continue to be occupied for the normal conduct of Tenant’s business (in Tenant’s reasonable judgment), to a date specified by Tenant which shall be no later than one year from the date of such notice from Tenant.  Upon the termination of this Lease under this Section 7.05(d), the Fixed Rent and Additional Charges shall be equitably apportioned as of such termination date and any prepaid portion of the Fixed Rent and Additional Charges for any period after the termination date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).  For the avoidance of doubt, Tenant shall have no obligation to remove or restore any of its Alterations upon the termination of this Lease under this Section 7.05(d).

(e)If a Casualty rendering 40% or more of the Premises Untenantable occurs during the last 24 months of the Term and it would take more than 180 days (or 120 days in the case of any Casualty occurring during the last 12 months of the Term) to render the Premises (or the Untenantable portion thereof) no longer Untenantable as set forth on a Damage Statement, either party may terminate this Lease by notice given to the other within 45 days after the date of the Casualty (time of the essence), in which event the Term shall expire 45 days after such notice is given; provided, however, if Landlord exercises any such termination option, then Tenant may remain in possession of any portions of the Premises that can continue to be occupied for the normal conduct of Tenant’s business (in Tenant’s reasonable judgment) until the expiration of the Term.  If a party fails timely to deliver such notice as aforesaid, such party shall be deemed to have waived its right to give such termination notice and such party shall have no further right to terminate this Lease under this Section 7.05(e).  Upon the termination of this Lease under this Section 7.05(e), the Fixed Rent and Additional Charges shall be equitably apportioned as of such termination date and any prepaid portion of the Fixed Rent and Additional Charges for any period after the termination date shall be refunded promptly by Landlord to Tenant (and Landlord’s obligation to make such refund shall survive the Expiration Date).  For the avoidance of doubt, Tenant shall have no obligation to remove or restore any of its Alterations upon the termination of this Lease under this Section 7.05(e).

(f)Landlord shall not carry any insurance on any Tenant’s Property or Improvements and shall not be obligated to repair or replace Tenant’s Property or Improvements, in each case other than Landlord Insured Property.  Tenant shall look solely to Tenant’s insurance for recovery of any damage to or loss of Tenant’s Property or Improvements. Tenant shall promptly notify Landlord of any Casualty in the Premises, unless Landlord has actual notice thereof.  Notwithstanding the above, Tenant’s property insurance shall not include any Improvements (including without limitation any Tenant MEP Work) installed by Landlord located on the 6th floor, 19th floor or in the core of the Building (collectively, “Landlord Insured Property”), and such Landlord Insured Property shall be covered under Landlord’s insurance.  Any Improvements in the Premises other than those described in the immediately preceding sentence shall be covered under Tenant’s insurance.

(g)Notwithstanding anything to the contrary contained herein, Landlord’s Restoration Work shall not include the repair and restoration of any damaged signage granted to Tenant pursuant to the terms and conditions of Article 16.

(h)In the event that Landlord or Tenant terminates this Lease pursuant to the provisions of this Section 7.05, neither party shall have the duty to repair and/or restore the Premises or any other part of the Building.

(i)Any dispute between Landlord and Tenant arising under this Section 7.05 shall be resolved by arbitration pursuant to Section 8.09 and during the pendency of any such dispute, the then applicable time period(s) under this Section 7.05 shall be tolled.

(j)This Section 7.05 shall be deemed an express agreement governing any damage or destruction of the Premises by fire or other casualty, and Section 227 of the New York Real Property Law providing for such a contingency in the absence of an express agreement, and any other law of like import now or hereafter in force, shall have no application.

7.06Landlord’s Insurance.  Landlord shall obtain and keep in full force and effect through the completion of the Base Building Work and the Term insurance against loss or damage by fire and other casualty to the Building as may be insurable under then available standard forms of “all-risk” insurance policies, with limits consistent with property insurance maintained by prudent owners of Comparable First Class Office Buildings.  Landlord shall obtain and keep in full force and effect a commercial general liability insurance policy in respect of the Building and the conduct or operation of business therein, with limits consistent with liability insurance maintained by prudent owners of Comparable First Class Office Buildings and any such other insurance as may be required by Law.  Landlord shall insure the Landlord Insured Property, and shall pay the cost thereof, and the portion of such cost that is allocated to Tenant (as set forth on Exhibit R) shall be included in Operating Expenses.  The Tenant Indemnified Parties will be named as additional insureds under the primary commercial general, umbrella and excess liability insurance maintained by Landlord during the construction of the Base Building Work to the full extent, terms, conditions and limits of such insurance.  Coverage afforded to the Tenant Indemnified Parties as additional insureds shall apply on a primary basis and will be effected through the combination of endorsement forms GC 20 26 07 04 and CG 20 37 07 04 or its equivalent and will provide coverage within the products and completed operations coverage section.

Article 8

Miscellaneous Provisions

8.01Notice.  All notices, demands, consents, approvals, advices, waivers or other communications which may or are required to be given by either party to the other under this Lease (each, “Notice”) shall, except as otherwise expressly provided in this Lease, be in writing and shall be delivered by (a) personal delivery, (b) the United States mail, certified or registered, postage prepaid, return receipt requested, or (c) a nationally recognized overnight courier, in each case addressed as follows:

If to Landlord:

One Hudson Yards Owner LLC

c/o The Related Companies, L.P.

60 Columbus Circle, 19th Floor

New York, New York 10023

Attention:  L. Jay Cross and Andrew L. Cantor

Email addresses: jcross@related.com; andrew.cantor@related.com with a copy to each of the following:

Oxford Hudson Yards LLC

320 Park Avenue, 17th Floor

New York, New York 10022

Attention:  Dean J. Shapiro

Oxford Properties Group

Royal Bank Plaza, North Tower

200 Bay Street, Suite 900

Toronto, Ontario M5J 2J2 Canada

Attention:  Chief Legal Officer

Facsimile No.:  (416) 868-3799

The Related Companies, L.P.

60 Columbus Circle, 19th Floor

New York, New York 10023

Attention:  Amy Arentowicz, Esq.

Email address: amy.arentowicz@related.com

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Eric Feuerstein, Esq.

Email address: efeuerstein@gibsondunn.com

If to Tenant:

Prior to the Occupancy Date:

BlackRock, Inc.

55 East 52nd Street

New York, New York 10022

Attention:  Corporate Real Estate

Philip Pitruzzello

James Camille

Email address:  Philip.Pitruzzello@blackrock.com

Email address:  James.Camille@blackrock.com

With copies to:

BlackRock, Inc.

55 East 52nd Street

New York, New York 10022

Attention:  General Counsel

Email address:  Christopher.meade@blackrock.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:  Robert J. Sorin, Esq.

Email address: Robert.Sorin@friedfrank.com

After the Occupancy Date:

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Attention:  Corporate Real Estate

Philip Pitruzzello

James Camille

Email address:  Philip.Pitruzzello@blackrock.com

Email address:  James.Camille@blackrock.com

With copies to:

BlackRock, Inc.

50 Hudson Yards

New York, New York 10001

Attention:  General Counsel

Email address:  Christopher.meade@blackrock.com

and

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention:  Robert J. Sorin, Esq.

Email address: Robert.Sorin@friedfrank.com

Either party may designate a different or an additional address or addresses for notices intended for such party from time to time by at least 5 days’ notice to the other party.  Notices from Landlord may be given by Landlord’s managing agent, if any, or by Landlord’s attorney.  Notices from Tenant may be given by Tenant’s attorney.  Each Notice shall be deemed to have been given on the date such Notice is actually received as evidenced by a written receipt therefor, and in the event of failure to deliver by reason of changed address of which no Notice was given or refusal to accept delivery, as of the date of such failure.

8.02Rules and Regulations.  Tenant shall comply with, and Tenant shall cause its licensees, employees, contractors, agents and invitees to comply with, the rules of the Building set forth in Exhibit C, as the same may be reasonably modified or supplemented by Landlord from time to time in accordance with this Section 8.02, upon not less than 30 days’ notice to Tenant, for the safety, care and cleanliness of the Premises and the Building and for preservation of good order therein (the “Rules and Regulations”).  Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be bound by any such modification or supplement to the Rules and Regulations that (i) imposes, except to a de minimis extent, any new or increased costs or financial obligations on Tenant (unless any such cost or financial obligation is the result of compliance with any Laws, subject to Section 4.06), (ii) decreases the rights or privileges granted to Tenant under this Lease, except to a de minimis extent, or (iii) adversely affects the conduct of Tenant’s or any Permitted User’s business in the Premises or access thereto except to a de minimis extent.  Landlord shall not be obligated to enforce the Rules and Regulations against Tenant or any other tenant or occupant of the Building or any other party, and Landlord shall have no liability to Tenant by reason of the violation by any tenant or other party of the Rules and Regulations; provided, that Landlord attempts in good faith to enforce any Rules and Regulations, the violation of which are having a material adverse impact on the rights of Tenant hereunder.  Landlord shall not enforce the Rules and Regulations in a manner which discriminates against Tenant.  Notwithstanding the foregoing, in the event that any other tenant or occupant of the Building shall be in violation of the Rules and Regulations, Tenant shall have the right to request in writing to Landlord that Landlord use reasonable efforts to cause such other tenant or occupant to comply with such Rules and Regulations, and Landlord shall use reasonable efforts to do so; provided, that (i) the existence of such violation shall have an adverse effect on Tenant’s or any Permitted User’s use and enjoyment of the Premises or access thereto, (ii) in no event shall Landlord have any obligation to terminate or pursue the termination of such other tenant’s or occupant’s lease or other agreement governing occupancy, provided, that if such violation shall have a material adverse effect on Tenant’s normal operation of its business, Landlord shall seek injunctive relief against such tenant or occupant to have such tenant or occupant comply with the Rules and Regulations, and (iii) provided that Landlord shall have used such reasonable efforts, Landlord shall have no liability whatsoever to Tenant if Landlord shall have failed to cause such other tenant or occupant to comply with such Rules and Regulations.  If any provision of the Rules and Regulations shall conflict with any provision of this Lease, such provision of this Lease shall govern.  Any dispute under this Lease relating to the reasonableness of a modification of or addition to the Rules and Regulations of the Building may be submitted to arbitration in accordance with Section 8.09.

8.03Severability.  If any term or provision of this Lease, or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.  If any right or option provided in this Lease would otherwise be unlawful, void or voidable for violation of the Rule against Perpetuities, then such right or option shall be exercisable only during the period which shall end twenty (20) years and six (6) months after the date of death of the last survivor of the descendants of the former President of the United States, Barack H. Obama, living on the date of this Lease.

8.04Certain Definitions.  (a)  “Landlord” means only the owner, at the time in question, of the Building or that portion of the Building of which the Premises are a part, or of a lease of the Building or that portion of the Building of which the Premises are a part, so that in the event of any transfer or transfers of title to the Building or of Landlord’s interest in a lease of the Building or such portion of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed all obligations of Landlord during the period it is the holder of Landlord’s interest under this Lease.  Notwithstanding the foregoing, Landlord agrees that (other than in connection with a foreclosure of the Project, or deed in lieu thereof or similar enforcement action, by a Superior Mortgagee or Superior Lessor), until final completion of the Project, the Related Companies, L.P. (“Related”) and/or Oxford Hudson Yards LLC (“Oxford”) will remain the developer for the Project, and Landlord will be Controlled by Related and/or Oxford.

(b)“Landlord shall have no liability to Tenant” or words of similar import mean that Tenant is not entitled to terminate this Lease, or to receive any abatement or diminution of Rent, or to be relieved in any manner of any of its other obligations under this Lease, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use or occupancy of the Premises unless the provision in question or this Lease expressly provides to the contrary.

(c)“Force Majeure” means Landlord’s or Tenant’s inability to fulfill or delay in fulfilling any of its obligations under this Lease to be performed or Landlord’s or Tenant’s  inability to make or delay in making any repairs, additions, alterations, improvements or decorations or Landlord’s or Tenant’s inability to supply or delay in supplying any equipment or fixtures, if such inability or delay by Landlord and/or Tenant (as applicable) is due to or arises by reason of accident, strikes or labor troubles (which strikes or labor troubles are not directed exclusively at Landlord or any portion of Hudson Yards controlled by Landlord or Landlord’s Affiliates), or weather conditions that render the performance of construction unsafe or impracticable, or any cause whatsoever beyond Landlord’s or Tenant’s reasonable control, including, without limitation, governmental preemption in connection with a national emergency, Laws or shortages, or unavailability of labor, fuel, water, electricity or materials, or delays caused by mechanical breakdown, acts of God, enemy action, terrorist or bio-chemical attack, civil commotion, fire or other casualty, sabotage or blockade. Under no circumstances shall the nonpayment of money, a failure attributable to a lack of funds, or either party’s failure to use commercially reasonable efforts to mitigate the effects of any of the above events or delays where such efforts are required pursuant to the terms of this Lease or the DCA, be deemed to be (or to have caused) an event of Force Majeure.  For purposes of this Lease, Force Majeure delays shall be deemed to exist only if Landlord or Tenant (as the case may be) notifies the other party in writing of such delay on or prior to the date that is the earlier to occur of (x) 5 Business Days after the cessation of delays caused by such event of Force Majeure and (y) 10 Business Days after the notifying party has knowledge of the existence of such event of Force Majeure, and, after such initial notification promptly after request of the other party, Landlord or Tenant (as the case may be) notifies the other party of the status of such delay.  Each party shall use all commercially reasonable efforts to mitigate the delay caused by any event of Force Majeure to the extent reasonably commercially practicable, but without the necessity of employing overtime or premium pay labor unless such party elects to do so within its sole discretion, unless the other party elects to pay for such overtime or premium pay labor, or the applicable provision of this Lease or the DCA specifically requires overtime labor to be employed.  Any dispute as to whether any matter constitutes Force Majeure (i) under this Lease shall be resolved by arbitration pursuant to Section 8.09 or (ii) under the DCA shall be resolved by arbitration pursuant to Article 9 of the DCA.

(d)Whenever any provision of this Lease refers to a specified amount “Subject to CPI Increases”, such amount shall be adjusted as of each anniversary of January 1, 2017.  Each such adjustment shall be made by multiplying the applicable amount by the greater of (a) 1.0, or (b) a fraction, the numerator of which shall be the CPI as most recently published prior to the date of such adjustment and the denominator of which shall be the CPI for January, 2017.  The term “CPI” shall mean Consumer Price Index for All Urban Consumers, New York-Northern New Jersey-Long Island, NY-NJ-CT-PA, 1982-84=100, or any successor to such index, appropriately adjusted, or if no such index or successor index shall be published, such similar index, appropriately adjusted, as shall reasonably be designated by Landlord and consented to by Tenant, such consent not to be unreasonably withheld, conditioned or delayed.  If Tenant and Landlord are unable to agree as to such substituted index, such matter shall be resolved by arbitration pursuant to Section 8.09.

(e)“Person” means (i) an individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association or other business entity, (ii) any federal, state, county or municipal government (or any bureau, department, agency or instrumentality thereof), or (iii) any fiduciary acting in such capacity on behalf of any of the foregoing.

(f)Wherever in this Lease Tenant is obligated to pay or reimburse Landlord for its “actual out of pocket costs” (as opposed to reasonable actual out of pocket costs or reasonable out of pocket costs), such costs shall be determined in good faith, and shall not be materially inconsistent with amounts charged to tenants by Landlord or its Affiliates for similar services at other buildings owned by Landlord or its Affiliates.

(g)“Base Building Systems” shall mean the systems of the Building set forth in the DCA as constituting part of the Base Building Work (other than Tenant MEP Work), and any replacements thereof.

8.05Quiet Enjoyment.  Tenant shall and may peaceably and quietly have, hold and enjoy the Premises, subject to the other terms of this Lease and subject to Article 6 to Superior Leases and Superior Mortgages, provided that this Lease is in effect.

8.06Limitation of Personal Liability.  Except as provided the Guaranties, Tenant shall look solely to Landlord’s interest in the Building (including, without limitation, the rents and profits arising therefrom, as well as any net sale, net financing (of any type) and net insurance proceeds and condemnation awards arising therefrom) for the recovery of any judgment against Landlord, and no other property or assets of Landlord or Landlord’s members, partners, shareholders, principals, officers or directors, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease or the DCA.  No property or assets of Tenant’s members, partners, shareholders, principals, officers or directors, direct or indirect, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Landlord’s remedies under or with respect to this Lease, except to the extent of any guaranty delivered by any of the foregoing in connection with an assignment of the Lease pursuant to Section 5.01(b).

8.07Counterclaims.  If Landlord commences any summary proceeding or action for nonpayment of Rent or to recover possession of the Premises, Tenant shall not interpose any counterclaim of any nature or description in any such proceeding or action, unless Tenant’s failure to interpose such counterclaim in such proceeding or action would result in the waiver of Tenant’s right to bring such claim in a separate proceeding under applicable law.

8.08Survival.  All obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease.  Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to Recurring Additional Charges and any other amounts payable or refundable under this Lease, shall survive the expiration or other termination of this Lease.

8.09Certain Remedies; Arbitration.  (a)  If Tenant requests Landlord’s consent and Landlord fails or refuses to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent (except in an instance where a court of competent jurisdiction or an arbitrator determining whether or not Landlord has reasonably withheld, conditioned or delayed its consent has determined that Landlord acted in an arbitrary and capricious manner, maliciously or in bad faith), it being intended that, other than in the instances described in the preceding parenthetical, Tenant’s sole remedy shall be an action for specific performance or injunction or arbitration in accordance with the provisions of Section 8.09(b), and that such remedy shall be available only in those cases where this Lease provides that Landlord shall not (or as a matter of Law, Landlord may not) unreasonably withhold, condition or delay its consent.

(b)(i)  No dispute relating to this Lease or the relationship of Landlord and Tenant under this Lease shall be resolved by arbitration unless this Lease or the DCA expressly provides for such dispute to be resolved by arbitration.  Either party shall have the right to submit a dispute relating to (w) the reasonableness of the grant or denial of a consent or other determination by the other party when, pursuant to the provisions of this Lease or the DCA, such other party’s consent was not to be unreasonably withheld, conditioned or delayed, (x) the reasonableness of a party’s determination or a party’s satisfaction when, pursuant to the provisions of this Lease, a matter or condition was to be reasonably determined by a party or satisfied to a party’s reasonable satisfaction, (y) any matter or condition which shall be as mutually agreed upon by the parties or (z) any other matter for which arbitration is expressly provided as a means of dispute resolution pursuant to the terms of this Lease or the DCA (except for matters for which a different arbitration procedure is expressly provided), to final and binding arbitration in New York, New York administered by JAMS in accordance with JAMS Streamlined Arbitration Rules and Procedures in effect at that time (or, if JAMS is no longer in existence, then administered by National Arbitration and Mediation (“NAM”), in accordance with NAM’s Comprehensive Dispute Resolution Rules and Procedures; and if NAM is no longer in existence, then administered by the American Arbitration Association under the Expedited Procedures of its Commercial Arbitration Rules in effect at that time; and if none of the preceding remains in existence, by the expedited arbitration procedures of any succeeding or substantially similar dispute resolution organization).  A single arbitrator will be selected pursuant to such rules and procedures (the “JAMS Arbitrator”) (except as otherwise provided in Section 8.09(b)(iv) below). The parties agree that: (1) the unsuccessful party in such arbitration will pay to the successful party all reasonable attorneys’ fees and disbursements incurred by the successful party in connection with such arbitration, and will pay any fees and disbursements due to JAMS (or the organization administering the arbitration) and the JAMS Arbitrator and, to the extent the “successful” party cannot be clearly identified, each party will bear its own costs and expenses and the parties will pay their equal share of any fees and disbursements due to JAMS (or the organization administering the arbitration) and the JAMS Arbitrator; (2) arbitration pursuant to this Section 8.09(b)(i) is intended to be the sole and exclusive method of arbitration to be utilized by the parties and the sole and exclusive dispute resolution method to be utilized by the parties concerning any dispute described in clauses (w), (x), (y) or (z) of this Section 8.09(b); (3) judgment may be had on the decision and award of the arbitrator so rendered in any court of competent jurisdiction (each party hereby consenting to the entry of such judgment in any such court); and (4) any decision or award rendered in such arbitration, whether or not such decision or award has been entered for judgment, shall be final and binding upon Landlord and Tenant and shall constitute an “award” by the JAMS Arbitrator within the meaning of the applicable arbitration rules and Laws.  The JAMS Arbitrator will be bound by the provisions of this Lease and will not have the power to add to, subtract from or otherwise modify such provisions, and will have the authority to, and may, order specific performance to remedy any breach of the terms of this Lease.  The JAMS Arbitrator will consider only the specific issues submitted to him/her for resolution, and will be directed to make a determination as to the “successful” party or a specific determination that there is no prevailing party.  If any party fails to appear at a duly scheduled and noticed hearing, the JAMS Arbitrator is hereby expressly authorized to enter judgment for the appearing party.  The JAMS Arbitrator shall be directed by both parties to issue a determination that provides an explanation of his/her decision with reasonable specificity. Landlord and Tenant shall each have the right to appear and be represented by counsel before said JAMS Arbitrator and to submit such data and memoranda in support of their respective positions in the matter in dispute as may be reasonably necessary or appropriate under the circumstances.  Neither party shall have ex parte communications with any arbitrator selected under this Section 8.09(b) following his or her selection and pending completion of the arbitration hereunder.

(ii)Any JAMS Arbitrator acting under this Section 8.09 in connection with any matter shall (1) subject to Sections 8.09(b)(iv) below, be experienced in the field to which the dispute relates, (2) have been actively engaged in such field for a period of at least 10 years before the date of his or her appointment as a

JAMS Arbitrator hereunder, (3) be sworn fairly and impartially to perform his or her respective duties as a JAMS Arbitrator hereunder, (4) not be an employee or past employee of Landlord or Tenant or of any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant and (5) never have represented or been retained for any reason whatsoever by Landlord or Tenant or any other person, partnership, corporation or other form of business or legal association or entity that controls, is controlled by or is under common control with Landlord or Tenant.

(iii)Landlord and Tenant agree to sign all documents and to do all other things reasonably necessary to submit any such matter to arbitration and further agree to, and hereby do, waive any and all rights they or either of them may at any time have to revoke their agreement hereunder to submit to arbitration and to abide by the decision rendered thereunder.  For such period, if any, as this agreement to arbitrate is not legally binding or the arbitrator’s award is not legally enforceable, the provisions requiring arbitration shall be deemed deleted and matters to be determined by arbitration shall be subject to litigation.

(iv)Any dispute with respect to Alterations or work under the DCA shall be presented for resolution to the first available arbitrator set forth on a list (the “Construction List”) of arbitrators as set forth on Exhibit SS attached hereto.  Any dispute with respect to the measurement of the Premises or the Building shall be presented for resolution to an arbitrator mutually accepted to both Landlord and Tenant, that has not been employed by or worked for either Landlord or Tenant during the preceding ten (10) year period.  In the event the arbitrator listed first on the Construction List is not available or is unwilling to serve, the arbitrator next set forth on the Construction List shall be engaged, and so on, until arriving at an available arbitrator.  Except during the pendency of an arbitration proceeding pursuant to this Section 8.09, Tenant and Landlord may each, by written notice to the other, disqualify not more than one (1) arbitrator on the Construction List if such party has a reasonable good faith belief that such arbitrator is no longer impartial and disinterested and propose one (1) additional arbitrator to be added to such Construction List to be agreed upon in accordance with the provisions hereof.  The remaining arbitrators shall move up on the Construction List to fill any vacancies so created.  If every arbitrator on the Construction List dies, goes out of business, is disqualified by Landlord or Tenant as permitted under this Section 8.09(b)(iv), elects to withdraw from the Construction List or is otherwise unavailable, and Landlord and Tenant have not replaced any person on the Construction List, then a JAMS Arbitrator meeting with requirements of Section 8.09(b)(ii) shall be selected pursuant to the rules and procedures set forth in Section 8.09(b)(i).

(v)The provisions of this Section 8.09(b) shall survive the expiration or sooner termination of this Lease.

8.10No Offer; Counterparts.  The submission by Landlord of this Lease in draft form shall be solely for Tenant’s consideration and not for acceptance and execution.  Such submission shall have no binding force or effect and shall confer no rights nor impose any obligations, including brokerage obligations, on either party unless and until both Landlord and

Tenant shall have executed a counterpart of this Lease and duplicate originals thereof shall have been delivered to the respective parties.  This Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, even where such executed counterpart is delivered via facsimile or Portable Document Format, but all of which together shall constitute one and the same instrument.

8.11Captions; Construction.  The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation.  This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.  Each covenant, agreement, obligation or other provision of this Lease on Landlord’s or Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of such party, not dependent on any other provision of this Lease.  Each of the schedules and exhibits appended to this Lease (including, without limitation, the DCA) is incorporated by reference herein as if set out in full herein and any reference to this Lease shall be deemed to include such schedules and exhibits.

8.12Amendments.  This Lease may not be altered, changed or amended, except by an instrument in writing signed by the party to be charged.

8.13Broker.  Each party represents to the other that such party has dealt with no broker other than Jones Lang LaSalle (representing Tenant) and ERY Manager LLC (representing Landlord) (collectively, the “Broker”) in connection with this Lease or, with respect to Tenant only, the Project, and each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Broker in the case of Tenant’s indemnity) who alleges that it has dealt with the indemnifying party in connection with this Lease or the Project. Jones Lang LaSalle is simultaneously herewith entering into an agreement with Landlord waiving any commission in connection with this Lease, including in connection with Tenant’s exercise of an Expansion Option or Offer Space Option subject to the requirements of following sentence. If Tenant expands the Premises, whether pursuant to an Expansion Option, Offer Space Option or otherwise, and Tenant elects to engage a broker (a “Future Broker”) in connection therewith, Landlord agrees to pay to such Future Broker a then-standard New York City office lease commission as if the leasing of the additional space were a new lease (i.e. so-called “front end rates”) on terms and conditions set forth in a Future Broker Agreement (as hereinafter defined), provided that (i) Tenant has appointed the Future Broker as Tenant’s exclusive agent (or has otherwise authorized such Future Broker in writing to be the sole broker acting on Tenant’s behalf) with respect to such transaction (and has provided Landlord with evidence reasonably acceptable to Landlord of such exclusive agency or authorization), (ii) Tenant has agreed in writing to indemnify Landlord from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys’ fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than Future Broker) who alleges that it has dealt with Tenant in connection with such exercise of the Expansion Option or Offer Space Option, and (iii) the Future Broker and Landlord or Landlord’s leasing agent have entered into (or cause its leasing agent to enter into) a separate agreement with respect to such transaction (a “Future Broker Agreement”).  Landlord agrees that it will enter into such Future Broker

Agreement with the Future Broker on terms consistent with the foregoing and otherwise on customary terms reasonably acceptable to Landlord.

8.14Merger.  Tenant acknowledges that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease and the Guaranties.  This Lease, including the Exhibits attached hereto, together with the DCA, the Indemnity Agreement and the Guaranties, embodies the entire understanding between the parties with respect to the subject matter hereof, and all prior agreements, understanding and statements, oral or written, with respect thereto are merged in this Lease except that the letter agreement (in respect of confidentiality) among Hudson Yards Gen-Par, LLC  and Tenant dated April 6, 2016 shall remain in full force and effect and shall not be so merged.

8.15Successors.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent that an assignment may be approved by Landlord or is otherwise expressly permitted under the terms of this Lease, Tenant’s assigns.

8.16Applicable Law.  This Lease shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any principles of conflicts of laws.

8.17No Development Rights.  (a)  Subject to Section 8.17(b), Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project or any portion thereof, and consents, without further consideration, to any utilization of such rights by Landlord.  Tenant shall promptly execute and deliver any instruments which may be reasonably requested by Landlord, including instruments merging zoning lots, evidencing such acknowledgment and consent.  The provisions of this Section 8.17 shall be construed as an express waiver by Tenant of any interest Tenant may have as a “party in interest” (as such term is defined in Section 12-10 Zoning Lot of the Zoning Resolution of the City of New York) in the Project.

(b)The maximum Floor Area attributable to the Initial Premises (including any Initial Expansion Space, the “Maximum Premises Floor Area”) shall be an amount equal to the sum of (i) the Floor Area of the Initial Premises as approved by DOB with respect to the Base Building Plans and Specifications (as defined in the DCA), plus (ii) the area of double-height spaces indicated on the Base Building Plans and Specifications.  The Maximum Premises Floor Area for any Expansion Space or Offer Space shall be actual Floor Area attributable to such space, as determined by the most recent plans and specifications approved by DOB as of the date on which such space is added to the Premises.  Tenant shall have the right, in connection with any Alterations, to use any portion of the Maximum Premises Floor Area, to the extent permitted by applicable Laws and subject to Landlord’s approval of any Alterations subject to and to the extent required by the provisions of Section 4.02.  Any plans for Alterations shall indicate any proposed use and conformance with the Maximum Premises Floor Area, and Tenant shall deliver to Landlord promptly following completion of any such Alterations the final zoning calculations approved by DOB confirming such use and conformance with the Maximum

Premises Floor Area.  Landlord shall include in the leases of other tenants at the Building provisions prohibiting such tenants from utilizing any portion of the Maximum Premises Floor Area and in furtherance thereof, a requirement that in preparing any filings to DOB, such tenants treat the Premises as if it utilized the Maximum Premises Floor Area notwithstanding that the plans for the Building at the time may show less Floor Area.  In no event shall the Floor Area allocable to the Premises exceed the Maximum Premises Floor Area.

8.18Condominium.  This Lease and all rights of Tenant hereunder are and shall be subject and subordinate in all respects to any condominium declaration and any other documents (collectively, the “Declaration”) which are or shall be recorded in order to convert the Land and the improvements erected thereon to a condominium form of ownership in accordance with the provisions of Article 9-B of the Real Property Law, or any successor thereto, provided the Declaration does not include any terms which (i) increase Tenant’s monetary obligations, (ii) increase Tenant's non-monetary obligations (other than to a de minimis extent), (iii) decrease Tenant’s rights (other than to a de minimis extent) or (iv) interfere (other than to a de minimis extent) with Tenant’s use of the Premises for the Permitted Use, and provided further that (x) Tenant’s portion of floor 2 and the Mechanical Areas and the entirety of floors 3, 4, 5 and 7-18 of the Building shall comprise one (1) independent unit (or a unit together with appurtenant limited common elements, exclusive easement areas or similar rights) of which no portions of the Building other than such floors shall form a part (the “Sale Unit”), and (y) there shall be one single owner (or group of owners acting as one, e.g. tenants in common) of the Sale Unit.  If any such Declaration is to be recorded, Tenant, upon the request of Landlord, shall enter into an amendment of this Lease reasonably acceptable to Tenant confirming such subordination and modifying this Lease in such respects as shall be necessary to conform to such condominiumization, including, without limitation, appropriate adjustments to Tenant’s Share and Tenant’s Operating Share; provided, that such amendments do not include any terms which (i) increase Tenant’s monetary obligations, (ii) increase Tenant’s non-monetary obligations (other than to a de minimis extent), (iii) decrease Tenant’s rights (other than to a de minimis extent) or (iv) interfere with Tenant’s use of the Premises for the Permitted Use.  Concurrently with the recordation of the Declaration, and as a condition to the subordination of this Lease thereto, Landlord shall obtain for Tenant in recordable form a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit WW.

8.19Embargoed Person.  (a)  Tenant represents that as of the date of this Lease, and Tenant covenants that throughout the Term of this Lease: (a) Tenant is not, and shall not be, an Embargoed Person, (b) none of the funds or other assets of Tenant are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person shall have any interest of any nature whatsoever in Tenant, with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (d) none of the funds of Tenant are, or shall be derived from, any activity with the result that the investment in Tenant (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law.  If any interests in Tenant shall be publicly traded, the foregoing representation and covenant shall not apply to any funds, interests or assets held by the holders of such publicly traded interests.  “Embargoed Person” means a person, entity or government (i) identified on the Specially Designated Nationals and Blocked

Persons List maintained by the United States Treasury Department Office of Foreign Assets Control and/or any similar list maintained pursuant to any authorizing statute, executive order or regulation and/or (ii) subject to trade restrictions under United States law, including, without limitation, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such laws, with the result that the investment in Tenant (whether directly or indirectly), is or would be prohibited by law or this Lease is or would be in violation of law and/or (iii) subject to blocking, sanction or reporting under the USA Patriot Act, as amended; Executive Order 13224, as amended; Title 31, Parts 595, 596 and 597 of the U.S. Code of Federal Regulations, as they exist from time to time; and any other law or Executive Order or regulation through which the U.S. Department of the Treasury has or may come to have sanction authority.  If any representation made by Tenant pursuant to this Section 8.19 shall become untrue Tenant shall within 10 days give written notice thereof to Landlord, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

(b)Landlord represents that as of the date of this Lease, and Landlord covenants that throughout the term of this Lease: (i) Landlord is not, and shall not be, an Embargoed Person, (ii) none of the funds or other assets of Landlord are or shall constitute property of, or are or shall be beneficially owned, directly or indirectly, by any Embargoed Person; (iii) no Embargoed Person shall have any interest of any nature whatsoever in Landlord, with the result that the investment in Landlord (whether directly or indirectly) is or would be blocked or prohibited by law or that this Lease and performance of the obligations hereunder are or would be blocked or in violation of law and (iv) none of the funds of Landlord are, or shall be derived from, any activity with the result that the investment in Landlord (whether directly or indirectly) is or would be blocked or in violation of law or that this Lease and performance of the obligations hereunder are or would be in violation of law.  If any interests in Landlord shall be publicly traded, the foregoing representation and covenant shall not apply to any funds, interests or assets held by the holders of such publicly traded interests.  If any representation made by Landlord pursuant to this Section 8.19(b) shall become untrue, Landlord shall within 10 days give written notice thereof to Tenant, which notice shall set forth in reasonable detail the reason(s) why such representation has become untrue and shall be accompanied by any relevant notices from, or correspondence with, the applicable governmental agency or agencies.

8.20Dining Facility; Wet Installations.  (a)  Tenant shall be permitted to use a portion of the Premises for the operation of a Dining Facility provided (i) subject to Section 4.02(f), Tenant obtains (at its cost and expense) any and all required permits, licenses and certificates therefor, (ii) Tenant shall perform and pay for any necessary extermination, ventilation and cleaning (in excess of normal office ventilation and cleaning) necessitated by the use of such space as a test kitchen, kitchen, servery, private dining facility or cafeteria (it being understood that Landlord’s provision of cleaning services shall not be extended beyond that provided for herein by reason of Landlord’s approval of the use of such space as a test kitchen, kitchen, servery, private dining facility or cafeteria), (iii) Tenant shall cause the Dining Facility to be properly ventilated so that no odor will emanate from the Premises to other portions of the Building and so as to impose no additional loads and have no other adverse effect on the Building HVAC system (including, without limitation, by replacing and/or upgrading filters), and (iv) Tenant shall otherwise maintain and operate the Dining Facility consistent with the standards of first class office building.  Notwithstanding the foregoing, so long as Tenant leases the entire Total Unit, Tenant shall have the right to install one or more additional Dining Facilities in which cooking will occur, provided that any venting shall be solely through the shafts and louvers to be installed by Landlord in the Mechanical Areas on the 6th and 19th floors as part of the Tenant BB Work pursuant to the DCA, and such installation shall be subject to availability of space for louvers, the location of which shall be subject to Landlord’s approval in its sole discretion, taking into account the then existing and future reasonable needs of other then existing and future tenants, and other reasonable needs of the Building.

(b)In connection with Tenant’s use of portion(s) of the Premises for the operation of a Dining Facility, the parties agree as follows:

(i)Tenant, at its expense, upon and subject to all of the terms of this Lease shall install, maintain and replace as reasonably necessary, all of its equipment and appliances used for cooking, food processing or otherwise, and shall do and perform everything reasonably necessary with respect to same to (A) prevent to the extent reasonably practicable in accordance with good construction practice the spread of smoke or odors to areas of the Building outside of the Premises, including, without limitation, by replacing and/or upgrading filters, (B) prevent creating a nuisance or in any way interfering with the use and enjoyment of any of the other tenants or occupants of the Building and (iii) comply with all applicable Laws.  Tenant acknowledges that if any such smoke or odors are released by Tenant from the Premises, Tenant, at its expense, upon and subject to all of the terms of this Lease, upon Landlord’s request, shall perform any work or Alteration reasonably requested by Landlord to remedy such problem.

(ii)Tenant, at its expense, upon and subject to all of the terms of this Lease shall (A) keep its equipment and appliances in the Dining Facility reasonably clean at all times, (B) clean the hoods over any stove or range as reasonably required and upon Landlord’s reasonable request, (C) clean in its entirety the Exhaust Systems as reasonably required by Landlord and in no event less frequently than required by Laws (and provide to Landlord upon request maintenance records or reports confirming Tenant’s compliance with such requirements), (D) install, maintain and replace as reasonably necessary a hood and duct protection system, including an automatic dry chemical fire extinguishing system, or subject to Landlord’s reasonable approval, another code-compliant fire suppression system and (E) maintain and keep clean the exterior vent exhaust and the immediately surrounding façade area of the Building.  Notwithstanding the foregoing, the work set forth in subclause (E) of the preceding sentence shall be performed by Landlord at Tenant’s expense, which expense shall consist solely of the reasonable Actual Costs incurred by Landlord (without duplication) and shall be payable by Tenant to Landlord as Additional Charges within 30 days after demand.

(iii)Tenant at its expense upon and subject to all of the terms of this Lease shall install an exhaust system, a precipitator (which shall be installed within the Premises in a location to be approved by Landlord in accordance with Section 4.02) and all flues, vents, grease traps and chemical extinguishing devices (such as Ansul system or equal) and other similar items (together with all related equipment, collectively, “Exhaust Systems”) consistent with the standards of a Comparable First Class Office Building and otherwise in compliance with all applicable Laws.  Tenant shall, at its expense, repair and maintain all Exhaust Systems; provided, that Landlord may elect to perform any such repairs and maintenance required outside of the Premises, in which event Tenant shall reimburse Landlord for the reasonable, Actual Costs incurred by Landlord in connection therewith within 30 days after demand.

(iv)If gas is used, Tenant, at its expense, upon and subject to all of the terms of this Lease shall install, maintain and replace as necessary gas cut off devices, both manual and automatic.

(v)All of Tenant’s plans for exhaust, venting and odor control shall be submitted to Landlord for approval, which approval shall be granted or withheld in accordance with the provisions of Section 4.02 of this Lease and/or the DCA, as applicable.  Tenant agrees to comply with Landlord’s engineer’s specifications as to the reasonable modification of such plans or installations pertaining to safety, smoke or odor control, Building maintenance, and/or prevention of any blemishment to the exterior of the Building, subject to Tenant’s right to propose alternatives acceptable to Landlord that are more cost effective and achieve substantially the same result.

(vi)Tenant at its expense upon and subject to all of the terms of this Lease shall install, maintain and replace as necessary any grease traps (including, without limitation, properly partitioning, venting and waterproofing such grease traps) or other equipment in the sewage lines connected to its equipment and appliances as may be required by Laws or in Landlord’s reasonable judgment, or as may be necessary to prevent any interference with waste outlets and drains, and so as to prevent any interference with the proper operation of plumbing lines and the sewage and waste disposal system(s) of the Building and Tenant shall be permitted to make slab cuts and penetrations as necessary to install any of the foregoing (subject to Landlord’s approval pursuant to Section 4.02).  Tenant, at its expense, upon and subject to all of the terms of this Lease, shall maintain any sanitary lines running from within or outside of the Premises (to the extent they were installed by or on behalf of Tenant or serve the Premises or such maintenance is necessitated by Tenant’s acts or omissions) and shall use plumbing facilities for their intended purposes only.  Tenant shall not dispose of cooking oils or fats in the sanitary sewer system and shall not use any garbage disposals.  Tenant, at its expense upon and subject to all of the terms of this Lease, shall obtain service contracts with companies approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, for the maintenance of the hood and duct protection system and the grease traps installed in the Premises. All maintenance required hereunder shall be performed from the Premises where reasonably possible.

(vii)Tenant at its expense upon and subject to all of the terms of this Lease shall install, maintain and replace as necessary an organic waste reduction system capable of achieving at least a 75% reduction in organic waste volume and shall run all organic waste generated by or in connection with the Dining Facility through such organic waste reduction system prior to disposing of such waste in accordance with the provisions of Section 8.20(b)(ix).

(viii)Tenant, at its expense upon and subject to all of the terms of this Lease, shall exercise reasonably diligent efforts to keep the Premises at all times free and clear of rats, mice, other rodents, pests, insects and other vermin. In furtherance thereof, Tenant shall employ an exterminator selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned, to regularly exterminate such rats, mice, other rodents, pests, insects and other vermin, which exterminator shall utilize a method commonly used in Comparable First Class Office Buildings for the prevention of any infestation by, and extermination of, said animals and insects and Tenant shall take such precautions as are customarily used in Comparable First Class Office Buildings to prevent such rats, mice, other rodents, pests, insects and other vermin from existing in the Premises or permeating into other parts of the Building.  Any pest management conducted at the Premises shall emphasize non-chemical methods for pest control and comply with Landlord’s reasonable integrated pest management program, which program shall be applicable to all office tenants of the Building and shall be comparable to such programs of Comparable First Class Office Buildings.

(ix)Tenant, at its expense, upon and subject to all of the terms of this Lease, shall arrange for the removal of Tenant’s refuse and rubbish from the Dining Facility at least once each day and in compliance with all Rules and Regulations.  Subject to Section 3.01(e), Landlord shall not be required to furnish any services or equipment for the removal of such refuse and rubbish except (i) Landlord shall provide adequate space for the staging of recycling containers in freight areas and (ii) as may otherwise be expressly provided in this Lease.  Tenant further agrees not to permit any refuse or rubbish to be collected or disposed of from the Dining Facility during Business Hours.  Tenant shall store all food-related and beverage-related garbage in closed refrigerated units within the Premises until collection.  Tenant covenants that no supplies or deliveries, nor any of Tenant’s refuse or rubbish, shall be kept or permitted to be kept in any area outside of the Premises except as permitted by the applicable Rules and Regulations.

(x)Subject to the applicable provisions of this Lease and, if applicable, the DCA, and Landlord’s review and approval of Tenant’s plans therefor in accordance with Section 4.02, Tenant shall have the right, as part of Tenant’s Work or as a subsequent Alteration, at Tenant’s sole cost and expense, to install a water heater, in a location in the Premises to be reasonably approved by Landlord, to serve the Dining Facility in the Premises.

(c)Notwithstanding anything herein to the contrary, the following terms shall be applicable to the Dining Facility and any other “wet” installations in the Premises to be installed by or on behalf of Tenant: (i) any such “wet” installation shall be designed in such a manner so as to minimize the occurrence of any water leaks, (ii) Tenant shall install, at its expense, a membrane waterproofing system (or its then equivalent) and a sealed and tiled floor with drains having automatic trap primers (or the then equivalent) throughout all of the “wet”

areas of the Premises, which waterproofing system and sealed and tiled flooring shall extend at least 4 inches up all walls surrounding such “wet” areas, and Tenant shall maintain same throughout the term of this Lease in good working order, (iii) Tenant shall be solely responsible at its expense throughout the term for preserving the watertight integrity of the portion of the Premises consisting of the Dining Facility, and (iv) if any water leaks occur from such “wet” installation, Tenant, upon Landlord’s request, shall promptly cease the use of the item(s) causing the leak and shall promptly and diligently perform at its expense any work or alteration reasonably requested by Landlord to remedy such problem, which work or alteration shall be performed by Tenant upon and subject to all of the terms of this Lease.  Landlord and Tenant acknowledge that (A) Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain on account of such leak(s) and (B) this Lease and the obligations of Tenant shall not be affected by reason of any such leak(s), unless (subject to Section 7.03) such water leak(s) are due to the negligence or willful misconduct of Landlord, its contractors or any Landlord Indemnified Party.  The provisions of this Section 8.20(c) shall not apply to a customary non-kitchen pantry with no cooking devices, provided that Tenant shall remain obligated to install, at its expense, a membrane waterproofing system (or its then equivalent) under the entire area of such customary pantry.

8.21Governmental Incentives.  Landlord shall cooperate in all reasonable respects (including, without limitation, joining in and promptly executing any applications or other documentation that Tenant submits to an applicable governmental entity in connection with Tenant’s seeking to obtain and/or retain benefits, incentives or entitlements under a particular program, provided that applicable program requires Landlord to join in any such application or documentation) with Tenant’s efforts to obtain and/or retain any available governmental and quasi-governmental benefits, incentives or entitlements; provided, that (i) such efforts shall not result in any detriment to Landlord or other then-existing tenants or occupants of the Project and (ii) Tenant shall, within 30 days after receipt of each of Landlord’s invoices therefor, reimburse Landlord for the reasonable Actual Costs incurred by Landlord in connection with such cooperation.  In no event shall Landlord have any liability, nor shall Tenant’s obligations under this Lease be affected, in the event that Tenant shall not obtain any particular governmental or quasi-governmental benefits, incentives or entitlements.

8.22Public Disclosure.  Without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), neither party nor such party’s affiliates or their officers, shareholders, partners, directors, employees or representatives shall make or provide any public statement, press release or other public disclosure concerning the transactions contemplated by, and the terms of, this Lease and the DCA (including, without limitation, by means of statements, press releases or disclosures displayed or accessible electronically, on the internet and/or on social media, such as, by way of example only, Facebook and Twitter), except (i) for any such public statements or disclosures which, in the opinion of such party’s counsel, are legally required (in which case the content of such statements or disclosures shall be limited to what is legally required) or (ii) to the extent required by securities laws or compliance provisions of other Laws or any securities, bond or commodities exchange.  In the event that a public announcement or disclosure is permitted pursuant to clauses (i) or (ii) of the preceding sentence, prior to making such disclosure, the disclosing party shall notify the other party of such required public disclosure and use reasonable efforts to coordinate with the other party with respect to the nature and content of such disclosure, provided, the disclosing party shall make the ultimate determination on the nature and content of such disclosure.

8.23Tenant Financials.  Tenant shall, from time to time, upon request by Landlord, a Superior Mortgagee or Superior Lessor or a prospective Superior Mortgagee or Superior Lessor (any such party a “Requesting Party”), cooperate with such Requesting Party in order to evidence Tenant’s finances as required by such Requesting Party (or, in the case of Landlord, as required by Landlord or any current or prospective Superior Mortgagee or Superior Lessor) in connection with a prospective modification of, or new, superior lease, a prospective refinancing or modification of, or new mortgage, or a prospective sale, assignment or financing or refinancing of Landlord’s interest in this Lease, the Building or any interest in Landlord or any of Landlord’s direct or indirect owners, in each case, which transaction Landlord is actively negotiating with such counterparty or for any other reasonable purpose by making available to the Requesting Party at the offices of Tenant located in New York, New York, within 10 Business Days after request by such Requesting Party, all financial information regarding Tenant which is reasonably necessary for such Requesting Party to evidence Tenant’s finances.  As a condition to Tenant’s obligation to provide such financial information to any Requesting Party, prior to Tenant’s delivery of such financial information, the Requesting Party shall execute and deliver a confidentiality agreement with respect to such financial information substantially in the form attached hereto as Exhibit N, subject to reasonable negotiation at the request of the Requesting Party.  The provisions of this Section 8.23 shall not be applicable to any Tenant for so long as it is a publicly traded company.

8.24Memorandum of Lease.  The parties agree not to place this Lease of record but simultaneously herewith, Landlord and Tenant shall execute and acknowledge a Short Form Lease Memorandum in the form attached hereto as Exhibit J (“Short Form Lease Memorandum”); provided, however, that the failure to record said Short Form Lease Memorandum shall not affect or impair the validity and effectiveness of this Lease.  Tenant may record such Short Form Lease Memorandum in the Office of the City Register, New York County, and Tenant shall be responsible for all recording fees, charges and taxes (if any) in connection therewith.  Upon the Expiration Date or sooner termination of this Lease, Tenant, upon Landlord’s request, shall promptly execute and deliver an instrument in recordable form terminating such Short Form Lease Memorandum, which Landlord, at Landlord’s cost, may record in the Office of the City Register, New York County.  Landlord and Tenant shall execute, acknowledge and deliver to the other a memorandum of any amendment to this Lease and a memorandum acknowledging the termination and discharge of such memorandum.  Tenant may, at Tenant’s sole cost and expense, record such memorandum of amendment to this Lease, and Tenant shall be responsible for all recording fees, charges and taxes (if any) in connection therewith.  Landlord and Tenant agree to execute any other documents as may be reasonably necessary to record any such memorandum of lease, memorandum of amendment or any termination and discharge of such memoranda.  The provisions of this Section 8.24 shall survive the expiration or earlier termination of this Lease.

8.25Terms of Early Access.  Any access to or entry on the Building by Tenant prior to the Commencement Date, pursuant to the provisions of the DCA or otherwise, shall be subject to and upon all of the applicable provisions of this Lease, including, without limitation, Sections 7.02 and 6.12; provided, that there shall be no obligation on the part of

Tenant solely because of such access to pay any Fixed Rent or Recurring Additional Charges for any period prior to the time such payments commence to be payable pursuant to the provisions of this Lease.

8.26Representations and Warranties.  Each party hereto represents and warrants to the other party as follows:

(a)The execution, delivery and performance of this Lease by such party has been duly authorized by all necessary action on the part of such party.

(b)The person executing this Lease on behalf of such party has full power and authority to execute and deliver this Lease on behalf of such party, and has duly executed and delivered this Lease.

(c)No consent, approval or authorization is required in connection with the execution, delivery and performance hereof by such party (including, with respect to Landlord, the consent, approval or authorization by any Superior Mortgagee or Superior Lessor), unless such consent, approval or authorization has been obtained and remains in full force and effect on the date hereof.

8.27REIT/UBTI Compliance.  Tenant acknowledges that Landlord has advised that all Rent and all sums, charges, or amount of whatever nature under this Lease payable to Landlord shall qualify as “rents from real property” under both Internal Revenue Code § 512(b)(3) and § 856(d) and all related statutes, regulations, revenue rulings, interpretations, and other official pronouncements, all as in effect from time to time.  If the Rent or any other sums, charges, or amount of whatever nature to be paid by Tenant to Landlord under this Lease does not so qualify, then Landlord may reasonably adjust the Rent to achieve such qualification provided that such adjustments, in the aggregate, produce the same economic equivalent to the Rent that would have been payable by Tenant to Landlord without giving effect to any such adjustments and such adjustments do not otherwise reduce Tenant’s rights or increase Tenant’s obligations under this Lease.  Tenant, at no cost to Tenant, shall execute such documents as Landlord reasonably requires to make such adjustments.  In addition, if any service required or permitted to be performed by Landlord pursuant to this Lease, the charge or cost of which may be treated as “impermissible tenant service” income under the Laws governing a real estate investment trust (“REIT”), or the realization of unrelated business taxable income, such service may be performed by a taxable REIT subsidiary that is Affiliated with either Landlord or Landlord’s property manager, an independent contractor of Landlord or Landlord’s property manager (the “Service Provider”), then such Service Provider may perform such service in lieu of Landlord if such service to be provided by the Service Provider is not less than the service required to be provided by Landlord under the terms of this Lease.  If Tenant is subject to a charge under this Lease for any such service, then, at Landlord’s direction, Tenant will pay such charge either to Landlord for further payment to the Service Provider or directly to the Service Provider, and, in either case, (a) Landlord will credit such payment against Additional Charges due from Tenant under this Lease for such service, and (b) such payment to the Service Provider will not relieve Landlord from any obligation under this Lease concerning the provisions of such service.

8.28Time of the Essence.  Time shall be of the essence with respect to all deadlines and time periods set forth in this Lease for the exercise of rights under this Lease.

8.29No Third-Party Beneficiaries.  This Lease is an agreement solely for the benefit of Landlord and Tenant (and their permitted successors and/or assigns).  No other Person shall have any rights hereunder, nor shall any other Person be entitled to rely upon the terms, covenants, and provisions contained herein.

8.30Parking.  (a)  The Project shall include a valet parking garage in the Building containing between 100 and 200 parking spaces (the “Garage”), which Garage shall be initially constructed with electric charging stations.  Landlord advises Tenant that Landlord will lease the Garage to an independent third party (the “Parking Lessee”). Landlord shall cause Parking Lessee to make at least 10 parking spaces for standard size vehicles (which shall include SUVs, passenger vans and station wagons) available in the Garage to Tenant or Tenant’s Permitted Users (collectively, the “Permitted Parkers”) pursuant to a separate agreement between the Parking Lessee and the Permitted Parkers, and the Parking Lessee shall reserve such spaces for the Permitted Parkers (such spaces reserved for the Permitted Parkers, “Tenant’s Parking Spaces”).  Notwithstanding the foregoing, if at any time during the Term Landlord grants to any other Building tenant more than 10 parking spaces, Tenant shall have the right to require Landlord to increase the number of Tenant’s Parking Spaces to equal the number granted to such other tenant.  Landlord shall cause Tenant’s Parking Spaces to be reserved for Tenant for the remainder of the Term or until such earlier time as Tenant elects upon written notice to Landlord and the Parking Lessee to no longer reserve all or any of Tenant’s Parking Spaces; provided, that, if Tenant has provided such written notice to Landlord and the Parking Lessee to no longer reserve all or any of Tenant’s Parking Spaces, Tenant shall have the option, upon written notice to Landlord and the Parking Lessee, to add back the surrendered Tenant’s Parking Spaces, subject to availability at the time of such request. Landlord advises Tenant that parking in the Garage shall be exclusively on a valet basis accessed on the 33rd Street side of the Building at the car drop off area identified on Exhibit TT attached hereto, Tenant shall not have the right to any specific parking space within the Garage and Landlord makes no representation as to the specific location of Tenant’s Parking Spaces within the Garage.  Tenant’s Parking Spaces shall be used exclusively for the parking of standard size passenger motor vehicles belonging to or leased to or operated by the Permitted Parkers and their respective employees, contractors, visitors and invitees, and for no other purpose.  Tenant shall upon request promptly furnish to Parking Lessee a list of the license numbers of the cars operated by the Permitted Parkers and their employees and contractors (which list Tenant may revise from time to time).  Tenant’s use of Tenant’s Parking Spaces shall be subject to the Rules and Regulations.

(b)Landlord, as landlord under this Lease, shall not be liable for any injury to person or property, or for loss or damage to any automobile parked in the Garage or its contents, resulting from theft, collision, vandalism or any other cause whatsoever, except to the extent resulting from the negligence of Landlord or any Landlord Indemnified Party.

(c)Parking Lessee shall have the right to license an independent operator to conduct a parking operation open to the public with respect to the Garage or to conduct such operation itself; provided that such independent operator is subject to the terms and conditions of this Section 8.30.

(d)Tenant shall pay to Parking Lessee or operator who shall be licensed by Parking Lessee to conduct a parking operation with respect to the Garage, on the first day of each month, the amount obtained by multiplying the number of Tenant’s Parking Spaces reserved in any given month by the Monthly Rate.  “Monthly Rate” shall mean, for any given month during the Term, the rate then charged by Parking Lessee, which rate shall be consistent with market rates for comparable garages in the vicinity of the Building.

(e)Parking Lessee, or the parking lot operator, as the case may be, shall have the right to tow, at Tenant’s expense, any of Tenant’s or Tenant’s permitted subtenants’, or their employees’, contractors’, visitors’ or invitees’, cars that are parked illegally outside of the Garage.

(f)Parking Lessee may require that all cars to be parked in Tenant’s Parking Spaces exhibit such identification as Parking Lessee or the garage operator may from time to time deem reasonably necessary.  Any badges, stickers or other methods of identification so required shall be provided to Tenant for the use of Tenant or Tenant’s permitted subtenants, or their employees, contractors, visitors or invitees, at no cost to Tenant.  Parking Lessee shall have the right to tow, at Tenant’s expense, any of Tenant’s or Tenant’s permitted subtenants’, or their employees’, contractors’, visitors’ or invitees’, cars not exhibiting such identification, provided that Tenant shall have been notified in writing of such identification requirements at least 30 days prior thereto.

(g)In the event that Landlord elects not to lease the Garage to an independent third party (i.e. the Parking Lessee) and directly or indirectly operates the Garage, then any reference in this Section 8.30 to the Parking Lessee, or both the Parking Lessee and Landlord, shall be deemed to mean only Landlord.

8.31Pets.  Subject to the provisions of this Section 8.31, and to the extent permitted by applicable Laws, Tenant shall be permitted to bring domesticated and house-trained dogs, kept by Permitted Users as pets or service animals, into the Tenant Unit (but not any other portions of the Premises), upon and subject to the following conditions:

(a)there shall not be more than thirty (30) dogs (other than registered service animals) in the Premises at any one time.  Such number shall be (i) increased by two (2) dogs per floor for any Initial Expansion Space, Expansion Space or Offer Space within the Tenant Unit that is leased by Tenant on a floor which Tenant has not previously leased space hereunder, upon the terms and conditions set forth herein and such other terms and conditions acceptable to Landlord in its reasonable discretion) and (ii) decreased by two (2) dogs per floor of any Initial Contraction Space or Contraction Space, or other floors surrendered pursuant to this Lease;

(b)Other than registered service animals, no dogs over 100 pounds shall be permitted, and Landlord reserves the right from time to time to prohibit breeds of dogs that are generally considered to have violent propensities;

(c)all dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Building or cause any undue noise whether through barking, growling or otherwise that is audible outside the Premises;

(d)other than registered service animals, all dogs shall enter and exit the Building only through the 33rd Street porte cochere entrance or the entrance ramp to the Bicycle Storage Room, and shall use only the Exclusive Tenant Unit Elevators or service elevators, and shall not be permitted in common restrooms, fire stairwells other than Internal Stairs (except in an emergency), common area stairwells, escalators or landscaped areas of the Project;

(e)while outside the Premises (i.e., in any common area of the Building), all dogs shall be kept on leashes or in carriers;

(f)all dogs shall be vaccinated, and upon Landlord’s request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for dogs having access to the Premises and the Building, all dogs shall be spayed or neutered, and no dog with fleas or ticks may be brought into the Building;

(g)Tenant shall be responsible for any incremental Actual Costs of cleaning, landscaping, insurance and any other incremental Actual Costs which may arise from the dogs’ presence in the Building, and Tenant shall immediately remove any dog waste and excrement from the Premises, the Building and the Project;

(h)Intentionally omitted;

(i)if, at any time during the Term, (x) Landlord receives complaints from other tenants or occupants of, or invitees to, the Building regarding (i) the dogs’ activities, (ii) the dogs’ noise level within the Building or (iii) allergic reactions suffered as a result of the presence of any dog, and such complaints are not remedied by Tenant to Landlord’s reasonable satisfaction within ten (10) Business Days following Landlord’s delivery of written notice to Tenant, or (y) Landlord reasonably determines that the presence of particular dog(s) is materially disruptive to the maintenance and operation of the Building, or (z) Tenant has failed to comply with any of the provisions set forth in this Section 8.31, Landlord shall notify Tenant thereof and, if such failure to comply with any of the provisions of this Section 8.31 is not cured to Landlord’s reasonable satisfaction within five (5) Business Days following Landlord’s delivery of written notice to Tenant, then in addition to any other rights or remedies set forth herein or at law, Landlord may revoke Tenant’s rights under this Section with respect to the dog(s) in questions, subject to such rights being reinstated if the proper measures (as reasonably determined by Landlord) are taken to avoid such failure thereafter;

(j)Landlord shall have the right to refuse entry to any dog that, in Landlord’s reasonable judgment, poses a threat to the safety, security or quiet enjoyment of the Building’s occupants;

(k)Landlord shall have the right to establish reasonable procedures for the registration of all permitted dogs with Landlord and/or its property manager, which may include submitting an application, providing proof of vaccination, New York City licensing, and spay/neutering and a requirement that all registered dogs wear a collar tag or other reasonable method of identification issued by Landlord and/or the property manager; and

(l)Tenant shall comply with all reasonable rules and regulations relating to pets promulgated by Landlord from time to time for the safety and security of Building occupants provided that such rules and regulations do not increase Tenant’s obligations or decrease Tenant’s rights set forth in this Section 8.31 in either case except to a de minimis extent.

Tenant shall comply with all applicable Laws associated with or governing the presence of a dog (including registered service animals) within the Premises and/or the Building.  Notwithstanding anything to the contrary in the Rules and Regulations, Tenant shall have the right to install fish tanks in the Premises consistent with comparable installations in first class office buildings.

Article 9

Renewal Right

9.01Renewal Right.  (a)  Provided that (A) on the date Tenant exercises a Renewal Option and at the commencement of the applicable Renewal Term (i) this Lease has not been terminated and no valid notice of termination of this Lease has been delivered, and (ii) any previous Renewal Options have been exercised, and (B) as of the giving of the Renewal Notice Tenant Occupies or as of the applicable Renewal Term Commencement Date Tenant will Occupy, at least 70% of the applicable Renewal Premises, Tenant shall have the option (each a “Renewal Option”) to extend the initial Term of this Lease, at Tenant’s election, for consecutive periods (each a “Renewal Term”) of five (5) years (each a “Five-Year Renewal Term”) or ten (10) years (each a “Ten-Year Renewal Term”), provided that the aggregate of all Renewal Terms shall not exceed twenty (20) years from the expiration of the initial Term (“Outside Aggregate Renewal Expiration Date”).  “Occupy” or “Occupies” means, with respect to any space, that such space is not subleased to one or more third parties (i.e. such space may be occupied by (1) Affiliates of Tenant expressly permitted pursuant Section 5.01(c) and/or (2) Desk Space Users expressly permitted under Section 5.01(f), or may not be physically occupied at all).

(b)Each Renewal Option shall be exercised with respect to a Renewal Premises only and shall be exercisable by Tenant giving notice to Landlord (each a “Renewal Notice”) at least 28 months before the last day of the initial Term, or then current Renewal Term, as applicable (such date, the “Outside Renewal Exercise Date”), but no earlier than 48 months prior to the last day of the initial Term or then current Renewal Term, as applicable (time being of the essence in each case).  Tenant shall specify in the Renewal Notice whether Tenant elects a Five-Year Renewal Term or Ten-Year Renewal Term (if available).  If Tenant fails to elect a Ten-Year Renewal Term, then Tenant shall have been deemed to have elected a Five-Year Renewal Term.

(c)The first Renewal Term shall commence on the day following the expiration of the initial Term, and any subsequent Renewal Term shall commence on the day following the expiration of the then-current Renewal Term (each such expiration date, a “Renewal Term Expiration Date”).

(d)Each Renewal Option shall be exercised with respect to space selected by Tenant and designated in the applicable Renewal Notice (the space as to which Tenant exercises (or is deemed to have exercised) the Renewal Option pursuant to this Section 9.01 is called the “Renewal Premises”); provided, that Tenant shall only have the right to designate as the Renewal Premises one of the following:

(i)the entire Premises demised by this Lease as of the date on which Tenant gives the applicable Renewal Notice; or

(ii)a portion of the Premises demised by this Lease as of the date on which Tenant gives the applicable Renewal Notice consisting of 3 or more contiguous full floors of the then Office Premises (a “Contiguous Block”) starting, at Tenant’s option, with either the highest or lowest office floor of the largest of the Contiguous Blocks then leased by Tenant (the “Minimum Renewal Premises”); or

(iii)the Minimum Renewal Premises plus (A) any full floors of the Premises that are located in a Contiguous Block or a block of two contiguous floors, provided, that in the case of a Contiguous Block, Tenant’s renewal of such floors must be contiguous and start, at Tenant’s option, with either the highest or lowest office floor of such Contiguous Block, (B) any other non-contiguous full floors of the Premises, (C) all of Tenant’s space on any partial floor that is contiguous to any full floor of the Premises that is being renewed, (D) any partial floor or full floor all or substantially all of which is used for specialty uses (e.g. cafeteria, gym, auditorium, trading floor, conference center, below-grade storage) (each a “Specialty Floor”), and/or any portion of a floor used for trading operations (“Amenity Space”), whether or not including such Specialty Floor(s) or Amenity Space will result in a contiguous block of floors then leased by Tenant no longer being such a contiguous block after such election and/or (E) any or all of the (i) Mechanical Areas and/or (ii) any MDF rooms located in the cellar or subcellar, to the extent such areas are not required by Landlord to operate the portions of the Premises that are not being renewed, in accordance with the Reduced or Increased Premises Operational Mechanism.

9.02Renewal Rent and Other Terms.  (a)  Each Renewal Term shall be upon all of the terms and conditions set forth in this Lease, except that (i) the Fixed Rent shall be as determined pursuant to the further provisions of this Section 9.02; (ii) Tenant shall accept the Renewal Premises in its “as is” condition at the commencement of the applicable Renewal Term, and Landlord shall not be required to perform any work, to pay the Work Allowance or any other amount or to render any services to make the Premises ready for Tenant’s continued use and occupancy or to provide any abatement of Fixed Rent or Additional Charges on account of any such renewal (but the foregoing shall not vitiate Landlord’s obligations under this Lease or any other abatement expressly permitted pursuant to the terms of this Lease), in each case with respect to the applicable Renewal Term; (iii) Tenant shall have no option to renew this Lease beyond the expiration of the Outside Aggregate Renewal Expiration Date; (iv) all references in this Lease to the “Premises” shall be deemed to refer to the Renewal Premises; (v) if the

Renewal Premises consists of less than all of the then Premises, Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be proportionately reduced (provided that in no event will the Deemed RSF be reduced except as set forth in Section 3.04(i)); (vi) if the Renewal Premises consist of less than all of the space that is located in the Upper Premises then leased by Tenant, then Tenant’s right to receive Supplemental HVAC Condenser Water in any Upper Premises shall be proportionately reduced; (viii) if the Renewal Premises consists of less than all of the then Premises, then any space as to which this Lease is not being renewed shall be delivered to Landlord on the then current Expiration Date vacant and free of any lien or encumbrance and otherwise in the condition required pursuant to this Lease (including, without limitation, except as otherwise provided in this Section 9.02, Section 4.03(c) as if such date were the expiration date of this Lease), the Renewal Premises shall be legally demised from the surrendered portions of the Premises, at Tenant’s sole cost and expense, including causing any electricity, condenser water, domestic water, and any other services that have been disproportionately allocated within the Premises to be redistributed in accordance with Section 3.01(d) or (f), as applicable (other than services or dedicated systems disproportionately allocated to certain areas of the Premises in connection with the Landlord MEP Work and/or Tenant MEP Work), and the surrendered portion to be disconnected from Tenant’s internal security system and security gates (collectively, the “Demising Work”) and, to the extent set forth in Section 3.06, Tenant shall perform the Separation Work, and (ix) with respect to the Renewal Premises, all references in this Lease to the Expiration Date shall be deemed to mean the last day of the applicable Renewal Term.  If the Renewal Premises does not include the entirety of the Total Unit, the Reduced or Increased Premises Operational Mechanism shall apply, to the extent applicable.

(b)The annual Fixed Rent for the Renewal Premises for each Renewal Term shall be the Fair Market Rent for such Renewal Term.  “Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Renewal Premises during the applicable Renewal Term, each party acting prudently and under no compulsion to lease, determined as of the date that is 12 months prior to the commencement of the Renewal Term, taking into account all relevant factors.

(c)If Tenant timely exercises a Renewal Option, then, subject to Section 9.02(f), Landlord and Tenant shall promptly commence and diligently and in good faith seek to establish the Fair Market Rent.  If Landlord and Tenant are unable to agree (for any reason) upon the Fair Market Rent on or prior to the date that is 15 months before the then Expiration Date (the “Arbitration Date”), then the Fair Market Rent shall be determined by arbitration in the City of New York as set forth in Section 9.02(d).

(d)(i)  If the Fair Market Rent has not been agreed upon by the Arbitration Date, Landlord and Tenant shall meet in a good faith effort to select a single arbitrator meeting the requirements set forth below.  If Landlord and Tenant are unable to agree to the selection of an arbitrator within 15 days after the Arbitration Date, then either Landlord or Tenant shall promptly request the American Arbitration Association (or any successor organization) to appoint an arbitrator who shall be impartial and both parties shall be bound by any appointment so made.  The sender of such request shall copy the non-requesting party.  If the American Arbitration Association (or any successor organization) shall fail to appoint an arbitrator within 30 days after the Arbitration Date, either Landlord or Tenant may apply to the Supreme Court, New York County to make such appointment.  The arbitrator shall be an independent MAI appraiser having at least 15 years’ experience in appraisal of office space in Comparable First Class Office Buildings, shall not be an employee or past employee of Landlord or Tenant or of any Affiliate of either of them, and shall not have represented or been retained for any reason whatsoever by Landlord or Tenant or any Affiliate of either of them within the prior 10 years.  As soon as reasonably practicable after the appointment of the arbitrator, but no later than 10 Business Days after such appointment, the arbitrator shall meet with Landlord and Tenant (the “Initial Meeting”).  At the Initial Meeting, Landlord shall submit to the arbitrator its determination of the Fair Market Rent (“Landlord’s Determination”) in a sealed envelope contemporaneously with Tenant’s submission to the arbitrator of its determination of the Fair Market Rent (“Tenant’s Determination”) in a sealed envelope, whereupon the arbitrator shall open both envelopes.  If one party shall be ready, willing and able to submit its determination of the Fair Market Rent at such Initial Meeting, but the other party shall fail to submit its determination of the Fair Market Rent at such Initial Meeting, then the party who is so ready, willing and able to submit its determination shall not be required to do so, and the Initial Meeting shall be rescheduled to a date which is not more than 3 Business Days following the Initial Meeting, at which rescheduled Initial Meeting the arbitrator shall open both envelopes.  If the party that was not ready, willing and able to submit its determination of the Fair Market Rent at the Initial Meeting shall not submit its determination of the Fair Market Rent at such rescheduled meeting, the determination of the party that was ready, willing and able to submit its determination at the Initial Meeting shall constitute the Fair Market Rent.  If (x) the Landlord’s Determination is not higher than the Tenant’s Determination by more than 3% or (y) if the Tenant’s Determination is higher than the Landlord’s Determination, then the arbitrator shall not make a determination as to the Fair Market Rent, and the Fair Market Rent shall equal the average of Landlord’s Determination and Tenant’s Determination.  If neither of the foregoing events (x) or (y) has occurred, then the arbitrator shall set a hearing date for arbitration, which hearing shall not exceed two days and shall be scheduled to be held within 30 days after the Initial Meeting.

(ii)There shall be no discovery in the arbitration.  However, on reasonable notice to the other party, Tenant may inspect any portion of the Building relevant to its claims, and Landlord may inspect any portion of the space occupied by Tenant on the floors in issue.  On or before the date that is 30 days prior to the scheduled hearing, the parties shall exchange opening written expert reports and opening written pre-hearing statements.  Opening written pre-hearing statements shall not exceed 20 pages in length.  On or before the date that is two weeks prior to the hearing, the parties may exchange rebuttal written expert reports and rebuttal written pre-hearing statements.  Rebuttal written pre-hearing statements shall not exceed 10 pages in length.  On or before the date that is 10 days prior to the hearing, the parties shall exchange written witness lists, including a brief statement as to the subject matter to be covered in the witnesses’ testimony, and submit the same contemporaneously to the arbitrator.  On or before the date that is one week prior to the hearing, the parties shall exchange all documents which they intend to offer at the hearing.  Other than rebuttal witnesses, only the witnesses listed on the witness lists shall be allowed to testify at the hearings.  Closing arguments shall be heard immediately following conclusion of all testimony.  The proceedings shall be recorded by stenographic means.  Each party may present live witnesses and offer exhibits, and all witnesses shall be subject to cross-examination.  The arbitrator shall conduct the two day hearing so as to provide each party with sufficient time to present its case, both on direct and on rebuttal, and permit each party appropriate time for cross examination; provided, that the arbitrator shall not extend the hearing beyond two days.  Each party may, during its direct case, present evidence in support of its position and in opposition to the position of the opposing party.

(iii)The arbitrator shall, within 7 days of the conclusion of the hearing, make a determination of the Fair Market Rent by selecting either the amount set forth in Landlord’s Determination or the amount set forth in Tenant’s Determination, whichever the arbitrator determines is closest to Fair Market Rent and send copies of its determination promptly to both Landlord and Tenant specifying whether Landlord’s Determination or Tenant’s Determination was chosen.  The arbitrator may not select any other amount as the Fair Market Rent.  The fees and expenses of any arbitration pursuant to this Section 9.02(d) shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof.  The arbitrator shall not have the power to add to, modify or change any of the provisions of this Lease.  After a determination has been made of the Fair Market Rent, the parties shall execute and deliver an instrument setting forth the Fair Market Rent, but the failure to so execute and deliver any such instrument shall not affect the determination of Fair Market Rent.

(e)If the final determination of Fair Market Rent shall not be made on or before the first day of the applicable Renewal Term, then, pending such final determination, Tenant shall pay, as Fixed Rent for the applicable Renewal Term, an amount equal to Landlord’s Determination.  If, based upon the final determination of the Fair Market Rent, the Fixed Rent payments made by Tenant for such portion of such Renewal Term were greater than the Fair Market Rent payable for such Renewal Term, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant, together with interest thereon at the Base Rate.

(f)Notwithstanding the foregoing, Tenant may elect to deliver a Renewal Notice prior to the Outside Renewal Exercise Date (but no earlier than 48 months prior to the last day of the initial Term or then current Renewal Term, as applicable).  In such event, Landlord and Tenant shall promptly commence and diligently and in good faith seek to establish the Fair Market Rent.  If Landlord and Tenant are unable to agree (for any reason) upon the Fair Market Rent on or prior to the date that is 90 days after the delivery of the Renewal Notice, then such date shall be deemed the Arbitration Date and the Fair Market Rent shall be determined by arbitration in the City of New York as set forth in Section 9.02(d).  Tenant shall have the right, within 30 days after the final determination of the Fair Market Rent by the arbitrator in accordance with Section 9.02(d)(i) or (iii) (time being of the essence), to rescind the Renewal Notice by delivering written notice to Landlord (a “Rescission Notice”), provided that in no event shall the Rescission Notice be delivered later than the Outside Renewal Exercise Date.  If a Rescission Notice is timely delivered in accordance with the foregoing, then the Renewal Option shall be void and of no force or effect, and the Term shall expire on the last day of the initial Term or then-current Renewal Term, as applicable.  If Tenant does not timely deliver a Rescission Notice in accordance with the foregoing, then Tenant shall have no further right to terminate or rescind the applicable Renewal Option and the Fair Market Rent as determined by the arbitrator shall be binding.

(g)If a Letter of Credit is then required pursuant to Section 5.01(b), then (i) Tenant shall, at least 30 days prior to the commencement of the Renewal Term and as a condition to such commencement date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, extending the Letter of Credit to the LC Date that is 60 days after the Renewal Term Expiration Date and (ii) if the Renewal Premises consists of less than all of the then Premises, such new Letter of Credit or amendment to the existing Letter of Credit shall be for a decreased LC Amount to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises for the applicable Renewal Term.  If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 9.02(g), Landlord shall promptly return the replaced Letter of Credit to Tenant.

9.03Lease Amendment.  Upon request by either party made on or following the commencement date of the Renewal Term, Landlord and Tenant will mutually execute and deliver an amendment to this Lease setting forth the commencement date of the applicable Renewal Term, the Fixed Rent for the applicable Renewal Term, and the new Expiration Date, as extended; provided, that the failure of either party to execute and deliver such an amendment shall not affect the rights and obligations of Landlord and Tenant under this Lease or the extension of the term of this Lease for the Renewal Term.

Article 10

Initial Expansion Option

10.01Initial Expansion Option.  (a)  Provided that on the date Tenant exercises the Initial Expansion Option (i) this Lease has not been terminated, (ii) Tenant has not exercised the Initial Contraction Option and (iii) Tenant is a BlackRock Tenant, Tenant shall have the option (the “Initial Expansion Option”) to lease one, two or three (at Tenant’s option) additional full floors contiguous to the top floor of the Office Premises (the “Initial Expansion Space”).  The Initial Expansion Option shall be exercisable by Tenant giving Landlord notice thereof (the “Initial Expansion Notice”) on or before          *          (the “Initial Expansion/Contraction Date”), time being of the essence, which notice shall state the floors to be included in the Initial Expansion Space.  If Tenant fails to deliver the Initial Expansion Notice on or prior to the Initial Expansion/Contraction Date (time being of the essence), Tenant shall be deemed to have irrevocably waived its right to lease the Initial Expansion Space pursuant to this Article 10, and the Initial Expansion Option shall be null and void and of no further force or effect.

(b)If Tenant timely gives the Initial Expansion Notice, then the Initial Expansion Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except that:

(i)The Qualified RSF of the Premises shall be adjusted by adding the rentable square footage of the Initial Expansion Space (which shall be determined in accordance with the Measurement Standard (as defined in the DCA));

(ii)If the Initial Expansion Notice is delivered on or before          †         , the Fixed Rent for the Initial Expansion Space shall be $[****] per Qualified RSF for the First Rent Period, $[****] per Qualified RSF for the Second Rent Period, $[****] per Qualified RSF for the Third Rent Period and $[****] per Qualified RSF for the Fourth Rent Period.  Otherwise, the Fixed Rent for the Initial Expansion Space shall be $[****] per Qualified RSF for the First Rent Period, $[****] per Qualified RSF for the Second Rent Period, $[****] per Qualified RSF for the Third Rent Period and $[****] per Qualified RSF for the Fourth Rent Period.

(iii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately increased to reflect the addition of the rentable square footage of the Initial Expansion Space to the Qualified RSF of the Premises;

(iv)The Original Work Allowance shall be increased by an amount equal to the product of $[****] multiplied by the Qualified RSF of the Initial Expansion Space and the Additional Work Allowance shall be increased by an amount equal to the product of (A) $[****] multiplied by the Qualified RSF of the Initial

*  The date that is 24 months prior to the scheduled Commencement Date, based on the construction schedule in effect as of the date this Agreement is released from escrow pursuant to the Escrow Agreement.

†  The date that is 30 months prior to the scheduled Commencement Date, based on the construction schedule in effect as of the date this Agreement is released from escrow pursuant to the Escrow Agreement.

Expansion Space if the Initial Expansion Notice is delivered on or before          *         , and (B) $[****] multiplied by the Qualified RSF of the Initial Expansion Space if the Initial Expansion Notice is delivered after          *         ;

(v)The Reduced or Increased Premises Operational Mechanism, if applicable, shall apply; and

(vi)The term “Premises” shall include the Initial Expansion Space for all purposes of this Lease.

(c)After the giving of an Initial Expansion Notice, Landlord and Tenant shall confirm the inclusion of the Initial Expansion Space in the Premises and the rentable square footage thereof by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Initial Expansion Space in the Premises in accordance with this Article 10.

(d)Anything contained herein to the contrary notwithstanding, if at any time on or before the Initial Expansion/Contraction Date the tenant under this Lease is not a BlackRock Tenant, then the provisions of this Article 10 granting to Tenant the Initial Expansion Option shall be null and void and of no further force or effect, and Tenant shall have no right to exercise the Initial Expansion Option at any time thereafter.

(e)If based on the remeasurement of the Initial Premises pursuant to Section 8.7 of the DCA the Qualified RSF of the Initial Premises decreases by more than three percent (3%) by comparison with Exhibit B-2, then Tenant shall have the right to exercise the Initial Expansion Option with respect to one additional full floor contiguous to the top floor of the Office Premises (i.e., in addition to the one, two or three floors as to which Tenant exercised its option in accordance with Section 10.01(a) above); provided, if as of the date Tenant exercises the Initial Expansion Option with respect to such additional full floor, Landlord has entered into a bona fide lease with a third party tenant for such full floor, Tenant shall have the right to exercise the Initial Expansion Option with respect to the next lowest full floor of the Building above the Office Premises (other than a floor on which the Sky Lobby is located) that is not leased to a third party tenant.  Such additional Initial Expansion Option shall be exercised within thirty (30) days after the final determination of the remeasurement of the Initial Premises pursuant to Section 8.7 of the DCA (time being of the essence), and if Tenant timely exercises such Initial Expansion Option, then such additional floor shall be deemed to be Initial Expansion Space and the provisions of this Section 10.01 shall be applicable to such floor, provided that the Fixed Rent for such floor shall be at the same rates per Qualified RSF set forth in Section 2.02.  With respect to such additional floor only, the dates for completion of each of the Occupancy Milestones and Rent Credit Milestones set forth on Exhibit E to the DCA that pertain to work within such additional floor, or common areas or systems serving such additional floor, ) and the remedies associated therewith shall each be extended by 15 months.  If such floor is located in

*  The date that is 30 months prior to the scheduled Commencement Date, based on the construction schedule in effect as of the date this Agreement is released from escrow pursuant to the Escrow Agreement.

the Upper Premises, then the delivery condition for such space shall be the delivery condition of the Modified Base Building Work.

Article 11

Initial Contraction Option

11.01Initial Contraction Option.  (a)  Provided that on the date Tenant exercises the Initial Contraction Option (i) this Lease has not been terminated, (ii) Tenant has not exercised the Initial Expansion Option, and (iii) Tenant is a BlackRock Tenant, Tenant shall have the option (the “Initial Contraction Option”) to exclude from the Premises either the 15th floor of the Premises, or the 14th and 15th floors of the Premises (the space Tenant so elects to exclude, the “Initial Contraction Space”).  The Initial Contraction Option shall be exercisable by Tenant giving Landlord notice thereof (the “Initial Contraction Notice”) on or before the Initial Expansion/Contraction Date, time being of the essence.  The Initial Contraction Notice shall specify the Initial Contraction Space Tenant desires to remove from the Premises.  If Tenant fails to deliver the Initial Contraction Notice on or prior to the Initial Expansion/Contraction Date (time being of the essence), Tenant shall be deemed to have irrevocably waived its right to exclude the Initial Contraction Space from the Premises (but not pursuant to Article 14 or 15 hereof), and the Initial Contraction Option shall be null and void and of no further force or effect.

(b)If Tenant timely gives the Initial Contraction Notice, then the Premises shall be deemed to have excluded the Initial Contraction Space ab initio and Tenant shall continue to lease the Premises (other than the Initial Contraction Space) upon all of the terms and provisions of this Lease, except that:

(i)The Qualified RSF of the Premises shall be reduced by subtracting the rentable square footage of the Initial Contraction Space (which shall be determined in accordance with the Measurement Standard (as defined in the DCA)) and such reduced Qualified RSF of the Premises shall be used as the basis for determining the reduction in the Fixed Rent payable by Tenant in accordance with Section 2.02.

(ii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately decreased to reflect the subtraction of the rentable square footage of the Initial Contraction Space from the rentable square footage of the Premises;

(iii)The Original Work Allowance shall be reduced by an amount equal to the product of $[****] multiplied by the Qualified RSF of the Initial Contraction Space and the Additional Work Allowance shall be reduced by an amount equal to the product of $[****] multiplied by the Qualified RSF of the Initial Contraction Space, and to the extent any portion of the Work Allowance has been funded or applied by Landlord, an appropriate adjustment with respect to the remaining balance to be disbursed shall be made by the parties promptly following the exercise of the Initial Contraction Option;

(iv)the Reduced or Increased Premises Operational Mechanism shall apply; and

(v)the term “Premises” shall no longer include the Initial Contraction Space for all purposes of this Lease.

(c)After the giving of an Initial Contraction Notice, Landlord and Tenant shall confirm the exclusion of the Initial Contraction Space from the Premises and the rentable square footage thereof by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the exclusion of the Initial Contraction Space from the Premises in accordance with this Article 11.

(d)Anything contained herein to the contrary notwithstanding, if at any time on or before the Initial Expansion/Contraction Date the tenant under this Lease is not a BlackRock Tenant, then the provisions of this Article 11 granting to Tenant the Initial Contraction Option shall be null and void and of no further force or effect, and Tenant shall have no right to exercise the Initial Contraction Option at any time thereafter.

(e)If based on the remeasurement of the Initial Premises pursuant to Section 8.7 of the DCA the Qualified RSF of the Initial Premises increases by more than three percent (3%) by comparison with Exhibit B-2, then, in addition to Tenant’s pre-commencement contraction options, Tenant shall have the right to exercise the Initial Contraction Option with respect to one additional full floor at the top of the Office Premises, provided that in no event shall the Qualified RSF of the Premises, after giving effect to all Initial Contraction Options, be less than 700,000 Qualified RSF.

Article 12

Expansion Options

12.01First Expansion Option.  (a)  Provided that on the date Tenant exercises the First Expansion Option and on the First ES Inclusion Date (i) this Lease has not been terminated and no valid notice of termination of this Lease has been delivered, (ii) Tenant has not exercised the Contraction Option with respect to the First Contraction Date, and (iii) Tenant Occupies at least 70% of the Premises, Tenant shall have the option (the “First Expansion Option”) to lease one full floor of the Building as described in the following sentence (the “First Expansion Space”).  If Tenant is not leasing all of the Total Unit as of the date of the First ES Offer Notice, the First Expansion Space shall be contiguous to the top floor of the Office Premises then being leased by Tenant within the Total Unit.  If Tenant is leasing all of the Total Unit as of the date of the First ES Offer Notice, then the First Expansion Space shall be a full floor determined by Landlord, which may be located anywhere within the Building other than the 20% of the RSF of the Building which is closest to the top of the Building.  The First Expansion Option shall be exercisable by Tenant giving Landlord notice thereof (the “First Expansion Notice”) no less than 15 months prior to the Existing ES Lease Expiration Date, as set forth in the First ES Offer Notice (time being of the essence).

(b)If Tenant timely gives the First Expansion Notice, then on the First ES Inclusion Date, the First Expansion Space shall become part of the Premises for a term to commence on the First ES Inclusion Date to be coterminous with the Term, without any further act on the part of Landlord or Tenant and upon all of the terms and conditions of this Lease, except that, from and after the First ES Inclusion Date:

(i)Fixed Rent shall be increased by the First ES Fair Market Rent for the First Expansion Space;

(ii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately increased to reflect the addition of the rentable square footage of the First Expansion Space to the Qualified RSF of the Premises;

(iii)Tenant shall be entitled to any rent abatement and/or work allowance determined in accordance with Section 12.01(g) below; it being agreed that any such work allowance will be provided to Tenant for Tenant’s Alterations to the First Expansion Space to prepare the same for initial occupancy in accordance with the provisions of Section 3.03 hereof, applied mutatis mutandis; provided, that, if Tenant elects not to use all or any portion of such work allowance to prepare the First Expansion Space for initial occupancy, then Tenant may elect, at any time after the First ES Inclusion Date, to have the balance of such work allowance applied against the next succeeding installments of Rent due under this Lease;

(iv)Other than as expressly set forth in this Section 12.01(b), Landlord shall not be required to perform any work, to pay any other work allowance or any other amount, or to render any services to make the Building or the First Expansion Space ready for Tenant’s use or occupancy or to provide any abatement of Fixed Rent or

Additional Charges (but the foregoing shall not vitiate Landlord’s obligations under this Lease or any other abatement expressly permitted pursuant to the terms of this Lease), and Tenant shall accept the First Expansion Space in its “as is” condition on the First ES Inclusion Date, provided that if the First Expansion Space is within the Total Unit, Landlord shall have performed the Base Building Work (other than Landlord MEP Upgrades or Tenant MEP Work) prior to the First ES Inclusion Date, and if the First Expansion Space is not within the Total Unit, Landlord shall have performed such Base Building Work, as may be modified as appropriate taking into account the physical differences between space in the Total Unit and other portions of the Building (the “Modified Base Building Work”).  If such Base Building Work or Modified Base Building Work, as applicable, was performed in connection with the initial development of the Building or leasing of the First Expansion Space, then Landlord shall have no obligation to make any improvements or alterations to the Base Building Work or Modified Base Building Work, and Tenant shall accept the Base Building Work or Modified Base Building Work in its “as is” condition as of the First ES Inclusion Date.

(v)Notwithstanding the foregoing, Tenant shall have the right to cause Landlord to deliver the First Expansion Space with any existing leasehold improvements demolished, which shall be a relevant factor for purposes of determining the First ES Fair Market Rent.  Tenant shall deliver notice requesting such demolition simultaneously with delivery of the First Expansion Notice, failing which the First Expansion Space shall be delivered in accordance with Section 12.01(b)(iv).

(vi)The Reduced or Increased Premises Operational Mechanism, if applicable, shall apply.

(c)The “First ES Offer Notice” means a notice from Landlord, given no later than three (3) years prior to the 9th anniversary of the Rent Commencement Date (time being of the essence), stating the lease expiration date (an “Existing ES Lease Expiration Date”) of the applicable lease then in effect for the First Expansion Space (or the latest lease expiry if there are multiple leases on the floor comprising the First Expansion Space), and the date during the First ES Delivery Period on which Landlord anticipates that the First ES Inclusion Date is expected to occur (taking into account the time required for Landlord to perform any Base Building Work or Modified Base Building Work required hereunder) (the “Anticipated First ES Inclusion Date”).  Landlord shall not enter into any lease for all or any portion of the First Expansion Space the expiration date of which would (taking into account any Landlord termination rights and the time required for Landlord to perform any Base Building Work or Modified Base Building Work required hereunder) reasonably likely preclude Landlord from being able to timely deliver the First Expansion Space to Tenant in the condition required hereunder within the First ES Delivery Period.

(d)The “First ES Delivery Period” means the period beginning on the 9th anniversary of the Rent Commencement Date and ending on the 11th anniversary of the Rent Commencement Date.

(e)The “First ES Inclusion Date” means the date upon which Landlord delivers to Tenant vacant possession of the First Expansion Space with the Base

Building Work or Modified Base Building Work (as applicable) in the First Expansion Space completed (subject to Section 12.01(b)(iv)), which date shall not be prior to the Anticipated First ES Inclusion Date, and upon such date the First Expansion Space shall become part of the Premises, upon all of the terms and conditions set forth in Section 12.01.  Landlord shall use commercially reasonable efforts to deliver possession of the First Expansion Space to Tenant on or before the Anticipated First ES Inclusion Date.  Landlord shall promptly inform Tenant of any anticipated delay of the Anticipated First ES Inclusion Date of the First Expansion Space. Landlord will promptly take all reasonable action against any holdover tenant of the First Expansion Space to obtain possession thereof, including, without limitation, the prompt commencement and diligent prosecution of a summary dispossess proceeding against any such holdover tenant and shall keep Tenant informed as to the status thereof. If Landlord shall collect any holdover rent from any tenant holding over in the First Expansion Space, Landlord shall pay to Tenant 50% of any such holdover rental actually received by Landlord from any such holdover tenant that is in excess of the fixed rent and additional rent applicable to such holdover period calculated at the annual rate payable by such tenant immediately prior to such holdover.  If Landlord is unable to deliver possession of the First Expansion Space to Tenant for any reason on or before the Anticipated First ES Inclusion Date, provided that Landlord complies with the foregoing provisions of this Section 12.01(e), Landlord shall have no liability to Tenant therefor (unless such failure or inability results from Landlord’s failure to lease the First Expansion Space for a term so as to be available for delivery to Tenant within the First ES Delivery Period, in which event Tenant shall have all rights and remedies available to Tenant at law or in equity) and this Lease shall not in any way be impaired.  If the First Expansion Space is not so delivered to Tenant within 270 days after the Anticipated First ES Inclusion Date, then as Tenant’s exclusive remedy therefor (other than as set forth in the preceding sentence), Tenant shall have the right (to be exercised not later than 30 days following the expiration of such 270 day period, subject to the further provisions of this Section 12.01(e)) to rescind its election to add to the Premises such First Expansion Space.  If Tenant does not exercise such rescission right within the aforesaid 30 day period, then Tenant shall be deemed to have agreed to refrain from exercising such right for the next succeeding 30 day period and upon the expiration of such period (if such First Expansion Space has not been delivered to Tenant as required hereunder) Tenant shall again have the same rescission right described above which may be exercised on or prior to the expiration of the next succeeding 30 day period.  If Tenant does not exercise its rescission right within the aforesaid 30 day period, then Tenant shall again be deemed to have agreed to another 30 days during which it may not exercise such rescission right.  Such procedure shall continue until either Landlord delivers such First Expansion Space to Tenant as required hereunder or Tenant exercises its rescission right hereunder.  If Landlord delivers the First Expansion Space to Tenant in the condition required at any time before Tenant exercises its right of rescission, Tenant’s right of rescission shall be deemed null and void.  This Section 12.01(e) constitutes “an express provision to the contrary” within the meaning of said Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(f)Promptly after the occurrence of the First ES Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof, the inclusion of the First Expansion Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the First Expansion Space in the Premises in accordance with this Section 12.01.

(g)“First ES Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the First Expansion Space during the Term (commencing on the First ES Inclusion Date), taking into account all relevant factors (including, without limitation, the terms set forth in Section 12.01(b) and the use of a 27.00% loss factor (computed consistently with the calculation utilized for the Initial Premises) to the measurement of the First Expansion Space), each party acting prudently and under no compulsion to lease, determined as of the date that is 12 months prior to the Anticipated First ES Inclusion Date.  If Tenant timely exercises the First Expansion Option, the First ES Fair Market Rent shall be determined in accordance with the provisions of Sections 9.02(c) and 9.02(d) hereof; provided, that (i) all references in said Sections 9.02(c) and 9.02(d) to “Fair Market Rent” shall be deemed to refer to “First ES Fair Market Rent,” (ii) in conjunction with, and as a component of, the determination of First ES Fair Market Rent, Landlord and Tenant shall establish the amount of any rent abatement or work allowance to which Tenant shall be entitled for the First Expansion Space, if any, based on the amount of any rent abatement or work allowance that a willing lessee and a willing lessor would accept for the First Expansion Space, taking into account all relevant factors (including, without limitation, the amount of the First ES Fair Market Rent and the terms set forth in Section 12.01(b)).  Each party shall indicate its determination of the amount of any rent abatement and/or work allowance to which Tenant should be entitled in connection with the leasing of the First Expansion Space in Landlord’s Determination or Tenant’s Determination, as applicable and such amounts, amortized over the term of Tenant’s leasing of the First Expansion Space (excluding any renewal terms), shall be factored into the calculation of whether Landlord’s Determination or Tenant’s Determination is higher and whether Landlord’s Determination is more than 3% higher than Tenant’s Determination.

(h)If the final determination of the First ES Fair Market Rent shall not be made on or before the First ES Inclusion Date, then, pending such final determination, Tenant shall pay, as Fixed Rent for the First Expansion Space, an amount equal to Landlord’s Determination (and the amount of any rent abatement and work allowance shall be as set forth in Landlord’s Determination).  If, based upon the final determination of First ES Fair Market Rent, the Fixed Rent payments made by Tenant for the First Expansion Space were greater than the First ES Fair Market Rent, as finally determined in accordance with the provisions hereof, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant under this Lease, with interest thereon at the Base Rate from the respective dates of overpayment until credited.  If, based upon the final determination of First ES Fair Market Rent, Tenant is entitled to a rent abatement and/or work allowance other than that set forth in Landlord’s Determination, then the amount of the rent abatement and/or work allowance shall be adjusted accordingly.

(i)If a Letter of Credit is then required pursuant to Section 5.01(b), then Tenant shall, at least 30 days prior to the First ES Inclusion Date and as a condition to such First ES Inclusion Date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, increasing the LC Amount to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises with the inclusion of the First Expansion Space as of the First ES Inclusion Date.  If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 12.01(i), Landlord shall promptly return the replaced Letter of Credit to Tenant.

12.02Second Expansion Option.  (a)  Provided that on the date Tenant exercises the Second Expansion Option and on the Second ES Inclusion Date (i) this Lease has not been terminated and no valid notice of termination of this Lease has been delivered, (ii) Tenant has not exercised the Contraction Option with respect to the Second Contraction Date or the Termination Option, and (iii) Tenant Occupies at least 70% of the Premises, Tenant shall have the option (the “Second Expansion Option”) to lease one full floor of the Building as described in the following sentence  (the “Second Expansion Space”).  If Tenant is not leasing all of the Total Unit as of the date of the Second ES Offer Notice, the Second Expansion Space shall be contiguous to the top floor of the Office Premises then being leased by Tenant within the Total Unit.  If Tenant is leasing all of the Total Unit as of the date of the First ES Offer Notice, then the Second Expansion Space shall be a floor determined by Landlord, which may be located anywhere within the Building other than the 20% of the RSF of the Building which is closest to the top of the Building, provided that if the First Expansion Space was added to the Premises and such First Expansion Space is located outside the Total Unit, then the Second Expansion Space shall be contiguous to the First Expansion Space and shall be located within the same elevator bank as the First Expansion Space.  The Second Expansion Option shall be exercisable by Tenant giving Landlord notice thereof (the “Second Expansion Notice”) no less than 15 months prior to the Existing ES Lease Expiration Date, as set forth in the Second ES Offer Notice (time being of the essence).

(b)If Tenant timely gives the Second Expansion Notice, then on the Second ES Inclusion Date, the Second Expansion Space shall become part of the Premises, without any further act on the part of Landlord or Tenant and upon all of the terms and conditions of this Lease, except that, from and after the Second ES Inclusion Date:

(i)Fixed Rent shall be increased by the Second ES Fair Market Rent for the Second Expansion Space;

(ii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately increased to reflect the addition of the rentable square footage of the Second Expansion Space to the Qualified RSF of the Premises;

(iii)Tenant shall be entitled to any rent abatement and/or work allowance determined in accordance with Section 12.02(g) below; it being agreed that any such work allowance will be provided to Tenant for Tenant’s Alterations to the Second Expansion Space to prepare the same for initial occupancy in accordance with the provisions of Section 3.05 hereof, applied mutatis mutandis; provided, that, if Tenant elects not to use all or any portion of such work allowance to prepare the Second Expansion Space for initial occupancy, then Tenant may elect, at any time after the Second ES Inclusion Date, to have the balance of such work allowance applied against the next succeeding installments of Rent due under this Lease; and

(iv)Other than as expressly set forth in this Section 12.02(b), Landlord shall not be required to perform any work, to pay any other work allowance or any other amount, or to render any services to make the Building or the Second Expansion Space ready for Tenant’s use or occupancy or to provide any abatement of Fixed Rent or Additional Charges (but the foregoing shall not vitiate Landlord’s obligations under this Lease or any other abatement expressly permitted pursuant to the terms of this Lease), and Tenant shall accept the Second Expansion Space in its “as is” condition on the Second ES Inclusion Date, provided that Landlord shall have performed the Base Building Work (excluding any Landlord MEP Upgrades or Tenant MEP Work) or Modified Base Building Work, as applicable, prior to the Second ES Inclusion Date.  If such Base Building Work or Modified Base Building Work was performed in connection with the initial development of the Building or leasing of the Second Expansion Space, then Landlord shall have no obligation to make any improvements or alterations to such Base Building Work or Modified Base Building Work, and Tenant shall accept such Base Building Work or Modified Base Building Work in its “as is” condition as of the Second ES Inclusion Date.

(v)Notwithstanding the foregoing, Tenant shall have the right to cause Landlord to deliver the Second Expansion Space with any existing leasehold improvements demolished, which shall be a relevant factor for purposes of determining the Second ES Fair Market Rent.  Tenant shall deliver notice requesting such demolition simultaneously with delivery of the Second Expansion Notice, failing which the Second Expansion Space shall be delivered in accordance with Section 12.02(b)(iv).

(vi)The Reduced or Increased Premises Operational Mechanism, if applicable, shall apply.

(c)The “Second ES Offer Notice” means a notice from Landlord, given no later than three (3) years prior to the 14th anniversary of the Rent Commencement Date (time being of the essence),  stating the Existing ES Lease Expiration Date of the applicable lease then in effect for the Second Expansion Space (or the latest lease expiry if there are multiple leases on the floor comprising the Second Expansion Space), and the date during the Second ES Delivery Period on which Landlord anticipates that the Second ES Inclusion Date is expected to occur (taking into account the time required for Landlord to perform any Base Building Work or Modified Base Building Work required hereunder) (the “Anticipated Second ES Inclusion Date”).  Landlord shall not enter into any lease for all or any portion of the Second Expansion Space the expiration date of which would (taking into account any Landlord termination rights and the time required for Landlord to perform any Base Building Work or Modified Base Building Work required hereunder) reasonably likely preclude Landlord from being able to timely deliver the Second Expansion Space to Tenant in the condition required hereunder within the Second ES Delivery Period.

(d)The “Second ES Delivery Period” means the period beginning on the 14th anniversary of the Rent Commencement Date and ending on the 16th anniversary of the Rent Commencement Date.

(e)The “Second ES Inclusion Date” means the date upon which Landlord delivers to Tenant vacant possession of the Second Expansion Space with the Base Building Work or Modified Base Building Work (as applicable) in the Second Expansion Space completed (subject to Section 12.01(b)(iv)), which date shall not be prior to the Anticipated Second ES Inclusion Date, and upon such date the Second Expansion Space shall become part of the Premises, upon all of the terms and conditions set forth in Section 12.02.  Landlord shall use commercially reasonable efforts to deliver possession of the Second Expansion Space to Tenant on or before the Anticipated Second ES Inclusion Date.  Landlord shall promptly inform Tenant of any anticipated delay of the Anticipated Second ES Inclusion Date of the Second Expansion Space. Landlord will promptly take all reasonable action against any holdover tenant of the Second Expansion Space to obtain possession thereof, including, without limitation, the prompt commencement and diligent prosecution of a summary dispossess proceeding against any such holdover tenant and shall keep Tenant informed as to the status thereof.  If Landlord shall collect any holdover rent from any tenant holding over in the Second Expansion Space, Landlord shall pay to Tenant 50% of any such holdover rental actually received by Landlord from any such holdover tenant that is in excess of the fixed rent and additional rent applicable to such holdover period calculated at the annual rate payable by such tenant immediately prior to such holdover. If Landlord is unable to deliver possession of the Second Expansion Space to Tenant for any reason on or before the Anticipated Second ES Inclusion Date, provided that Landlord complies with the foregoing provisions of this Section 12.02(e), Landlord shall have no liability to Tenant therefor (unless such failure or inability results from Landlord’s failure to lease the Second Expansion Space for a term so as to be available for delivery to Tenant within the Second ES Delivery Period, in which event Tenant shall have all rights and remedies available to Tenant at law or in equity) and this Lease shall not in any way be impaired.  If the Second Expansion Space is not so delivered to Tenant within 270 days after the Anticipated Second ES Inclusion Date, then, as Tenant’s exclusive remedy therefor (other than as set forth in the preceding sentence), Tenant shall have the right (to be exercised not later than 30 days following the expiration of such 270 day period, subject to the further provisions of this Section 12.02(e)) to rescind its election to add to the Premises such Second Expansion Space.  If Tenant does not exercise such rescission right within the aforesaid 30 day period, then Tenant shall be deemed to have agreed to refrain from exercising such right for the next succeeding 30 day period and upon the expiration of such period (if such Second Expansion Space has not been delivered to Tenant as required hereunder) Tenant shall again have the same rescission right described above which may be exercised on or prior to the expiration of the next succeeding 30 day period.  If Tenant does not exercise its rescission right within the aforesaid 30 day period, then Tenant shall again be deemed to have agreed to another 30 days during which it may not exercise such rescission right. Such procedure shall continue until either Landlord delivers such Second Expansion Space to Tenant as required hereunder or Tenant exercises its rescission right hereunder. If Landlord delivers the Second Expansion Space to Tenant in the condition required at any time before Tenant exercises its right of rescission, Tenant’s right of rescission shall be deemed null and void.  This Section 12.02(e) constitutes “an express provision to the contrary” within the meaning of said Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(f)Promptly after the occurrence of the Second ES Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof, the inclusion of the Second Expansion Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of the Second Expansion Space in the Premises in accordance with this Section 12.02.

(g)“Second ES Fair Market Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept for the Second Expansion Space during the Term (commencing on the Second ES Inclusion Date), taking into account all relevant factors (including, without limitation, the terms set forth in Section 12.02(b) and the use of a 27.00% loss factor (computed consistently with the calculation utilized for the Initial Premises) to the measurement of the Second Expansion Space), each party acting prudently and under no compulsion to lease, determined as of the date that is 6 months prior to the Anticipated Second ES Inclusion Date.  If Tenant timely exercises the Second Expansion Option, the Second ES Fair Market Rent shall be determined in accordance with the provisions of Sections 9.02(c) and 9.02(d) hereof; provided, that (i) all references in said Sections 9.02(c) and 9.02(d) to “Fair Market Rent” shall be deemed to refer to “Second ES Fair Market Rent” and (ii) in conjunction with, and as a component of, the determination of Second ES Fair Market Rent, Landlord and Tenant shall establish the amount of any rent abatement or work allowance to which Tenant shall be entitled for the Second Expansion Space, if any, based on the amount of any rent abatement or work allowance that a willing lessee and a willing lessor would accept for the Second Expansion Space, taking into account all relevant factors (including, without limitation, the amount of the Second ES Fair Market Rent and the terms set forth in Section 12.02(b)).  Each party shall indicate its determination of the amount of any rent abatement and/or work allowance to which Tenant should be entitled in connection with the leasing of the Second Expansion Space in Landlord’s Determination or Tenant’s Determination, as applicable and such amounts, amortized over the term of Tenant’s leasing of the Second Expansion Space (excluding any renewal terms), shall be factored into the calculation of whether the Higher Determination is higher than the Lower Determination by more than 3% of the Higher Determination.

(h)If the final determination of the Second ES Fair Market Rent shall not be made on or before the Second ES Inclusion Date, then, pending such final determination, Tenant shall pay, as Fixed Rent for the Second Expansion Space, an amount equal to Landlord’s Determination (and the amount of any rent abatement and work allowance shall be as set forth in Landlord’s Determination).  If, based upon the final determination of Second ES Fair Market Rent, as finally determined in accordance with the provisions hereof, the Fixed Rent payments made by Tenant for the Second Expansion Space were greater than the Second ES Fair Market Rent, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/or Additional Charges payable by Tenant under this Lease, with interest thereon at the Base Rate from the respective dates of overpayment until credited.  If, based upon the final determination of Second ES Fair Market Rent, Tenant is entitled to a rent abatement and/or work allowance other than that set forth in Landlord’s Determination, then the amount of the rent abatement and/or work allowance shall be adjusted accordingly.

(i)If a Letter of Credit is then required pursuant to Section 5.01(b), then Tenant shall, at least 30 days prior to the Second ES Inclusion Date and as a condition to such Second ES Inclusion Date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, increasing the LC Amount to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises with the inclusion of the Second Expansion Space as of the Second ES Inclusion Date.  If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 12.02(i), Landlord shall promptly return the replaced Letter of Credit to Tenant.

12.03Miscellaneous.  The First Expansion Option and Second Expansion Option may be referred to herein from time to time as an “Expansion Option;” the First Expansion Notice and Second Expansion Notice may be referred to herein from time to time as an “Expansion Notice;” and the First Expansion Space and Second Expansion Space may be referred to herein from time to time as “Expansion Space.”  The Expansion Space shall be substantially as shown on the floor plans attached hereto as Exhibit B-3 and the rentable square footage of the Expansion Space shall be as set forth on Exhibit B-4 annexed hereto subject to adjustment in accordance with Section 8.7 of the DCA.

Article 13

Right Of First Offer

13.01Offer Space Option.  (a)  As used herein:

(i)“Available” means, as to the Offer Space, that the Offer Space is vacant and free of any (aa) possessory rights in favor of any third party pursuant to (I) a lease in respect of which Landlord was not required pursuant to this Article 13 to offer such Offer Space to Tenant, or (II) the first leasing of Offer Space in respect of which Landlord was required to offer such Offer Space to Tenant, Landlord theretofore offered such Offer Space to Tenant and Tenant did not timely elect to lease such Offer Space or (bb) rights in favor of third parties described in clause (A) and (B) below.  Anything to the contrary contained herein notwithstanding, Tenant’s right of first offer pursuant to this Section 13.01 is subordinate to (A) (1) with respect to the first lease entered into by Landlord after the Effective Date (the “Initial Lease”), any fixed expansion option exercisable at a specific time (or within a specific window of time as limited by the following subclause (y)) and specifically designating a portion or portions of the Offer Space (which fixed expansion option (x) may include more than one option for various configurations, locations or amounts of space, and (y) must include a fixed date or a fixed window of time for the exercise of such fixed expansion option which window of time shall not be more than 3 years) (a “Fixed Expansion Option”), provided such Fixed Expansion Option was granted at the time of the signing of the Initial Lease (it being agreed for the avoidance of doubt that a right to lease additional space in the nature of a right of first offer, right of first refusal or similar right is not a Fixed Expansion Option) or (2) except as otherwise expressly provided herein, at any time thereafter, any Fixed Expansion Option designating Offer Space with respect to which Tenant shall have previously waived (or shall have been deemed to have waived) the Offer Space Option, or as to which Tenant did not have an Offer Space Option pursuant to the last sentence of this clause (i) (but not to any right of first refusal or right of first offer or similar option contained in such leases); provided that, subject to the next succeeding sentence, the aggregate amount of space that is subject to Fixed Expansion Options to which Tenant’s right of first offer is subordinate pursuant to both clause (A)(1) and (2) shall not at any given time exceed 30% of the portion of the Building not leased by Tenant (the “Fixed Expansion Option Cap”), and (B) Landlord’s right to renew or extend the term of any existing lease of the Offer Space to the then-direct tenant (but not any subtenant of such tenant) (whether existing as of the date of this Lease or entered into at any time hereafter), whether or not pursuant to a renewal option or extension right set forth in such tenant’s lease.  Notwithstanding the foregoing, if Landlord grants one or more Fixed Expansion Options that do not exceed the Fixed Expansion Option Cap at the time they are granted, and Tenant subsequently leases additional space causing the aggregate space subject to Fixed Expansion Options to exceed the Fixed Expansion Option Cap, then any such Fixed Expansion Options granted prior to such leasing of additional space by Tenant shall be deemed not to be in violation of the Fixed Expansion Option Cap.  With respect to clause (A) above, if any Offer Space that is subject to a Fixed Expansion Option becomes Available earlier than the date on which Landlord is required to make such space available to the tenant holding such Fixed Expansion Option (a “Fixed Expansion Tenant”), such Offer Space (the “Early Fixed Expansion Space”) shall be deemed Available for purposes of this Section 13.01(a)(i) (subject to Section 13.01(h) below). If Tenant elects the Initial Contraction Option or any Contraction Option or partial Termination Option, waives or fails to exercise on a timely basis any Expansion Option, or exercises the Renewal Option with respect to less than the entire Premises, then the Initial Contraction Space, Contraction Space, Expansion Space, Terminated Space or portion of the Premises that is not Renewal Premises, as applicable, shall not be deemed “Available” until the earlier of (x) the date on which such space becomes available after being leased to another tenant and (y) 2 years after the date that Tenant elects the Initial Contraction Option or any Contraction Option or partial Termination Option, waives or fails to exercise on a timely basis any Expansion Option, or exercises the Renewal Option with respect to less than the entire Premises, as applicable.

(ii)“Offer Space” means (x) if Tenant is leasing [****], or (y) if Tenant is leasing only three (3) contiguous floors, the floor located immediately above the Contiguous Block which becomes Available.

(b)Provided (i) this Lease has not been terminated and (ii) Tenant Occupies at least 70% of the Premises, if at any time during the Term after the expiration of the Initial Lease-Up Period, all or any portion of the Offer Space either becomes, or Landlord reasonably anticipates in good faith that such Offer Space will become, Available within the next 15 months (if the Offer Space is comprised of less than 2 full floors), 18 months (if the Offer Space is comprised of at least 2 but less than 4 full floors) or 21 months (if the Offer Space comprises at least 4 full floors), Landlord shall give to Tenant notice (an “Offer Notice”) thereof, specifying (A) the location and rentable square footage and loss factor used to calculate the rentable square footage of such Offer Space, (B) the date or estimated date that Landlord anticipates in good faith that such Offer Space will become Available (the “Estimated Delivery Date”) and (C) such other matters as Landlord may deem appropriate for such Offer Notice.  For the avoidance of doubt, Landlord shall not lease any Offer Space to any Person without complying with the provisions of this Article 13, subject to the terms and conditions set forth in this Article 13.

(i)If the Offer Space is comprised of less than two (2) full floors, the Estimated Delivery Date shall be no more than fifteen (15) and no less than six (6) months after delivery of the Offer Notice, provided that if Landlord reasonably anticipates that the Offer Space will become Available sooner than six (6) months due to a default by the existing tenant of such Offer Space or Landlord’s acceptance of an early surrender of such Offer Space from the existing tenant as a result of such tenant’s bankruptcy or default (an “Existing Tenant Vacancy”), then the Estimated Delivery Date shall be no sooner than three (3) months after delivery of the Offer Notice.

(ii)If the Offer Space is comprised of at least two (2) full floors but less than four (4) full floors, the Estimated Delivery Date shall be no more than eighteen (18) and no less than six (6) months after delivery of the Offer Notice, provided that if Landlord reasonably anticipates that the Offer Space will become Available sooner than six (6) months due to an Existing Tenant Vacancy, then the Estimated Delivery Date shall be no sooner than three (3) months after delivery of the Offer Notice.

(iii)If the Offer Space is comprised of at least four (4) full floors, the Estimated Delivery Date shall be no more than twenty one (21) and no less than nine (9) months after delivery of the Offer Notice, provided that if Landlord reasonably anticipates that the Offer Space will become Available sooner than nine (9) months due to an Existing Tenant Vacancy, then the Estimated Delivery Date shall be no sooner than five (5) months after delivery of the Offer Notice.

(c)Provided that (i) on the date that Tenant exercises an Offer Space Option and on the applicable Offer Space Inclusion Date, this Lease has not been terminated and no notice of termination of this Lease has been delivered and (ii) on the date Tenant exercises an Offer Space Option, Tenant Occupies at least 70% of the Premises, Tenant shall have the option (the “Offer Space Option”), exercisable by notice (an “Acceptance Notice”) given to Landlord on or before the date that is 30 days after Tenant’s receipt of the Offer Notice (time being of the essence) to include in the Premises all or, if permitted pursuant to the next sentence, a portion of the applicable Offer Space in the manner provided hereunder.  If the Offer Space includes more than one full floor, Tenant may elect (by so stating in the Acceptance Notice) to include a portion of the Offer Space in the Premises, provided that (A) such portion of the Offer Space comprises one or more full floors, provided that if the Offer Space comprises (in whole or in part) a contiguous block of two or more full floors and Tenant desires to exercise the Offer Space Option for less than all of the floors in such block of space, such portion of the Offer Space must comprise one or more contiguous floors from the bottom of the block, and (B) if at the time of the giving of the Offer Notice the Premises include a partial floor and the Offer Space includes space on such partial floor which, if included in the Premises, would cause Tenant to lease the full floor on which such space is located, then Tenant must include such space on such partial floor in any exercise of the Offer Space Option in addition to any other floors Tenant elects to include.

(d)If Tenant timely delivers the Acceptance Notice, then, on the date on which Landlord delivers vacant possession of the applicable Offer Space to Tenant in the manner required hereunder  (the “Offer Space Inclusion Date”), which date shall in no event be sooner than the Estimated Delivery Date, such Offer Space shall become part of the Premises, upon all of the terms and conditions set forth in this Lease, except (i) Fixed Rent shall be increased by the Fair Offer Rent, (ii) Tenant’s Share (and Tenant’s Operating Share, as applicable) with respect to such Offer Space shall be calculated on the basis of the rentable square footage of such Offer Space set forth in the applicable Offer Notice, (iii) Tenant shall be entitled to any rent abatement and/or work allowance determined in accordance with Section

13.01(e) below; it being agreed that any such work allowance will be provided to Tenant for Tenant’s Alterations to such Offer Space to prepare the same for initial occupancy in accordance with the provisions of Section 3.03 hereof, applied mutatis mutandis; provided, that, if Tenant elects not to use all or any portion of such work allowance to prepare such Offer Space for initial occupancy, then Tenant may elect, at any time after the Offer Space Inclusion Date, to have the balance of such work allowance applied against the next succeeding installments of Rent due under this Lease, (iv) other than as expressly set forth in this Section 13.01(d), Landlord shall not be required to perform any work, or to pay any work allowance or any other amount, or to render any services to make the Building or such Offer Space ready for Tenant’s use or occupancy (but the foregoing shall not vitiate any obligation of Landlord to provide any services or perform its repair and maintenance obligations to the extent expressly required under this Lease) or to provide any abatement of Fixed Rent or Additional Charges as an inducement to Tenant to lease the Offer Space, and, subject to the terms hereof, the Offer Space shall be delivered (and Tenant shall accept such Offer Space) in its “as is” condition (but free of any furniture or other personal property) on the Offer Space Inclusion Date, provided that Landlord shall have performed Landlord’s standard base building work to such Offer Space in connection with the initial leasing of the Offer Space), (v) if the remainder of the Term of this Lease (taking into account any Renewal Option that has been or is concurrently with the giving of an Acceptance Notice duly exercised, and as to which Tenant has waived in writing the right to deliver a Rescission Notice under Section 9.02(f)) is less than three (3) years, then the term with respect to the Offer Space shall be five (5) years with no further rights or options to renew, otherwise the term with respect to the Offer Space shall be coterminous with the remainder of the Premises, and (vi) as may be otherwise set forth in the applicable Offer Notice, provided that Landlord shall not set forth in any Offer Notice any terms that are contrary to any of this provisions of this Article 13 or that would afford Tenant lesser rights with respect to the Offer Space than Tenant is afforded with respect to the balance of the Premises under this Lease, other than to address (1) if the Offer Space is located above floor 20, the physical differences in the Offer Space from the floors of the Premises located in the Total Unit, (2) any use restrictions imposed in good faith on any Offer Space located above floor 20 pursuant to the terms of any lease to another tenant in the Building that is entered into prior to Landlord’s delivery of such Offer Notice and which is then in effect or (3) if there is any terrace that is a part of the Offer Space, any differences between Landlord’s proposed terms relating to the use thereof, the payment of rent with respect thereto or the treatment of such terrace as Floor Area or RSF, relative to such terms that are applicable to any terrace that is located in the Premises.  “Fair Offer Rent” means the fixed annual rent that a willing lessee would pay and a willing lessor would accept each acting prudently and under no compulsion to lease for the applicable Offer Space for the applicable lease term, taking into account all relevant factors, determined as of the later of (x) the date of the Offer Notice or (b) 365 days prior to the Estimated Delivery Date.

(e)If Tenant timely delivers the Acceptance Notice, the Fair Offer Rent shall be determined in accordance with Sections 9.02(c) and 9.02(d) hereof; provided, that (i) all references in said Section 9.02(d) to “Fair Market Rent” shall be deemed to refer to “Fair Offer Rent,” (ii) in conjunction with, and as a component of, the determination of Fair Offer Rent, Landlord and Tenant shall establish the amount of any rent abatement or work allowance to which Tenant shall be entitled for the applicable Offer Space, if any, based on the amount of any rent abatement or work allowance that a willing lessee and a willing lessor would accept for the applicable Offer Space, taking into account all relevant factors (including, without limitation, the amount of the applicable Fair Offer Rent and the terms set forth in Section 13.01(d)), and (iii) the Arbitration Date shall be 2 months prior to the Estimated Delivery Date.  Each party shall indicate its determination of the amount of any rent abatement and/or work allowance to which Tenant should be entitled in connection with the leasing of the applicable Offer Space in Landlord’s Determination or Tenant’s Determination, as applicable and such amounts, amortized over the term of Tenant’s leasing of the applicable Offer Space (excluding any renewal terms), shall be factored into the calculation of whether the Higher Determination is higher than the Lower Determination by more than 3% of the Higher Determination.  If the Fair Offer Rent has not been finally determined in accordance with Section 13.01(e) on or before the applicable Offer Space Inclusion Date, then pending such determination, Tenant shall pay as Fixed Rent for the applicable Offer Space the Fair Offer Rent as determined by Landlord (and the amount of ay rent abatement and work allowance shall be as set forth in Landlord’s Determination).  If, based on the final determination of Fair Offer Rent, the Fixed Rent payments made by Tenant for the applicable Offer Space were greater than the Fair Offer Rent, Landlord shall credit the amount of such excess against future installments of Fixed Rent and/ or Additional Charges payable by Tenant under this Lease, with interest thereon at the Base Rate from the respective dates of overpayment until credited.  If, based upon the final determination of Fair Offer Rent, Tenant is entitled to a rent abatement and/or work allowance other than that set forth in Landlord’s Determination, then the amount of the rent abatement and/or work allowance shall be adjusted accordingly.

(f)Landlord shall use commercially reasonable efforts to deliver possession of any Offer Space to Tenant on or before the Estimated Delivery Date, including the institution and prosecution of appropriate proceedings against any occupant of such Offer Space. If Landlord shall collect any holdover rent from any tenant holding over in the First Expansion Space, unless Tenant cancels its exercise of the Offer Space Option as set forth below, Landlord shall pay to Tenant 50% of any such holdover rental actually received by Landlord from any such holdover tenant that is in excess of the fixed rent and additional rent applicable to such holdover period calculated at the annual rate payable by such tenant immediately prior to such holdover.  If Landlord is unable to deliver possession of any Offer Space to Tenant for any reason on or before the Estimated Delivery Date, Landlord shall continue to use reasonable efforts to deliver possession of such Offer Space to Tenant as soon as possible thereafter and the Offer Space Inclusion Date for such Offer Space shall be the date on which Landlord is able to so deliver possession and Landlord shall have no liability to Tenant therefor (unless Landlord willfully leases (or consents to the lease of) any Offer Space to a third party in default of Landlord’s obligations hereunder, in which case Tenant shall have all rights and remedies as may be available) and this Lease shall not in any way be impaired; provided, that if such Offer Space Inclusion Date shall not have occurred on or before the day that is 270 days after the applicable Estimated Delivery Date, then, as Tenant’s exclusive remedy therefor, Tenant may thereafter terminate Tenant’s exercise of the Offer Space Option with respect to the relevant Offer Space by giving to Landlord not less than 30 days’ notice (which notice shall be given no later than 30 days following the expiration of such 270 day period, as subject to the further provisions of this Section 13.01(f)) of such contemplated termination and, if the Offer Space Inclusion Date for such Offer Space shall not occur on or before the date set forth in Tenant’s notice for such termination, then upon the date so set forth for such termination, Tenant’s exercise of the Offer

Space Option with respect to the relevant Offer Space shall be deemed canceled and terminated and neither party shall have any further liabilities or obligations to the other with respect to the exercise by Tenant of the Offer Space Option in question; provided, that such Offer Space shall continue to constitute Offer Space and be subject to the provisions of Section 13.01, such that Landlord shall again offer the same to Tenant upon the same actually becoming Available.  If Tenant does not exercise such termination option within the aforesaid 30 day period, then Tenant shall be deemed to have agreed to refrain from exercising such termination option for the next succeeding 30 day period and upon the expiration of such period (if the Offer Space Inclusion Date has not occurred as required hereunder) Tenant shall again have the same termination right described above which may be exercised on or prior to the expiration of the next succeeding 30 day period.  If Tenant does not exercise its termination right within the aforesaid 30 day period, then Tenant shall again be deemed to have agreed to another 30 days during which it may not exercise such termination right.  Such procedure shall continue until either the Offer Space Inclusion Date occurs or Tenant exercises its termination right hereunder. This Section 13.01(f) constitutes “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law and any other law of like import now or hereafter in effect.

(g)If Tenant fails timely to give an Acceptance Notice, then (i) Landlord may enter into one or more leases of the Offer Space in question with third parties on such terms and conditions as Landlord shall determine, the Offer Space Option with respect to such Offer Space pursuant to such Offer Notice shall be null and void and of no further force and effect and Landlord shall have no further obligation to offer such Offer Space to Tenant under this Section 13.01 unless and until such Offer Space shall have been leased and shall again become Available (subject to the last sentence of this Section 13.01(g)), and (ii) Tenant shall, upon demand by Landlord, execute an instrument confirming Tenant’s waiver of the Offer Space Option with respect to the Offer Space and Offer Notice in question, but the failure by Tenant to execute any such instrument shall not affect the provisions of clause (i) of this Section 13.01(g) or Tenant’s rights under this Article 13.  Notwithstanding the foregoing, if Landlord desires to lease all or any portion of the Offer Space that was the subject of a prior Offer Notice for which Tenant did not exercise the Offer Space Option with respect thereto in a configuration or size that is materially different from that set forth in such prior Offer Notice (i.e. that one or more of the floors are different, or the space is more or less than 5% of the Offer Space offered to Tenant), Landlord shall not lease such Offer Space to a third party without once again complying with the applicable provisions of this Article 13 and offering such space to Tenant in such changed configuration, provided that for purposes of Section 13.01(c), if Landlord offers such space to Tenant in such changed configuration within 9 months of the prior Offer Notice, the Acceptance Notice shall be given to Landlord on or before the date that is 15 days (in lieu of 30 days) after Tenant’s receipt of the Offer Notice (time being of the essence).  Notwithstanding the foregoing, if within 9 months from the giving of an Offer Notice with respect to any Offer Space Landlord has not entered into a lease for such Offer Space (which 9 month period shall be extended for up to 90 days but only for so long as Landlord is actively in good faith negotiating to lease all or a portion of such Offer Space to another party, and as of the end of the 9 month period, Landlord and such other party, or their respective brokers on their behalf, have at least a signed term sheet), then Landlord shall again give Tenant an Offer Notice with respect to such Offer Space, and the provisions of this Section 13.01 shall again apply.

(h)If Tenant exercises the Offer Space Option with respect to any Early Fixed Expansion Space, such Early Fixed Expansion Space shall be added to this Lease for a term that ends on a date, to be set forth in the Offer Notice, that is no later than the date that will (in Landlord’s reasonable judgment) afford Landlord sufficient time to deliver such Offer Space to the Fixed Expansion Tenant pursuant to its Fixed Expansion Option (including time to prepare such space for the Fixed Expansion Tenant’s occupancy), provided that (i) Tenant shall have an option to renew such term for a term that is coterminous with the Term hereof in the event that the Fixed Expansion Tenant does not exercise the applicable Fixed Expansion Option and (ii) the Fixed Rent for such renewal term shall either be agreed by the parties in conjunction with agreement on the Fair Offer Rent for the initial term, or determined by arbitration as part of the proceeding to determine the Fair Offer Rent for the initial term.  Landlord shall notify Tenant promptly following the exercise of the Fixed Expansion Option by the Fixed Expansion Tenant, or the effective waiver of the Fixed Expansion Option by the Fixed Expansion Tenant, and Tenant shall have 30 days following delivery of such notice in which to exercise such renewal option.  If Tenant fails to exercise such renewal option within such 30 day period, then Tenant shall be deemed to have waived the right to exercise the same.

(i)Promptly after the occurrence of any Offer Space Inclusion Date, Landlord and Tenant shall confirm the occurrence thereof and the inclusion of the applicable Offer Space in the Premises by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the inclusion of such Offer Space in the Premises in accordance with this Section 13.01.

(j)If a Letter of Credit is then required pursuant to Section 5.01(b), then Tenant shall, at least 30 days prior to the Offer Space Inclusion Date and as a condition to such Offer Space Inclusion Date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, increasing the LC Amount to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises with the inclusion of the Offer Space as of the Offer Space Inclusion Date.  If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 13.01(j), Landlord shall promptly return the replaced Letter of Credit to Tenant.

Article 14

Contraction Option

14.01Contraction Option.  (a)  Provided that on the date Tenant exercises the Contraction Option and on the Contraction Date (i) with respect to the Contraction Option for the First Contraction Date, Tenant has not exercised the First Expansion Option, and with respect to the Contraction Option for the Second Contraction Date, Tenant has not exercised the Second Expansion Option and (ii) no Termination Notice has been delivered, Tenant shall have the right (each, a “Contraction Option”) to surrender to Landlord as of the applicable Contraction Date, a portion of the Premises equal to, with respect to each Contraction Option, (x) two (2) full floors of the Office Premises, if after giving effect to such contraction Tenant is leasing at least 700,000 Qualified RSF, or (y) one full floor of the Office Premises, if after giving effect to such contraction Tenant is leasing less than 700,000 Qualified RSF, in each case from the portion of the Office Premises closest to the top of the Building (the space Tenant so elects to exclude, the “Contraction Space”), all in accordance with the provisions of this Article 14.  Notwithstanding the foregoing, (1) if the top floor of the Premises is not contiguous to any other floor of the Premises, Tenant shall not be required to surrender such top floor in connection with the exercise of its Contraction Option (and the Contraction Space shall, at Tenant’s option, be the top floor of any contiguous block of space within the Premises) and (2) if the Premises consist of more than one block of contiguous floors, Tenant shall have the right to elect from which block of contiguous floors to surrender a portion of the Premises in accordance with this Section 14.01(a), provided any Contraction Space is surrendered from the top of such block of contiguous floors.  The “First Contraction Date” means the 10th anniversary of the Rent Commencement Date and the “Second Contraction Date” means the 15th anniversary of the Rent Commencement Date.  The First Contraction Date and Second Contraction Date may be referred to herein from time to time as a “Contraction Date.”

(b)If the top of the Office Premises (or the top floor of any block of contiguous floors, as described in clause (a)(1) or (a)(2) above) is a partial floor and Tenant elects for such top of the Office Premises or top floor (as the case may be) to be included in the Contraction Space, then, subject to the second sentence of Section 14.01(a) above, the Contraction Space shall include such entire partial floor, and at Tenant’s option the Contraction Space may also include a portion of another floor of the Premises (such partial floor, a “Newly Created Partial Floor”) that is contiguous to such partial floor (provided that the Contraction Space shall not exceed in the aggregate the equivalent square footage of one full floor (or two full floors, as applicable) of space).  If as a result of the surrender of the Contraction Space any portion of the Premises will be a partial floor, then Landlord shall have the right to approve the plan for such Newly Created Partial Floor, such approval not to be unreasonably withheld, conditioned or delayed, and Tenant shall be solely responsible for the cost of such demising).  Any dispute with respect to the plan for demising such space shall be resolved by arbitration in accordance with the provisions of Section 8.09 above.

(c)Tenant may exercise the Contraction Option only (i) by delivering to Landlord irrevocable notice of such exercise and designating therein the Contraction Space (the “Contraction Notice”) no later than 20 months prior to the applicable Contraction Date (time being of the essence) and (ii) provided that Landlord shall have timely delivered to Tenant the Calculation Notice, by paying to Landlord an amount equal to the Contraction Payment on the date on which Tenant gives to Landlord the Contraction Notice.  If Landlord has not delivered to Tenant the Calculation Notice as provided in this Section 14.01(c), then, Tenant shall pay to Landlord the Contraction Payment within 30 days after receipt of a Calculation Notice. With respect to any Calculation Notice given to Tenant, if Tenant disputes any of the amounts set forth in such Calculation Notice, Tenant shall pay to Landlord the undisputed portion (if any) of the Contraction Payment within such 30 day period, the dispute regarding the remainder of the Contraction Payment shall be resolved by arbitration in accordance with Section 8.09 and Tenant shall pay any balance as determined by the arbitrator to Landlord within 10 Business Days after the determination of the arbitrator. If Tenant fails timely to deliver the Contraction Notice, then the particular Contraction Option shall be null and void.  If Tenant timely delivers the Contraction Notice but fails timely to pay the Contraction Payment as provided in this Section 14.01(c) and such failure continues for 5 Business Days after notice by Landlord (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO PAY THE CONTRACTION PAYMENT WITHIN 5 BUSINESS DAYS

MAY RESULT IN THE FORFEITURE OF THE CONTRACTION OPTION OR A DEFAULT UNDER THE LEASE”), then at Landlord’s option, exercisable by notice to Tenant, either (x) Tenant’s exercise of the particular Contraction Option shall be null and void, the lease of the Contraction Space to Tenant shall remain in full force and effect after the Contraction Date as if the Contraction Notice had never been given or (y) Tenant’s exercise of the Contraction Option shall remain in effect and Tenant’s lease of the Contraction Space shall end on the Contraction Date in accordance with all of the provisions of this Article 14, and Landlord may exercise any and all rights and remedies available to Landlord for Tenant’s failure timely to pay the Contraction Payment as in the case of any failure to pay rent due under this Lease.  Notwithstanding the foregoing, if the amount of the Contraction Payment has not been agreed or determined by arbitration or deemed approval, then provided that Tenant made a good faith effort to calculate the Contraction Payment and Tenant delivered to Landlord the Contraction Payment in the amount so calculated by Tenant within the time period prescribed above, then Tenant’s exercise of the Contraction Option shall be effective and Landlord’s sole remedy, should Landlord disagree with the amount of the Contraction Payment so calculated by Tenant, shall be to dispute such amount by arbitration in accordance with Section 8.09.  “Contraction Payment” means an amount equal to the unamortized amount as of the Contraction Date of the sum of the following costs allocable to the Contraction Space (“Total Leasing Costs”) (A) with respect to any Contraction Space located in the Initial Premises (i) the Work Allowance allocable to such Contraction Space, (ii) an amount equal to the Fixed Rent that would have been payable with respect to such Contraction Space, at the rate for the First Rent Period, if Fixed Rent were payable between the Commencement Date and the Rent Commencement Date and (iii) the actual leasing commissions paid by Landlord to Landlord’s Broker that is an affiliate of Landlord (not to exceed a 50% customary override) in connection with the execution of this Lease with respect to the Initial Premises, and (B) with respect to any Contraction Space located in Expansion Space or Offer Space, (i) any tenant improvement allowance actually paid or credited to or on behalf of Tenant with respect to such space, (ii) any leasing commissions paid by Landlord to any broker in connection with the inclusion of such Expansion Space or Offer Space in this Lease, and (iii) the amount of any “free rent” which Tenant actually received in connection with the inclusion of such Expansion Space or Offer Space in this Lease.  The Total Leasing Costs shall be amortized on a straight line basis from the Commencement Date (in the case of the Initial Premises) or the commencement date with respect to any Expansion Space or Offer Space, to the Expiration Date of the initial Term with interest thereon at the rate of five percent (5%) per annum.  Landlord and Tenant hereby agree that if Tenant were to exercise its Contraction Option, as of the Effective Date (1) the Total Leasing Costs in respect of the Initial Premises (other than any Initial Expansion Space) would be $[****] per RSF and the amount of the Contraction Payment in respect of the Initial Premises (other than any Initial Expansion Space) payable on the First Contraction Date would be $[****] per RSF and on the Second Contraction Date would be $[****] per RSF, and (2) with respect to the Initial Expansion Space, if (A) the initial Fixed Rent is $[****] per RSF, the Total Leasing Costs would be $[****] per RSF and the amount of the Contraction Payment payable on the First Contraction Date would be $[****] per RSF and on the Second Contraction Date would be $[****] per RSF, and (B) if the initial Fixed Rent is $[****] per RSF, the Total Leasing Costs would be $[****] per RSF and the amount of the Contraction Payment payable on the First Contraction Date would be $[****] per RSF and on the Second Contraction Date would be $[****] per RSF.  Landlord shall deliver to Tenant a written notice setting forth what the Total

Leasing Costs and the amount of the Contraction Payment and Termination Payment would be, each on a per RSF basis, pursuant to clauses (1) and (2) above within twelve (12) months after the later to occur of (x) the Commencement Date and (y) the determination of the measurement of the Initial Premises following any addition of Expansion Space or Offer Space in accordance with the terms of this Lease, and Landlord shall deliver to Tenant a written notice setting forth what the Total Leasing Costs and the amount of the Contraction and Termination Payment would be, each on a per RSF basis, for such Expansion Space and/or Offer Space within twelve (12) months after the determination of the Fixed Rent, tenant improvement allowance, leasing commissions and “free rent” for such Expansion Space and/or Offer Space.  Any notice required to be given by Landlord pursuant to the foregoing sentence is referred to herein as a “Calculation Notice”). If Landlord timely delivers a Calculation Notice and Tenant fails to dispute the amounts set forth in such Calculation Notice within 45 days of the delivery thereof, then Landlord shall have the right to deliver to Tenant a second notice containing a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO DISPUTE THE AMOUNTS SET FORTH IN THIS CALCULATION NOTICE WITHIN 15 DAYS OF DELIVERY HEREOF SHALL RESULT IN TENANT BEING DEEMED TO HAVE APPROVED THE AMOUNTS SET FORTH IN THIS CALCULATION NOTICE”, and if Tenant fails to dispute such amounts within 15 days after delivery of such second notice then Tenant shall be deemed to have approved the amounts set forth in such Calculation Notice. Failure to deliver a Calculation Notice per the foregoing shall not preclude Landlord from delivering a Calculation Notice at any time before or after delivery of a Contraction Notice, nor shall it affect Landlord’s right to receive the Contraction Payment, subject to Tenant’s rights hereunder to dispute the same.

(d)If Tenant timely exercises the Contraction Option (and such exercise is not voided in accordance with Section 14.01(b) by Landlord for failure timely to pay the Contraction Payment), then Tenant shall surrender to Landlord possession of the Contraction Space, vacant and free of any lien or encumbrance created by Tenant or persons claiming by, through or under Tenant and otherwise in the condition required for surrender of the Premises in accordance with the provisions of this Lease, and any Contraction Space shall have been legally demised from the Premises, the Demising Work and, to the extent set forth in Section 3.06, the Separation Work, shall have been performed and Tenant shall have caused any Specialty Installations in the Contraction Space to be removed and restored, all at Tenant’s sole cost and expense.  On the Contraction Date, Tenant’s lease of the Contraction Space only shall end and expire, and Tenant’s estate in and possession of the Contraction Space only shall terminate and be wholly extinguished as if the Contraction Date were the Expiration Date.  If Tenant fails to surrender to Landlord possession of the Contraction Space in the condition required pursuant to the first sentence of this Section 14.01(d) on the Contraction Date, then Tenant shall be deemed to be a holdover solely in the Contraction Space and such holding over shall be subject to the provisions of Section 6.10 of this Lease.  The term “Specialty Installations” means vaults, safes, dumbwaiters, vertical transportation systems, roof equipment, any Dining Facility, private bathrooms, installations which penetrate the slabs of the Premises and slab cuts whether performed as part of Tenant’s Work or Base Building Work performed by Landlord on Tenant’s behalf or at Tenant’s request (in each case except as otherwise provided below), and Alterations which affect the Building’s curtain wall (provided that Demising Work in connection with any such Alterations affecting the Building’s curtain wall shall be performed by Landlord at Tenant’s expense of Landlord’s Actual Cost therefor, provided that Specialty Installations shall not include any of the following items: (A) data/telecommunications wiring and cabling, (B) generators, (C) supplemental or base Building HVAC equipment, (D) raised flooring, (E) internal staircases and associated slab cut-outs, (F) mechanical equipment rooms, and (G) any slab cut or penetration (except those described in clause (E) above) that is less than 12" x 12".

(e)If Tenant timely exercises the Contraction Option (and such exercise is not voided by Landlord pursuant to Section 14.01(b) for failure timely to pay the Contraction Payment), then effective from and after the day immediately following the Contraction Date, Tenant shall continue to lease the Premises (other than the Contraction Space) upon all of the terms and provisions of this Lease; provided, that:

(i)The Qualified RSF of the Premises shall be reduced by subtracting the rentable square footage of the Contraction Space and the Fixed Rent payable by Tenant in accordance with Section 2.02 shall be reduced to reflect the subtraction of the rentable square footage of the Contraction Space from the Premises (provided that in no event will the Deemed RSF be reduced except as set forth in Section 3.04(i)).

(ii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately decreased to reflect the subtraction of the Contraction Space from the Premises;

(iii)the term “Premises” shall no longer include the Contraction Space; and

(iv)the Reduced or Increased Premises Operational Mechanism, if applicable, shall apply.

(f)After the giving of the Contraction Notice and payment of the Contraction Payment, Landlord and Tenant shall confirm the rentable square footage thereof by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the exclusion of the Contraction Space from the Premises in accordance with this Article 14.

(g)If a Letter of Credit is then required pursuant to Section 5.01(b), Tenant may, no earlier than the applicable Contraction Date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, in which the LC Amount is decreased to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises following the applicable Contraction Date.  If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 14.01(g), Landlord shall promptly return the replaced Letter of Credit to Tenant.

(h)Any dispute between Landlord and Tenant under this Article 14 shall be subject to arbitration in accordance with the terms of Section 8.09.

Article 15

Termination Option

15.01Termination Option.  (a)  Provided that on the date Tenant exercises the Termination Option and on the Termination Date Tenant has not exercised the Second Expansion Option, Tenant shall have the right (the “Termination Option”) to terminate this Lease as of the Termination Date (i) with respect to the entire Premises, or (ii) with respect to a portion of the Premises, such that after giving effect to such partial termination the remaining Premises will satisfy the requirements for Renewal Premises as set forth in Section 9.01(d)(ii) and/or (iii) (such terminated portion the “Terminated Space”).  The “Termination Date” means the 15th anniversary of the Rent Commencement Date.

(b)Tenant may exercise the Termination Option only (i) by delivering to Landlord irrevocable notice of such exercise and stating whether the Tenant is terminating this Lease or terminating this Lease only with respect to Terminated Space, and designating any such Terminated Space (the “Termination Notice”) no later than thirty (30) months prior to the Termination Date (time being of the essence) and (ii) provided that Landlord shall have timely delivered to Tenant the Calculation Notice, by paying to Landlord an amount equal to the Termination Payment on the date on which Tenant gives to Landlord the Termination Notice (provided that so long as Tenant is BlackRock Tenant, then 50% of the Termination Payment shall be payable upon the delivery of the Termination Notice and 50% shall be payable on or before the Termination Date).  If Landlord has not delivered to Tenant the Calculation Notice as provided in this Section 15.01(b), then, Tenant shall pay to Landlord the Termination Payment within 30 days after receipt of a Calculation Notice.  With respect to any Calculation Notice given to Tenant, if Tenant disputes any of the amounts set forth in such Calculation Notice, Tenant shall pay to Landlord the undisputed portion (if any) of the Termination Payment within such 30 day period, the dispute regarding the remainder of the Termination Payment shall be resolved by arbitration in accordance with Section 8.09 and Tenant shall pay any balance as determined by the arbitrator to Landlord within 10 Business Days after the determination of the arbitrator. If Tenant fails timely to deliver the Termination Notice, then the Termination Option shall be null and void and Tenant shall have no further rights under this Article 15.  If Tenant timely delivers the Termination Notice but fails timely to pay the Termination Payment as provided in this Section 15.01(b) (or portion thereof required to be paid together with the Termination Notice) and such failure continues for 5 Business Days after notice by Landlord (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: “FAILURE TO PAY THE TERMINATION PAYMENT WITHIN 5 BUSINESS DAYS MAY RESULT IN THE FORFEITURE OF THE TERMINATION OPTION OR A DEFAULT UNDER THE LEASE”), then at Landlord’s option, exercisable by notice to Tenant, either (x) Tenant’s exercise of the Termination Option shall be null and void, the lease of the Premises or the Terminated Space, as applicable, to Tenant shall remain in full force and effect after the Termination Date as if the Termination Notice had never been given and Tenant shall have no further rights under this Article 15 or (y) Tenant’s exercise of the Termination Option shall remain in effect and Tenant’s lease of the Premises or Terminated Space, as applicable, shall end on the Termination Date in accordance with all of the provisions of this Article 15, and Landlord may exercise any and all rights and remedies available to Landlord for

Tenant’s failure timely to pay the Termination Payment as in the case of any failure to pay rent due under this Lease.  Notwithstanding the foregoing, if the amount of the Termination Payment has not been agreed or determined by arbitration or deemed approval, then provided that Tenant made a good faith effort to calculate the Termination Payment and Tenant delivered to Landlord the Termination Payment in the amount so calculated by Tenant within the time period prescribed above, then Tenant’s exercise of the Termination Option shall be effective and Landlord’s sole remedy, should Landlord disagree with the amount of the Termination Payment so calculated by Tenant, shall be to dispute such amount by arbitration in accordance with Section 8.09.  “Termination Payment” means an amount determined in the same manner as the Contraction Payment. If Tenant timely exercises the Termination Option (and such exercise is not voided in accordance with Section 15.01(b) by Landlord for failure timely to pay the Termination Payment, or portion thereof, if applicable), then Tenant shall surrender to Landlord possession of the Premises, or the Terminated Space, if applicable, vacant and free of any lien or encumbrance created by Tenant or persons claiming by, through or under Tenant and otherwise in the condition required for surrender of the Premises in accordance with the provisions of this Lease (which shall exclude any obligation by Tenant to remove or restore any Specialty Installations if Tenant is exercising the Termination Option as to the entire Premises). If the Terminated Space is less than the entire Premises, then any Terminated Space shall have been legally demised from the Premises, the Demising Work shall have been performed and Tenant shall have caused any Specialty Installations in such Terminated Space to be removed and restored, all at Tenant’s sole cost and expense.  On the Termination Date, Tenant’s lease of the Premises, or the Terminated Space, if applicable, shall end and expire, and Tenant’s estate in and possession of the Premises, or the Terminated Space, shall terminate and be wholly extinguished as if the Termination Date were the Expiration Date.  If Tenant fails to surrender to Landlord possession of the Premises, or the Terminated Space, as applicable, in the condition required pursuant to this Section 15.01(b) on the Termination Date, then Tenant shall be deemed to be a holdover in the Premises or solely the Terminated Space, as applicable, and such holding over shall be subject to the provisions of Section 6.10 of this Lease.

(c)If Tenant timely exercises the Termination Option with respect to less than the entirety of the Premises (and such exercise is not voided by Landlord pursuant to Section 15.01(b) for failure timely to pay the Termination Payment, or portion there, if applicable), then effective from and after the day immediately following the Termination Date, Tenant shall continue to lease the Premises (other than the Terminated Space) upon all of the terms and provisions of this Lease; provided, that:

(i)The Qualified RSF of the Premises shall be reduced by subtracting the rentable square footage of the Terminated Space and the Fixed Rent payable by Tenant in accordance with Section 2.02 shall be reduced to reflect the subtraction of the rentable square footage of the Terminated Space from the Premises (provided that in no event will the Deemed RSF be reduced as a result of such subtraction unless the portion of the above-grade Mechanical Areas included in the Premises actually equals less than [****] USF, in which case the Deemed RSF shall be reduced to the actual USF of the above-grade Mechanical Areas included in the Premises).

(ii)Tenant’s Share (and Tenant’s Operating Share, as applicable) shall be appropriately decreased to reflect the subtraction of the Terminated

Space from the Premises, and (if applicable) Tenant’s right to receive Supplemental HVAC Condenser Water in any Upper Premises shall be proportionately reduced;

(iii)the term “Premises” shall no longer include the Terminated Space; and

(iv)the Reduced or Increased Premises Operational Mechanism, if applicable, shall apply.

(d)After the giving of the Termination Notice and payment of the Termination Payment, Landlord and Tenant shall confirm the rentable square footage of the Terminated Space by executing an instrument reasonably satisfactory to Landlord and Tenant; provided, that failure by Landlord or Tenant to execute such instrument shall not affect the exclusion of the Terminated Space from the Premises in accordance with this Article 15.

(e)If Tenant exercises the Termination Option with respect to less than the entirety of the Premises and a Letter of Credit is then required pursuant to Section 5.01(b), Tenant may, no earlier than the Termination Date, deliver a new Letter of Credit, or amendment to the existing Letter of Credit, in which the LC Amount is decreased to reflect an updated Multiple calculated using the annual Fixed Rent of the Premises following the Termination Date.   If Tenant delivers a new Letter of Credit pursuant to the first sentence of this Section 15.01(e), Landlord shall promptly return the replaced Letter of Credit to Tenant.

(f)Any dispute between Landlord and Tenant under this Article 15 shall be subject to arbitration in accordance with the terms of Section 8.09.

Article 16

Signage; Lobby Desks and Competitor Signage

16.01Signage.  Subject to the provisions of Article 4, Tenant shall have the right to place Tenant identification signage within the Building, and to operate a lobby desk in the East Lobby, as set forth in this Section 16.01  and Section 16.08:

(a)Exterior Signage.  So long as Tenant leases at least [****] Qualified RSF, Tenant shall have the right to place Tenant identification signage on the exterior over the entrance on the 10th Avenue side of the Building (the “Exterior Signage”) in the location, size and dimensions shown on the Signage Plan attached as Exhibit V to the DCA (the “Signage Plan”).

(b)East Lobby Desk.

(i)So long as Tenant leases at least [****] Qualified RSF within the Total Unit, Tenant shall have the use of the lobby desk in the lobby located on the 10th Avenue side of the Building (“East Lobby”) that is identified as Tenant’s Lobby Desk on the Signage Plan (the “East Lobby Desk”), subject to the provisions of this Section 16.01, Section 16.02 and 16.08, and the right to place Tenant identification signage over the East Lobby Desk.  The East Lobby Desk and the location of such signage shall be in the location, size and dimensions shown on the Signage Plan.   The location for signage over the East Lobby Desk shall be referred to herein as the “East Lobby Desk Signage Area.”

(ii)So long as Tenant leases at least [****] Qualified RSF, of which at least the Floor [****] RSF Equivalent is located within the Total Unit, the use of the East Lobby Desk and the signage in the East Lobby Desk Signage Area described in Section 16.01(b)(i) shall be exclusive to Tenant. The “Floor [****] RSF Equivalent” means the number of Qualified RSF that is ultimately deemed to be included in floors [****] of the Premises.

(iii)So long as Tenant leases at least [****] Qualified RSF within the Total Unit but the provisions of Section 16.01(b)(ii) above do not apply, then the use of the East Lobby Desk and the signage in the East Lobby Desk Signage Area described in Section 16.01(b)(i) shall not be exclusive to Tenant, and Landlord shall have the right to cause the East Lobby Desk to be shared only with up to two (2) Major Tenants and to permit Major Tenants to place identification signage in the East Lobby Desk Signage Area, provided that (A) the Major Tenants’ signage shall be no greater in size and no more prominent than Tenant’s signage in the East Lobby Desk Signage Area, (B) no other Major Tenant shall be entitled to more dedicated space at the East Lobby Desk than the amount of space that is dedicated to Tenant at the East Lobby Desk, and (C) no Major Tenant’s space shall be located on a more southern portion of the East Lobby Desk than Tenant’s space at the East Lobby Desk.  “Major Tenant” means any tenant that, together with its Affiliates, leases at least [****] RSF in floors 2 through 18 of the Building, and its successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least [****] RSF in floors 2 through 18 of the Building (which subtenant signage shall be subject to the provisions of Section 16.02(b)(ii) that are applicable to Tenant and its subtenants).  If at any time a Major Tenant ceases to satisfy the foregoing requirements, such tenant shall no longer be afforded the rights described in this Section 16.01(b)(iii) until such Major Tenant again satisfies such requirements at a time when such Major Tenant is otherwise entitled to such rights under this Section 16.01(b)(iii).

(iv)If Tenant leases at least [****] Qualified RSF within the Total Unit but less than [****] Qualified RSF within the Total Unit, Tenant’s right to use the East Lobby Desk as set forth in Section 16.01(b)(i) shall be in common with other Total Unit Tenants, and Tenant’s right to place Tenant identification signage in the East Lobby Desk Signage Area as set forth in Section 16.01(b)(i) shall be to place the same in a smaller size and dimensions than the sign shown on the Signage Plan.  In such event,

Landlord shall have the right to grant to any Total Unit Tenant (A) a proportionally (based upon the RSF of each Total Unit Tenant’s premises within the Total Unit relative to the Qualified RSF of the Premises within the Total Unit) greater amount of dedicated space at the East Lobby Desk than the amount of space so dedicated to Tenant (provided that no Total Unit Tenant’s space shall be located on a more southern portion of the East Lobby Desk than Tenant’s space at the East Lobby Desk) and (B) proportionally (based upon the RSF of such Total Unit Tenant’s leased premises within the Total Unit relative to the Qualified RSF of the Premises within the Total Unit) larger signage than Tenant’s reduced signage in the East Lobby Desk Signage Area, provided that in no event shall such Total Unit Tenant’s signage be more than [****]% larger than Tenant’s reduced signage.  The Total Unit Tenant’s proportionate share of such signage and space on the East Lobby Desk may increase from time to time in the event that such Total Unit Tenant’s premises within the Total Unit increase.  “Total Unit Tenant” means any tenant that, together with its Affiliates, leases an amount of rentable square feet within the Total Unit that is equal to or greater than the Qualified RSF leased by Tenant within the Total Unit, and such tenant’s successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least an amount of rentable square feet within the Total Unit that is equal to or greater than the Qualified RSF leased by Tenant within the Total Unit (which subtenant signage shall be subject to the provisions of Section 16.02(b)(ii) that are applicable to Tenant and its subtenants).

(v)If Tenant leases less than [****] Qualified RSF within the Total Unit, Tenant shall no longer have the rights set forth in Section 16.01(b)(i), and the restrictions on other tenants and Building signage set forth in this Section 16.01(b) shall no longer apply.

(vi)If at any time Tenant does not lease the entirety of the Total Unit, Landlord shall have the right to install a lobby desk in the East Lobby in the location, size and dimensions shown on the Signage Plan (“Supplemental East Lobby Desk”).  Landlord shall have the right to place (A) if Tenant leases at least [****] Qualified RSF within the Total Unit, only signage for the Building (but not for any tenant or occupant) over the Supplemental East Lobby Desk, which signage shall be no larger than fifty percent (50%) of the size of the sign that Tenant is entitled to place within the East Lobby Desk Signage Area from time to time and/or (B) if Tenant leases less than [****] Qualified RSF within the Total Unit, identification signage for up to two Major Tenants over the Supplemental East Lobby Desk, which signage shall be no larger than [****] the size of the sign that Tenant is entitled to place within the East Lobby Desk Signage Area from time to time.  If at any time after the Supplemental East Lobby Desk is installed Tenant leases the entirety of the Total Unit, Landlord may remove the Supplemental East Lobby Desk at Tenant’s cost.

(vii)33rd Street Entrance.  If Tenant leases at least the portion of floor 2 that is included in the Initial Premises and floors 3 and 4, Tenant shall have the right to place Tenant identification signage over the lobby desk at the 33rd Street entrance to the Building, in the location, size and dimensions shown on the Signage Plan.

(c)Hudson Boulevard Monument Sign.  So long as Tenant leases at least [****] Qualified RSF, Tenant shall have the right to place Tenant identification signage on all four (4) sides of the monument sign at the entrance on the Hudson Boulevard side of the Building (“Tenant’s Monument”) in the location, size and dimensions shown on the Signage Plan and consistent with the design and illumination set forth on Exhibit BB.  Landlord agrees that Tenant’s Monument shall be illuminated in a manner to ensure visibility of the same at night.  Landlord and Tenant shall reasonably cooperate to ensure Tenant’s Monument is illuminated in a tasteful and appropriate manner that is mutually acceptable to both parties.  [****].

(d)Wayfinding.  Wayfinding totems (“Totems”) within the Building shall be in the locations, size and dimensions shown on the Signage Plan. Tenant shall have signage on all of the Totems, which signage shall be located at the uppermost position on each Totem and shall be in the size and dimensions shown on the Signage Plan.  Each Large Tenant of the Building shall be entitled to a position on the Totems with lettering no greater than [****] of the size of Tenant’s lettering; provided, that (i) (a) no tenant (other than a Large Tenant) shall be entitled to a position on the Totem located in the lobby on the 10th Avenue side of the Building, and (b) such other tenants’ Totem signage shall be located on such Totems below Tenant’s signage as set forth on the Signage Plan and (ii) no other tenant shall be entitled to a position on the Totem located closest to the western Building entrance unless such other tenant is a Large Total Unit Tenant, in which case the Large Total Unit Tenant signage closest to the top of the Totem shall be located no less than 2 feet below Tenant’s name.  “Large Tenant” means any tenant that, together with its Affiliates, leases at least [****] RSF at the Building, and its successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least [****] RSF at the Building.  “Large Total Unit Tenant” means any tenant that, together with its Affiliates, leases at least [****] RSF in the Total Unit, and its successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least [****] RSF in the Total Unit.

(e)West Lobby.  Landlord shall have the right to (i) grant to (x) any Major Tenant signage rights within the ground floor of the West lobby and (y) any Large Tenant signage rights within the second floor of the West lobby, and (ii) place up to 6 signs for Large West Lobby Tenants above each lobby desk in the West Lobby, provided that 2 of such signs above each desk shall be for Major West Lobby Tenants only, which signage shall in each case of the foregoing clauses (i) and (ii) be in the location, size and dimensions shown on the Signage Plan.  If (A) (1) Tenant leases at least [****] Qualified RSF on floor 20 or above, and (2) Tenant leases at least [****] Qualified RSF in the Total Unit or (B) (x) Tenant leases at least [****] Qualified RSF on floor 20 or above, (y) Tenant leases less than [****] Qualified RSF in the Total Unit, and (z) Tenant relinquishes its right to the Exterior Signage provided in Section 16.01(a), then, in either case, Tenant shall have the right to place appropriate Tenant identification signage in the West lobby, taking into account the amount of space leased by Tenant on such floors and the availability of signage in the West lobby.  In such event, no other tenant, occupant or other entity shall have more prominent identification signage in the West lobby than Tenant unless such other tenant, occupant or other entity leases more rentable square footage in the portions of the Building served by the West lobby than does Tenant.  Subject to the foregoing, the parties shall agree on Tenant’s specific rights with respect to such signage at the time Tenant leases space on floor 20 or above.   “Large West Lobby Tenant” means any

tenant that, together with its Affiliates, leases at least [****] RSF in the portion of the Building that is served by the elevators in the West lobby, and its successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least [****] RSF in such portion of the Building.  “Major West Lobby Tenant” means any tenant that, together with its Affiliates, leases at least [****] RSF in the portion of the Building that is served by the elevators in the West lobby, and its successors, assigns and subtenants leasing (or subleasing, in the case of subtenants) at least [****] RSF in such portion of the Building.

(f)Elevator Vestibules and Corridors.  Tenant shall have the right to install signage and digital displays (i) inside the elevators that exclusively serve full floors of the Premises located within the Tenant Unit and (ii) in the elevator vestibules and corridors on the ground floor in the locations shown on the Signage Plan.

(g)Sky Lobby.  If Tenant leases any space on floor 20 or above, Tenant shall have the right to place appropriate Tenant identification signage in the Sky Lobby, taking into account the amount of space leased by Tenant on such floors and the availability of signage in the Sky Lobby.  No other tenant, occupant or other entity shall have more prominent identification signage in the Sky Lobby than Tenant unless such other tenant, occupant or other entity leases more rentable square footage in the portions of the Building served by the Sky Lobby than does Tenant.  Subject to the foregoing, the parties shall agree on Tenant’s specific rights with respect to such signage at the time Tenant leases space on floor 20 or above.

(h)East-West Corridor.  So long as Tenant leases at least [****] Qualified RSF in the Total Unit, Tenant shall have the right to place Tenant identification signage on the wall adjacent to the 33rd Street porte cochere in the location, size and dimensions shown on the Signage Plan.

16.02General Signage Provisions.  (a)  All of the Tenant identification signage described above (except the Building’s Totem signage), and any replacements thereof (“Tenant Signage”), shall be designed by Tenant in accordance with the Signage Plan and reasonably approved by Landlord, and shall be fabricated, installed, maintained and repaired by Landlord at Tenant’s sole cost and expense, and shall be consistent with the Signage Plan, including as to design, appearance, materials, location, size, and dimensions, applicable Laws and Comparable First Class Office Buildings. The minimum RSF required for each type of signage and/or lobby desk rights granted to Tenant and set forth in Section 16.01 shall be referred to herein as the applicable “Signage Threshold.”  If at any time Tenant fails to meet the applicable Signage Threshold, then Tenant shall no longer have the applicable rights to signage and/or lobby desk; provided, that, if Tenant subsequently meets any Signage Threshold, Tenant’s rights to signage and/or lobby desk applicable to such Signage Threshold shall be reinstated, subject to availability and provided that Tenant’s rights shall be subordinate to the rights of other tenants to whom signage and/or lobby desk rights were granted during the time that Tenant did not meet the Signage Threshold.  If any Tenant Signage is not consistent with the Signage Plan, such signage shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall have the right to make changes to Tenant Signage without Landlord’s approval if the only inconsistency from the Signage Plan is a change in Tenant’s name or the design of Tenant’s logo to conform to a change in Tenant’s corporate branding (and the Tenant Signage is otherwise of the same size and in the same location as set forth in the Signage Plan, and shall not be lighted), provided that the color of such Tenant Signage shall be limited to one of the following colors: black, grey, white, silver or stainless steel (with respect to stainless steel, the finish of which shall be specified by Landlord’s architect (which Landlord shall endeavor to specify as promptly as practicable after the date hereof)), but not chrome.  If Landlord shall fail to approve or disapprove any proposed Tenant Signage within ten (10) Business Days following receipt by Landlord of written request for approval (which, in the case of Landlord’s disapproval, must set forth in writing a reasonably detailed explanation of Landlord’s reason for disapproval), Tenant may give to Landlord a notice of such failure, which notice shall contain a legend in not less than 14 point font bold upper case letters as follows:  “FAILURE TO APPROVE OR DISAPPROVE TENANT SIGNAGE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF SUCH SIGNAGE”, and if Landlord shall fail to approve or disapprove of such signage within such five (5) Business  Day period, Landlord shall be deemed to have approved such Tenant Signage. .

(b)The rights to lobby desks and signage set forth in this Article 16 shall inure to the benefit of Tenant and any Person to whom this Lease may be assigned (whether by operation of Laws or otherwise) pursuant to the provisions of Article 5.  If Tenant subleases all or any portion of the Premises in accordance with this Lease and the subtenant meets one or more of the Signage Thresholds, Tenant shall have the right to grant to such subtenant the lobby desk and/or signage rights applicable to the Signage Threshold met by such subtenant.  If there is more than one subtenant of Tenant that meets the applicable Signage Threshold, or if Tenant desires to retain certain lobby desk and/or signage rights as to which it meets the Signage Threshold, and grant certain lobby desk and/or signage rights to a subtenant that meets the Signage Threshold, then such rights shall be allocated as follows: (i) there shall be no more than one Exterior Sign; (ii) there shall be no more than 3 signs over the East Lobby Desk that are allocated to Tenant and its subtenants in the aggregate; (iii) there shall be no more than 2 signs at the 33rd Street entrance, (iv) there shall be no more than one name on Tenant’s Monument; (v) only BlackRock Tenant, or any assignee or subtenant of Tenant that leases at least as much space in the Building as any other tenant with signage on the Totems shall have the right to the top position on the Totems, and any subtenant that, together with its Affiliates, leases at least [****] RSF of the Premises shall have the same right to a position on the Totems as Large Tenants or Large Total Unit Tenants (as applicable), to the extent there is space available, and (vi) as long as the passenger elevators in the applicable bank serving the Tenant Unit are not being shared with other tenants or occupants of the Total Unit (other than Tenant’s subtenants), Tenant may place signage for its subtenants in the elevator vestibules serving the Tenant Unit, provided such signage is not visible from the common areas of the Building.

16.03Premises Signage.  Subject to the provisions of Article 4, Tenant shall have the right, at Tenant’s sole cost and expense, to display Tenant identification signage on any door to the Premises or on a wall immediately adjacent to any such door on any partial floor of the Premises which Tenant leases; provided, that with respect to any signage on a partial floor of the Premises, such signage has been approved by Landlord including, without limitation, as to size, location, attachment and absence of lighting (such approval not to be unreasonably withheld, conditioned, or delayed in accordance with the time periods (and deemed approval periods) set forth in Section 4.02, and except that Landlord shall not have an approval right over the design of Tenant’s name or corporate logo, provided the color complies with the requirements of Section 16.02(a)) and is in compliance with applicable Laws. Subject to the provisions of Article 4, Tenant shall have the right, at Tenant’s sole cost and expense, to display Tenant identification signage anywhere in the Premises (whether or not the same may be visible from outside the Building), provided that, such visibility from outside the Building is incidental and not the primary intended purpose of such signage.  The signage shown on Exhibit PP (or similar “media wall” or any art installation) shall not be deemed Tenant identification signage for purposes of the foregoing, and shall be permitted subject to the provisions of Article 4.

16.04Other Tenant Signage.  Except as set forth on the Signage Plan or Section 16.01(b), Landlord shall not grant to any tenants or occupants any signage or lobby desk rights anywhere in, on or about the interior or exterior of the Building, other than (i) signage within such tenant’s or occupant’s premises (including identification and directional signage in elevator vestibules and corridors of such floors of such other tenant’s premises, and on and adjacent to the doors to such premises, in accordance with the Signage Plan), (ii) signage for tenants or occupants of retail space on the ground floor and/or concourse levels of the Building that is consistent with ground floor or below grade retail signage in Comparable First Class Office Buildings, (iii) signage within the lobby on the 34th Street side of the Building as shown on the Signage Plan, including tenant signage and lobby desk comparable to, and subject to the same conditions as are applicable to, the ground floor West lobby signage shown on the Signage Plan and described in Section 16.01(e).

16.05Signage Removal.  (a)  Tenant covenants and agrees that on the expiration or sooner termination of the Term (or such earlier time that Tenant or, if applicable, a subtenant fails to satisfy the Signage Threshold), Tenant, at its sole cost and expense, shall promptly remove any sign or signs installed or displayed by or on behalf of Tenant (or, if applicable, a subtenant) pursuant to this Article 16 or otherwise, repair in good and workmanlike manner all damage caused by such removal and restore the affected portion of the Building to the condition in which it existed prior to the installation of any such sign or signs; provided, that with respect to the Exterior Signage, Tenant’s Monument, and any such signage in the Building Lobby or in common corridors of partial floors, Landlord shall perform such removal, repair and restoration at Tenant’s expense.

(b)If at any time Tenant (or, if applicable, a subtenant) fails to satisfy the applicable Signage Threshold in respect of signage and/or lobby desk rights set forth in Section 16.01, Landlord may remove the applicable signage on account of Tenant and restore the affected areas to the extent such removal requires restoration (subject to Tenant’s right to install new signage in a reduced size or location if permitted by Section 16.01), and/or cause modifications to be made to the East Lobby Desk in order to cause it to be shared in accordance with Section 16.01, if applicable.  Tenant shall reimburse Landlord for the Actual Costs thereof within 30 days after delivery of a bill therefor.

16.06Building Naming.  Landlord shall not name the Building.  The Building shall be known by its street address or by a so-called vanity address (including, without limitation, 50 Hudson Yards).

16.07Competitor Signage.  (a)  So long as this Lease is in full force and effect, Tenant is leasing at least [****] Qualified RSF and a portion of the Premises is being used as Tenant’s New York corporate headquarters (the “Competitor Condition”), Landlord shall not grant to any Competitor signage rights at the Project on or outside the Building, inside any lobby of the Building (other than the Sky Lobby), or in the Garage, Bicycle Storage Room, the portions of the subway passage controlled by Landlord or the portions of the underground passages connecting the Building to 30 Hudson Yards and the adjacent retail complex controlled by Landlord (the “Restricted Common Areas”), or in any areas of the Building that are visible from the street, from any Building Lobby (other than the Sky Lobby), or from any Restricted Common Area, provided that nothing shall restrict Landlord from granting signage rights within the retail space at the Building, other than the retail portions of the Building set forth on Exhibit CC.  With respect to the portions of the subway passage or the portions of the underground passages connecting the Building to 30 Hudson Yards and the adjacent retail complex that are controlled by a condominium board that includes board members that are not representatives of Tenant or any of Tenant’s Affiliates, to the extent Landlord has a vote on such condominium board, Landlord will vote against granting to any Competitor signage rights in such passages; provided, that Landlord has advised Tenant that Landlord does not control these areas and cannot take any action to prohibit the granting of signage rights to Competitors in excess of voting against the granting of such rights.

(b)“Competitor” shall mean (i) any of the companies set forth on the list of Primary Competitors attached hereto as Exhibit DD (or any replacement for any such company designated in accordance with Section 16.07(c)) (each a “Primary Competitor”) (but not any affiliate, business unit or division of any of such companies, except as set forth in clause (ii) below), and (ii) any Affiliate of any Primary Competitor (A) that is engaged in a Competitive Business or (B) whose name is readily identifiable with the Primary Competitor (e.g. the name of the Affiliate includes the name of the Primary Competitor or the logo of the Affiliate that would be included in the Affiliate’s sign is substantially the same as the Primary Competitor’s logo).  “Competitive Business” means, for BlackRock Tenant, asset management or investment management.

(c)From and after the second (2nd) anniversary of the Effective Date, Tenant shall have the right, upon written notice to Landlord (“Notice of Substitution”), to remove one or more names from the list of Primary Competitors and replace each name so removed with the name of one entity selected by Tenant in its sole discretion, provided that Tenant may not deliver a Notice of Substitution more often than one time in any 365 day period.  For the avoidance of doubt, at no time shall the list of Primary Competitors exceed 10 names.

(d)The rights set forth in this Section 16.07 shall inure to the benefit of any Person to whom this Lease is assigned in accordance with Article 5 or, if Tenant subleases all or any portion of the Premises in accordance with Article 5, then any subtenant that occupies at least [****] Qualified RSF at the Building.

(e)No changes to the list of Primary Competitors that are set forth in a Notice of Substitution shall be binding on (i) any occupants under leases entered into prior to the date on which Landlord receives such Notice of Substitution, or (ii) any occupants under leases that were being actively negotiated as of the date on which such Notice of Substitution is delivered and are thereafter entered into.  For purposes of the foregoing, “actively negotiated” shall mean that Landlord has received a bona fide written proposal from a prospective tenant or its broker or other representative, or Landlord has sent a response to a “request for proposal” (or equivalent communication) from a prospective tenant or its broker that was authorized to make such proposal, in either case within the 180 day period prior to delivery of the applicable Notice of Substitution.

(f)If at any time Tenant fails to satisfy the Competitor Condition, the provisions of Section 16.07 shall not apply until such time as Tenant again satisfies the Competitor Condition; provided, that, in no event will the provisions of Section 16.07 be binding on any occupants under leases entered into between the date on which Tenant failed to satisfy the Competitor Condition and the date on which Tenant again satisfied the Competitor Condition.

16.08Lobby Desk.(a)  So long as Tenant has the right to use the East Lobby Desk, (i) Tenant shall have the right, subject to the applicable provisions of this Lease governing Alterations, to install telecommunications equipment and other reasonable and customary equipment with Landlord’s reasonable approval thereof to communicate with Tenant at the Premises, which equipment shall constitute Tenant’s Property and shall be maintained, repaired and replaced by Tenant at Tenant’s expense; it being agreed that any such installations shall be appropriate for a Comparable First Class Office Building.  While exclusive to Tenant, Tenant shall pay the Actual Costs to operate, maintain and repair the East Lobby Desk at Tenant’s expense.  Landlord shall have no obligation to clean the East Lobby Desk or Secure Lobby Zone in excess of the specifications applicable to office space as set forth in Exhibit D.  Any additional cleaning that Tenant desires Landlord’s cleaning contractor to perform to the East Lobby Desk shall be performed at Tenant’s expense.

(b)If Tenant stations any of its employees, or employees of Tenant’s security contractor, at the East Lobby Desk or Secure Lobby Zone, Tenant shall ensure that such personnel act in accordance with this Lease and do not cause any union-related labor disharmony at the Building or interfere with the business or operations of the Building or any tenant or other occupant thereof, and comply with all Rules and Regulations then in effect with respect to the Building.

(c)Anything contained in this Lease to the contrary notwithstanding, if at any time during the Term Tenant is not entitled to exclusive use of the East Lobby Desk, Tenant shall cooperate to implement appropriate procedures for the shared operation of the East Lobby Desk, and Tenant shall pay the Actual Costs of any alterations required in order to convert the dedicated East Lobby Desk to a shared lobby desk, including relocation of any telecommunications equipment installed by Tenant pursuant to Section 16.08(a).

16.09Lobby Art.  Subject to the provisions of Article 4, so long as Tenant has the exclusive right to use the East Lobby Desk, Tenant shall have the right to hang artistic structures (“Hanging Art”) from the ceiling of the East Lobby that do not contain Tenant’s name or logo or other advertising; provided, that the Hanging Art, including the location, size, dimensions and design thereof, shall be subject to Landlord’s prior written approval.  All Hanging Art shall be acquired by Tenant at Tenant’s sole cost and expense, and shall be installed by Landlord at Tenant’s sole cost and expense, and shall comply with all applicable Laws.

Tenant shall pay any incremental Actual Costs of cleaning and maintenance incurred in connection with any Hanging Art.  Upon the expiration or sooner termination of the Term, Landlord shall have the right to remove any Hanging Art installed or displayed by or on behalf of Tenant pursuant to this Section 16.09, and repair any damage caused by such removal and restore the affected portion of the Building to the condition in which it existed prior to the installation of any such Hanging Art, all at Tenant’s sole costs and expense of Landlord’s Actual Costs, and Landlord shall return such Hanging Art to Tenant at Tenant’s option.

Article 17

Terrace Space

17.01Terrace Space.  (a) The “Terrace Space” means the area located on the 7th floor of the Premises created by the setback of the floors above floor 7, comprising approximately 5,000 gross square feet.  The Terrace Space shall be for Tenant’s exclusive use and not included in the Qualified RSF of the Premises, but all of the provisions of this Lease applicable to the Premises (including without limitation Tenant’s indemnity of Landlord pursuant to Section 6.12(b) and the insurance requirements set forth in Section 7.02) shall apply to the Terrace Space, except as expressly set forth in this Article 17.

(b)Notwithstanding anything to the contrary contained in this Lease, Tenant’s use of and Landlord’s obligations with respect to the Terrace Space shall be subject to the following requirements: (i) Tenant shall comply with all applicable Laws and obtain all permits and approvals required in connection with Tenant’s use of the Terrace Space, (ii) Landlord shall not provide any of the Landlord Services set forth in Section 3.01, or snow and ice removal, to the Terrace Space, other than cleaning pursuant to Section 3.01(e) and as set forth on Exhibit D to the extent applicable and routine cleaning of the drains, (iii) Tenant shall coordinate its use of the Terrace Space with the window washing and maintenance for the Building, and shall place no improvements or objects within the area shown on Exhibit GG, (iv) except to the extent included in the Base Building Work (i.e. pavers) any Alterations in or to the Terrace Space necessary to permit occupancy thereof shall be performed by Tenant, shall be deemed to be Alterations affecting the exterior of the Building and shall require Landlord’s approval subject to and to the extent required by Section 4.02 (and shall not result in any portion of the Terrace Space being treated as Floor Area), (v) Tenant shall pay any additional or increased insurance premiums incurred by Landlord, and shall obtain and pay for any additional insurance coverage for the benefit of Landlord in such amount and of such type as Landlord may reasonably require in connection with Tenant’s use of the Terrace Space, (vi) Tenant shall not cause any of Landlord’s warranties or guaranties with respect to the Terrace Space to be revoked, negated, impaired or limited; provided, that if Tenant’s use of the Terrace Space shall revoke, negate or in any manner impair or limit any such warranty or guaranty, then Tenant shall reimburse Landlord for any loss or damage sustained or costs or expenses incurred by Landlord as a result thereof (it being agreed that Tenant’s reasonable wear and tear shall not be deemed to violate this clause (vi)), (vii) any equipment to be installed in or on the Terrace Space, including any music played on the Terrace Space, shall not generate noise level greater than NC-40 (as measured from space in the Building outside the Premises), (viii) intentionally omitted, (ix) Tenant shall not emit any fumes from the Terrace Space to portions of the Building not leased by Tenant (except for water vapors from any fuel cell maintained by Tenant in the Terrace Space, provided such water vapors shall not emit any odor or be visible and/or toxic), (x) Tenant acknowledges that applicable Laws may limit the amount of space within the Terrace Space that may be occupied by Tenant and may impose additional restrictions on Tenant’s use of the Terrace Space and Landlord makes no representations to Tenant as to how much of the Terrace Space Tenant may be permitted to occupy and what other restrictions may be applicable to the use of the Terrace Space pursuant to applicable Laws, (xi) Tenant’s use of the Terrace Space shall be conditioned upon Tenant occupying the entire floor on which the Terrace Space is located, (xii) Tenant shall not use, handle or store any combustible materials on the Terrace Space in such manner, nature or quantities as would require the installation of sprinklers or other fire safety system (unless Tenant installs such sprinklers or other fire safety system), and (xiii) if at any time Landlord’s structural engineer or the engineer of record at the Building reasonably determines that Tenant’s use of the Terrace Space necessitates structural reinforcement of the Terrace Space in connection with the Tenant’s use thereof, Tenant shall perform the same at Tenant’s expense in accordance with plans and specifications approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed, and subject to the deemed approval provisions of Section 4.02(a)).

(c)Tenant shall be permitted, at Tenant’s expense, to landscape the Terrace Space or any portion thereof; provided, that (i) such landscaping shall not result in any leakage of water beyond the Terrace Space and (ii) Tenant shall take all reasonable precautions, at Tenant’s expense, to prevent any such leakage.

Article 18

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[****]

Article 19

Roof Rights

19.01Roof Rights.  (a)  Subject to the requirements of this Section 19.01, Tenant may install, maintain and operate, at Tenant’s sole cost and expense, satellite dishes, antennas and other telecommunications equipment and infrastructure (collectively, the “Roof Equipment”) in an area up to 25 square feet on the portion of the roof of the Building initially as shown on the plan attached hereto as Exhibit EE (“Tenant’s Roof Space”) and vertically mounted antennae in the locations shown on Exhibit EE, subject to relocation as provided in this Article 19 or as agreed by the parties, but there shall be no increase in the Fixed Rent payable for Tenant’s right to use such area of the roof as permitted under this Article 19.  Tenant may, at Tenant’s sole cost and expense, run a cable from the area in which the Roof Equipment is located into the Premises through conduit space shown on Exhibit EE attached hereto (subject to Landlord’s right to perform such work in areas outside the Premises in accordance with Section 4.05(a)). The size of the Roof Equipment, and the location thereof on the structure provided therefor on the roof of the Building, shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed.  Tenant acknowledges that (i) Tenant’s use of the roof of the Building is a non-exclusive use and Landlord may permit any Person to use any other portion of the roof of the Building for any use (provided that Tenant’s use of the Tenant Roof Space shall be exclusive to Tenant); (ii) the installation of the Roof Equipment shall be deemed to be an Alteration; (iii) if Landlord’s structural engineer recommends that there be structural reinforcement of the roof of the Building in connection with the installation of the Roof Equipment, Landlord shall, prior to any installation of the Roof Equipment, perform the same at Tenant’s sole cost and expense of Landlord’s Actual Costs, plus Landlord’s 3% fee and 3% overhead (except with respect to Tenant’s Generator Equipment); (iv) without limiting the other conditions set forth in this Section 19.01, such installation (including, without limitation, any structural reinforcements performed in connection therewith) shall be performed in compliance with all of the provisions of Section 4.02 and the other provisions of this Lease applicable to Alterations; (v) Tenant, at Tenant’s expense, shall comply with all Laws including, without limitation, any requirement to install screening surrounding such installations, and shall procure and maintain all necessary permits and approvals required therefor (Tenant hereby acknowledging that Landlord is making no representations as to the permissibility of any Roof Equipment on the roof of the Building by any governmental authority having jurisdiction thereof); (vi) Tenant shall promptly repair any damage (whether structural or non-structural) caused to the roof or any other portion of the Building or its fixtures, equipment and appurtenances by reason of the installation, maintenance or operation of the Roof Equipment (or, at Landlord’s election, Landlord shall perform such repairs and Tenant shall reimburse Landlord for the Actual Costs incurred by Landlord in connection with such performance (plus Landlord’s 3% fee and 3% overhead) within 30 days after rendition of a reasonably detailed bill therefor); (vii) the installation, operation and maintenance of the Roof Equipment shall not interfere with the operation and maintenance of any installations existing on the date Tenant installs the Roof Equipment, and the installation, operation and maintenance of any installations on the roof made by Landlord or by other tenants or occupants of the Building after the date Tenant installs the Roof Equipment (except those the location of which is mandated by Laws or another like circumstance as to which Landlord has no control) shall not interfere with the operation and maintenance of the Roof Equipment; (viii) if Tenant’s installation, operation or maintenance of the Roof Equipment shall interfere with Landlord’s rights (including, without limitation, Landlord’s right to use any other portion of the roof of the Building for any purposes) or the rights of other present or future tenants or occupants in the Building, or if Landlord’s or another user’s installation, operation or maintenance of equipment on the roof shall interfere with Tenant’s rights under this Section 19.01, then, in any of the foregoing cases, the parties shall cooperate with one another in eliminating such interference; provided that the cost of remedying such interference shall be borne by the party which is suffering such interference, unless such party’s equipment was installed on the roof of the Building prior to the installation on the roof of the Building of the interfering equipment by the interfering party, in which case the cost of remedying such interference shall be borne by the interfering party; (ix) Tenant shall pay any additional or increased Actual Costs of insurance premiums incurred by Landlord, and shall obtain and pay Actual Costs of any additional insurance coverage for the benefit of Landlord in such amount and of such type as Landlord may reasonably require in connection with the Roof Equipment; and (x) no Roof Equipment shall violate the terms of any restrictive covenant and/or light and air easement recorded against the Land.  Landlord shall use commercially reasonable efforts to obtain the right for Tenant to use space on the roof of other buildings in Hudson Yards to install antennae and related equipment with a southern view, subject to availability of space, provided that the parties shall agree on Tenant’s specific rights with respect to such rooftop equipment at other Hudson Yards buildings prior to any such installation by Tenant, and provided that Landlord shall not be required to incur any material liability, obligation or cost in connection with such arrangement. Landlord has represented to Tenant that Landlord does not control the owners of such other Hudson Yards buildings or any compensation such owners may require in connection with the granting of such rights or maintenance of such equipment. With respect to other Hudson Yards buildings that are controlled by a condominium board that includes board members that are not representatives of Tenant or any of Tenant’s Affiliates, to the extent Landlord has a vote on such condominium board, Landlord will vote in favor of granting to Tenant space on the roof of such other Hudson Yards buildings to install antennae and related equipment with a southern view in accordance with the previous sentence.

(b)If the installation, maintenance or operation of the Roof Equipment shall revoke, negate or in any manner impair or limit any roof warranty or guaranty for the Building, then Tenant shall reimburse Landlord for the Actual Costs incurred by Landlord as a result thereof.  Tenant shall remove the Roof Equipment upon the expiration or earlier termination of the Term, repair any damage to the roof of the Building caused by the installation or removal of the Roof Equipment and restore the rooftop or any other portions of the Building to their condition existing immediately prior to Tenant’s installation of the Roof Equipment, all at Tenant’s expense (or, at Landlord’s election, Landlord shall perform such repairs and restoration and Tenant shall reimburse Landlord for the reasonable Actual Costs thereof within 30 days after rendition of a reasonably detailed bill therefor).  Landlord shall have no liability to repair or maintain the Roof Equipment, nor shall Landlord be liable for any damage to the Roof Equipment, except to the extent such damage is caused by the negligence or willful misconduct of Landlord or any Landlord Indemnified Party.

(c)For the purpose of installing, operating, repairing, replacing, inspecting or maintaining the Roof Equipment, Tenant shall have access to the roof of the Building at all times, and Landlord shall have the right to require, as a condition to such access, that Tenant (or Tenant’s employee, contractor or other representative) at all times be supervised by the appropriate operations personnel who Landlord shall make available upon reasonable notice, and Tenant agrees to pay, within 30 days after demand therefor, the Actual Cost for such operations personnel.  Landlord will install on the roof (i) a security card reader to restrict access to persons holding access cards issued by Landlord, and (ii) one or more security cameras, and, in each case, Tenant agrees to pay, within 30 days after demand therefor delivered together with reasonably detailed supporting documentation, the Actual Cost of such equipment and installation, plus Landlord’s 3% fee and 3% overhead.

(d)Landlord shall have the right to relocate the Roof Equipment, at Landlord’s sole cost and expense (or at Tenant’s sole cost and expense if the relocation shall be required due to the application of any Laws or if due to the request of Tenant or the interference of the Roof Equipment with other roof equipment in use prior to the use of the Roof Equipment by Tenant), to any other location on the roof of the Building (provided that such relocation shall not adversely affect the service provided by the Roof Equipment, except to a de minimis extent), such right to be exercisable by Landlord giving Tenant 30 days prior notice thereof (except in the case of emergency in which case Landlord shall give such notice as is reasonably practicable).  If Tenant is responsible for such costs of relocation pursuant to the immediately preceding sentence, Tenant shall pay any Actual Costs incurred by Landlord in connection with such relocation of the Roof Equipment within 30 days after rendition of a reasonably detailed bill therefor.  Tenant shall not have the right to object to any new location of the Roof Equipment unless such new location shall adversely affect Tenant’s use of the Roof Equipment.  Tenant shall have the right to request the relocation of the Roof Equipment if the existing location does not enable the Roof Equipment to provide the required level of service, subject to availability and approval by Landlord of the new location (which shall not be unreasonably withheld, conditioned or delayed), all at Tenant’s sole cost and expense.

(e)The Roof Equipment shall be connected to Tenant’s direct meters or submeters measuring Tenant’s use of electricity in the Tenant Unit and Tenant shall pay all electricity costs in connection with the use of the Roof Equipment in accordance with Section 2.09 (which, in the event of submeters, shall be the Electricity Additional Rent).

(f)The rights granted in this Section 19.01 are given in connection with, and as part of the rights created under, this Lease, and are not separately transferable or assignable, except in connection with an assignment of this Lease by Tenant in accordance with the terms of this Lease, and Tenant shall have the right to allow subtenants to use the rights granted under this Section 19.01 in accordance with the terms hereof.  Tenant shall not resell in any form the use of the Roof Equipment, including, without limitation, the granting of any licensing or other rights.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first written above.

Landlord:	50 HYMC OWNER LLC

By: /s/ Andrew Cantor Name: Andrew Cantor Title: Vice President

Tenant:	BLACKROCK, INC.

By: /s/ Gary Shedlin Name: Gary Shedlin Title: CFO & Senior Managing Director

Tenant’s Federal Tax I.D. No.:	32-0174431